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As filed with the Securities and Exchange Commission on August 15, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CANADIAN IMPERIAL BANK OF COMMERCE
(Exact name of registrant as specified in its Charter)

Not Applicable
(Translation of Registrant's name into English)

Canada (State or other jurisdiction of incorporation or organization)	6029 (Primary Standard Industrial Classification Code Number)	13-1942440 (I.R.S. Employer Identification Number)

Commerce Court
Toronto, Ontario
Canada, M5L 1A2
Tel: 416-980-2211
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Michael G. Capatides
Senior Executive Vice-President, Chief Administrative Officer and General Counsel
Canadian Imperial Bank of Commerce
425 Lexington Avenue—3rd Floor
New York, New York, USA 10017
212-667-8301
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
James B. Carlson Reb D. Wheeler Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020 +1 212-506-2500	Robert J. Richardson Canadian Imperial Bank of Commerce Commerce Court Toronto, Ontario Canada, M5L 1A2 Tel: 416-980-2211	Jennifer Evans PrivateBancorp, Inc. 120 South LaSalle Street Chicago, Illinois 60603 +1 312-564-2000	Edward D. Herlihy Matthew M. Guest Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 +1 212-403-1000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this registration statement and upon completion of the merger.

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Shares, without par value	30,151,364	Not applicable	$2,154,726,698	$216,981

(1)
Represents the maximum number of Canadian Imperial Bank of Commerce (CIBC) common shares estimated to be deliverable upon completion of the merger described herein and is calculated as the sum of (i) 78,994,483 shares of common stock, without par value per share, of PrivateBancorp, Inc. (PrivateBancorp) outstanding as of August 11, 2016 (excluding the restricted shares described below); (ii) 285,321 shares of PrivateBancorp restricted stock awards that are expected to vest prior to the completion of the merger; (iii) 2,744,342 shares of PrivateBancorp to be issued to holders of options of PrivateBancorp that are exercisable prior to the completion of the merger, in each case multiplied by 0.3657 which is the exchange ratio under the merger agreement and (iv) 254,524 shares of PrivateBancorp to be issued to holders of PrivateBancorp restricted stock awards prior to the completion of the merger multiplied by 0.6095 which is the equity award exchange ratio under the merger agreement.

(2)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f) and 457(c) under the Securities Act. Pursuant to Rule 457(f) under the Securities Act, the proposed maximum aggregate offering price of the CIBC common shares was calculated in accordance with Rule 457(c) under the Securities Act based upon the market value of the PrivateBancorp, Inc. (PrivateBancorp) common stock to be cancelled and exchanged for the CIBC common shares in connection with the proposed merger as follows: the difference between (a) the product of (i) $44.93, the average of the high and low prices for the PrivateBancorp common stock reported on NASDAQ on August 11, 2016, and (ii) 82,278,670, which number is the estimated maximum number of shares of PrivateBancorp common stock that would be outstanding upon consummation of the merger (which corresponds to the estimated maximum number of CIBC common shares estimated to be deliverable upon consummation of the merger), less (b) $1,542,053,945, which is the estimated maximum amount of cash consideration to be paid by CIBC in exchange for PrivateBancorp common stock upon consummation of the merger (which corresponds to the estimated maximum number of shares of PrivateBancorp common stock described above).

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1,000,000 of the proposed maximum aggregate offering price or 0.0001007 multiplied by the proposed maximum aggregate offering price.

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Subject to Completion
Preliminary Prospectus, dated August 15, 2016

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder of PrivateBancorp, Inc.:

           On June 29, 2016, PrivateBancorp, Inc. ("PrivateBancorp"), Canadian Imperial Bank of Commerce ("CIBC") and CIBC Holdco Inc. ("Holdco"), entered into an Agreement and Plan of Merger (the "merger agreement"), pursuant to which CIBC has agreed to acquire PrivateBancorp in a stock and cash transaction. Under the terms of the merger agreement, PrivateBancorp will merge with and into Holdco (the "merger"), with Holdco surviving the merger as a wholly owned subsidiary of CIBC. At the effective time of the merger, The PrivateBank and Trust Company ("PrivateBank"), PrivateBancorp's banking subsidiary, will be headquartered in Chicago and PrivateBank and Holdco will constitute the primary banking, lending and wealth management platform of CIBC in the U.S. PrivateBancorp is sending this document to ask its common stockholders to vote in favor of the adoption of the merger agreement.

           If the merger is completed, you will be entitled to receive for each share of PrivateBancorp common stock owned by you, (i) $18.80 in cash and (ii) 0.3657 common shares of CIBC (which we collectively refer to as the "merger consideration").

           The following table shows the implied value of the merger consideration that would be received by PrivateBancorp stockholders in exchange for each share of PrivateBancorp common stock if the per share price of CIBC was $77.11, which was the closing price of CIBC common shares on the New York Stock Exchange, which we refer to as the "NYSE," on June 28, 2016, the last trading day before public announcement of the merger, and if the per share price of CIBC was $[    •    ], which was the closing share price of CIBC common shares on the NYSE on [    •    ], 2016, the latest practicable date before the mailing of this proxy statement/prospectus. The exchange ratio of 0.3657 is fixed.

	Price of CIBC common shares on NYSE	Exchange Ratio	Cash Consideration per PVTB share of common stock	Total Consideration per PVTB share of common stock

June 28, 2016	$77.11	0.3657	$18.80	$47.00

[•], 2016	$[•]	0.3657	$18.80	$[•]

           Based on the number of shares of PrivateBancorp common stock outstanding on June 30, 2016, and the number of shares of restricted PrivateBancorp common stock to be replaced in connection with the merger, we expect that the payment of the stock portion of the merger consideration will require CIBC to issue approximately 29 million CIBC common shares in connection with the merger. In addition, based on the number of issued and outstanding CIBC common shares and PrivateBancorp common shares as of June 30, 2016, and based on the exchange ratio of 0.3657, holders of shares of PrivateBancorp common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 7% of the issued and outstanding CIBC common shares immediately following the closing of the merger.

           The market prices of both CIBC common shares and PrivateBancorp common shares will fluctuate before the completion of the merger, and the market price of CIBC common shares may also fluctuate between the completion of the merger and the time you receive any CIBC common shares. Because the exchange ratio is fixed, the value of the merger consideration constituting common shares of CIBC will fluctuate from the date hereof until you receive the CIBC common shares. You should obtain current stock price quotations for CIBC common shares and PrivateBancorp common stock before you vote. CIBC common shares are quoted on the NYSE and the Toronto Stock Exchange ("TSX") under the symbol "CM." PrivateBancorp common stock is quoted on the NASDAQ Stock Market LLC ("NASDAQ") under the symbol "PVTB."

           The merger cannot be completed unless PrivateBancorp common stockholders holding at least a majority of the shares outstanding as of the close of business on [    •    ], 2016, the record date for the special meeting, vote in favor of the adoption of the merger agreement at the special meeting.

           The special meeting of PrivateBancorp common stockholders will be held on [    •    ], 2016, at [    •    ], at [    •    ] local time.

           YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF PRIVATEBANCORP COMMON STOCK YOU OWN. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE TAKE TIME TO VOTE BY FOLLOWING THE INSTRUCTIONS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND ON YOUR PROXY CARD. PLEASE VOTE PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. SUBMITTING A PROXY NOW WILL NOT PREVENT YOU FROM BEING ABLE TO VOTE IN PERSON AT THE SPECIAL MEETING.

           PRIVATEBANCORP'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PRIVATEBANCORP COMMON STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND "FOR" THE OTHER MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING.

           The accompanying proxy statement/prospectus describes the special meeting of PrivateBancorp common stockholders, the merger, the documents relating to the merger and other related matters. Please read carefully the entire proxy statement/prospectus, including the section entitled "Risk Factors" beginning on page 21, and the appendices and documents incorporated by reference into the proxy statement/prospectus.

           If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Alliance Advisors, LLC, PrivateBancorp's proxy solicitor, by calling toll-free at 855-976-3324.

Sincerely,
James M. Guyette Chairman of the Board

           NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION, NOR ANY U.S. STATE OR CANADIAN PROVINCIAL OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The securities to be issued in connection with the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other governmental agency.

           The date of this proxy statement/prospectus is August 15, 2016, and it is first being mailed or otherwise delivered to PrivateBancorp common stockholders on or about [    •    ], 2016.

NOTICE OF SPECIAL MEETING OF COMMON STOCKHOLDERS
TO BE HELD ON [    •    ], 2016

        NOTICE IS HEREBY GIVEN that a special meeting of common stockholders of PrivateBancorp, Inc. will be held on [    •    ], 2016, at [    •    ] local time, at [    •    ], to consider and vote upon the following matters:

          1.     a proposal to adopt the agreement and plan of merger (the "merger agreement"), dated as of June 29, 2016, as it may be amended from time to time, by and among PrivateBancorp, Canadian Imperial Bank of Commerce and CIBC Holdco Inc. (the "merger agreement proposal");

          2.     a proposal to approve, by advisory (non-binding) vote, certain compensation that may be paid or become payable to PrivateBancorp's named executive officers in connection with the merger (the "merger-related compensation proposal"); and

          3.     a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (the "adjournment proposal").

        These proposals and the special meeting are described in further detail in the accompanying proxy statement/prospectus, which you should read carefully and in its entirety before you vote, including the appendices and documents incorporated by reference. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus.

        The record date for the special meeting has been set as [    •    ], 2016. Only PrivateBancorp common stockholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the special meeting or any adjournments and postponements thereof.

        Approval of the merger agreement proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of PrivateBancorp common stock entitled to vote thereon. Approval of the merger-related compensation proposal requires the affirmative vote of the holders of a majority of shares of PrivateBancorp common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is advisory (non-binding) only. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of shares of PrivateBancorp common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present.

        PRIVATEBANCORP'S BOARD OF DIRECTORS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, AND DETERMINED THAT THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF PRIVATEBANCORP AND ITS STOCKHOLDERS. PRIVATEBANCORP'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PRIVATEBANCORP COMMON STOCKHOLDERS VOTE "FOR" THE MERGER AGREEMENT PROPOSAL, "FOR" THE MERGER-RELATED COMPENSATION PROPOSAL AND "FOR" THE ADJOURNMENT PROPOSAL.

        YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF PRIVATEBANCORP COMMON STOCK THAT YOU OWN. WE CANNOT COMPLETE THE MERGER UNLESS PRIVATEBANCORP'S COMMON STOCKHOLDERS ADOPT THE MERGER AGREEMENT.

        Even if you plan to attend the special meeting in person, PrivateBancorp requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or Internet prior to the special meeting to ensure that your shares of PrivateBancorp common stock will be represented at the special meeting if you are unable to attend. If you hold your shares in "street name" through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the special meeting in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of PrivateBancorp common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote "AGAINST" the approval of the merger agreement proposal.

        If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Alliance Advisors, LLC, PrivateBancorp's proxy solicitor, by calling toll-free at 855-976-3324.

By order of the Board of Directors,

Jennifer R. Evans
 General Counsel and Secretary

Chicago, Illinois
Dated: [    •    ], 2016

 REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Canadian Imperial Bank of Commerce, or CIBC, and PrivateBancorp, Inc., or PrivateBancorp, from documents filed with or furnished to the U.S. Securities and Exchange Commission, or SEC, that is not included in or delivered with this proxy statement/prospectus.

        You can obtain any of the documents filed with or furnished to the SEC by CIBC or PrivateBancorp, as the case may be, at no cost from the SEC's website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting either CIBC or PrivateBancorp, as the case may be, at the following addresses:

CANADIAN IMPERIAL BANK OF COMMERCE	PRIVATEBANCORP, INC.
Commerce Court Toronto, Ontario Canada, M5L 1A2 Attention: Corporate Secretary Telephone: (416) 980-2211	120 South LaSalle Street Chicago, Illinois 60603 Attention: Investor Relations Telephone: (312) 564-2000

        In addition to the paper copies of the proxy statement/prospectus that you receive, a PrivateBancorp proxy card and any amendments to the foregoing materials that are required to be furnished to stockholders are available for you to review online at [    •    ].

        In addition, if you have questions about the merger or the special meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Alliance Advisors, LLC, PrivateBancorp's proxy solicitor, at the following address and telephone numbers:

Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Toll free telephone: 855-976-3324
Brokers and banks, please call: 973-873-7700

        You will not be charged for any of these documents that you request. In order to receive timely delivery of the documents in advance of the special meeting, you should make your request to CIBC or PrivateBancorp, as the case may be, no later than [    •    ], 2016, or five trading days prior to the special meeting.

        See "Where You Can Find More Information" beginning on page 131 of this proxy statement/prospectus for more details.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	iv
SUMMARY	1
Information about the Companies	1
Risk Factors	2
The Merger and the Merger Agreement	2
Merger Consideration	2
PrivateBancorp's Board of Directors Unanimously Recommends that You Vote "FOR" the Merger Agreement Proposal, "FOR" the Merger-Related Compensation Proposal and "FOR" the Adjournment Proposal	2
Comparative Per Share Market Price and Dividend Information	3
Opinion of Goldman, Sachs & Co.	3
Opinion of Sandler O'Neill & Partners, L.P.	3
The Special Meeting	4
No CIBC Shareholder Approval	5
Material United States Federal Income Tax Consequences	5
Certain Canadian Federal Income Tax Consequences	5
Accounting Treatment	5
Treatment of PrivateBancorp Equity Awards	5
Regulatory Approvals Required for the Completion of the Merger	6
Holders of PrivateBancorp Common Stock are Entitled to Dissenters' Rights of Appraisal	7
Your Rights as a Holder of PrivateBancorp Common Stock Will Be Different from Your Rights as a Holder of CIBC Common Shares	7
PrivateBancorp's Directors and Executive Officers Have Certain Interests in the Merger	7
Conditions That Must Be Satisfied or Waived for the Merger to Occur	8
The Merger Agreement May be Terminated Under Certain Circumstances	8
Termination Fee	9
Litigation Related to the Merger	9
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CIBC	10
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PRIVATEBANCORP	12
UNAUDITED COMPARATIVE PER COMMON SHARE DATA	13
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION	16
CURRENCY EXCHANGE RATE DATA	18
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	19
RISK FACTORS	21
THE SPECIAL MEETING	28
Time, Place and Purpose of the Special Meeting	28
Recommendations of the PrivateBancorp Board of Directors	29
Record Date	29
Quorum Required	30
Vote Required	30
How to Vote	31
Revocations	33
Inspector of Election	33
Results of the Special Meeting	33
Solicitation of Proxies; Payment of Solicitation Expenses	34
Questions and Additional Information	34
INFORMATION ABOUT THE COMPANIES	35
THE MERGER	37
Terms of the Merger	37

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following are some questions that you may have regarding the merger and the special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 131 and "Where You Can Find More Information—Incorporation of Certain Documents by Reference" beginning on page 131.

        References in this proxy statement/prospectus to "PrivateBancorp" refer to PrivateBancorp, Inc., a Delaware corporation, and, unless the context otherwise requires, to its affiliates (which does not include CIBC). References in this proxy statement/prospectus to "CIBC" refer to Canadian Imperial Bank of Commerce, a Schedule I Bank under the Bank Act (Canada), and, unless the context otherwise requires, to its affiliates (which does not include PrivateBancorp).

Q:
What is the merger and the merger agreement?

A:
CIBC and PrivateBancorp have entered into an Agreement and Plan of Merger, dated as of June 29, 2016, referred to as the "merger agreement," pursuant to which CIBC has agreed to acquire PrivateBancorp upon certain terms and conditions. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. Under the terms of the merger agreement, PrivateBancorp will merge with and into CIBC Holdco Inc., a direct wholly-owned U.S. subsidiary of CIBC referred to as "Holdco," with Holdco continuing as the surviving entity, which transaction is referred to as the "merger." At the effective time of the merger, The PrivateBank and Trust Company ("PrivateBank" or the "Bank"), PrivateBancorp's banking subsidiary, will be headquartered in Chicago and PrivateBank and Holdco will constitute the primary banking, lending and wealth management platform of CIBC in the U.S. The completion of the merger is subject to a number of conditions described in more detail in this document, including approval by the PrivateBancorp common stockholders.

Q:
What am I being asked to vote on at the special meeting as a holder of PrivateBancorp common stock?

A:
PrivateBancorp common stockholders are being asked to adopt the merger agreement and the transactions it contemplates, including the merger, which is referred to as the "merger agreement proposal."

PrivateBancorp common stockholders also are being asked to approve (i) a proposal to approve, by advisory (non-binding) vote, certain compensation that may be paid or become payable to PrivateBancorp's named executive officers in connection with the merger, referred to as the "merger-related compensation proposal," and (ii) the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal, which is referred to as the "adjournment proposal."

Q:
How does PrivateBancorp's board of directors recommend that I vote on the three proposals?

A:
PrivateBancorp's board of directors unanimously recommends that common stockholders vote "FOR" the merger agreement proposal, "FOR" the merger-related compensation proposal and "FOR" the adjournment proposal.

Q:
What will I receive as a holder of PrivateBancorp common stock if the merger is completed?

A:
If the merger is completed, each share of PrivateBancorp common stock issued and outstanding immediately prior to the completion of the merger (other than shares held by PrivateBancorp or CIBC (with certain limited exceptions), shares held in treasury by PrivateBancorp and shares in respect of PrivateBancorp restricted stock awards) will be converted into the right to receive 0.3657 common shares of CIBC, which we refer to as the "exchange ratio," and $18.80 in cash, which we refer to collectively as the "merger consideration." Cash will be paid in lieu of fractional shares. See "What happens if I am eligible to receive a fraction of a CIBC common share as part of the per share merger consideration?" below and the section entitled "The Merger—Terms of the Merger—Merger Consideration" beginning on page 37 and the section entitled "Material United States Federal Income Tax Consequences—The Merger—Cash in Lieu of Fractional Shares" beginning on page 85 of this proxy statement/prospectus.

Q:
What will I receive as a holder of PrivateBancorp equity awards if the merger is completed?

A:
If the merger is completed, at the effective time, PrivateBancorp equity awards that are outstanding as of immediately prior to the effective time will be treated as follows. See the section entitled "The Merger Agreement—Treatment of PrivateBancorp Equity Awards" beginning on page 100 of this proxy statement/prospectus.

Each PrivateBancorp option shall be converted automatically into an option to purchase CIBC shares on the terms specified in the merger agreement (including that such CIBC option will have the same vesting terms as the corresponding PrivateBancorp option).

Each award of restricted PrivateBancorp common stock shall be cancelled and replaced with an award of restricted CIBC common shares on the terms specified in the merger agreement (including that such CIBC restricted stock award will have the same vesting terms as the corresponding PrivateBancorp restricted stock award).

Each PrivateBancorp restricted stock unit award shall (i) if unvested, be converted automatically into a cash-settled CIBC restricted stock unit award on the terms specified in the merger agreement (including that such CIBC restricted stock unit award shall have the same vesting terms as the corresponding PrivateBancorp restricted stock unit award), and (ii) if vested, be cancelled and converted automatically into the right to receive a cash payment equivalent in value to the merger consideration, as determined in accordance with the merger agreement, in respect of each share underlying such award plus a cash payment equal to accumulated but unpaid dividend equivalents; provided, that any such vested award that does not provide for settlement upon a change in control shall instead be converted pursuant to clause (i) above.

Each PrivateBancorp performance share unit award shall (i) if unvested, be converted automatically into a CIBC cash-settled restricted stock unit award on the terms specified in the merger agreement (including that such CIBC restricted stock unit award will have the same time-based vesting terms as the corresponding PrivateBancorp performance share unit award and shall not be subject to performance-based vesting conditions), and (ii) if vested, be cancelled and converted automatically into the right to receive a cash payment equivalent in value to the merger consideration, as determined in accordance with the merger agreement, in respect of each share underlying such award plus a cash payment equal to accumulated dividend equivalents; provided, that any such vested award that does not provide for settlement upon a change in control shall instead be converted pursuant to clause (i) above. For purposes of the foregoing, the number of shares of PrivateBancorp common stock underlying each performance share unit award shall be determined by assuming that the applicable performance goals are achieved at the maximum level.

v

  Each stock unit credited to an account that is deemed invested in PrivateBancorp common stock under PrivateBancorp's deferred compensation plan, shall be converted automatically into a deemed investment in CIBC common shares that will be cash-settled on the terms specified in the merger agreement.

Q:
What is the value of the per share merger consideration?

A:
If the merger is completed, you will be entitled to receive for each share of PrivateBancorp common stock owned by you, (i) $18.80 in cash and (ii) 0.3657 common shares of CIBC, which we collectively refer to as the "merger consideration".

The following table shows the implied value of the merger consideration that would be received by PrivateBancorp stockholders in exchange for each share of PrivateBancorp stock if the per share price of CIBC was $77.11, which was the closing price of CIBC common shares on the New York Stock Exchange, which we refer to as the "NYSE," on June 28, 2016, the last trading day before public announcement of the merger, and if the per share price of CIBC was $[    •    ], which was the closing price of CIBC common shares on the NYSE on [    •    ], 2016, the latest practicable date before the mailing of this proxy statement/prospectus. The exchange ratio of 0.3657 is fixed.

	Price of CIBC common shares on NYSE		Exchange Ratio	Cash Consideration per PVTB share of common stock	Total Consideration per PVTB share of common stock
June 28, 2016		$77.11	0.3657	$18.80		$47.00
[•], 2016	$	[•]	0.3657	$18.80	$	[•]
Q:
When is the merger expected to be completed?

A:
We expect the merger will be completed when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and the approval of the merger agreement proposal at the special meeting. CIBC currently expects the merger will be completed during the first calendar quarter of 2017. However, because fulfillment of some of the conditions to completion of the merger, such as the receipt of required regulatory approvals, are not entirely within our control, we cannot predict the actual timing or provide any assurances as to when or if the merger will occur. See the section entitled "The Merger Agreement—Conditions to the Merger" beginning on page 111.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of PrivateBancorp common stock will not receive any consideration for their shares in connection with the merger. Instead, PrivateBancorp will remain an independent public company and its common stock will continue to be listed and traded on The NASDAQ Stock Market, referred to as the "NASDAQ."

Q:
When and where is the special meeting being held?

A:
The special meeting will be held at [    •    ], on [    •    ], 2016 at [    •    ] local time.

Q:
Who can vote at the special meeting?

A:
Holders of PrivateBancorp common stock, including holders of PrivateBancorp restricted stock awards, as of the close of business on [    •    ], 2016, referred to as the "record date," are entitled to vote at the special meeting. Beneficial owners of shares of PrivateBancorp common stock as of the record date should receive instructions from their bank, brokerage firm or other nominee describing how to vote their shares.

Q:
What is the quorum requirement for the special meeting?

A:
The presence, in person or represented by proxy, at the special meeting of holders of a majority of the aggregate voting power of the issued and outstanding shares of PrivateBancorp common stock entitled to vote at the special meeting will constitute a quorum. All shares of PrivateBancorp common stock that are present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

Q:
What vote is required to approve each proposal at the special meeting?

A:
Approval of the merger agreement proposal requires the affirmative vote of a majority of the outstanding shares of PrivateBancorp common stock entitled to vote thereon. Approval of the merger-related compensation proposal requires the affirmative vote of the holders of a majority of shares of PrivateBancorp common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of shares of PrivateBancorp common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or if your shares are held in the name of your broker, bank or other nominee, on the voting instruction provided by the record holder.

Q:
How do I vote?

A:
If you are a PrivateBancorp common stockholder of record as of the record date, you may vote in person at the special meeting or submit a proxy by the Internet, telephone or mail as follows:

	For registered holders: (Shares are registered in your name with our transfer agent, Computershare)	For participants in the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan ("KSOP"):	For beneficial owners: (Shares are held in a stock brokerage account or on your behalf by a bank or other holder of record)
Electronically via the Internet:	[•]	[•]	[•](1)
By telephone:	[•]	[•]	[•](1)
By mail:	Use the enclosed proxy card	Use the enclosed voting direction card	Use the voting instruction form provided by your broker
Voting deadline:	[•]	[•]	Refer to directions received from your broker

*
You will need your control number that appears on the right hand side of your proxy card, voting direction card or voting instruction form.

(1)
If your broker does not use the ProxyVote service, refer to the instructions received from your broker for how vote.

Q:
What does it mean if I get more than one proxy card?

A:
It means you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards or vote all your shares online or by telephone to ensure that all your shares are voted.

Q:
If my shares of PrivateBancorp common stock are held in "street name" by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:
Only if you instruct your bank, brokerage firm or other nominee how to vote your shares of PrivateBancorp common stock. If you do not instruct your bank, brokerage firm or other nominee, they will not be able to vote your shares. Please check with your bank, brokerage firm or other nominee and follow the voting procedures they provide.

If your broker, bank or other nominee does not receive voting instructions from you, they will not have the authority to vote your shares. Under such circumstance, a "broker non-vote" would arise. Broker non-votes, if any, will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement and, assuming a quorum is present, will have no effect on the advisory (non-binding) proposal on executive compensation payable to the PrivateBancorp's named executive officers in connection with the merger or the adjournment proposal. Thus, for shares of common stock held in "street name," only shares of common stock affirmatively voted "FOR" the proposal to adopt the merger agreement will be counted as a vote in favor of such proposal.

Q:
What happens if I submit my proxy or voting instruction card without indicating how to vote?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, your shares of PrivateBancorp common stock represented by your proxy will be voted as recommended by PrivateBancorp's board of directors with respect to that proposal. Unless you check the box on your proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the special meeting.

Q:
What happens if I abstain from voting or do not vote at all?

A:
For purposes of the special meeting, an abstention occurs when a stockholder attends the special meeting in person and does not vote or returns a proxy with an "abstain" vote. If you respond with an "abstain" vote on any of the proposals to be considered at the special meeting, your proxy will have the same effect as a vote cast "AGAINST" the merger agreement proposal, the merger-related compensation proposal and the adjournment proposal.

If you fail to vote or fail to instruct your bank, brokerage firm or other nominee how to vote on the proposals to be considered at the special meeting, it will have the same effect as a vote cast "AGAINST" the approval of the merger agreement proposal, and, assuming a quorum is present, will have no effect on the merger-related compensation proposal or the adjournment proposal.

Q:
May I change my vote after I have submitted a proxy?

A:
Yes. If you have not voted through your bank, brokerage firm or other nominee, there are four ways you can change your vote after you have submitted your proxy (whether by mail, telephone or the Internet):

•
by sending a notice of revocation to [    •    ] stating that you would like to revoke your proxy;

  •
  by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

  •
  by sending a completed proxy card bearing a later date than your original proxy card; or

  •
  by attending the special meeting and voting in person.

  If you choose either of the first two methods, you must take the described action no later than the beginning of the special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the special meeting.

  If you have instructed a bank, brokerage firm or other nominee to vote your shares of PrivateBancorp stock, you must follow the directions you receive from your bank, brokerage firm or other nominee in order to change or revoke your vote.

  If you are an employee participant that holds your shares of PrivateBancorp stock through the PrivateBancorp, Inc. Savings, Retirement and Employee Stock Ownership Plan ("KSOP"), you must follow the directions you receive from the trustee of such KSOP in order to change or revoke your vote.

Q:
If I want to attend the special meeting, what do I do?

A:
You should come to [    •    ] at [    •    ], local time, on [    •    ], 2016 for the meeting. If you hold your shares of PrivateBancorp common stock in "street name," you will need to bring proof of ownership (by means of a recent brokerage statement or letter from your bank, brokerage firm or other nominee) to be admitted to the special meeting. Stockholders of record as of the record date can vote in person at the special meeting. If your shares of PrivateBancorp common stock are held in "street name," then you are not the stockholder of record and you must ask your bank, brokerage firm or other nominee how you can vote at the special meeting.

Q:
What are the material U.S. federal and Canadian income tax consequences of the merger to holders of PrivateBancorp stock?

A:
The merger is intended to qualify as a reorganization for United States federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of CIBC and PrivateBancorp receive a legal opinion from Mayer Brown LLP and Wachtell, Lipton, Rosen & Katz, respectively, to the effect that (i) the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) the merger will not result in gain recognition to the holders of PrivateBancorp common stock pursuant to Section 367(a) of the Code (assuming that, in the case of any such holder who would be treated as a "five-percent transferee shareholder" within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, as provided for in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B), and complies with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain).

Accordingly, a PrivateBancorp common stockholder generally will recognize gain, but not loss, in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the CIBC common stock received pursuant to the merger over that holder's adjusted tax basis in its shares of PrivateBancorp common stock surrendered) and (ii) the amount of cash received pursuant to the merger. Further, a PrivateBancorp common stockholder generally will recognize gain or loss with respect to cash received instead of fractional shares of CIBC common stock that the PrivateBancorp common stockholder would otherwise be entitled to receive.

  It is important to note that the U.S. federal income tax consequences described above may not apply to some holders of PrivateBancorp common stock, as applicable, including certain holders specifically referred to under "The Merger—Material United States Federal Income Tax Consequences" beginning on page 82. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the tax consequences of the merger in your particular circumstances, as well as any tax consequences that may arise from the laws of any other taxing jurisdiction.

  Generally, a holder of PrivateBancorp stock who is not, and who is not deemed to be, resident in Canada for purposes of the Canadian Tax Act will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on the disposition of PrivateBancorp common stock pursuant to the merger. See "The Merger—Certain Canadian Federal Income Tax Consequences" beginning on page 89.

Q:
Do I have appraisal rights in connection with the merger?

A:
Holders of PrivateBancorp common stock are entitled to dissenters' rights of appraisal in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, which is sometimes referred to as "Delaware law," provided they satisfy the special criteria and conditions set forth in Section 262 of Delaware law. More information regarding these appraisal rights are described in this document, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Appendix D to this document. You should read these provisions carefully and in their entirety. A detailed description of the appraisal rights available to holders of PrivateBancorp common stock and procedures required to exercise statutory appraisal rights is included in the section entitled "The Merger—Dissenters' Rights of Appraisal for Holders of PrivateBancorp Common Stock" beginning on page 93.

Q:
Should I send in my stock certificates now?

A:
No. PrivateBancorp stockholders SHOULD NOT send in any stock certificates now. If the merger is approved, transmittal materials with instructions for their completion will be provided to PrivateBancorp stockholders under separate cover and the stock certificates should be sent at that time.

Q:
What will happen to PrivateBancorp and the PrivateBank as a result of the merger?

A:
If the merger is completed, PrivateBancorp will be merged with and into Holdco, a direct wholly-owned subsidiary of CIBC, with Holdco surviving the merger. As a result of the merger, PrivateBancorp will no longer be a publicly held company. Following the merger, PrivateBancorp common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

At the effective time of the merger, the PrivateBank, PrivateBancorp's banking subsidiary, will be headquartered in Chicago and the PrivateBank and Holdco will constitute the primary banking, lending and wealth management platform of CIBC in the U.S.

Q:
Will my CIBC common shares acquired in the merger receive a dividend?

A
After the closing of the merger, as a holder of CIBC common shares, you will receive the same dividends on CIBC common shares that all other holders of CIBC common shares will receive with any dividend record date that occurs after the merger is completed.

x

  Former PrivateBancorp common stockholders who hold PrivateBancorp stock certificates or book entry shares will not be entitled to be paid dividends with a record date after the closing of the merger otherwise payable on the CIBC common shares into which their shares of PrivateBancorp common stock are exchangeable until they surrender their PrivateBancorp stock certificates or book entry shares according to the instructions provided to them, at which point they will receive any dividends, without interest thereon, with a record date after the closing of the merger and otherwise payable on the CIBC common shares for which their shares of PrivateBancorp common stock were exchanged.

  Any such payment of dividends by CIBC would require approval by the CIBC board of directors and the board may change its dividend policy at any time. See "Comparative Per Share Market Price and Dividend Information" beginning on page 16 for a comparison of the historical dividend practices of the two companies.

Q:
Who can help answer my additional questions about the special meeting or the merger?

A:
If you have questions about the special meeting or the merger, you should contact Alliance Advisors, LLC, PrivateBancorp's proxy solicitor, toll-free at 855-976-3324 (banks and brokers call collect at 973-873-7700.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. You should carefully read this entire document, including the appendices and the other documents to which this document refers you, for a more complete understanding of the matters to be considered at the special meeting. In addition, we incorporate by reference into this document important business and financial information about CIBC and PrivateBancorp. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 131. Where applicable, each item in this summary includes a page reference directing you to a more complete description of that item.

Information about the Companies (page 35)

  Canadian Imperial Bank of Commerce

  Executive Offices
  Commerce Court
  Toronto, Ontario, Canada M5L 1A2
  Telephone: (416) 980-2211

        Canadian Imperial Bank of Commerce ("CIBC") is a leading Canadian-based, global financial institution with approximately 44,000 employees, serving approximately 11 million clients through three main businesses: Retail and Business Banking, Wealth Management and Capital Markets. Retail and Business Banking provides personal and business clients across Canada with financial advice, products, and services through a strong team of advisors and relationship managers, in CIBC's banking centers or through remote channels such as mobile advisors, telephone, online or mobile banking. Wealth Management provides integrated advice and investment solutions to meet the needs of institutional, retail and high net worth clients. CIBC's asset management, retail brokerage and private wealth management businesses combine to create an integrated offer delivered through more than 1,500 advisors across Canada and the U.S. Capital Markets provides integrated credit and global markets products, investment banking advisory services and top-ranked research to corporate, government and institutional clients around the world.

        CIBC common shares trade under the symbol "CM" on the Toronto Stock Exchange, or TSX, and on the New York Stock Exchange, or NYSE.

        Additional information about CIBC can be found on its website at www.cibc.com. The information provided on CIBC's website (or any other website referenced herein) is not part of this proxy statement/prospectus and is not incorporated herein by reference.

  CIBC Holdco Inc.

  425 Lexington Ave.
  New York, NY 10017

        CIBC Holdco Inc. ("Holdco") is a Delaware corporation and a direct wholly-owned subsidiary of CIBC. Holdco was incorporated on June 20, 2016 for the purpose of effecting the merger.

  PrivateBancorp, Inc.

Executive Offices 120 South LaSalle Street Chicago, Illinois 60603 Telephone: (312) 564-2000

        PrivateBancorp, Inc. ("PrivateBancorp" or "the Company"), a Delaware corporation, is a Chicago-based bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Company is the holding company for The PrivateBank and Trust Company ("PrivateBank" or the "Bank"), an Illinois-chartered bank founded in Chicago in 1991. Through the Bank, PrivateBancorp provides customized business and personal financial services to middle market companies, as well as business owners, executives, entrepreneurs and families in the markets and communities it serves. As of June 30, 2016, PrivateBancorp had total assets of $18.2 billion, including total loans of $14 billion, total deposits of $14.6 billion and total stockholders' equity of $1.8 billion and operated out of 34 offices located in 12 states, including 22 full-service banking branches in four states. PrivateBancorp's full-service bank branches are located principally in the greater Chicago metropolitan area, with additional branches in the St. Louis, Milwaukee and Detroit metropolitan areas. PrivateBancorp has non-depository commercial banking offices strategically located in major commercial centers to further its reach with its core client base of middle market companies.

        PrivateBancorp common stock trades under the symbol "PVTB" on the NASDAQ.

        Additional information about PrivateBancorp can be found on its website at www.theprivatebank.com. The information provided on PrivateBancorp's website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

Risk Factors (page 21)

        An investment in CIBC common shares involves risks, some of which are related to the merger. In considering the merger, you should carefully consider the information about these risks set forth under "Risk Factors" beginning on page 21, together with the other information included or incorporated by reference or in this proxy statement/prospectus.

The Merger and the Merger Agreement (page 37)

        The terms and conditions of the merger are contained in the merger agreement, which is attached to this document as Appendix A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.

        Under the terms of the merger agreement, PrivateBancorp will merge with and into Holdco, a direct wholly-owned subsidiary of CIBC, with Holdco surviving the merger. At the effective time of the merger, the PrivateBank will be headquartered in Chicago and PrivateBank and Holdco will constitute the primary banking, lending and wealth management platform of CIBC in the U.S.

Merger Consideration (page 37)

        Upon completion of the merger, each share of PrivateBancorp common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive (i) $18.80 in cash and (ii) 0.3657 common shares of CIBC (collectively, the "merger consideration").

PrivateBancorp's Board of Directors Unanimously Recommends that You Vote "FOR" the Merger Agreement Proposal, "FOR" the Merger-Related Compensation Proposal and "FOR" the Adjournment Proposal (page 45)

        PrivateBancorp's board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of PrivateBancorp and its stockholders, and has unanimously adopted and approved the merger agreement. For the factors considered by PrivateBancorp's board of directors in reaching its decision to adopt and approve the merger agreement, see the section entitled "The Merger—PrivateBancorp's Reasons for the Merger; Recommendation of the PrivateBancorp Board of Directors" beginning on page 45. PrivateBancorp's board of directors unanimously recommends that PrivateBancorp common stockholders vote "FOR" the approval of the merger agreement proposal, "FOR" the merger-related compensation proposal and "FOR" the adjournment proposal.

Comparative Per Share Market Price and Dividend Information (page 16)

        The following table presents the last reported closing sale price per share of CIBC common shares on the TSX and the NYSE and of PrivateBancorp common stock on the NASDAQ on (a) June 28, 2016, the last trading day prior to the public announcement by CIBC and PrivateBancorp of the transaction and execution of the merger agreement, and (b) [    •    ], 2016, the last trading day for which this information could be calculated prior to the date of this proxy statement/prospectus. The table also shows the estimated implied value of the per share merger consideration for each share of PrivateBancorp common stock on the relevant date. The implied value of the per share merger consideration represents the sum of $18.80, the cash portion of the per share merger consideration, plus the stock portion of the per share merger consideration, based upon the product of the exchange ratio of 0.3657 and the closing price of CIBC common shares on the NYSE as of the applicable date.

	CIBC common shares TSX	CIBC common shares NYSE	Private Bancorp common stock NASDAQ	Estimated Equivalent Per Share Value
	(C$)	($)	($)	($)
June 28, 2016	100.48	77.11	35.93	47.00
[•], 2016	[•]	[•]	[•]	[•]

Opinion of Goldman, Sachs & Co. (page 48 and Appendix B)

        At the meeting of the board of directors of PrivateBancorp held to evaluate the proposed merger, Goldman, Sachs & Co., which we refer to as Goldman Sachs, rendered to the board of directors of PrivateBancorp its oral opinion, subsequently confirmed in writing, to the effect that, as of June 29, 2016, the date of its written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs' written opinion, the merger consideration to be paid to the holders (other than CIBC and its affiliates) of shares of PrivateBancorp common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated June 29, 2016, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Appendix B. The summary of the Goldman Sachs opinion contained in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs' written opinion. Goldman Sachs' advisory services and opinion were provided for the information and assistance of the PrivateBancorp board of directors in connection with its consideration of the merger and the opinion does not constitute a recommendation as to how any holder of PrivateBancorp common stock should vote with respect to the proposed transaction or any other matter.

        For further information, see "The Merger—Opinions of PrivateBancorp's Financial Advisors—Opinion of Goldman, Sachs & Co." beginning on page 48.

Opinion of Sandler O'Neill & Partners, L.P. (page 59 and Appendix C)

        At the meeting of the board of directors of PrivateBancorp held to evaluate the proposed merger, Sandler O'Neill & Partners, L.P., which we refer to as Sandler, rendered to the board of directors of PrivateBancorp its oral opinion, subsequently confirmed in writing, to the effect that, as of June 29,

2016, the date of its written opinion, and based upon and subject to the factors set forth in Sandler's written opinion, the merger consideration was fair to the holders of PrivateBancorp common stock from a financial point of view. The full text of Sandler's opinion, dated June 29, 2016, is attached as Appendix C to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion.

        Holders of PrivateBancorp common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler's opinion speaks only as of June 29, 2016, the date of the opinion. The opinion was directed to the board of directors of PrivateBancorp in connection with its consideration of the merger agreement and the proposed merger and is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of PrivateBancorp common stock. Sandler's opinion does not constitute a recommendation to any holder of PrivateBancorp common stock as to how such holder of PrivateBancorp common stock should vote at any meeting of stockholders called to consider and vote upon the adoption of the merger agreement and approval of the merger. It does not address the underlying business decision of PrivateBancorp to engage in the merger, the form or structure of the merger or other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative business strategies that might exist for PrivateBancorp or the effect of any other transaction in which PrivateBancorp might engage, or the fairness of the merger to any other class of securities, creditor or other constituency of PrivateBancorp. Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger or other transactions contemplated by the merger agreement by any PrivateBancorp or CIBC officer, director, or employee, or any class of such persons, if any, relative to the merger consideration to be received by any other stockholder of PrivateBancorp.

        For further information, see "The Merger—Opinions of PrivateBancorp's Financial Advisors—Opinion of Sandler O'Neill & Partners, L.P." beginning on page 59.

The Special Meeting (page 28)

        The special meeting will be held at [    •    ], local time, on [    •    ], 2016, at [    •    ]. At the special meeting, stockholders will be asked to approve the merger agreement proposal, the merger-related compensation proposal and the adjournment proposal.

        PrivateBancorp's board of directors has set the close of business on [    •    ], 2016 as the record date for determining the holders of PrivateBancorp common stock entitled to receive notice of and to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of PrivateBancorp common stock as of the close of business on the record date. You will have one vote on all matters properly coming before the special meeting for each share of PrivateBancorp common stock that you owned as of the close of business on the record date.

        The approval of the merger agreement proposal requires the affirmative vote of a majority of the outstanding shares of PrivateBancorp common stock entitled to vote thereon. Failures to vote, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the approval of the merger agreement.

        On the record date, there were [    •    ] shares of PrivateBancorp common stock outstanding and entitled to vote, held by [    •    ] holders of record. As of the record date, the directors and executive officers of PrivateBancorp and their affiliates beneficially owned and were entitled to vote approximately [    •    ] shares of PrivateBancorp common stock representing approximately [    •    ]% of the shares of PrivateBancorp common stock outstanding on that date.

No CIBC Shareholder Approval

        CIBC shareholders are not required to approve the merger agreement or the issuance of CIBC common shares in connection with the merger.

Material United States Federal Income Tax Consequences (page 82)

        The merger is intended to qualify as a reorganization for United States federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of CIBC and PrivateBancorp receive a legal opinion from Mayer Brown LLP and Wachtell, Lipton, Rosen & Katz, respectively, to the effect that (i) the merger, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) the merger will not result in gain recognition to the holders of PrivateBancorp common stock pursuant to Section 367(a) of the Code (assuming that, in the case of any such holder who would be treated as a "five-percent transferee shareholder" within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, as provided for in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B), and complies with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain).

        Accordingly, a PrivateBancorp common stockholder generally will recognize gain, but not loss, in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the CIBC common stock received pursuant to the merger over that holder's adjusted tax basis in its shares of PrivateBancorp common stock surrendered) and (ii) the amount of cash received pursuant to the merger. Further, a PrivateBancorp common stockholder generally will recognize gain or loss with respect to cash received instead of fractional shares of CIBC common stock that the PrivateBancorp common stockholder would otherwise be entitled to receive.

        It is important to note that the U.S. federal income tax consequences described above may not apply to some holders of PrivateBancorp common stock, including certain holders specifically referred to under "The Merger—Material United States Federal Income Tax Consequences" beginning on page 82. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the tax consequences of the merger in your particular circumstances, as well as any tax consequences that may arise from the laws of any other taxing jurisdiction.

Certain Canadian Federal Income Tax Consequences (page 89)

        Generally, a holder of PrivateBancorp common stock who is not, and who is not deemed to be, resident in Canada for purposes of the Canadian Tax Act will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on the disposition of PrivateBancorp common stock pursuant to the merger. See "The Merger—Certain Canadian Federal Income Tax Consequences" beginning on page 89.

Accounting Treatment (page 90)

        The merger will be accounted for as a business combination applying the acquisition method of accounting for both International Financial Reporting Standards, or IFRS, and U.S. generally accepted accounting principles, or GAAP, purposes.

Treatment of PrivateBancorp Equity Awards (page 100)

  •
  Stock Options.  At the effective time, each PrivateBancorp option that is outstanding and unexercised immediately prior to the effective time shall be converted automatically into an option to purchase CIBC shares on the terms specified in the merger agreement (including that such CIBC option will have the same vesting terms as the corresponding PrivateBancorp option).

  •
  Restricted Stock.  At the effective time, each award of restricted PrivateBancorp common stock that is outstanding and unvested immediately prior to the effective time shall be cancelled and replaced with an award of restricted CIBC common shares on the terms specified in the merger agreement (including that such CIBC restricted stock award will have the same vesting terms as the corresponding PrivateBancorp restricted stock award).

  •
  Restricted Stock Units.  At the effective time, each PrivateBancorp restricted stock unit award that is outstanding immediately prior to the effective time shall (i) if unvested, be converted automatically into a cash-settled CIBC restricted stock unit award on the terms specified in the merger agreement (including that such CIBC restricted stock unit award shall have the same vesting terms as the corresponding PrivateBancorp restricted stock unit award), and (ii) if vested, be cancelled and converted automatically into the right to receive a cash payment equivalent in value to the merger consideration, as determined in accordance with the merger agreement, in respect of each share underlying such award plus a cash payment equal to accumulated but unpaid dividend equivalents; provided, that any such vested award that does not provide for settlement upon a change in control shall instead be converted pursuant to clause (i) above.

  •
  Performance Share Units.  At the effective time, each PrivateBancorp performance share unit award that is outstanding immediately prior to the effective time shall (i) if unvested, be converted automatically into a CIBC cash-settled restricted stock unit award on the terms specified in the merger agreement (including that such CIBC restricted stock unit award will have the same time-based vesting terms as the corresponding PrivateBancorp performance share unit award and shall not be subject to performance-based vesting conditions), and (ii) if vested, be cancelled and converted automatically into the right to receive a cash payment equivalent in value to the merger consideration, as determined in accordance with the merger agreement, in respect of each share underlying such award plus a cash payment equal to accumulated dividend equivalents; provided, that any such vested award that does not provide for settlement upon a change in control shall instead be converted pursuant to clause (i) above. For purposes of the foregoing, the number of shares of PrivateBancorp common stock underlying each performance share unit award shall be determined by assuming that the applicable performance goals are achieved at the maximum level.

  •
  PrivateBancorp Deferred Units.  At the effective time, each stock unit credited to an account that is deemed invested in PrivateBancorp common stock as of immediately prior to the effective time under PrivateBancorp's deferred compensation plan, shall be converted automatically into a deemed investment in CIBC common shares that will be cash-settled on the terms specified in the merger agreement.

Regulatory Approvals Required for the Completion of the Merger (page 91)

        Completion of the merger is subject to the receipt of all regulatory approvals from the Board of Governors of the U.S. Federal Reserve System, referred to as the "Federal Reserve Board," the Superintendent of Financial Institutions (Canada), and the Illinois Department of Financial and Professional Regulation, Division of Banking, referred to as the "Illinois Department," as well as the receipt of all other required approvals or consents, including those the failure of which to obtain would reasonably be expected to have a material adverse effect on CIBC or PrivateBancorp. CIBC and PrivateBancorp will in the near future make filings for such approvals.

        Federal Reserve Board.    CIBC is required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act for the acquisition of control of PrivateBancorp as a result of the merger. The U.S. Department of Justice, referred to as the "DOJ," will have an opportunity to comment during this approval process and is expected to have at least 15 days (but no more than 30 days) following the approval of the Federal Reserve Board to challenge the approval on antitrust grounds.

        Bank Act.    Under the Bank Act, the approval of the Superintendent of Financial Institutions (Canada) is required in order for CIBC to issue its common shares to common stockholders of PrivateBancorp as consideration for the merger and to acquire indirect control of PrivateBancorp and its subsidiaries.

        Illinois Department.    CIBC is required to obtain the approval of the Illinois Department under the Illinois Bank Holding Company Act of 1957, referred to as the "Illinois BHC Act," and Illinois Banking Act for the acquisition of control over PrivateBancorp as a result of the Merger.

        CIBC and PrivateBancorp believe that they will be able to obtain all required regulatory approvals on a timely basis. However, there can be no assurances as to whether or when the required regulatory approvals will be obtained, or whether any such approval will contain a materially burdensome condition.

Holders of PrivateBancorp Common Stock are Entitled to Dissenters' Rights of Appraisal (page 93)

        Section 262 of Delaware law provides holders of PrivateBancorp common stock with the ability to dissent from the merger and seek appraisal of their shares. A holder of PrivateBancorp common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law, referred to as a "dissenting stockholder," will forego the merger consideration and instead receive a cash payment equal to the fair value of his, her or its shares of PrivateBancorp common stock in connection with the merger. Fair value would be determined by a court following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of PrivateBancorp common stock and procedures required to exercise statutory appraisal rights is included in the section entitled "The Merger—Dissenters' Rights of Appraisal for Holders of PrivateBancorp Common Stock" beginning on page 93.

        To seek appraisal, a PrivateBancorp common stockholder must deliver a written demand for appraisal to PrivateBancorp before the vote on the merger agreement at the special meeting, and such stockholder must not vote in favor of the merger agreement proposal. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights.

Your Rights as a Holder of PrivateBancorp Common Stock Will Be Different from Your Rights as a Holder of CIBC Common Shares (page 119)

        The conversion of your shares of PrivateBancorp common stock into CIBC common shares in the merger will result in changes from your current rights as a holder of PrivateBancorp common stock, which generally are governed by Delaware law and by PrivateBancorp's organizational documents. These rights differ from the rights you will have as a holder of CIBC common shares, which generally will be governed by the Bank Act and CIBC's organizational documents.

PrivateBancorp's Directors and Executive Officers Have Certain Interests in the Merger (page 74)

        Some directors and executive officers of PrivateBancorp have certain interests in the merger that are different from, or in addition to, the interests of PrivateBancorp stockholders generally. These interests include, among others, potential retention benefits, severance benefits and other payments, the treatment of outstanding equity awards pursuant to the merger agreement, and rights to ongoing indemnification and insurance coverage. PrivateBancorp's board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to (i) approve the merger agreement and the transactions contemplated thereby and (ii) recommend that the stockholders of PrivateBancorp approve the merger agreement proposal. See the section entitled "The Merger—Interests of PrivateBancorp's Directors and Executive Officers in the Merger" beginning on page 74 of this proxy statement/prospectus for a more detailed description of these interests.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 111)

        The respective obligations of each of CIBC and PrivateBancorp to complete the merger are conditioned upon the satisfaction, or waiver by both CIBC and PrivateBancorp, of the following conditions:

  •
  approval of the merger agreement proposal by the PrivateBancorp common stockholders;

  •
  approval for the listing on the TSX and NYSE of the CIBC common shares to be issued in the merger;

  •
  the effectiveness of the registration statement on Form F-4 of which this proxy statement/prospectus is a part and the absence of a stop order or proceedings initiated or threatened by the SEC for the purpose of suspending or withdrawing the effectiveness of the Form F-4; and

  •
  receipt of required regulatory approvals and the absence of any injunction or other legal prohibition or restraint against the merger.

        The obligation of CIBC to complete the merger is subject to the satisfaction, or waiver by CIBC, of the following conditions:

  •
  the accuracy of the representations and warranties of PrivateBancorp as of the date of signing the merger agreement and as of the closing date of the merger, subject to applicable materiality qualifiers;

  •
  performance in all material respects by PrivateBancorp of the obligations required to be performed by it at or prior to the closing date of the merger; and

  •
  receipt by CIBC of an opinion of Mayer Brown LLP as to certain tax matters.

        The obligation of PrivateBancorp to complete the merger is also subject to the satisfaction, or waiver by PrivateBancorp, of the following conditions:

  •
  the accuracy of the representations and warranties of CIBC as of the date of signing the merger agreement and as of the closing date of the merger, subject to applicable materiality qualifiers;

  •
  performance in all material respects by CIBC of the obligations required to be performed by it at or prior to the closing date of the merger; and

  •
  receipt by PrivateBancorp of an opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.

The Merger Agreement May be Terminated Under Certain Circumstances (page 112)

        The merger agreement may be terminated at any time before the completion of the merger, whether before or after approval of the merger agreement proposal by PrivateBancorp's common stockholders, in any of the following circumstances:

  •
  by mutual consent of PrivateBancorp and CIBC;

  •
  by either PrivateBancorp or CIBC, if any of the required regulatory approvals are denied or completion of the merger has been prohibited or made illegal by a governmental entity (and the denial or prohibition is final and nonappealable);

  •
  by either PrivateBancorp or CIBC, if the merger has not been consummated by June 29, 2017, unless the failure to complete the merger by that date is due to the terminating party's failure to abide by the merger agreement;

  •
  by either PrivateBancorp or CIBC, if there is a breach by the other party that would result in the failure of the conditions of the terminating party's obligation to complete the merger, unless the breach is capable of being, and is, cured before 60 days of written notice of the breach (provided that the terminating party is not then in material breach of the merger agreement);

  •
  by CIBC, if PrivateBancorp or its board of directors (i) submits the merger agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation for approval (or discloses such intention), or recommends to its stockholders certain business combination proposals other than the merger agreement with CIBC, or (ii) materially breaches its obligations to call a stockholder meeting or prepare and mail the proxy statement/prospectus to its stockholders pursuant to the merger agreement or its obligations regarding the facilitation of certain types of business combinations other than as contemplated by the merger agreement; or

  •
  by CIBC if a tender offer or exchange offer for 20% or more of the outstanding shares of PrivateBancorp common stock is commenced (other than by CIBC or its subsidiaries), and the PrivateBancorp board of directors recommends that the stockholders of PrivateBancorp tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended.

Termination Fee (page 113)

        If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and a change in recommendation of PrivateBancorp's board of directors, PrivateBancorp may be required to pay to CIBC a termination fee equal to $150,000,000 (the "Termination Fee"). The Termination Fee could discourage other companies from seeking to acquire or merge with PrivateBancorp. For more information see "The Merger Agreement—The Merger Agreement—Effect of Termination and Termination Fee" beginning on page 113.

Litigation Related to the Merger (page 98)

        Following the announcement of the transaction, three putative class actions were filed on behalf of PrivateBancorp stockholders in the Circuit Court of Cook County, Illinois: Solak v. Richman, et al., No. 2016-CH-08949; Parshall v. PrivateBancorp, Inc., et al., No. 2016-CH-09135; and Griffin v. PrivateBancorp, Inc., et al., No. 2016-CH-09435. All of the actions name as defendants PrivateBancorp and the members of its board of directors, and assert that the directors breached their fiduciary duties in connection with the transaction. One such case (Griffin) further asserts that PrivateBancorp aided and abetted its directors' alleged breaches. Two of the actions (Parshall and Griffin) also name as defendants CIBC and Holdco, and assert that they, too, aided and abetted the directors' purported breaches. The actions broadly allege that the transaction was the result of a flawed process, that the price is unfair, and that certain provisions of the merger agreement might dissuade a potential suitor from making a competing offer, among other things. Plaintiffs seek injunctive and other relief, including damages.

        PrivateBancorp and CIBC believe the demands and complaints are without merit and there are substantial legal and factual defenses to the claims asserted.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CIBC

        Set forth below is selected historical financial information of CIBC prepared in accordance with International Financial Reporting Standards, referred to as "IFRS," for the fiscal years ended October 31, 2011, 2012, 2013, 2014 and 2015, except as otherwise indicated. The information as at and for each of the years in the five-year period ended October 31, 2015 has been derived from the audited consolidated financial statements of CIBC, the notes thereto, and the related Management's Discussion and Analysis, as filed with the SEC. Also set forth below is selected historical financial information of CIBC as at or for the six months ended April 30, 2015 and April 30, 2016, certain of which has been derived from the unaudited interim condensed consolidated financial statements of CIBC and the notes thereto as furnished to the SEC. The results of operations for the six months ended April 30, 2016 are not necessarily indicative of the results of operations for the full year or any other interim period.

        You should read this information in conjunction with (i) CIBC's audited consolidated financial statements, the notes thereto, and the related Management's Discussion and Analysis, included in CIBC's Annual Report on Form 40-F for the fiscal year ended October 31, 2015 and (ii) CIBC's unaudited interim condensed consolidated financial statements, the notes thereto, and the related Management's Discussion and Analysis included in exhibits to CIBC's Form 6-K furnished to the SEC for the six-months ended April 30, 2016, each of which is incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information."

	As at or for the six months ended April 30,		As at or for the year ended October 31,
	2016	2015	2015	2014	2013	2012	2011
	(C$) (in millions, except per share information)
SUMMARY CONSOLIDATED INCOME STATEMENT DATA
Net interest income	4,143	3,851	7,915	7,459	7,453	7,326	7,062
Non-interest income	3,075	3,002	5,941	5,904	5,252	5,159	5,373
Total revenue	7,218	6,853	13,856	13,363	12,705	12,485	12,435
Provision for credit losses	586	384	771	937	1,121	1,291	1,144
Non-interest expenses	4,406	4,299	8,861	8,512	7,608	7,202	7,486
Income before income taxes	2,226	2,170	4,224	3,914	3,976	3,992	3,805
Income taxes	303	336	634	699	626	689	927
Net income (loss) attributable to non-controlling interests	10	7	14	(3)	(2)	9	11
Net income	1,923	1,834	3,590	3,215	3,350	3,303	2,878
SELECTED INFORMATION
Diluted earnings per share	4.78	4.53	8.87	7.86	8.11	7.76	6.71
Return on common shareholders' equity	18.1%	19.9%	18.7%	18.3%	21.4%	22.2%	22.2%
Net interest margin	1.67%	1.75%	1.74%	1.81%	1.85%	1.84%	1.79%
Net interest margin on average interest-earnings assets	1.92%	2.03%	2.00%	2.05%	2.12%	2.15%	2.03%
SELECTED BALANCE SHEET DATA AND OTHER INFORMATION
Total assets	478,144	439,203	463,309	414,903	398,006	393,119	383,758
Securities	79,599	58,687	74,982	59,542	71,984	65,334	60,295
Loans, net of allowance	290,546	266,263	281,185	259,028	246,660	242,296	238,955
Deposits	368,710	341,188	366,657	325,393	315,164	300,344	289,220
Shareholder's equity	21,585	19,703	21,360	18,619	17,819	16,197	15,927
Average common shareholders' equity	21,068	18,277	18,857	17,067	15,167	14,116	12,145
Assets under management (AUM)(1)	169,521	165,810	170,465	151,913	105,123	89,223	80,521
Assets under administration (AUA)(1)	1,878,290	1,894,715	1,846,142	1,703,360	1,499,885	1,445,870	1,317,799
BALANCE SHEET QUALITY MEASURES(2)
Risk-weighted assets (RWA)
—Common Equity Tier 1 capital ratio (CET1) capital RWA	165,419	146,951	156,107	141,250	136,747	—	—
—Tier 1 capital RWA	165,746	147,173	156,401	141,446	136,747	—	—
—Total capital RWA	166,027	147,364	156,652	141,739	136,747	—	—
—Basel II RWA	—	—	—	—	—	115,229	109,968

	As at or for the six months ended April 30,		As at or for the year ended October 31,
	2016	2015	2015	2014	2013	2012	2011
	(C$) (in millions, except per share information)
Capital Ratios
—CET1 ratio	10.4%	10.8%	10.8%	10.3%	9.4%	—	—
—Tier 1 ratio	11.9%	12.6%	12.5%	12.2%	11.6%	13.8%	14.7%
—Total ratio	13.9%	15.3%	15.0%	15.5%	14.6%	17.3%	18.4%
Leverage Ratio
—Tier 1 capital (A)	19,682	18,551	19,520	17,300	15,888	—	—
—Leverage ratio exposure (B)	516,838	474,276	502,552	—	—	—	—
—Leverage ratio (A/B)	3.8%	3.9%	3.9%	—	—	—	—
COMMON SHARE INFORMATION
Shares outstanding (000s)
—weighted-average basic	395,815	397,164	397,213	397,620	400,880	403,685	396,233
—weighted-average diluted	396,302	397,833	397,832	398,420	401,261	404,145	406,696
—end of period	394,679	397,262	397,291	397,021	399,250	404,485	400,534
Dividends declared per share (C$)	2.33	2.09	4.30	3.94	3.80	3.64	3.51
Dividends declared per share (US$)	1.72	1.73	3.45	3.62	3.72	3.62	3.51
Dividend yield (TX)	4.6%	4.4%	4.3%	3.8%	4.3%	4.6%	4.7%
Dividend yield (NYSE)	4.3%	4.4%	4.5%	4.7%	4.4%	4.6%	4.6%
Common share price (CM on TSX)
—close, end of period (C$)	101.34	96.88	100.28	102.89	88.70	78.56	75.10
Common share price (CM on NYSE)
—close, end of period (US$)	80.77	80.28	76.55	76.55	85.15	78.58	75.45
Market capitalization (TSX) (C$)	39,997	38,487	39,840	40,850	35,413	31,776	30,080
Market capitalization (NYSE) (US$)	31,875	32,264	30,416	36,269	34,060	31,887	30,102
BUSINESS INFORMATION FOR CONTINUING OPERATIONS (number of)
Employees (full time equivalent)	43,380	43,566	44,201	44,424	43,039	42,595	42,239
Bank branches—Canada	1,120	1,131	1,125	1,129	1,115	1,102	1,089
Automated banking machines—Canada	3,920	4,228	3,936	4,196	3,520	3,433	3,830

(1)
AUM amounts are included in the amounts reported under AUA.

(2)
Effective the first quarter of 2013, CIBC calculates capital ratios using the Basel III framework. Capital ratios presented above are on an "all-in" basis. Capital ratios prior to 2013 were calculated using the Basel II framework. Basel III and Basel II are not directly comparable. The Common Equity Tier 1 ratio is a regulatory measure under the Basel III framework and is not applicable for years prior to 2013. Leverage ratio was introduced in fiscal year 2015. Tier 1 capital ratio and Total capital ratio for 2011 were determined under Canadian GAAP.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PRIVATEBANCORP

        The following table summarizes selected historical consolidated financial data of PrivateBancorp prepared in accordance with U.S. generally accepted accounting principles, referred to as "U.S. GAAP," for the periods and as of the dates indicated. This information has been derived from PrivateBancorp's consolidated financial statements filed with the SEC. Historical financial data as of and for the six months ended June 30, 2016 and 2015 are unaudited and include, in the opinion of PrivateBancorp's management, all normal recurring adjustments considered necessary to fairly present the results of operations and financial conditions of PrivateBancorp.

        You should read this information in conjunction with PrivateBancorp's consolidated financial statements and related notes thereto included in PrivateBancorp's Annual Report on Form 10-K for the year ended December 31, 2015 and in PrivateBancorp's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2015 and June 30, 2016, which are incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information."

	As at or for the six months ended June 30,		As at or for the year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(US$)(in thousands, except per share information)
Operating Results
Interest income	$320,223	$279,850	$582,212	$524,387	$492,238	$487,036	$481,146
Interest expense	38,688	33,235	67,797	69,650	71,175	67,103	74,019

Net interest income	281,535	246,615	514,415	454,737	421,063	419,933	407,127
Provision for loan and covered loan losses	11,971	7,762	14,790	12,044	31,796	71,425	132,897
Non-interest income	70,732	66,575	130,012	117,590	113,990	111,041	98,247
Non-interest expense	184,709	165,042	333,237	312,076	303,314	327,132	302,277

Income before income taxes	155,587	140,386	296,400	248,207	199,943	132,417	70,200
Income tax provision	55,670	52,480	111,089	95,128	76,994	54,521	25,660

Net income	99,917	87,906	185,311	153,079	122,949	77,896	44,540
Net income attributable to noncontrolling interests	—	—	—	—	—	—	170
Net income attributable to controlling interests	99,917	87,906	185,311	153,079	122,949	77,896	44,370
Preferred stock dividends and discount accretion	—	—	—	—	—	13,368	13,690

Net income available to common stockholders	$99,917	$87,906	$185,311	$153,079	$122,949	$64,528	$30,680

Per Share Data
Basic earnings per share	$1.26	$1.12	$2.36	$1.96	$1.58	$0.88	$0.43
Diluted earnings per share	$1.24	$1.10	$2.32	$1.94	$1.57	$0.88	$0.43
Cash dividends declared	$0.02	$0.02	$0.04	$0.04	$0.04	$0.04	$0.04
Balance Sheet Highlights
Total assets(1)	$18,169,191	$16,219,276	$17,252,848	$15,596,724	$14,076,480	$14,048,167	$12,411,965
Loans(2)	14,035,808	12,543,281	13,266,475	11,892,219	10,644,021	10,139,982	9,008,561
Allowance for loan losses(2)	168,615	157,051	160,736	152,498	143,109	161,417	191,594
Deposits, excluding deposits held-for-sale	14,557,394	13,388,936	14,345,592	13,089,968	12,013,641	12,173,634	10,392,854
Long-term debt(1)	338,262	688,169	688,215	338,130	618,527	490,445	374,888
Equity	1,831,150	1,584,796	1,698,951	1,481,679	1,301,904	1,207,166	1,296,752

(1)
Prior period amounts have been updated to reflect the first quarter 2016 adoption of Accounting Standard Update ("ASU") 2015-03 and ASU 2015-15 related to debt issuance costs.

(2)
Excludes covered assets.

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

        The following tables present, as at the dates and for the periods indicated, selected historical unaudited and pro forma unaudited consolidated per share financial information for CIBC common shares and PrivateBancorp common stock. This information should be read in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of CIBC and PrivateBancorp incorporated into this proxy statement/prospectus by reference. See the section entitled "Where You Can Find More Information."

        The following pro forma information has been prepared in accordance with the rules and regulations of the SEC and accordingly includes the effects of purchase accounting. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, the impact of restructuring and merger-related costs, opportunities to earn additional revenue, or other factors that may result from the merger and, accordingly, the information does not attempt to predict or suggest future results. The pro forma information does reflect incremental financing expenses that are the direct result of the merger. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or equivalent pro forma amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they indicative of the future operating results or financial position of the combined company.

        The following tables assume the issuance of 29,193,380 CIBC common shares in connection with the merger, which is the number of shares issuable by CIBC in connection with the merger assuming the merger closed on June 29, 2016 and based on the number of outstanding shares of PrivateBancorp common stock at that time. As discussed in this proxy statement/prospectus, the actual number of CIBC common shares issuable in the merger will be adjusted based on the number of shares of PrivateBancorp common stock outstanding at the completion of the merger. The pro forma data in the tables assumes that the merger occurred on November 1, 2014 for income statement purposes and on October 31, 2015 for balance sheet purposes, and that the merger is accounted for as a business combination.

	As at or for the six months ended April 30, 2016		As at or for the year ended October 31, 2015
	(C$)	(US$)	(C$)	(US$)
CIBC COMMON SHARES
Basic earnings per common share(1)
Historical (IFRS)	4.79	3.54	8.89	7.14
Pro forma combined (IFRS)	4.69	3.47	8.66	6.96
Diluted earnings per common share(1)
Historical (IFRS)	4.78	3.54	8.87	7.13
Pro forma combined (IFRS)(2)	4.68	3.46	8.63	6.94
Dividends per common share(3)
Historical	2.33	1.73	4.30	3.45
Pro forma combined	2.33	1.73	4.30	3.45
Book value per common share at period end(4)
Historical (IFRS)	52.16	41.56	51.25	39.17
Pro forma combined (IFRS)	55.62	44.32	54.75	41.85

(1)
Earnings per share have been translated into U.S. dollars based on the average of the Bank of Canada average monthly noon exchange rates.

(2)
The pro forma combined diluted earnings per share for the year ended October 31, 2015 assumes the issuance of 902,571 additional CIBC common shares. The pro forma combined diluted earnings per share for the six months ended April 30, 2016 assumes the issuance of 805,132 additional CIBC common shares. These adjustments relate to PrivateBancorp's stock options outstanding at the time of the merger that will be replaced with CIBC equity-based awards that will be ultimately settled with CIBC common shares. These adjustments exclude other PrivateBancorp equity-based awards that will be replaced by CIBC equity-based awards that settle in cash. The adjustments assume the merger closed on June 29, 2016, and are based on the average amount of such stock options over the relevant periods.

(3)
Dividends per share have been translated into U.S. dollars based on the Bank of Canada noon exchange rate on each dividend record date. Pro forma combined dividends per common share are based solely on dividends of CIBC.

(4)
Book value per common share has been translated into U.S. dollars based on the Bank of Canada noon exchange rate at the end of the period.

        With respect to the table above, the CIBC pro forma combined amounts were calculated by combining (i) the CIBC historical amounts as at or for the year ended October 31, 2015 and the six months ended April 30, 2016 (prepared in accordance with IFRS) with (ii) the PrivateBancorp historical amounts (originally prepared in accordance with U.S. GAAP), adjusted for significant differences between U.S. GAAP and IFRS, as at or for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively. For purposes of calculating the pro forma combined amounts, the PrivateBancorp historical amounts have been further adjusted (on an IFRS basis) for estimated purchase accounting adjustments to be recorded in connection with the acquisition (consisting of fair value adjustments for assets acquired and liabilities assumed and adjustments for other intangible assets established, and the resulting amortization of these adjustments over appropriate periods), and other adjustments that are directly attributable to the transaction and expected to have a continuing impact on CIBC's pro forma combined financial results.

        The equivalent pro forma per share information for PrivateBancorp in the following table was obtained by multiplying the above per share pro forma amounts for CIBC by 0.3657, which is the number of CIBC common shares that PrivateBancorp stockholders who receive share consideration in the merger will receive for each share of PrivateBancorp common stock, assuming that the merger was completed on June 29, 2016. Because CIBC and PrivateBancorp have different fiscal years, the equivalent pro forma data for the year ended December 31, 2015 has been compared with CIBC's fiscal year ended October 31, 2015. The PrivateBancorp historical data in the following table is presented in U.S. GAAP.

Year Ended December 31, 2015
(US$)
PRIVATEBANCORP CORPORATION COMMON STOCK
Basic earnings per common share
Historical	$2.36
Pro forma combined	$2.55
Diluted earnings per common share
Historical	$2.32
Pro forma combined	$2.54
Dividends per common share
Historical	$0.04
Pro forma combined	$1.26
Book value per common share at period end
Historical	$21.48
Pro forma combined	$15.30

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        CIBC common shares are listed on the TSX and the NYSE under the trading symbol "CM." Shares of PrivateBancorp common stock are currently listed on the NASDAQ under the trading symbol "PVTB."

        The table below sets forth, for the periods indicated, the per share high and low closing prices for CIBC common shares as reported on the TSX and the NYSE and PrivateBancorp common stock as reported on the NASDAQ. TSX closing prices of CIBC common shares are presented in Canadian dollars, and the NYSE and NASDAQ closing prices of CIBC common shares and PrivateBancorp common stock are presented in U.S. dollars. For comparison purposes, the following table uses calendar year end and calendar quarters, but it should be noted that CIBC's fiscal year end is October 31 and PrivateBancorp's fiscal year end is December 31.

	CIBC common shares TSX (in C$)		CIBC common shares NYSE (in US$)		PrivateBancorp common stock NASDAQ (in US$)
	High	Low	High	Low	High	Low
Annual information for the past five calendar years
2011	85.49	67.84	88.22	65.26	16.37	6.92
2012	82.49	69.70	83.40	67.10	17.32	11.55
2013	91.58	74.10	87.22	70.23	29.25	16.07
2014	107.16	85.49	97.61	77.14	33.96	25.60
2015	102.74	86.00	85.28	64.73	45.16	30.34
Quarterly information for the past two years and subsequent quarters:
2014, quarter ended
September 30	107.01	97.34	97.61	89.85	31.13	28.06
December 31	107.16	95.93	94.44	83.51	33.96	27.25
2015, quarter ended
March 31	100.36	88.18	85.28	69.42	36.38	30.34
June 30	97.62	91.49	81.23	72.47	41.15	35.17
September 30	96.69	86.00	73.66	64.73	42.57	35.03
December 31	102.74	91.19	77.94	65.87	45.16	37.11
2016, quarter ended
March 31	98.98	83.33	76.13	57.54	39.85	32.03
June 30	104.19	95.12	82.08	72.43	44.54	34.24
September 30 (through August 12, 2016)	100.67	96.84	77.61	74.32	44.99	43.58
Monthly information for the most recent six months
February 2016	91.08	83.33	66.56	59.86	37.43	32.03
March 2016	98.98	91.49	76.13	68.17	39.85	36.44
April 2016	101.76	95.12	81.01	72.43	42.69	36.57
May 2016	103.36	97.95	80.17	76.04	44.54	39.18
June 2016	104.19	97.04	82.08	75.07	44.50	34.24
July 2016	100.19	96.84	76.17	74.32	44.22	43.58

        Fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar will affect any comparisons of CIBC common shares traded on the TSX and CIBC common shares traded on the NYSE.

        The following table presents the last reported closing sale price per share of CIBC common shares on the TSX and the NYSE and of PrivateBancorp common stock on the NASDAQ on (a) June 28, 2016, the last full trading day prior to the public announcement by CIBC and PrivateBancorp of the transaction and execution of the merger agreement, and (b) [    •    ], 2016, the last full trading day for which this information could be calculated prior to the date of this proxy statement/prospectus. The table also shows the estimated implied value of the per share merger consideration for each share of PrivateBancorp common stock on the relevant date. The implied value of the per share merger consideration represents the sum of $18.80, the cash portion of the per share merger consideration, plus the stock portion of the per share merger consideration, based upon the product of the exchange ratio of 0.3657 and the closing price of CIBC common shares on the NYSE as of the applicable date.

	CIBC common shares TSX	CIBC common shares NYSE	Private Bancorp common stock NASDAQ	Estimated Equivalent Per Share Value
	(C$)	(US$)	(US$)	(US$)
June 28, 2016	100.48	77.11	35.93	47.00
[•], 2016	[•]	[•]	[•]	[•]

        PrivateBancorp stockholders will not receive the merger consideration until the merger is completed, which may be a substantial period of time after the special meeting. There can be no assurance as to the trading prices of CIBC common shares at the time of the closing of the merger. The market prices of CIBC common shares and PrivateBancorp common stock and the Canadian dollar/U.S. dollar exchange rate are likely to fluctuate prior to consummation of the merger and cannot be predicted. We urge you to obtain current market quotations for both CIBC common shares and PrivateBancorp common stock and the Canadian dollar/U.S. dollar exchange rate.

        The table below sets forth the dividends declared per CIBC common share and the dividends declared per share of PrivateBancorp common stock for the fiscal years ended 2011, 2012, 2013, 2014 and 2015. CIBC's fiscal year end is October 31 and PrivateBancorp's fiscal year end is December 31.

	CIBC (C$)(1)	PrivateBancorp (US$)(2)
Fiscal Year Ended
2011	3.51	0.04
2012	3.64	0.04
2013	3.80	0.04
2014	3.94	0.04
2015	4.30	0.04

(1)
CIBC dividends declared during fiscal quarters ended January 31, April 30, July 31 and October 31. CIBC's dividends are declared and payable in Canadian dollars. Common shareholders with addresses in the United States receive dividends in U.S. dollars unless they elect otherwise.

(2)
PrivateBancorp dividends declared during fiscal quarters ended March 31, June 30, September 30 and December 31.

CURRENCY EXCHANGE RATE DATA

        The following table shows, for the years and dates indicated, certain information regarding the Canadian dollar/U.S. dollar exchange rate. The information is based on the noon exchange rate as reported by the Bank of Canada. Such exchange rate on [    •    ], 2016 was C$[    •    ]=US$1.00.

	Period End	Average(1)	Low	High
Year Ended October 31, (C$ per US$)
2011	0.9935	0.9846	0.9449	1.0604
2012	0.9996	1.0034	0.9710	1.0487
2013	1.0429	1.0233	0.9839	1.0576
2014	1.1275	1.0934	1.0415	1.1289
2015	1.3083	1.2562	1.1236	1.3413

	Low	High
Month end, (C$ per US$)
February 2016	1.3523	1.4040
March 2016	1.2962	1.3468
April 2016	1.2544	1.3170
May 2016	1.2548	1.3136
June 2016	1.2695	1.3091
July 2016	1.2844	1.3225

(1)
The average of the noon buying rates on the last business day of each full month during the relevant period.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        From time to time, CIBC and/or PrivateBancorp make written or oral forward-looking statements within the meaning of certain securities laws, including the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. This proxy statement/prospectus, including information incorporated by reference into this document, may contain forward-looking statements, including, for example, but not limited to, statements about management expectations, strategic objectives, growth opportunities, business prospects, regulatory proceedings, transaction synergies and other benefits of the merger, and other similar matters. Forward-looking statements are not statements of historical facts and represent only CIBC's and/or PrivateBancorp's beliefs regarding future performance, which is inherently uncertain. Forward-looking statements are typically identified by words such as "believe," "expect," "foresee," "forecast," "anticipate," "intend," "estimate," "goal," "plan," and "project" and similar expressions of future or conditional verbs such as "will," "may," "should," "could" or "would."

        By their very nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties that give rise to the possibility that CIBC's and/or PrivateBancorp's predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that CIBC's and/or PrivateBancorp's assumptions may not be correct and that CIBC's and/or PrivateBancorp's objectives, strategic goals and priorities will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause actual results to differ materially from the expectations expressed in such forward-looking statements. These factors include, but are not limited to, the possibility that the merger does not close when expected or at all because required regulatory, stockholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; that CIBC and PrivateBancorp may be required to modify the terms and conditions of the merger agreement to achieve regulatory or stockholder approval, or that the anticipated benefits of the merger are not realized as a result of such things as the strength of the economy and competitive factors in the areas where PrivateBancorp does business; general business and economic conditions in Canada, the United States and other countries in which we conduct business; the impact of the movement of the Canadian dollar relative to other currencies, particularly the U.S. dollar, British pound and Euro; the effects of changes in government monetary and other policies; the effects of competition in the markets in which we operate; the impact of changes in the laws and regulations regulating financial services and enforcement thereof (including broker-dealer, banking, insurance and securities); judicial or regulatory judgments and legal proceedings; CIBC's ability to complete the acquisition of PrivateBancorp and integrate it with CIBC successfully; the risk that expected synergies and benefits of the merger will not be realized within the expected time frame or at all; the risk of attrition of financial consultants and of assets under management, increased operating costs, customer loss, employee loss and business disruption following the merger; reputational risks; the outcome of various litigation and proceedings to which PrivateBancorp and/or CIBC is a party and the adequacy of reserves maintained therefor; and other factors that may affect future results of CIBC and PrivateBancorp, including changes in trade policies, timely development and introduction of new products and services, changes in tax laws, and technological and regulatory changes.

        We caution that the foregoing list of important factors is not exhaustive and other factors could also adversely affect the completion of the merger and the future results of CIBC or PrivateBancorp. The forward-looking statements speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference into this proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by applicable law or regulation, CIBC and PrivateBancorp do not undertake to update any forward-looking statement, whether written or oral, to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

        For additional information about factors that could cause CIBC's and PrivateBancorp's results to differ materially from those described in the forward-looking statements, please see the section entitled "Risk Factors" as well as in the reports that CIBC and PrivateBancorp have filed with the SEC, described under the section entitled "Where You Can Find More Information," including CIBC's 2015 Annual Report on Form 40-F ("2015 Annual Report") and its Q2 2016 Report of Foreign Private Issuer on Form 6-K ("Q2 2016 Report") and PrivateBancorp's Annual Report on Form 10-K for the year ended December 31, 2015 and each of PrivateBancorp's subsequently filed Quarterly Reports on Form 10-Q which are available at the SEC's Internet site (www.sec.gov). CIBC's material general economic assumptions underlying certain of the forward-looking statements in this prospectus and the documents incorporated by reference herein are set out in its 2015 Annual Report under the heading "Financial performance overview—Outlook for calendar year 2016" and under the heading "Management of risk," as updated by the "A Note About Forward-Looking Statements" section in its Q2 2016 Report.

        All subsequent written or oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to CIBC, PrivateBancorp or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

RISK FACTORS

        Investing in CIBC common shares involves risks, some of which are related to the merger. In addition to the other information included or incorporated by reference in this proxy statement/prospectus, you should carefully consider the matters described below relating to the merger in deciding whether to vote for the approval of the merger agreement proposal. Although CIBC and PrivateBancorp believe that the matters described below cover the material risks related to the merger, they may not contain all of the information that is important to you in evaluating the merger. Accordingly, we urge you to read this entire proxy statement/prospectus, including the appendices and the information included or incorporated by reference in this document. Please also refer to the additional risk factors identified in the periodic reports and other documents of CIBC and PrivateBancorp incorporated by reference into this proxy statement/prospectus and listed in the section entitled "Where You Can Find More Information."

Because the market price of CIBC common shares will fluctuate, PrivateBancorp common stockholders cannot be sure of the value of the merger consideration they will receive.

        Upon completion of the merger, each share of PrivateBancorp common stock will be converted into merger consideration consisting of cash consideration and share consideration in the form of CIBC common shares, pursuant to the terms of the merger agreement.

        If you are a holder of PrivateBancorp common stock, the value of the merger consideration constituting common shares of CIBC that you will receive will fluctuate based on the market price of CIBC common shares. The value of the merger consideration constituting common shares of CIBC that a PrivateBancorp stockholder will receive for each share of PrivateBancorp common stock will depend on the market price of CIBC common shares at the time PrivateBancorp stockholder receives the CIBC common shares (following completion of the merger). The closing price of CIBC common shares on the date that the merger is completed may vary from the closing price of CIBC common shares on the date CIBC and PrivateBancorp announced the merger, on the date that this document is being mailed to each of the PrivateBancorp stockholders, on the date of the special meeting of PrivateBancorp stockholders, or on any other date. Any change in the market price of CIBC common shares prior to completion of the merger will affect the value of the merger consideration that PrivateBancorp stockholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market, economic and political conditions, changes in our respective businesses, operations and prospects, factors influencing the Canadian dollar/U.S. dollar exchange rate and regulatory considerations, among other things. Many of these factors are beyond the control of CIBC and PrivateBancorp. Accordingly, at the time of the special meeting, PrivateBancorp stockholders will not know or be able to calculate the value of the CIBC common shares they would receive upon completion of the merger.

        In addition, because shares traded on the TSX are traded in Canadian dollars, the value of CIBC common shares on a U.S. dollar basis may decline compared to PrivateBancorp common stock, even if the share price of CIBC common shares on the TSX does not decline.

Upon completion of the merger, holders of PrivateBancorp common stock will become holders of CIBC common shares and the market price for CIBC common shares may be affected by factors different from those that historically have affected PrivateBancorp.

        Upon completion of the merger, holders of PrivateBancorp common stock will become holders of CIBC common shares. CIBC's businesses differ from those of PrivateBancorp, and accordingly the results of operations of CIBC will be affected by some factors that are different from those currently affecting the results of operations of PrivateBancorp. For a discussion of the businesses of PrivateBancorp and CIBC and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under "Where You Can Find More Information."

Combining the two companies may be more difficult, costly or time-consuming than expected.

        CIBC and PrivateBancorp have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on CIBC's ability to successfully integrate PrivateBancorp's operations in a manner that results in various benefits, including, among other things, deposit and revenue synergies, an expanded reach and operating efficiencies, and that does not materially disrupt existing client relationships nor result in decreased revenues due to loss of clients. Additionally, a loss of key PrivateBancorp personnel could cause an interruption of, or loss of momentum in, the activities of one or more of the surviving corporation's businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of CIBC or PrivateBancorp to and maintain and develop relationships with existing and prospective clients as well as employees. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of PrivateBancorp's operations could have an adverse effect on the business, financial condition, operating results and prospects of CIBC after the merger.

        The success of the combined entity following the merger will depend in part on the ability of CIBC to integrate the two businesses and grow the U.S. banking platform. If CIBC experiences difficulties in this process, including those listed above, CIBC may fail to realize the anticipated benefits of the merger in a timely manner or at all. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy and could have an adverse effect on CIBC's business, financial condition, operating results and prospects.

        Among the factors considered by the boards of directors of CIBC and PrivateBancorp in connection with their respective approvals of the merger agreement were the benefits that could result from the merger. We cannot give any assurance that these benefits will be realized within the time periods contemplated or at all.

Some directors and executive officers of PrivateBancorp have interests in the merger that may differ from the interests of PrivateBancorp stockholders generally, including, if the merger is completed, the receipt of financial and other benefits.

        In considering the recommendation of PrivateBancorp's board of directors, you should be aware that some of its directors and executive officers have interests in the merger that are different from, or in addition to, those of PrivateBancorp stockholders generally. These interests include, among others, retention awards, potential severance benefits and other payments, the treatment of outstanding equity awards pursuant to the merger agreement, the employment agreement entered into by CIBC and PrivateBancorp's President & Chief Executive Officer, Larry D. Richman, and rights to ongoing indemnification and insurance coverage. These interests are described in more detail in the section entitled "The Merger—Interests of PrivateBancorp's Directors and Executive Officers in the Merger."

The merger agreement contains provisions that may discourage other companies from trying to acquire PrivateBancorp for greater merger consideration.

        The merger agreement contains provisions that may discourage a third party from submitting an acquisition proposal to PrivateBancorp that might result in greater value to PrivateBancorp's common stockholders than the merger, or may result in a potential competing acquirer proposing to pay a lower per share price to acquire PrivateBancorp than it might otherwise have proposed to pay. These provisions include a general prohibition on PrivateBancorp from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the PrivateBancorp board of directors, entering into discussions with any third party regarding, any acquisition proposal or offers for competing transactions. In addition, PrivateBancorp may be required to pay CIBC a termination fee of $150 million in certain circumstances involving acquisition proposals for competing transactions. See the sections entitled "The Merger Agreement—Termination" and "The Merger Agreement—Effect of Termination and Termination Fee."

If the merger is not consummated by June 29, 2017, either CIBC or PrivateBancorp may choose not to proceed with the merger.

        Either CIBC or PrivateBancorp may terminate the merger agreement if the merger has not been completed by June 29, 2017, the date of the first anniversary of the merger agreement, unless the failure of the merger to be completed has resulted from the material failure of the party seeking to terminate the merger agreement to perform its obligations. See the section entitled "The Merger Agreement—Termination."

Termination of the merger agreement or failure to complete the merger at all, or a material delay in completing the merger, could negatively impact the stock price and the future business and financial results of PrivateBancorp, and in certain circumstances could result in the payment by PrivateBancorp of a termination fee.

        If the merger is not completed for any reason, including as a result of PrivateBancorp stockholders declining to approve the merger agreement or the failure of the parties to obtain the required regulatory approvals, or if there is a material delay in completing the merger, the ongoing business of PrivateBancorp may be adversely affected. In such case, PrivateBancorp would be subject to a number of risks, including the following:

  •
  PrivateBancorp may experience negative reactions from the financial markets, including negative impacts on its stock price;

  •
  PrivateBancorp may experience negative reactions from its clients, vendors and employees, and if there is a material delay in completing the merger, PrivateBancorp may find it more challenging to retain its clients and key employees due to the perceived uncertainty about the transaction;

  •
  PrivateBancorp will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

  •
  the merger agreement places certain restrictions on the conduct of PrivateBancorp's businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of CIBC (not to be unreasonably withheld), may prevent or delay PrivateBancorp from making certain acquisition, entering into new lines of business, entering into or modifying material contracts or taking certain other specified actions during the pendency of the merger (see the section entitled "The Merger Agreement—Covenants and Agreements—Conduct of Businesses Prior to the Completion of the Merger" for a description of the restrictive covenants applicable to PrivateBancorp); and

  •
  matters relating to the merger (including integration planning) will require substantial commitments of time and resources by PrivateBancorp management, which would otherwise have been devoted to other opportunities that may have been beneficial to PrivateBancorp as an independent company.

        In addition to the above risks, if the merger agreement is terminated and PrivateBancorp's board of directors seeks another merger or business combination, PrivateBancorp stockholders cannot be certain that PrivateBancorp will be able to find a party willing to offer equivalent or more attractive consideration than the consideration CIBC has agreed to provide in the merger. If the merger agreement is terminated under certain circumstances, PrivateBancorp may be required to pay a termination fee of $150 million to CIBC. See the section entitled "The Merger Agreement—Effect of Termination and Termination Fee."

The merger is subject to the receipt of consents and approvals from government entities that may not be obtained and may impose conditions that could have an adverse effect on CIBC or could prevent or delay completion of the merger.

        Before the transactions contemplated in the merger agreement may be completed, various approvals must be obtained from the Federal Reserve Board, the Superintendent of Financial Institutions (Canada), the Illinois Department, Division of Banking, and other governmental authorities. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under "The Merger—Regulatory Matters Related to the Merger" and "The Merger Agreement—Conditions to the Merger." An adverse development in either party's regulatory standing or these factors could result in an inability to obtain one or more approvals or delay their receipt. These governmental entities may impose conditions, limitations or costs or place restrictions on the conduct of CIBC or the surviving entity after the closing as a condition to the granting of such approvals or require changes to the terms of the merger. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on CIBC following the merger, any of which might have an adverse effect on the surviving corporation following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger that adversely affect the surviving corporation's business following the closing, or which are not anticipated or cannot be met.

        In addition, one of the conditions for closing is that no regulatory approval required for the merger result in the imposition of a condition or restriction that would reasonably be likely to have a material and adverse effect on CIBC and its subsidiaries, taken as a whole (with such materiality measured on a scale relative to PrivateBancorp and its subsidiaries, taken as a whole).

Certain rights of holders of PrivateBancorp common stock will change as a result of the merger.

        Following completion of the merger, holders of PrivateBancorp common stock will no longer be stockholders of PrivateBancorp, a Delaware corporation, but will instead be shareholders of CIBC, a Canadian chartered bank. There will be certain differences between your current rights as a stockholder of PrivateBancorp, on the one hand, and the rights to which you will be entitled as a shareholder of CIBC, on the other hand. For a more detailed discussion of the differences in the rights of stockholders of PrivateBancorp and CIBC, see "Comparison of Rights of CIBC Shareholders and PrivateBancorp Stockholders."

If the merger fails to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, PrivateBancorp stockholders may be required to recognize gain or loss on the exchange of their shares of PrivateBancorp common stock in the merger for U.S. federal income tax purposes.

        CIBC and PrivateBancorp have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither CIBC nor PrivateBancorp intends to request any ruling from the U.S. Internal Revenue Service, referred to as the "IRS," as to the tax consequences of the exchange of shares of PrivateBancorp common stock for CIBC common shares in the merger. If the merger fails to qualify as a reorganization, a PrivateBancorp stockholder would generally recognize gain or loss for U.S. federal income tax purposes on each share of PrivateBancorp common stock exchanged in the merger in an amount equal to the difference between that stockholder's tax basis in such share and the fair market value of the CIBC common shares and/or cash the PrivateBancorp stockholder receives or may receive in exchange for each such share of PrivateBancorp common stock. You are urged to consult with your own tax advisor regarding the proper reporting of the amount and timing of such gain or loss. See "The Merger—Material United States Federal Income Tax Consequences."

Holders of PrivateBancorp common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

        Holders of PrivateBancorp common stock currently have the right to vote in the election of PrivateBancorp's board of directors and on other matters affecting PrivateBancorp. Upon the completion of the merger, each holder of PrivateBancorp common stock that receives CIBC common shares will become a shareholder of CIBC with a percentage ownership of the combined organization that is much smaller than the stockholder's percentage ownership of PrivateBancorp. It is expected that the former holders of PrivateBancorp common stock as a group will receive shares in the merger constituting approximately 7% of the outstanding CIBC common shares immediately after the merger. Because of this, holders of PrivateBancorp common stock will have significantly less influence on the management and policies of CIBC than they now have on the management and policies of PrivateBancorp.

PrivateBancorp will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and clients may have an adverse effect on PrivateBancorp and consequently on CIBC. These uncertainties may impair PrivateBancorp's ability to attract, retain and motivate key personnel, and could cause clients and others that deal with PrivateBancorp to seek to change existing business relationships with PrivateBancorp. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, CIBC's business following the merger could be negatively impacted. In addition, until the merger occurs, the merger agreement restricts PrivateBancorp from making certain acquisitions and taking other specified actions without the consent of CIBC. These restrictions may prevent PrivateBancorp from pursuing attractive business opportunities that may arise prior to the completion of the merger. See "The Merger Agreement—Covenants and Agreements" for a description of the restrictive covenants applicable to PrivateBancorp.

CIBC's consolidated results of operations may be negatively impacted by foreign currency fluctuations.

        A portion of CIBC's consolidated revenues following the merger will be earned in non-Canadian currencies, primarily U.S. dollars. The revenues that are earned in currencies other than Canadian dollars are subject to unpredictable fluctuations if the values of non-Canadian currencies change relative to the Canadian dollar. Such fluctuations could decrease CIBC's revenues earned in non-Canadian currencies and have a material adverse impact on its business.

CIBC expects to maintain its status as a "foreign private issuer" in the U.S. and thus will be exempt from a number of rules under the U.S. Securities Exchange Act of 1934, as amended, and will be permitted to file less information with the SEC than a company incorporated in the U.S.

        As a "foreign private issuer," CIBC is exempt from rules under the U.S. Securities Exchange Act of 1934, as amended, referred to as the "Exchange Act," that impose disclosure requirements, as well as procedural requirements, for proxy solicitations under Section 14 of the Exchange Act. In addition, CIBC's officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act. In addition, CIBC is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare its disclosure documents filed under the Exchange Act in accordance with Canadian disclosure requirements, including preparing its financial statements in accordance with IFRS, which differ in some respects from U.S. GAAP. As a result, following the merger, holders of PrivateBancorp common stock may have less readily available access to information about the financial performance and business of CIBC as compared to PrivateBancorp, or such information may be presented differently.

CIBC is chartered under the laws of Canada and a substantial portion of its assets are, and many of its directors and officers reside, outside of the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States in Canada.

        CIBC is chartered under the laws of Canada. A substantial portion of CIBC's assets are located outside the United States, and many of CIBC's directors and officers and some of the experts named in this proxy statement/prospectus are residents of jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon CIBC and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of CIBC and such directors, officers or experts under the United States federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the United States federal securities laws.

Certain market activities of CIBC and its affiliates may affect the value of CIBC common shares.

        CIBC and its affiliates engage in market making, derivatives and structured notes hedging, brokerage and facilitation trading, asset management, index-related adjustments, investment fund management, plan-related activities, banking-related activities, estates and trusts services, custody-related activities, stock borrowing, lending and taking of collateral, involving CIBC common shares outside the United States (and, to a limited extent, within the United States). Please read the section entitled "CIBC Market Activities Involving CIBC Common Shares" for more information. Such activities could have the effect of influencing the market price of CIBC common shares.

The United Kingdom's vote to leave the European Union may adversely affect CIBC's and/or PrivateBancorp's results and financial condition.

        On June 23, 2016, the United Kingdom (UK) held a referendum to decide on the UK's membership in the European Union. The UK vote was to leave the European Union. There are a number of uncertainties in connection with the future of the UK and its relationship with the European Union. The negotiation of the UK's exit terms is likely to take a number of years. Until the terms and timing of the UK's exit from the European Union are clearer, it is not possible to determine the impact that the referendum, the UK's departure from the European Union and/or any related matters may have on CIBC's and/or PrivateBancorp's results and financial condition. As such, no assurance can be given that such matters would not adversely affect the market value or the performance of CIBC's common shares or shares of PrivateBancorp common stock.

Litigation relating to the merger could require us to incur significant costs and suffer management distraction, as well as delay and/or enjoin the merger.

        Following the announcement of the transaction, three putative class actions were filed on behalf of PrivateBancorp stockholders in the Circuit Court of Cook County, Illinois: Solak v. Richman, et al., No. 2016-CH-08949; Parshall v. PrivateBancorp, Inc., et al., No. 2016-CH-09135; and Griffin v. PrivateBancorp, Inc., et al., No. 2016-CH-09435. All of the actions name as defendants PrivateBancorp and the members of its board of directors, and assert that the directors breached their fiduciary duties in connection with the transaction. One such case (Griffin) further asserts that PrivateBancorp aided and abetted its directors' alleged breaches. Two of the actions (Parshall and Griffin) also name as defendants CIBC and Holdco, and assert that they, too, aided and abetted the directors' purported breaches. The actions broadly allege that the transaction was the result of a flawed process, that the price is unfair, and that certain provisions of the merger agreement might dissuade a potential suitor from making a competing offer, among other things. Plaintiffs seek injunctive and other relief, including damages.

        PrivateBancorp and CIBC also could be subject to additional demands or litigation related to the merger whether or not the merger is consummated. Although both PrivateBancorp and CIBC believe that the demands are unwarranted and that there are substantial legal and factual defenses to the claims, such actions create additional uncertainty relating to the merger and responding to such demands and defending such actions is costly and distracting to management. Although there can be no assurance as to the ultimate outcomes of the demands or any subsequent litigation, neither PrivateBancorp nor CIBC believes that their resolution will have a material adverse effect on its respective financial position, results of operations or cash flows.

The opinions received by the PrivateBancorp board of directors from Goldman Sachs and Sandler have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the dates of the opinions.

        The opinions delivered to the PrivateBancorp board of directors by Goldman Sachs and Sandler, financial advisors to PrivateBancorp, as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of PrivateBancorp common stock in the proposed merger speak only as of the date of the opinions, which is June 29, 2016. Changes in the operations and prospects of CIBC or PrivateBancorp, general market and economic conditions and other factors which may be beyond the control of CIBC and PrivateBancorp may have altered the value of CIBC or PrivateBancorp or the sale prices of CIBC common shares as of the date of this proxy statement/prospectus, or may alter such values and sale prices by the time the merger is completed. Neither Goldman Sachs nor Sandler has any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and neither has done so. PrivateBancorp does not currently anticipate asking Goldman Sachs or Sandler to update its opinion to address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The PrivateBancorp board of directors' recommendation that PrivateBancorp common stockholders vote "FOR" approval of the merger agreement proposal, however, is made as of the date of this proxy statement/prospectus. See "The Merger—Opinions of PrivateBancorp's Financial Advisors," and Appendix B and Appendix C to this proxy statement/prospectus.

THE SPECIAL MEETING

        This section contains information for holders of PrivateBancorp common stock about the special meeting that PrivateBancorp has called to allow its common stockholders to consider and approve the merger agreement. PrivateBancorp is mailing this proxy statement/prospectus to its common stockholders on or about [    •    ], 2016. Together with this proxy statement/prospectus, PrivateBancorp is sending a notice of the special meeting and a form of proxy that PrivateBancorp's board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

        This proxy statement/prospectus is also being furnished by CIBC to stockholders of PrivateBancorp as a prospectus in connection with the issuance of CIBC common shares upon completion of the merger.

Time, Place and Purpose of the Special Meeting

        This proxy statement/prospectus is being furnished to PrivateBancorp common stockholders as part of the solicitation of proxies by the PrivateBancorp board of directors for use at the special meeting to be held on [    •    ], 2016, at [    •    ], local time, at [    •    ], or at any postponement or adjournment thereof.

        At the special meeting, PrivateBancorp stockholders will be asked to consider and vote upon the following proposals:

  1.
  a proposal to adopt the merger agreement (the "merger agreement proposal");

  2.
  a proposal to approve, by advisory (non-binding) vote, certain compensation that may be paid or become payable to PrivateBancorp's named executive officers in connection with the merger (the "merger-related compensation proposal") and

  3.
  a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (the "adjournment proposal").

Merger Agreement Proposal

        PrivateBancorp common stockholders must adopt the merger agreement by approving the merger agreement proposal in order for the merger to occur. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety, as well as the other information in this proxy statement/prospectus.

Merger-Related Compensation Proposal

        Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, PrivateBancorp is providing its common stockholders with a separate advisory (non-binding) vote to approve the merger-related compensation that may be paid or become payable to its named executive officers that is based on or otherwise relates to the merger, as described in the table in the section entitled "Interests of PrivateBancorp's Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to PrivateBancorp's Named Executive Officers in Connection with the Merger," including the footnotes to the table and related narrative discussion.

        Stockholders are being asked to approve the following resolution on an advisory (non-binding) basis:

    "RESOLVED, that the compensation that may be paid or become payable to PrivateBancorp's named executive officers in connection with the merger, and the agreement or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section entitled "Interests of PrivateBancorp's Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to PrivateBancorp's Named Executive Officers in Connection with the Merger," including the footnotes to the table and the related narrative discussion, is hereby APPROVED."

        The vote on the merger-related compensation proposal is advisory in nature and, therefore, is not binding on PrivateBancorp or on CIBC or the boards of directors or the compensation committees of PrivateBancorp or CIBC, regardless of whether the merger agreement proposal is approved.

        Approval of this advisory (non-binding) proposal is not a condition to completion of the merger. If the merger is completed, the merger-related compensation may be paid to PrivateBancorp's named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements, and the outcome of this advisory (non-binding) vote will not affect PrivateBancorp's or CIBC's obligations to make these payments even if PrivateBancorp common stockholders do not approve, by advisory (non-binding) vote, this proposal.

        The vote on the merger-related compensation proposal is separate from the vote to adopt the merger agreement. You may vote "AGAINST" the merger-related compensation proposal and "FOR" approval of the merger agreement proposal and vice versa. You also may abstain from this proposal and vote on the merger agreement proposal and vice versa.

Adjournment Proposal

        PrivateBancorp common stockholders are being asked to grant authority to proxy holders to vote in favor of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. In accordance with the PrivateBancorp by-laws, a vote on adjournment of the special meeting may be taken in the absence of a quorum. PrivateBancorp does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the merger agreement proposal is approved at the special meeting. Additionally, pursuant to the merger agreement, PrivateBancorp is only required to adjourn the special meeting to solicit additional proxies two times.

        The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of shares of PrivateBancorp common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present.

Recommendations of the PrivateBancorp Board of Directors

        The PrivateBancorp board of directors recommends that you vote "FOR" the merger agreement proposal, "FOR" the merger-related compensation proposal and "FOR" the adjournment proposal.

Record Date

        PrivateBancorp has set the close of business on [    •    ], 2016 as the record date for the special meeting, and only holders of record of PrivateBancorp common stock on the record date are entitled to vote at the special meeting or any postponements or adjournments thereof. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of PrivateBancorp common stock, including shares in respect of PrivateBancorp restricted stock awards, as of the close of business on the record date. You will have one vote on all matters properly coming before the special meeting for each share of PrivateBancorp common stock that you owned as of the close of business on the record date.

        As of the record date, [    •    ], 2016, there were [    •    ] shares of PrivateBancorp common stock outstanding and entitled to vote, held by [    •    ] holders of record. As of [    •    ], 2016, the directors and executive officers of PrivateBancorp and their affiliates beneficially owned and were entitled to vote approximately [    •    ] shares of PrivateBancorp common stock representing approximately [    •    ]% of the shares of PrivateBancorp common stock outstanding on that date.

        As of the record date, [    •    ], 2016, CIBC did not beneficially own any shares of PrivateBancorp's common stock.

Quorum Required

        The presence, in person or represented by proxy, of holders of a majority of the aggregate voting power of the issued and outstanding shares of PrivateBancorp common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting.

        Abstentions, which occur when you vote "ABSTAIN" with respect to one or more proposals, will be considered present for purposes of establishing a quorum.

        PrivateBancorp common shares held in "street name" with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record, and shares of PrivateBancorp common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum. Failures to vote will not be considered present for purposes of establishing a quorum.

Vote Required

        The approval of the merger agreement proposal requires the affirmative vote of a majority of the outstanding shares of PrivateBancorp common stock entitled to vote thereon. Failures to vote, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the approval of the merger agreement.

        The approval of the merger-related compensation proposal requires the affirmative vote of the holders of a majority of shares of PrivateBancorp common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is advisory (non-binding) only. If your shares of PrivateBancorp common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote "AGAINST" the merger-related compensation proposal. If you fail to submit a proxy and fail to attend the special meeting, or if you do not instruct your bank, brokerage firm or other nominee to vote your shares of PrivateBancorp common stock in favor of the proposal, your shares of PrivateBancorp common stock will not be voted, but this will not have an effect on the advisory (non-binding) vote to approve the merger-related compensation proposal except to the extent it results in there being insufficient shares present at the meeting to establish a quorum.

        The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of shares of PrivateBancorp common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. If your shares of PrivateBancorp common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote "AGAINST" the adjournment proposal. If you fail to submit a proxy and fail to attend the special meeting or if your shares of PrivateBancorp common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of PrivateBancorp common stock, your shares of PrivateBancorp common stock will not be voted, but this will not have an effect on the approval of the adjournment proposal.

How to Vote

Stockholders of Record

        If your shares of PrivateBancorp common stock are registered directly in your name with the transfer agent of PrivateBancorp, [    •    ], you are considered, with respect to those shares of PrivateBancorp common stock, the stockholder of record. If you are a stockholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by PrivateBancorp.

        If you are a stockholder of record, you may have your shares of PrivateBancorp common stock voted on matters presented at the special meeting in the following ways:

  •
  by touch-tone telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 11:59 pm, Eastern Time, on the day before the special meeting. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

  •
  by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, which must be received before the shares are voted at the special meeting; or

  •
  in person—you may attend the special meeting and cast your vote there. Attendance at the special meeting will not, in and of itself, constitute a vote or a revocation of a prior proxy, however.

Beneficial Holders

        If your shares of PrivateBancorp common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of PrivateBancorp common stock held in "street name." In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of PrivateBancorp common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

        In accordance with the rules of the NASDAQ, brokers, banks and other nominees who hold shares of common stock in "street name" for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve specified compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, or the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Under such circumstance, a "broker non-vote" would arise. Broker non-votes, if any, will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement and, assuming a quorum is present, will have no effect on the advisory (non-binding) proposal on executive compensation payable to the PrivateBancorp's named executive officers in connection with the merger or the adjournment proposal. Thus, for shares of common stock held in "street name," only shares of common stock affirmatively voted "FOR" the proposal to adopt the merger agreement will be counted as a vote in favor of such proposal.

Savings Plan Participants

        If you participate in the PrivateBancorp, Inc. Savings, Retirement and Employee Stock Ownership Plan (the "KSOP"), and your plan account had an investment in shares of PrivateBancorp common stock as of the record date, you must provide voting instructions to the plan trustee, Delaware Charter Guarantee & Trust Company d/b/a Principal Trust Company (the "Trustee"), by the Internet, telephone, or executed voting direction card for your shares to be voted according to your instructions.

        If voting instructions are not received by the Trustee with respect to shares of PrivateBancorp common stock allocated to your plan account in the KSOP, such shares will be voted by the Trustee in the same ratio as the shares for which voting directions have been received by the Trustee and in accordance with the Employee Retirement Income Security Act. The deadline to provide voting directions for shares allocated to your plan account in the KSOP is [    •    ], 2016, at [    •    ], Central time, which, for administrative reasons, is earlier than the deadline for voting PrivateBancorp shares not held through the KSOP. You will not be able to submit or change voting directions after this deadline. If you own shares both through and outside of the KSOP, you will be required to vote those shares separately.

Other Voting Instructions

        Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with the Secretary of PrivateBancorp by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in your elected form in exchange for your stock certificates.

        If you vote by proxy, the individuals named on the enclosed proxy card (each of them, with full power of substitution) will vote your shares of PrivateBancorp common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of PrivateBancorp common stock should be voted "FOR" or "AGAINST" or to "ABSTAIN" from voting on all, some or none of the specific items of business to come before the special meeting.

        If you properly sign your proxy card but do not mark the boxes showing how your shares of PrivateBancorp common stock should be voted on a matter, the shares of PrivateBancorp common stock represented by your properly signed proxy will be voted "FOR" the merger agreement proposal, "FOR" the merger-related compensation proposal and "FOR" the adjournment proposal.

        If you hold your shares in more than one brokerage account, or if you hold your shares in multiple ways (as a record holder, beneficial holder and/or KSOP participant), you may have received more than one set of proxy materials. It is important that you return all proxy cards and voting instruction cards to make sure all your shares are voted.

        If you have any questions or need assistance voting your shares, please contact Alliance Advisors, LLC, PrivateBancorp's proxy solicitor, at 855-976-3324.

        IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF PRIVATEBANCORP COMMON STOCK PROMPTLY.

Revocations

Stockholders of Record

        If you are a stockholder of record, you may change your vote at any time before your shares are voted in any of the following ways:

  •
  by voting via Internet or telephone at a later date (in which case only the later-submitted proxy will be counted and the earlier-submitted proxy will be revoked);

  •
  by completing, signing, dating and returning a new proxy card, which must be received before the shares are voted at the special meeting (in which case only the later-submitted proxy will be counted and the earlier-submitted proxy will be revoked);

  •
  by filing a timely written notice of revocation with the Corporate Secretary of PrivateBancorp at [    •    ]; or

  •
  in person—you may attend the special meeting and cast your vote there (in which case any earlier-submitted proxy will be revoked). Attendance at the special meeting will not, in and of itself, constitute a vote or a revocation of a prior proxy.

        Unless you decide to attend the meeting and vote your shares in person after you have submitted a prior proxy, we recommend that you revoke or amend your prior instructions in the same way you initially gave them—that is, by telephone, Internet or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted. If you revoke by mail or by using the telephone or Internet voting options, PrivateBancorp must receive the revocation before the special meeting begins. If you choose to revoke by mail, please make sure you have provided enough time for the replacement proxy to reach PrivateBancorp. Once the special meeting begins, you can only revoke your proxy in person. Once the polls close at the special meeting, the right to revoke ends.

Beneficial Holders

        If you are a beneficial holder, you may change your vote by following the instructions provided to you by your bank, brokerage firm or other nominee and submit new voting instructions to such bank, brokerage firm or other nominee.

Savings Plan Participants

        If you hold PrivateBancorp common stock through the KSOP, you must follow the instructions provided to you by the Trustee and submit new voting instructions to the Trustee. The deadline for such revocations is [    •    ], 2016, at [    •    ], Central time. You will not be able to change your vote after this deadline.

Inspector of Election

        PrivateBancorp has appointed Computershare Inc. to act as the inspector of election at the special meeting.

Results of the Special Meeting

        The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, PrivateBancorp will file the final voting results with the SEC on Form 8-K.

Solicitation of Proxies; Payment of Solicitation Expenses

        PrivateBancorp will pay for the proxy solicitation costs related to the special meeting, except that PrivateBancorp and CIBC will share equally the costs and expenses of printing and mailing the proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger.

        PrivateBancorp has engaged Alliance Advisors, LLC to act as its proxy solicitor and to assist in the solicitation of proxies for the special meeting. PrivateBancorp has agreed to pay such proxy solicitor approximately $12,500 plus reasonable out-of-pocket expenses for such services and also will indemnify it against certain claims, costs, damages, liabilities, judgments and expenses.

        PrivateBancorp may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of PrivateBancorp common stock.

        PrivateBancorp's directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

        If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of PrivateBancorp common stock or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Alliance Advisors, LLC, PrivateBancorp's proxy solicitor, by calling toll-free at 855-976-3324.

INFORMATION ABOUT THE COMPANIES

Canadian Imperial Bank of Commerce
Executive Offices
Commerce Court
Toronto, Ontario, M5L 1A2
Telephone: (416) 980-2211

        CIBC is a leading Canadian-based, global financial institution with approximately 44,000 employees. CIBC serves approximately 11 million clients through three main businesses: Retail and Business Banking, Wealth Management and Capital Markets. Retail and Business Banking provides personal and business clients across Canada with financial advice, products and services through a strong team of advisors and relationship managers, in our banking centers or through remote channels such as mobile advisors, telephone, online or mobile banking. Wealth Management provides integrated advice and investment solutions to meet the needs of institutional, retail and high net worth clients. CIBC's asset management, retail brokerage and private wealth management businesses combine to create an integrated offer delivered through more than 1,500 advisors across Canada and the U.S. Capital Markets provides integrated credit and global markets products, investment banking advisory services and top-ranked research to corporate, government and institutional clients around the world. CIBC's three main businesses are supported by the following functional groups: Technology and Operations; Finance (including Treasury); Administration; Risk Management and Internal Audit as well as other support groups, which all form part of Corporate and Other purposes for purposes of CIBC's consolidated financial statements.

        CIBC reported Basel III Common Equity Tier 1 ratio of 10.4% at April 30, 2016, and Tier 1 and Total capital ratios of 11.9% and 13.9%, respectively, on an all-in basis, compared with Basel III Common Equity Tier 1 ratio of 10.6%, Tier 1 capital ratio of 12.1% and Total capital ratio of 14.2% at the end of the prior quarter. CIBC's reported Basel III leverage ratio at April 30, 2016 was 3.8% on an all-in basis.

        On May 26, 2016, CIBC announced a quarterly dividend increase of 3 cents per common share to C$1.21.

        CIBC common shares trade under the symbol "CM" on the TSX and the NYSE.

        Additional information about CIBC can be found on its website at www.cibc.com. The information provided on CIBC's website (or any other website referenced herein) is not part of this proxy statement/prospectus and is not incorporated herein by reference.

        Additional information about CIBC and its subsidiaries is included in documents incorporated by reference into this document. For more information, see the section entitled "Where You Can Find More Information."

CIBC Holdco Inc.
425 Lexington Ave.
New York, NY 10017

        CIBC Holdco Inc. ("Holdco") is a Delaware corporation and a direct wholly-owned subsidiary of CIBC. Holdco was incorporated June 20, 2016 for the purpose of effecting the merger.

PrivateBancorp, Inc.
Executive Offices
120 South LaSalle Street
Chicago, Illinois 60603
Telephone: (312) 564-2000

        PrivateBancorp, a Delaware corporation, is a Chicago-based bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Company is the holding company for The PrivateBank and Trust Company ("PrivateBank" or the "Bank"), an Illinois-chartered bank founded in Chicago in 1991. Through the Bank, PrivateBancorp provides customized business and personal financial services to middle market companies, as well as business owners, executives, entrepreneurs and families in the markets and communities it serves. As of June 30, 2016, PrivateBancorp had total assets of $18.2 billion, including total loans of $14 billion, total deposits of $14.6 billion and total stockholders' equity of $1.8 billion and operated out of 34 offices located in 12 states, including 22 full-service banking branches in four states. PrivateBancorp's full-service bank branches are located principally in the greater Chicago metropolitan area, with additional branches in the St. Louis, Milwaukee and Detroit metropolitan areas. PrivateBancorp has non-depository commercial banking offices strategically located in major commercial centers to further its reach with its core client base of middle market companies.

        PrivateBancorp common stock trades under the symbol "PVTB" on the NASDAQ.

        Additional information about PrivateBancorp can be found on its website at www.theprivatebank.com. The information provided on PrivateBancorp's website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

THE MERGER

        The following discussion contains material information about the merger and certain terms of the merger agreement. You should also read in its entirety the section entitled "The Merger Agreement" for a discussion of additional material information about the terms of the merger agreement. The discussion is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

Terms of the Merger

Transaction Structure

        CIBC's and PrivateBancorp's boards of directors have approved the merger agreement. The merger agreement provides for the acquisition of PrivateBancorp by CIBC through the merger of PrivateBancorp with and into Holdco, with Holdco continuing as the surviving entity. Upon completion of the merger, the separate corporate existence of PrivateBancorp will cease. The PrivateBank and Trust Company ("PrivateBank"), which is currently a wholly-owned subsidiary of PrivateBancorp, will be a wholly-owned subsidiary of Holdco upon completion of the merger.

Merger Consideration

        Under the terms and subject to the conditions of the merger agreement, at the effective time of the merger, each share of PrivateBancorp common stock, without par value, will be converted into the right to receive without interest (i) 0.3657 common shares of CIBC and (ii) $18.80 in cash (the consideration described in clauses (i) and (ii), collectively, the "merger consideration"). The value of the merger consideration constituting common shares of CIBC described in clause (i) will depend on the market price of CIBC common shares at the time you receive the CIBC common shares (following completion of the merger). For a discussion of the treatment of awards outstanding under PrivateBancorp's equity incentive plans as of the effective time, see "The Merger Agreement—Treatment of PrivateBancorp Equity Awards" beginning on page 100 of this proxy statement/prospectus.

        CIBC will not issue any fractional CIBC common shares in the merger. Instead, a PrivateBancorp common stockholder who otherwise would have received a fraction of a CIBC common share will receive an amount in cash, rounded to the nearest cent, determined by multiplying (i) the volume-weighted average trading price of one CIBC common share for the 10 day-period in which both the Canadian and U.S. markets are open for trading ending on the last such day immediately preceding the closing date of the merger, calculated using both Canadian and U.S. trading prices and volumes during normal market hours and assuming, in respect of such trading prices on the TSX for each trading day, the Bank of Canada daily noon Canada/U.S. exchange rate for the Canadian calculations (the "CIBC share closing price") by (ii) the fraction of a CIBC common share (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled (after taking into account all shares of PrivateBancorp common stock owned by such holder as of immediately prior to the effective time). Accordingly, the value of the cash consideration that you will receive in lieu of any fractional CIBC common shares will depend on the CIBC share closing price.

Conversion of PrivateBancorp Common Stock; Exchange of Certificates

        The conversion of PrivateBancorp common stock into the right to receive the merger consideration will occur automatically upon completion of the merger (except, with respect to dissenting shares as discussed below). As soon as reasonably practicable after completion of the merger, an exchange agent will exchange certificates or book entry shares representing shares of PrivateBancorp common stock for merger consideration to be received by holders of PrivateBancorp common stock in the merger pursuant to the terms of the merger agreement.

Letter of Transmittal

        Soon after the completion of the merger, the exchange agent will send a letter of transmittal to only those persons who were PrivateBancorp common stockholders at the effective time of the merger. This mailing will contain instructions on how to surrender shares of PrivateBancorp common stock (if these shares have not already been surrendered) in exchange for the merger consideration that the holder is entitled to receive under the merger agreement. If a certificate for PrivateBancorp common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Withholding

        CIBC is entitled to deduct and withhold, or cause the surviving entity (i.e., Holdco) or the exchange agent to deduct and withhold, from the cash portion of the aggregate merger consideration, any cash in lieu of fractional CIBC common shares, and cash dividends or distributions payable to any holder of PrivateBancorp common stock such amounts as it is required to deduct and withhold under any federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger as having been paid to the PrivateBancorp common stockholders from whom they were withheld.

Dividends and Distributions

        Until PrivateBancorp common stock certificates or book-entry shares are surrendered for exchange, any dividends or other distributions having a record date after the effective time of the merger with respect to the CIBC common shares into which shares of PrivateBancorp common stock have been converted will accrue but will not be paid. CIBC will pay to former PrivateBancorp common stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their PrivateBancorp common stock certificates or book-entry shares. After the effective time of the merger, there will be no transfers on the stock transfer books of PrivateBancorp of any shares of PrivateBancorp common stock. If certificates representing shares of PrivateBancorp common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of PrivateBancorp common stock represented by that certificate have been converted.

Dissenting Shares

        Shares held by PrivateBancorp common stockholders who have perfected and not lost their right to dissenters' rights of appraisal in accordance with the procedures and requirements of Delaware law will not be converted into the right to receive the merger consideration, and such PrivateBancorp common stockholders will be entitled only to the rights granted by Delaware law. If any such PrivateBancorp stockholder withdraws or loses his, her or its right to dissent under Delaware law at or prior to the effective time of the merger, the shares of PrivateBancorp common stock held by such PrivateBancorp stockholder will be converted into the right to receive the merger consideration.

Background of the Merger

        The board of directors of PrivateBancorp has regularly reviewed and discussed PrivateBancorp's business, performance, prospects and long-term strategy in the context of developments in the banking industry, the competitive landscape, PrivateBank's predominantly middle market commercial banking business model and its expected growth trajectory under the leadership of the current executive management team. The board's strategic discussions have focused on the company's balance sheet risk profile resulting from loan and deposit concentrations inherent in its commercial banking model and its core deposit gathering potential given a limited retail branch network. Among other things, the board has considered the ability of PrivateBank's funding strategy to continue supporting its organic loan growth over the long term, the potential business impact of uncertainty about future interest rate changes and the infrastructure investments and additional personnel capabilities that may be required to successfully manage a larger banking organization in the current regulatory environment. In light of the foregoing, the board has considered, from time to time, various potential strategic alternatives to diversify its funding base, including acquisitions or business combinations involving other financial institutions, and the inherent risks associated with pursuing an acquisition strategy or seeking to significantly grow PrivateBank's core deposit gathering platform through organic growth strategies.

        CIBC periodically evaluates potential acquisitions of financial institutions, particularly in North America. In early 2014, CIBC announced the completion of its acquisition of Atlantic Trust Private Wealth Management, a leading U.S.-based private wealth management firm, from Invesco Ltd. Following that announcement, on several occasions, CIBC publicly expressed its interest in further expanding its banking and wealth management capabilities in the United States, as part of its overall strategy of creating a financially strong, innovative and client-focused bank and as a means of diversifying CIBC's earnings and funding.

        Mr. Victor Dodig, Chief Executive Officer of CIBC, and Mr. Richman, Chief Executive Officer of PrivateBancorp, had met informally a few times over the past number of years and discussed generally their respective businesses, the general nature and needs of their respective clients, the current state of the banking industry and the opportunities and challenges faced by banks in the current environment. During the middle of 2015, Mr. Dodig and Mr. Michael Capatides, Senior Executive Vice-President, Chief Administrative Officer and General Counsel of CIBC, met with Mr. Richman in Chicago to more specifically discuss their respective organizations' corporate cultures, shared focus on client relationships and the potential for a possible combination between the two companies generally. Mr. Richman also subsequently visited with Mr. Dodig, Mr. Capatides and other members of CIBC's executive management team in Toronto for the parties to further learn about the other's business and culture, and had other informal conversations with Mr. Dodig. Those meetings and conversations did not, at that time, include any discussion of specific transaction terms. During that time, Mr. Richman provided frequent updates to the PrivateBancorp board of directors about the general nature of his preliminary discussions with Mr. Dodig and about CIBC generally.

        In early November 2015, Mr. Dodig and Mr. Capatides met with Mr. Richman and PrivateBancorp's Chief Financial Officer and General Counsel in Chicago to more specifically discuss the possibility of the parties exploring a potential business combination. They also discussed the possibility of entering into a non-exclusive mutual confidentiality agreement so that the parties could continue their preliminary non-binding discussions of the potential benefits and risks of a business combination. At a regularly scheduled meeting of the PrivateBancorp board of directors held later that week, Mr. Richman updated the board on management's meeting with Messrs. Dodig and Capatides and informed the directors of the parties' intent to enter into a non-exclusive mutual confidentiality agreement. At that meeting, PrivateBancorp's General Counsel reviewed for the board of directors the nature of the directors' fiduciary duties in connection with the consideration of various strategic alternatives, including an acquisition of or by PrivateBancorp or a business combination involving PrivateBancorp. Following these presentations and after discussion, the board supported Mr. Richman continuing to engage in exploratory discussions with Mr. Dodig, but also directed management to continue evaluating other alternatives consistent with the board's prior strategic discussions. Additionally, the board directed management to request that representatives of Goldman, Sachs & Co., financial advisor to PrivateBancorp, which we refer to as Goldman Sachs, attend the board's next regularly scheduled meeting in December 2015. Shortly following the November 2015 board meeting, the parties executed a non-exclusive mutual confidentiality agreement.

        At its December 2015 meeting, the board reviewed PrivateBancorp's 2016 profit plan and engaged in a discussion with management regarding various assumptions underlying such plan, including funding considerations. The board continued its discussions of potential strategic options for PrivateBancorp, with a particular focus on the funding strategy to support its continued organic loan growth. During this meeting, representatives of Goldman Sachs reviewed with the board the current operating environment and outlook for U.S. regional banks, issues impacting the banking industry generally and leading economic indicators. Goldman Sachs also discussed the current market for mergers and acquisitions of financial institutions in the United States and in the Chicago region (including those comparable to PrivateBancorp), as well as strategic and financial considerations for PrivateBancorp. As part of this discussion, Goldman Sachs provided an overview of potential acquisition targets and merger partners. Additionally, Goldman reviewed several acquirors who could potentially have the ability to acquire an organization the size of PrivateBancorp, as well as circumstances specific to each that may impact their ability or willingness to pursue a large transaction at that time. The board reviewed and engaged in extensive discussions with management and representatives of Goldman Sachs regarding various strategic alternatives.

        Following the December 2015 meeting, it was the opinion of the board, based on its discussions at this meeting and over prior months about the company's strategic objectives and business outlook, that continuing discussions with CIBC would be in the best interests of PrivateBancorp and its stockholders. As a result, the board authorized Mr. Richman to continue these discussions.

        On January 19, 2016, Mr. Dodig contacted Mr. Richman to make an initial, oral and non-binding transaction proposal with an implied value of $44.00 per share, with the consideration to consist of 60% CIBC common shares and 40% cash. Mr. Richman advised Mr. Dodig that he would discuss CIBC's proposal with PrivateBancorp's board of directors at its next regularly scheduled meeting.

        Later that month, the PrivateBancorp board of directors discussed the transaction proposal received from CIBC on January 19, 2016. Representatives of Goldman Sachs attended the meeting and provided an overview of the financial terms of CIBC's proposal. The board decided that more focused conversations with CIBC may ultimately be warranted but that further discussion of CIBC's offer and a proposed improvement in its terms would likely be required to merit further consideration and periodic engagement with CIBC in the near term. To assist the board during the early stages of discussions in evaluating the terms of any potential transaction with CIBC, the board formed a special strategic opportunities committee comprised of several PrivateBancorp independent directors, which we refer to as the special committee. In addition, in connection with its regular annual review of strategic plans for long-term value creation, the board reviewed and discussed, among other things, PrivateBancorp's long-term growth plan, the impact of PrivateBank's commercial banking-focused business model on that growth plan and strategic options for diversifying its overall funding base, including by enhancing core deposit gathering capabilities, to support continued organic loan growth and the potential risks and uncertainties of pursuing certain strategic options, such as acquisitions of other banking organizations to diversify its deposit base. The board also discussed PrivateBancorp's strategic, business and operational capabilities that would be critical to future growth plans.

        The special committee met on a periodic basis over the next several weeks to continue discussions regarding CIBC's initial non-binding $44.00 per share transaction proposal and the board's strategic objectives and opportunities and reported to the PrivateBancorp board on these discussions. After considering the financial analyses discussed with Goldman Sachs and input from management, the special committee and the PrivateBancorp board determined that the proposal did not reflect adequate value for PrivateBancorp's stockholders, which determination was subsequently communicated to CIBC.

        On February 17, 2016, a small number of executives of CIBC and PrivateBancorp met in person in Chicago to discuss their respective organizations, the possibility of engaging in further dialogue regarding a potential business combination and the determination of PrivateBancorp's board of directors that CIBC's $44.00 per share proposal did not reflect adequate value for PrivateBancorp's stockholders. During the meeting, PrivateBancorp's representatives also responded to certain initial high-level due diligence questions from CIBC that did not involve disclosure of any non-public information of PrivateBancorp. Following that meeting, Mr. Dodig communicated to Mr. Richman that CIBC would be prepared to increase its non-binding transaction proposal to $44.50 per share of PrivateBancorp common stock, with the same mix of 60% CIBC common shares and 40% cash. The special committee and the PrivateBancorp board each met later that month to discuss the revised CIBC proposal, which meetings were attended by representatives of Goldman Sachs. After discussion among the special committee and the board with PrivateBancorp's management and advisors, including an overview of the financial terms of the proposal provided by representatives of Goldman Sachs, CIBC's recent financial performance and financial considerations for PrivateBancorp, it was the opinion of the special committee and the board that the revised offer of $44.50 per share still did not reflect adequate value for PrivateBancorp's stockholders and, accordingly, that CIBC should not be granted access to commence a more fulsome due diligence investigation without an increased offer. This view was subsequently communicated by Mr. Richman to Mr. Dodig. During this conversation, Mr. Richman and Mr. Dodig agreed that their respective financial advisors should engage in direct discussions to understand each party's financial perspective and to support CIBC's ongoing high-level due diligence review of publicly available information of PrivateBancorp.

        On March 29, 2016, CIBC submitted a revised non-binding written proposal, which valued PrivateBancorp common stock at $47.00 per share, consisting of 60% in CIBC common shares and 40% in cash, with a fixed exchange ratio to be agreed between the parties prior to the execution of any definitive agreement. CIBC's March 29 proposal indicated that CIBC would expect PrivateBancorp's management team to continue operating the PrivateBancorp business following the merger, with Mr. Richman becoming a member of CIBC's global Executive Committee and overseeing CIBC's banking and wealth management franchises in the U.S. The proposal contemplated that Mr. Richman would enter into an employment agreement providing for his continued service as President and CEO of PrivateBancorp for three years and as Chairman of PrivateBancorp for an additional two years. The proposal was subject to CIBC's completion of a more fulsome due diligence investigation of PrivateBancorp, which CIBC indicated that it would like to begin promptly, as well as CIBC obtaining final approval from its board of directors and the parties' negotiation of a mutually acceptable definitive agreement. The proposal also indicated the regulatory approvals that CIBC expected to be required in connection with the merger.

        Shortly following receipt of CIBC's March 29 proposal, the special committee and the PrivateBancorp board each met again, including with representatives of Goldman Sachs and of Wachtell, Lipton, Rosen & Katz, PrivateBancorp's legal counsel, which we refer to as Wachtell Lipton, to consider the revised offer and the merits of providing access to PrivateBancorp's non-public material information to facilitate CIBC's desire to complete its due diligence investigation. CIBC's March 29 proposal was considered in the context of the board's previous extensive strategic discussions regarding PrivateBancorp's long-term growth plans, options for expanding its core deposit gathering capabilities and diversifying its overall funding base, the potential risks and opportunities presented by these options and the potential likelihood of and time horizon for successfully implementing these strategies. The board discussed the potential benefits of PrivateBank becoming part of a significantly larger banking organization with a strong credit rating and the opportunity for the U.S. banking business, with an enhanced funding strategy, to contribute to CIBC's overall financial performance. Representatives of Goldman Sachs also reviewed with the board the financial terms of selected U.S. bank and thrift merger transactions involving targets with greater than $5 billion in assets. The PrivateBancorp board discussed other potential acquirors that were identified and discussed by Goldman Sachs at a prior board meeting, including specific circumstances of these other potential acquirors that may impact their ability or appetite to pursue a large transaction, the analysis of Goldman Sachs regarding the financial ability of CIBC to complete a large transaction, and the potential benefits and risks of affirmatively soliciting acquisition proposals from parties other than CIBC (including, among other things, the risk of potential disruption to the business from a sale process involving additional third parties should information about the process leak into the public markets). Following this discussion, the board determined, taking into account the information obtained from its financial advisor, that there were likely to be limited or no potential purchasers with the ability and willingness to acquire a financial institution of PrivateBancorp's type and size in the current regulatory environment. In addition, the board concluded, taking into account the information obtained from its financial advisor and taking into account advice from management, that the risks associated with attempting to affirmatively solicit other business combination proposals outweighed the potential benefits of soliciting other proposals. After extensive discussion of the financial terms of the revised proposal, such risks and potential benefits, and an updated overview by Goldman Sachs of the financial terms of the revised proposal and financial considerations for PrivateBancorp, it was the consensus of the board that PrivateBancorp should allow CIBC to commence the requested due diligence investigation and, because CIBC was proposing to use its stock for 60% of the consideration in its transaction proposal, PrivateBancorp should initiate a "reverse" due diligence investigation of CIBC.

        In mid-April 2016, CIBC was granted access to a virtual data room populated by PrivateBancorp and its advisers for the purpose of commencing more fulsome documentary due diligence review of PrivateBancorp. Around that time, representatives of CIBC contacted representatives of PrivateBancorp to request that the confidentiality agreement entered into in November 2015 be amended, in recognition of the considerable resources expected to be committed by the parties in completing their respective due diligence processes, to include customary exclusivity and standstill provisions. On April 25, 2016, and based upon the determination by the PrivateBancorp board at its prior meeting that the risks associated with attempting to affirmatively solicit business combination proposals from other potential parties outweighed the potential benefits of possibly having competing offers to consider, and in order to facilitate CIBC continuing its due diligence process, the parties entered into an amended confidentiality agreement, which included a 30-day exclusivity period requested by CIBC and a customary standstill provision applicable to CIBC. Later that month, representatives of CIBC met in Chicago with a team of PrivateBancorp representatives to discuss initial diligence matters.

        CIBC's due diligence investigation of PrivateBancorp continued over the next several weeks, with PrivateBancorp providing detailed non-public information and making select executives and other employees available to CIBC to facilitate its evaluation. To protect PrivateBancorp from the risk that the parties might be unable to reach agreement on the definitive terms of a transaction, and to avoid potential disruptions to the on-going business operations, PrivateBancorp required CIBC to complete its due diligence in distinct phases, focusing initially on PrivateBank's loan portfolio, credit risk, certain treasury matters and PrivateBancorp's three-year business plan, and without providing CIBC with direct access to, or involving, any PrivateBancorp executives or employees who were not specifically approved in advance by Mr. Richman. In late May, the PrivateBancorp board of directors met to discuss the status of CIBC's due diligence and the discussions regarding a potential transaction. At this meeting, the board decided that in light of the additional due diligence performed by CIBC since CIBC's March 29 proposal, it would direct PrivateBancorp's management and advisors to request that, before proceeding with expanded management due diligence, CIBC provide the terms on which it was willing to move forward with negotiating a definitive agreement.

        On May 31, 2016, at PrivateBancorp's request, CIBC wrote PrivateBancorp to re-confirm its interest in pursuing a business combination and provided additional details concerning its transaction proposal. CIBC's May 31 letter stated CIBC was prepared to acquire PrivateBancorp for $18.80 in cash and 0.3786 CIBC common shares per share of PrivateBancorp common stock, representing the exchange ratio as though it was set based on the closing share prices of PrivateBancorp and CIBC of March 29, 2016 when the $47.00 price was indicated in CIBC's prior proposal and PrivateBancorp allowed CIBC to commence its requested due diligence process on that basis. The letter also specified that the proposal remained subject to CIBC's completion of its remaining due diligence, obtaining approval from its board of directors and the parties' execution of mutually acceptable definitive agreements, included, among other things, information regarding the proposed treatment of PrivateBancorp equity awards in the merger and reiterated CIBC's expectation that Mr. Richman would continue in a role at PrivateBancorp and enter into an employment agreement on the terms previously indicated. CIBC also indicated that it would expect to complete its remaining due diligence within two weeks of receiving information that it had requested.

        On June 8, 2016, as part of CIBC's ongoing due diligence review of PrivateBancorp, representatives of CIBC's senior management team met in person in Chicago with PrivateBancorp's management and business line heads to discuss PrivateBancorp's business operations and financial outlook. CIBC's detailed due diligence investigation continued during the month of June until the announcement of the transaction. Also in the first half of June, PrivateBancorp conducted reverse due diligence of public and non-public information regarding CIBC, including an in-person meeting in Toronto on June 13, 2016 to discuss CIBC's business operations and financial and regulatory outlook among members of senior management of CIBC and PrivateBancorp that was attended by their respective financial advisors and representatives of Wachtell Lipton. Among other topics, the PrivateBancorp team focused on CIBC's oil-and-gas-related exposure given its concentration in the Canadian market, its contemplated U.S. expansion strategy and the role of the PrivateBancorp organization and leadership in that strategy. PrivateBancorp's evaluation of CIBC continued until shortly prior to the parties' announcement that they had entered into the merger agreement.

        Shortly following these reverse due diligence meetings, Mayer Brown LLP, CIBC's legal counsel, provided Wachtell Lipton a draft merger agreement and the parties began to negotiate transaction documentation simultaneously with the ongoing due diligence investigations. Additionally, on June 21, the PrivateBancorp board engaged Sandler O'Neill & Partners, L.P., which we refer to as Sandler, to review the financial terms of the proposed transaction and to prepare and render to the PrivateBancorp board, in connection with its consideration of the proposed merger, an opinion as to whether the proposed merger consideration was fair, from a financial point of view, to the holders of PrivateBancorp common stock.

        On June 24, 2016, Mr. Dodig and Mr. Richman discussed the current status of discussions between the parties and recent volatility in the financial markets. Following that discussion, PrivateBancorp requested CIBC to confirm the terms of its transaction proposal in advance of a meeting of the PrivateBancorp board scheduled to be held on June 27. On the evening of June 26, CIBC sent a letter to PrivateBancorp confirming that it was prepared to enter into a merger agreement with PrivateBancorp for an implied merger consideration value of $47.00 per share of PrivateBancorp common stock, consisting of $18.80 in cash (representing 40% of the total merger consideration) and a fixed number of CIBC common shares to be reflected in an exchange ratio calculated as $28.20 (representing 60% of the total merger consideration) divided by the latest closing price on the NYSE of CIBC common shares immediately prior to public announcement of the transaction. The letter also stated that CIBC's proposal was subject to no material further deterioration in financial markets, obtaining final approval from the CIBC board of directors and the execution of mutually acceptable definitive agreements.

        On June 27, 2016, the PrivateBancorp board held a special meeting, attended by PrivateBancorp management, representatives of Goldman Sachs and Sandler, and representatives of Wachtell Lipton. Mr. Richman began the meeting with an update regarding the status of the potential transaction and a discussion of the current offer as communicated in the letter received from CIBC the previous evening. At the meeting, representatives of PrivateBancorp's management and Goldman Sachs and Sandler discussed with the board the potential opportunity with CIBC, recent financial market and economic events and the banking landscape, CIBC's businesses, performance, competitive positioning and valuation metrics (including views of analysts and rating agencies), the results of the reverse due diligence review of CIBC performed by PrivateBancorp management and the company's financial and legal advisors, and valuation metrics for PrivateBancorp. Representatives of PrivateBancorp management and Goldman Sachs and Sandler noted that the proposal made by CIBC the previous evening of $47.00 per share of PrivateBancorp common stock represented approximately a 25.9% premium to the closing price of PrivateBancorp common stock on the NASDAQ the previous trading day. The board discussed with PrivateBancorp's management and financial advisors the implied value of CIBC's offer relative to PrivateBancorp's current valuation and long-term outlook in light of recent market developments and economic events.

        After further discussion among members of the board, representatives of Goldman Sachs and Sandler then separately (without the other present) reviewed with the board their financial analysis of the merger consideration, as more fully described below under the heading "—Opinions of PrivateBancorp's Financial Advisors." Following this discussion, representatives of Wachtell Lipton circulated a summary of the current draft of the merger agreement to each member of the board. Wachtell Lipton reviewed for the board of directors the fiduciary duties of the directors in connection with their consideration of the transaction, as had previously been discussed with the board, and the terms of the proposed merger agreement with CIBC. The representatives of Wachtell Lipton also reviewed with the directors the proposed post-merger employment arrangements with Mr. Richman, the proposed post-merger governance commitments by CIBC and the treatment of outstanding PrivateBancorp equity awards and other compensation- and benefits-related matters for PrivateBancorp employees.

        At this point in the meeting, at the request of PrivateBancorp, Mr. Dodig and Mr. Capatides of CIBC joined the PrivateBancorp board meeting in a session in which representatives of PrivateBancorp's advisors were not present. Mr. Dodig discussed CIBC's strategic approach and goals for the combined company if a transaction were to occur, and responded to questions from the PrivateBancorp board regarding the proposed transaction and market developments. Mr. Dodig also noted that CIBC's board of directors was scheduled to meet the following day to consider the proposed transaction for approval. At the conclusion of the June 27 meeting, based on management's presentation, the financial analysis provided by Goldman Sachs and Sandler, the review of terms of the proposed merger agreement and the discussion with Mr. Dodig and Mr. Capatides, PrivateBancorp's board reached consensus that it was prepared to approve entering into a merger agreement with CIBC on the terms proposed by CIBC in its June 26 letter, and requested Mr. Richman to inform Mr. Dodig prior to CIBC's board meeting the following day of the PrivateBancorp board's commitment to those terms. Mr. Richman communicated the PrivateBancorp board's decision to Mr. Dodig, and Mr. Dodig stated that he would inform Mr. Richman whether the proposal had been approved by the CIBC board at its upcoming meeting.

        During the afternoon of June 28, 2016, following the meeting of the CIBC board of directors held earlier that day, Mr. Dodig telephoned Mr. Richman to confirm that the CIBC board had approved entering into a merger agreement with PrivateBancorp at a price of $47.00 per share, for consideration consisting of $18.80 in cash and $28.20 in CIBC common shares, at a fixed exchange ratio based on the closing price of CIBC common shares that day.

        During the evening of June 28, 2016, the PrivateBancorp board of directors convened a special meeting. Mr. Richman described to the board his conversation with Mr. Dodig earlier in the day, including that the CIBC board of directors had approved entering into a definitive merger agreement with PrivateBancorp for merger consideration consisting of $18.80 in cash and 0.3657 CIBC common shares, implying a total value of the merger consideration of $47.00 per share of PrivateBancorp common stock based on the closing price of CIBC common shares that day.

        Following this discussion, representatives of Goldman Sachs and Sandler then reviewed with the board their financial analysis of the merger consideration that was discussed with the board at the meeting the previous day, as more fully described below under the heading "—Opinions of PrivateBancorp's Financial Advisors," and each of the firms rendered to the PrivateBancorp board of directors its respective oral opinion (subsequently confirmed in writing) that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the merger consideration to be paid to the holders of shares of PrivateBancorp common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders. After discussion, and in light of the board's review and consideration of the factors described under "—PrivateBancorp's Reasons for the Merger; Recommendation of the PrivateBancorp Board of Directors", the board unanimously determined that the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of PrivateBancorp and its stockholders, and the board unanimously approved and adopted the merger and determined to recommend that PrivateBancorp common stockholders approve and adopt the merger agreement.

        During the morning of June 29, 2016, the parties entered into the merger agreement and publicly announced the merger the same day.

PrivateBancorp's Reasons for the Merger; Board Recommendation of the PrivateBancorp Board of Directors

        After careful consideration, and in consultation with PrivateBancorp's management and external financial and legal advisors, the PrivateBancorp board unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of PrivateBancorp and its stockholders and approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the PrivateBancorp board unanimously recommends that its common stockholders approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

        The PrivateBancorp board considered a number of factors in determining to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following material factors:

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  the implied value of the merger consideration of $47.00 as of June 28, 2016 (the day of the board meeting at which the board approved the transaction) represented a premium of approximately 31% to the closing price of PrivateBancorp common stock on the NASDAQ as of June 28, 2016 and was 2.2 times PrivateBancorp's tangible book value per share as of March 31, 2016;

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  the cash component of the transaction offers PrivateBancorp common stockholders the opportunity to realize cash for the value of their shares with immediate certainty of value and mitigates some of the risk of the value of the merger consideration decreasing prior to closing as a result of a decline in the trading price of CIBC common shares;

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  the stock component of the transaction offers PrivateBancorp common stockholders the opportunity to participate in the future growth and opportunities of the combined company, and the expected tax treatment of the merger as a "reorganization" for U.S. federal income tax purposes, such that receipt of share consideration (other than any cash in lieu of fractional shares) will generally be tax-free to PrivateBancorp's common stockholders, as further described under "The Merger—Material United States Federal Income Tax Consequences";

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  the financial presentations of PrivateBancorp's financial advisors, Goldman Sachs and Sandler, to the PrivateBancorp board on June 27, 2016, and the separate oral opinions of each such financial advisor delivered to the PrivateBancorp board on June 28, 2016, which opinions were subsequently confirmed in writing as of June 29, 2016, that as of such date and based on and subject to certain assumptions, procedures, qualifications and limitations, the merger consideration was fair, from a financial point of view, to PrivateBancorp's common stockholders, as further described under "The Merger—Opinions of PrivateBancorp's Financial Advisors;"

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  the potential for PrivateBancorp's common stockholders, as future CIBC shareholders, to benefit to the extent of their interest in the combined company from the synergies of the merger, in particular, enhanced revenue opportunities, and the anticipated pro forma impact of the merger discussed with the PrivateBancorp board, and the expectation that the merger will be accretive to CIBC's adjusted earnings per share in year three;

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  the view that the shared core values of PrivateBancorp and CIBC, including both companies' prudent risk culture, strong commitment to client service and focus on building solid client relationships, would assist in integration and operating the combined company post-closing and the combined strength of CIBC's and PrivateBancorp's management teams would benefit PrivateBancorp common stockholders as future CIBC shareholders;

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  the belief that the merger would accelerate the accomplishment of a variety of key elements of PrivateBancorp's strategic plan, promoting both continuity and growth, providing an ongoing source of diversified, stable funding and enabling PrivateBancorp's team to maintain and even strengthen PrivateBancorp's value proposition by drawing upon the combined company's compatible competencies, talented employees and combined resources;

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  the PrivateBancorp board's familiarity with and understanding of PrivateBancorp's business, results of operations, asset quality, financial and market position and its expectations concerning PrivateBancorp's future earnings and prospects;

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  CIBC's commitment that at the effective time of the merger, PrivateBank will be headquartered in Chicago, Illinois, and Holdco and PrivateBank will constitute the primary banking, lending and wealth management platform of CIBC in the United States;

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  the potential risk of the reverse due diligence conducted on CIBC during the negotiation of the transaction and PrivateBancorp's knowledge of CIBC's management team, business, results of operations, financial and market position and future earnings and prospects;

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  the historical and current trading prices, volumes and performance of each of PrivateBancorp's common stock and CIBC's common shares, and both companies' current trading multiples of earnings and tangible book value relative to both historical levels and current peer company levels;

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  the significantly higher current dividend yield of CIBC common shares relative to PrivateBancorp common stock;

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  the PrivateBancorp board's familiarity with and understanding of the current and prospective banking environment in which each of PrivateBancorp and CIBC operate, including foreign, domestic and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the likely effect of these factors on PrivateBancorp both with and without the merger;

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  the regulatory and other approvals required in connection with the merger, and the expectation that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable conditions;

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  the PrivateBancorp board's ongoing evaluation, with the assistance of financial advisors, of strategic alternatives available to PrivateBancorp for maximizing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives, and the PrivateBancorp board's belief that the proposed merger with CIBC was the best option available to PrivateBancorp common stockholders;

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  the terms and conditions of the merger agreement and the course of negotiations of the merger agreement (see "The Merger—Terms of the Merger"), the ability of the PrivateBancorp board, under certain circumstances, to change its recommendation to PrivateBancorp stockholders regarding the merger (see "The Merger Agreement—Covenants and Agreements"), the conditions to closing (see "The Merger Agreement—Conditions to the Merger"), the ability of PrivateBancorp to terminate the merger agreement under certain circumstances (see "The Merger Agreement—Termination"), the possibility that PrivateBancorp would be required to pay a termination fee under certain circumstances, as well as the PrivateBancorp board's belief that the termination fee is not likely to significantly deter another party from making a superior acquisition proposal (see "The Merger Agreement—Effect of Termination and Termination Fee") and that PrivateBancorp's common stockholders will have an opportunity to vote on the merger and that their approval is a condition to completion of the merger (see "The Merger Agreement—Conditions to the Merger"), and the terms of the merger agreement that restrict PrivateBancorp's ability to solicit alternative transactions (see "The Merger Agreement—Covenants and Agreements");

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  the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party's control;

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  the potential risk of diverting management attention and resources from the operation of PrivateBancorp's business to the merger, and the possibility of employee attrition and the transactions contemplated in the merger agreement intended to mitigate this risk;

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  adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

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  the potential risks and costs associated with successfully integrating elements of PrivateBancorp's business, operations and workforce with those of CIBC, including the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe; and

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  the other risks described under the sections entitled "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

        In considering the recommendation of the PrivateBancorp board, you should be aware that certain directors and officers of PrivateBancorp may have interests in the merger that are different from, or in addition to, interests of stockholders of PrivateBancorp generally and may create potential conflicts of interest. The PrivateBancorp board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to PrivateBancorp's common stockholders that they vote in favor of the merger agreement proposal. See "The Merger—Interests of PrivateBancorp Directors and Executive Officers in the Merger."

        This discussion of the information and factors considered by the PrivateBancorp board includes the material factors considered by the PrivateBancorp board, but it is not intended to be exhaustive and may not include all the factors considered by the PrivateBancorp board. In view of the wide variety of factors considered, and the complexity of these matters, the PrivateBancorp board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. Rather, the PrivateBancorp board viewed its recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, PrivateBancorp's management and its financial and legal advisors. In addition, individual members of the PrivateBancorp board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the PrivateBancorp board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

        For the reasons set forth above, the PrivateBancorp board of directors unanimously recommends that the PrivateBancorp common stockholders vote "FOR" the merger agreement proposal.

Opinions of PrivateBancorp's Financial Advisors

Opinion of Goldman Sachs

        At a meeting of the PrivateBancorp board of directors held to evaluate the proposed transaction, Goldman Sachs rendered to the board of directors of PrivateBancorp its oral opinion, subsequently confirmed in writing, to the effect that, as of June 29, 2016, the date of its written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs' written opinion, the merger consideration consisting of $18.80 in cash and 0.3657 CIBC common shares to be paid to the holders (other than CIBC and its affiliates) of the shares of PrivateBancorp common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated June 29, 2016, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Appendix B. The summary of the Goldman Sachs opinion contained in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs' written opinion. Goldman Sachs' advisory services and opinion were provided for the information and assistance of the board of directors of PrivateBancorp in connection with its consideration of the merger and the opinion does not constitute a recommendation as to how any holder of PrivateBancorp common stock should vote with respect to the proposed transaction or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

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  annual reports to stockholders and Annual Reports on Form 10-K of PrivateBancorp for the five fiscal years ended December 31, 2015 and annual reports to shareholders and Annual Reports on Form 40-F of CIBC for the five fiscal years ended October 31, 2015;

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  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of PrivateBancorp and certain interim reports to shareholders of CIBC;

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  certain other communications from PrivateBancorp to its stockholders and from CIBC to its shareholders;

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  certain publicly available research analyst reports for PrivateBancorp and CIBC; and

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  certain internal financial analyses and forecasts for PrivateBancorp on a stand-alone basis prepared by its management, which we refer to as "PrivateBancorp Financial Forecasts," certain financial analyses and forecasts for CIBC on a stand-alone basis reflecting Wall Street analyst consensus estimates for CIBC for 2016 and 2017, as extrapolated by management of PrivateBancorp for periods thereafter, which we refer to as the "CIBC Forecasts," certain financial analyses and forecasts for PrivateBancorp as owned by CIBC provided by PrivateBancorp and comprised of PrivateBancorp Financial Forecasts and estimates and judgments of the management of PrivateBancorp with respect to ownership of PrivateBancorp by CIBC, which we refer to as "PrivateBancorp As-Owned Forecasts," and certain financial analyses and forecasts for the combined company and CIBC provided by PrivateBancorp and comprised of the CIBC Forecasts and the PrivateBancorp As-Owned Forecast, which we refer to as the "CIBC Pro-Forma Forecasts," in each case, as approved for Goldman Sachs' use by PrivateBancorp, which we refer to, collectively, as the Forecasts, including certain operating synergies and other adjustments anticipated by the management of PrivateBancorp to result from the proposed transaction, as approved for Goldman Sachs' use by PrivateBancorp, which we refer to as the "Synergies."

        Goldman Sachs also held discussions with members of the senior management of PrivateBancorp regarding their assessment of the past and current business operations, financial condition and future prospects of PrivateBancorp and CIBC and the strategic rationale for, and the potential benefits of, the proposed transaction; and with members of the senior management of CIBC regarding their assessment of the past and current business operations, financial condition and future prospects of CIBC and the strategic rationale for, and the potential benefits of, the proposed transaction; reviewed the reported price and trading activity for PrivateBancorp common stock and CIBC common shares; compared certain financial and stock market information for PrivateBancorp and CIBC with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the banking industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

        For purposes of rendering its opinion, Goldman Sachs, with the consent of the PrivateBancorp board of directors, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the board of directors of PrivateBancorp that the Forecasts, including the Synergies, have been reasonably prepared and reflect the best currently available estimates and judgments of the management of PrivateBancorp. Goldman Sachs did not review individual credit files or make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of PrivateBancorp or CIBC or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances and marks for losses with respect thereto, and, accordingly, Goldman Sachs assumed that such allowances and marks are in the aggregate adequate to cover such losses. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction will be obtained without any adverse effect on PrivateBancorp or CIBC or on the expected benefits of the proposed transaction in any way meaningful to Goldman Sachs' analysis. Goldman Sachs assumed that the proposed transaction will be completed on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of PrivateBancorp to engage in the proposed transaction, or the relative merits of the proposed transaction as compared to any strategic alternatives that may be available to PrivateBancorp; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with,

PrivateBancorp or any other alternative transaction. Goldman Sachs' opinion addresses only the fairness from a financial point of view to the holders (other than CIBC and its affiliates) of PrivateBancorp common stock, as of June 29, 2016, of the merger consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the merger agreement, or the proposed transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the proposed transaction, including, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of PrivateBancorp; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of PrivateBancorp, or class of such persons, in connection with the proposed transaction, whether relative to the merger consideration to be paid to the holders (other than CIBC and its affiliates) of PrivateBancorp common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which the CIBC common shares will trade at any time or as to the impact of the proposed transaction on the solvency or viability of PrivateBancorp or CIBC or the ability of PrivateBancorp or CIBC to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of June 29, 2016, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after June 29, 2016. Goldman Sachs' advisory services and its opinion were provided for the information and assistance of the board of directors of PrivateBancorp in connection with its consideration of the proposed transaction and the opinion does not constitute a recommendation as to how any holder of shares of PrivateBancorp common stock should vote with respect to the proposed transaction or any other matter. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses presented by Goldman Sachs to the board of directors of PrivateBancorp in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 24, 2016, and is not necessarily indicative of current market conditions.

Analysis of Implied Deal Premia and Multiples

        Goldman Sachs calculated and compared certain premia and multiples using the closing price for shares of PrivateBancorp common stock on June 24, 2016, and the implied value of the merger consideration. For purposes of its analysis, Goldman Sachs used an implied value for the merger consideration of $47.00, which reflects the sum of (1) the exchange ratio of 0.3657 multiplied by $77.11, the closing price for the CIBC common shares on the New York Stock Exchange on June 28, 2016, the last trading day prior to the announcement of the proposed transaction, and (2) the $18.80 per share of cash merger consideration.

        Goldman Sachs calculated and/or compared the following:

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  the closing share price for PrivateBancorp common stock on June 24, 2016, as compared to (i) the average trading price of the shares of PrivateBancorp common stock over the 30-day, 60-day and 90-day time periods ended June 24, 2016, (ii) the high closing price of the shares of

    PrivateBancorp common stock over the 52-week period ended June 24, 2016 and (iii) the all-time high closing price of the shares of PrivateBancorp common stock;

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  the implied premia represented by the implied value of the merger consideration relative to (i) the PrivateBancorp share price on June 24, 2016, (ii) the average closing price of shares of PrivateBancorp common stock over the 30-day, 60-day and 90-day time periods ended June 24, 2016, (iii) the high closing price of the shares of PrivateBancorp common stock over the 52-week period ended June 24, 2016, and (iv) the all-time high closing price of the shares of PrivateBancorp common stock;

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  the closing share price for PrivateBancorp common stock on June 24, 2016, as a multiple of the estimated earnings per share, or "EPS," for 2016, 2017 and 2018 for PrivateBancorp, calculated using both the EPS estimates for PrivateBancorp reflected in the PrivateBancorp Financial Forecasts and the median EPS estimates for PrivateBancorp published by Institutional Broker Estimate System, or "IBES", as of June 24, 2016;

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  the $47.00 per share implied value of the merger consideration as a multiple of the price to estimated EPS for 2016, 2017 and 2018 for PrivateBancorp, calculated using both the EPS estimates for the PrivateBancorp reflected in PrivateBancorp Financial Forecasts and the median EPS estimates for PrivateBancorp published by IBES as of June 24, 2016;

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  the closing share price for PrivateBancorp common stock on June 24, 2016 as a multiple of the stated book value per share, or "SBV per share," and the tangible book value per share, or "TBV per share," for PrivateBancorp, in each case as of March 31, 2016, using TBV per share and SBV per share information provided by management of PrivateBancorp; and

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  the $47.00 per share implied value of the merger consideration as a multiple of the SBV per share and TBV per share as of March 31, 2016.

        The results of these calculations and comparisons are listed below:

Difference/Implied Premium to:	PrivateBancorp June 24, 2016 Closing Price	Implied Value of Merger Consideration
June 24, 2016 Closing Price	N/A	25.9%
30-Day Average Price	(10.3)%	12.9%
60-Day Average Price	(8.5)%	15.2%
90-Day Average Price	(5.6)%	18.8%
52-Week High Price	(18.5)%	2.6%
All-Time High Price (August 3, 2006)	(20.9)%	(0.4)%

	PrivateBancorp Financial Forecasts		IBES Median Estimates
	PrivateBancorp June 24, 2016 Closing Price	Implied Value of Merger Consideration	PrivateBancorp June 24, 2016 Closing Price	Implied Value of Merger Consideration
Price/2016E EPS	14.4x	18.1x	14.6x	18.4x
Price/2017E EPS	14.7x	18.5x	13.6x	17.1x
Price/2018E EPS	14.0x	17.7x	12.5x	15.7x

	PrivateBancorp June 24, 2016 Closing Price	Implied Value of Merger Consideration
Price/SBV per share	1.7x	2.1x
Price/TBV per share	1.8x	2.2x

Selected Companies Analyses for PrivateBancorp on a Stand-alone Basis

        Goldman Sachs reviewed and compared certain financial information for PrivateBancorp to corresponding financial information and public market multiples for the following selected publicly traded companies in the banking industry:

Associated Banc-Corp.	PacWest Bancorp
Boston Private Financial Holdings, Inc.	Prosperity Bancshares, Inc.
Commerce Bancshares, Inc.	Signature Bank
Cullen/Frost Bankers, Inc.	Sterling Bancorp
First Horizon National Corporation	Texas Capital Bancshares, Inc.
First Midwest Bancorp, Inc.	UMB Financial Corporation
Fulton Financial Corporation	Webster Financial Corporation
Hancock Holding Company	Western Alliance Bancorporation
IBERIABANK Corporation	Wintrust Financial Corporation
MB Financial, Inc.

        Although none of the above companies are directly comparable to PrivateBancorp, the selected companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of PrivateBancorp.

        Goldman Sachs calculated and compared with respect to PrivateBancorp and each of the selected companies its price per share as of June 24, 2016:

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  as a multiple of estimated EPS for the four quarter period, or the "NTM period," ended March 31, 2017, as a multiple of estimated EPS for calendar year 2016 and as a multiple of estimated EPS for calendar year 2017; and

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  as a multiple of its SBV per share and TBV per share as of its most recently completed fiscal quarter for which SBV per share and TBV per share information was publicly available as of June 24, 2016.

        For purposes of its calculations, Goldman Sachs used NTM period, 2016 and 2017 EPS estimates for PrivateBancorp and the selected companies reflecting the most recent median EPS estimates for such companies published by IBES as of June 24, 2016. For PrivateBancorp, Goldman Sachs also used the NTM period, 2016 and 2017 EPS estimates reflected in the PrivateBancorp Financial Forecasts. Goldman Sachs used SBV per share and TBV per share information for PrivateBancorp and for the selected companies as publicly disclosed.

        The multiples calculated by Goldman Sachs for PrivateBancorp and the median of the multiples calculated by Goldman Sachs for the selected companies are listed below:

PrivateBancorp
	PrivateBancorp Financial Forecasts	IBES Median Estimates	Selected Companies (Median)
Price/NTM Period EPS	14.6x	14.1x	13.6x
Price/2016E EPS	14.4x	14.6x	14.4x
Price/2017E EPS	14.7x	13.6x	12.8x
Price/SBV per share	1.7x		1.2x
Price/TBV per share	1.8x		1.8x

Illustrative Present Value of Future Stock Price Analyses for PrivateBancorp on a Stand-alone Basis

        Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of the common stock of PrivateBancorp on a stand-alone basis.

        Goldman Sachs first derived a range of theoretical future values per share for PrivateBancorp common stock as of December 31, 2016, 2017 and 2018, by applying illustrative price to EPS multiples ranging from 14.0x to 16.0x to the estimates of PrivateBancorp's EPS for the years ending December 31, 2017, 2018 and 2019, respectively, reflected in the PrivateBancorp Financial Forecasts. By applying a discount rate of 12%, reflecting an estimate of PrivateBancorp's cost of equity on a stand-alone basis, Goldman Sachs discounted to present value as of March 31, 2016, both the theoretical future values per share it derived and the estimated dividends to be paid per share of PrivateBancorp common stock through the end of the applicable year as reflected in the PrivateBancorp Financial Forecasts to yield illustrative present values per share of common stock of PrivateBancorp on a stand-alone basis ranging from $30.01 to $37.36.

Illustrative Discounted Dividend Analyses for PrivateBancorp on a Stand-Alone Basis

        Using PrivateBancorp Financial Forecasts, Goldman Sachs performed an illustrative discounted dividend analyses on PrivateBancorp, on a stand-alone basis, to derive a range of illustrative present values per share of PrivateBancorp common stock on a stand-alone basis.

        Using discount rates ranging from 11.0% to 13.0%, reflecting estimates of the cost of equity for PrivateBancorp on a stand-alone basis, Goldman Sachs derived a range of illustrative equity values for PrivateBancorp on a stand-alone basis by discounting to present value as of March 31, 2016, (a) the estimated dividends to be paid by PrivateBancorp to PrivateBancorp's stockholders and the estimated cash infusion to be made into PrivateBancorp over the period beginning March 31, 2016 through the year ending December 31, 2021, based on the PrivateBancorp Financial Forecasts and PrivateBancorp maintaining a common equity tier 1 ratio, or "CET1 Ratio," ranging from 9.0% to 10.0%, and (b) a range of illustrative terminal values for PrivateBancorp on a stand-alone basis as of December 31, 2021, calculated by applying illustrative price to EPS multiples ranging from 14.0x to 16.0x to the estimate of PrivateBancorp's EPS for the year ending December 31, 2022, reflected in the PrivateBancorp Financial Forecasts. Goldman Sachs then divided the range of illustrative equity values it derived for PrivateBancorp by the total number of fully diluted shares of PrivateBancorp common stock outstanding as provided by PrivateBancorp management to derive illustrative present values per share of common stock of PrivateBancorp on a stand-alone basis ranging from $31.35 to $38.82.

Company Stand-Alone Regression Analysis

        Goldman Sachs performed a regression analysis using the price/TBV per share multiples for the selected companies calculated by Goldman Sachs as summarized under "—Selected Companies Analyses for PrivateBancorp on a Stand-alone Basis" above compared to the estimated 2016 return on average tangible common equity, or the "2016E ROATCE," for the selected companies using the median estimates for such companies published by IBES as of June 24, 2016, to derive a regression line reflecting a range of Price/TBV per share multiples at a range of 2016E ROATCEs for the selected companies. The 2016E ROATCE for PrivateBancorp on a stand-alone basis, as reflected in the PrivateBancorp Financial Forecasts corresponded to a Price/TBV per share multiple of 1.8x on the regression line. By applying Price/TBV per share multiples ranging from 1.6x to 1.9x, reflecting Price/TBV per share multiples ranging plus or minus one standard deviation from the 1.8x Price/TBV per share multiple on the regression line, to TBV per share as of March 31, 2016 for PrivateBancorp, as provided by PrivateBancorp management, Goldman Sachs derived implied values per share of common stock of PrivateBancorp on a stand-alone basis ranging from $34.42 to $40.41.

Selected Transactions Analysis

        Goldman Sachs reviewed and compared certain publicly available information relating to the selected acquisition transactions listed below announced since 2013 in which the target company had an asset value of $5 billion or more and involving target companies in the banking and thrift industry.

Announcement Date	Target	Acquirer
January 25, 2016	FirstMerit Corporation	Huntington Bancshares Incorporated
October 30, 2015	First Niagara Financial Group, Inc.	KeyCorp
October 29, 2015	Astoria Financial Corporation	New York Community Bancorp, Inc.
August 17, 2015	National Penn Bancshares, Inc.	BB&T Corporation
January 22, 2015	City National Corporation	Royal Bank of Canada
November 12, 2014	Susquehanna Bancshares, Inc.	BB&T Corporation
September 11, 2013	Sterling Financial Corporation	Umpqua Holdings Corporation
July 15, 2013	Taylor Capital Group, Inc.	MB Financial, Inc.

        Although none of the target companies in the selected transactions are directly comparable to PrivateBancorp and none of the selected transactions are directly comparable to the proposed transaction, the selected transactions were chosen because the target companies were publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of PrivateBancorp, and as such, for purposes of the analysis, the selected transactions may be considered similar to the proposed transaction.

        Goldman Sachs calculated and compared with respect to each of the selected transactions and the proposed transaction:

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  the implied premia represented by the implied value of the consideration per target company share paid in the applicable transaction relative to the last undisturbed closing share price for the target company prior to the announcement of the applicable transaction, or "One-Day Offer Premia";

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  the implied value of the consideration per target company share paid in the transaction as a multiple of the target company's estimated EPS for its first full fiscal year after the announcement of the applicable transaction, or "Consideration/FY + 1 EPS"; and

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  the implied value of the consideration per target company share paid in the transaction as a multiple of SBV per share, or the "Consideration/SBV per share," and as a multiple of TBV per share, or "Consideration/TBV per share," of the target company as of the last full fiscal quarter prior to the announcement of the applicable transaction.

        For purposes of its calculations, Goldman Sachs used estimates for EPS for each target company's first full fiscal year after the announcement of the applicable transaction reflecting the most recent median estimates for such company published by SNL Financial prior to the announcement of the applicable transaction, and Goldman Sachs used SBV per share and TBV per share figures publicly disclosed for each target company for the last quarter end prior to the announcement of the applicable transaction. In performing its calculations with respect to PrivateBancorp and the proposed transaction, Goldman used the closing share price for PrivateBancorp common stock as of June 24, 2016, the 2017 EPS estimate reflected in the PrivateBancorp Financial Forecasts and the most recent median 2017 EPS estimate for PrivateBancorp published by IBES as of June 24, 2016 and the SBV per share and TBV per share information for PrivateBancorp as provided by PrivateBancorp management.

        The multiples calculated by Goldman Sachs for the proposed transaction and the median of the multiples calculated by Goldman Sachs for the selected transactions are listed below:

	Proposed Transaction		Selected Transactions (Median)
Implied Premium	26%		25%
Consideration/FY + 1 EPS	18.1x	18.4x	18.1x
	(PrivateBancorp Financial Forecasts)	(IBES Median Estimate)
Consideration/SBV per share	2.1x		1.4x
Consideration/TBV per share	2.2x		1.7x

        As a result of its review of the calculations summarized above and its professional judgment and experience, Goldman Sachs applied illustrative ranges of One-Day Offer Premia, Consideration/FY + 1 EPS and Consideration/TBV per share indicated below, reflecting the 25th and 75th percentiles of the One-Day Offer Premia, Consideration/FY + 1 EPS and Consideration/TBV per share multiples calculated by Goldman Sachs for the selected transactions, to the closing share price for PrivateBancorp common stock as of June 24, 2016, the estimated EPS for 2016 for PrivateBancorp on a stand-alone basis as reflected in the PrivateBancorp Financial Forecasts and TBV per share as of March 31, 2016 for PrivateBancorp, as provided by PrivateBancorp management, to derive ranges of illustrative values per share of PrivateBancorp common stock as listed below:

	Indicative Range	Range of Illustrative Values per Share of PrivateBancorp
One-Day Offer Premia	17.2% - 28.2%	$43.75 - $47.86
Consideration/FY + 1 EPS	16.4x - 20.0x	$42.40 - $51.68
Consideration/TBV per share	1.7x - 1.9x	$35.41 - $40.26

CIBC Selected Companies Analyses

        Goldman Sachs reviewed and compared certain financial information for CIBC to corresponding financial information and public market multiples for the following selected publicly traded companies in the Canadian banking industry:

  Bank of Montreal
  National Bank of Canada
  Royal Bank of Canada
  The Toronto-Dominion Bank
  The Bank of Nova Scotia

        Although none of the selected companies are directly comparable to CIBC, the included companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of CIBC.

        Goldman Sachs calculated and compared with respect to CIBC and each of the selected companies its closing price per share as of June 24, 2016, on the New York Stock Exchange (except National Bank of Canada, for which the closing share price on the Toronto Stock Exchange was used a translated into US dollars at C$/US$ rate of 0.769):

  •
  as a multiple of estimated cash EPS for the four quarter period, or the "NTM period," ended April 30, 2017, as a multiple of estimated cash EPS for fiscal year 2016 and as a multiple of estimated cash EPS for fiscal year 2017; and

  •
  as a multiple of its SBV per share and TBV per share as of its most recently completed fiscal quarter for which SBV per share and TBV per share information was publicly available as of June 24, 2016.

        For purposes of its calculations, Goldman Sachs used NTM period, fiscal year 2016 and fiscal year 2017 cash EPS estimates for the selected companies reflecting the most recent median EPS estimates for such companies published by IBES as of June 24, 2016. For CIBC, Goldman Sachs also used the NTM period, fiscal year 2016 and fiscal year 2017 cash EPS estimates reflected in the CIBC Forecasts. Goldman Sachs used SBV per share and TBV per share information for the selected companies and CIBC as publicly disclosed.

        The multiples calculated by Goldman Sachs for CIBC and the median of the multiples calculated by Goldman Sachs for the selected companies are listed below:

	CIBC	Selected Companies (Median)
Price/NTM Period Cash EPS	10.4x	11.1x
Price/FY 2016E Cash EPS	10.6x	11.5x
Price/FY 2017E Cash EPS	10.3x	10.9x
Price/SBV per share	1.9x	1.6x
Price/TBV per share	2.2x	2.1x

Illustrative Present Value of Future Stock Price Analyses for CIBC on Stand-Alone and Pro-Forma Bases

        Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of CIBC common shares on a stand-alone basis and on a pro-forma basis giving effect to the proposed transaction.

        Goldman Sachs derived a range of theoretical future values per share for CIBC common shares on a stand-alone basis as of October 31, 2017, 2018 and 2019, by applying illustrative price to EPS multiples of 10.0x and 11.0x to the estimates of CIBC's cash EPS for the fiscal years ending October 31, 2018, 2019 and 2020, respectively, reflected in the CIBC Forecasts. By applying a discount rate of 10.0%, reflecting an estimate of CIBC's cost of equity on a stand-alone basis, Goldman Sachs discounted to present value as of April 30, 2016 both the theoretical future values per share it derived for CIBC on a stand-alone basis and the estimated dividends to be paid per CIBC common share on a stand-alone basis through the end of the applicable year as reflected in the CIBC Forecasts to yield illustrative present values per CIBC common share on a stand-alone basis ranging from $77.05 to $86.12.

        Goldman Sachs also derived a range of theoretical future values per share for CIBC common shares on a pro-forma basis (giving effect to the proposed transaction) as of October 31, 2017, 2018 and 2019, by applying illustrative price to cash EPS multiples of 10.5x and 11.5x to the estimates of CIBC's cash EPS for the fiscal years ending October 31, 2018, 2019 and 2020, respectively, reflected in the CIBC Pro-Forma Forecasts. By applying a discount rate of 10.1%, reflecting an estimate of CIBC's cost of equity on a pro-forma basis, Goldman Sachs discounted to present value as of April 30, 2016 both the theoretical future values per share it derived for CIBC on a pro-forma basis and the estimated dividends to be paid per CIBC common share on a pro-forma basis through the end of the applicable year as reflected in the CIBC Pro-Forma Forecasts to yield illustrative present values per common share of CIBC on a pro-forma basis ranging from $78.54 to $87.64.

        Goldman Sachs multiplied this range of illustrative present values per CIBC common share on a pro-forma basis by an illustrative transaction exchange ratio of 0.3659 (0.0002 above the final transaction exchange ratio of 0.3657) and added to the result $18.80, the per share cash merger consideration, to derive a range of illustrative present values for the merger consideration of $47.54 to $50.87 per share of common stock of PrivateBancorp.

Illustrative Discounted Dividend Analyses for CIBC on Stand-Alone and Pro-Forma Bases

        Using the CIBC Forecasts, Goldman Sachs performed illustrative discounted dividend analyses on CIBC on stand-alone and pro-forma bases to derive ranges of illustrative present values per share of CIBC common shares on stand-alone and pro-forma bases.

        Using discount rates ranging from 9.0% to 11.0%, reflecting estimates of the cost of equity for CIBC on a stand-alone basis, Goldman Sachs derived a range of illustrative equity values for CIBC on a stand-alone basis by discounting to present value as of April 30, 2016, (a) the estimated dividends to be paid by CIBC to its shareholders over the period beginning May 1, 2016, through the end of CIBC's fiscal year ending October 31, 2021, as reflected in the CIBC Forecasts and assuming CIBC maintaining Tier 1 Leverage ratios ranging from 3.5% to 4.5%, and (b) a range of illustrative terminal values for CIBC on a stand-alone basis as of October 31, 2021, calculated by applying illustrative price to cash EPS multiples ranging from 10.0x to 11.0x to the estimate of CIBC's cash EPS for its fiscal year ending October 31, 2022, reflected in the CIBC Forecasts. Goldman Sachs then divided the range of illustrative equity values it derived for CIBC on a stand-alone basis by the total number of fully diluted CIBC common shares outstanding as provided by PrivateBancorp management, to derive illustrative present values per common share of CIBC on a stand-alone basis ranging from $81.22 to $99.73.

        Using discount rates ranging from 9.1% to 11.1%, reflecting estimates of the cost of equity for CIBC on a pro-forma basis (giving effect to the proposed transaction), Goldman Sachs derived a range of illustrative equity values for CIBC on a pro-forma basis by discounting to present value as of April 30, 2016, (a) the estimated dividends to be paid by CIBC to the CIBC shareholders and the estimated cash infusion to be made into CIBC over the period beginning May 1, 2016, through the end of CIBC's fiscal year ending October 31, 2021, as well as the dividends and estimated cash infusions that would be made into PrivateBancorp as reflected in the CIBC Forecasts for the period until closing of the proposed transaction (assumed, for illustrative purposes to occur on April 30, 2017) and the CIBC Pro-Forma Forecasts for the periods thereafter and on CIBC maintaining Tier 1 Leverage ratios ranging from 3.5% to 4.5%, and (b) a range of illustrative terminal values for CIBC on a pro-forma basis as of October 31, 2021, calculated by applying illustrative price to cash EPS multiples ranging from 10.5x to 11.5x to the estimate of CIBC's cash EPS for its fiscal year ending October 31, 2022, reflected in the CIBC Pro-Forma Forecasts. Goldman Sachs then divided the range of illustrative equity values it derived for CIBC on a pro-forma basis by the total number of fully diluted CIBC common shares outstanding, increased by the number of CIBC common shares anticipated to be issued in the proposed transaction, as provided by PrivateBancorp management, to derive illustrative present values per common share of CIBC on a pro-forma basis ranging from $83.18 to $100.48.

        Goldman Sachs multiplied this range of illustrative present values per common share of CIBC on a pro-forma basis by an illustrative transaction exchange ratio of 0.3659 (0.0002 above the final transaction exchange ratio of 0.3657) and added to the result $18.80, the per share cash merger consideration, to derive a range of illustrative present values for the merger consideration of $49.24 to $55.56 per share of PrivateBancorp common stock.

Regression Analysis for CIBC

        Goldman Sachs performed a regression analysis using the price/TBV per share multiples for the selected companies calculated by Goldman Sachs as summarized under "—CIBC Selected Companies Analyses for PrivateBancorp on a Stand-alone Basis" above compared to the estimated fiscal year 2018 return on average tangible common equity, or the "FY 2018E ROATCE," for the selected companies using the median estimates for such companies published by IBES as of June 24, 2016, to derive a regression line reflecting a range of Price/TBV per share multiples at a range of FY 2018E ROATCEs for the selected companies. The FY 2018E ROATCE for CIBC on a stand-alone basis, as reflected in the CIBC Forecasts yielded a regression implied price per common share of CIBC of $78.10. The FY 2018E ROATCE for CIBC on a pro-forma basis as reflected in the CIBC Pro-Forma Forecasts yielded a regression implied price per common share of CIBC of $84.08 as of closing of the proposed transaction (assumed for illustrative purposes to occur on April 30, 2017) corresponding to a Price/TBV per share multiple of 2.3x on the regression line. Goldman Sachs applied illustrative Price/TBV per share multiples ranging from plus or minus one standard deviation from the 2.3x Price/TBV per share multiple on the regression line, to TBV per share of CIBC on a pro-forma basis as of closing of the proposed transaction as reflected in the CIBC Pro-Forma Forecasts and discounted the result to present value as of April 30, 2016, using a discount rate of 10.1%, reflecting an estimate of CIBC's cost of equity on a pro-forma basis, to derive regression implied present values per common share of CIBC on a pro-forma basis ranging from $70.81 to $84.12.

        Goldman Sachs multiplied this range of regression implied present values per common share of CIBC on a pro-forma basis by an illustrative transaction exchange ratio of 0.3659 (0.0002 above the final transaction exchange ratio of 0.3657) and added to the result $18.80, the per share cash merger consideration, to derive a range of illustrative implied present values for the merger consideration of $44.71 to $49.58 per share of PrivateBancorp common stock.

General

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to PrivateBancorp or CIBC or the proposed transaction.

        Goldman Sachs prepared these analyses for purposes of providing its opinion to the board of directors of PrivateBancorp that, as of June 29, 2016, the date of its written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs' written opinion, the merger consideration to be paid to the holders (other than CIBC and its affiliates) of the shares of PrivateBancorp common stock pursuant to the merger agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of PrivateBancorp, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.

        The merger consideration to be paid to the holders of the shares of PrivateBancorp common stock pursuant to the merger agreement was determined through arm's-length negotiations between PrivateBancorp and CIBC and was approved by the board of directors of PrivateBancorp. Goldman Sachs provided advice to PrivateBancorp during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to PrivateBancorp or that any specific amount of consideration constituted the only appropriate consideration for the proposed merger.

        As described above, Goldman Sachs' opinion was one of many factors taken into consideration by the board of directors of PrivateBancorp in considering the proposed transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the board of directors of PrivateBancorp and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix B to this proxy statement/prospectus.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of PrivateBancorp, CIBC and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs acted as financial advisor to PrivateBancorp in connection with, and participated in certain of the negotiations leading to, the proposed transaction. Goldman Sachs has provided certain financial advisory and/or underwriting services to PrivateBancorp and/or its affiliates from time to time. In addition, Goldman Sachs has provided certain financial advisory and/or underwriting services to CIBC and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to PrivateBancorp, CIBC and their respective affiliates for which its investment banking division may receive compensation.

        PrivateBancorp selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed transaction. Pursuant to an engagement letter between PrivateBancorp and Goldman Sachs, PrivateBancorp has agreed to pay Goldman Sachs a transaction fee that is estimated, based on information that is available as of the date of announcement, of approximately $30.6 million, $5.0 million of which was paid at the announcement of the proposed transaction, and the remainder of which is contingent upon consummation of the proposed transaction. In addition, PrivateBancorp agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Sandler

        On June 21, 2016, the board of directors of PrivateBancorp retained Sandler to prepare and render to the board, in connection with its consideration of the proposed merger, an opinion as to whether the merger consideration was fair to the holders of PrivateBancorp common stock from a financial point of view.

        PrivateBancorp selected Sandler because Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        At the meeting of the board of directors of PrivateBancorp held to evaluate the proposed merger, Sandler rendered to the board of directors of PrivateBancorp its oral opinion, subsequently confirmed in writing, to the effect that, as of June 29, 2016, the date of its written opinion, and based upon and subject to the factors set forth in Sandler's written opinion, the merger consideration consisting of $18.80 in cash and 0.3657 common shares of CIBC was fair to the holders of PrivateBancorp common stock from a financial point of view. The full text of Sandler's opinion, dated June 29, 2016, is attached as Appendix C to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of PrivateBancorp common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler's opinion speaks only as of June 29, 2016, the date of the opinion. The opinion was directed to the board of directors of PrivateBancorp in connection with its consideration of the merger agreement and the proposed merger and is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of PrivateBancorp common stock. Sandler's opinion does not constitute a recommendation to any holder of PrivateBancorp common stock as to how such holder of PrivateBancorp common stock should vote at any meeting of stockholders called to consider and vote upon the adoption of the merger agreement and approval of the merger. It does not address the underlying business decision of PrivateBancorp to engage in the merger, the form or structure of the merger or other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative business strategies that might exist for PrivateBancorp or the effect of any other transaction in which PrivateBancorp might engage, or the fairness of the merger to any other class of securities, creditor or other constituency of PrivateBancorp. Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger or other transactions contemplated by the merger agreement by any PrivateBancorp or CIBC officer, director, or employee, or any class of such persons, if any, relative to the merger consideration to be received by any other stockholder of PrivateBancorp. Sandler's opinion was approved by Sandler's fairness opinion committee.

        In connection with rendering its opinion, Sandler reviewed and considered, among other things:

  •
  the merger agreement;

  •
  certain publicly available financial statements and other historical financial information of PrivateBancorp that Sandler deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of CIBC that Sandler deemed relevant;

  •
  internal financial projections for PrivateBancorp for the years ending December 31, 2016 through December 31, 2022, as provided by the senior management of PrivateBancorp;

  •
  internal financial projections for CIBC for the fiscal years ending October 31, 2016 through October 31, 2022, as prepared and provided by the senior management of PrivateBancorp;

  •
  the pro forma financial impact of the merger on CIBC based on certain assumptions relating to transaction expenses, purchase accounting adjustments, a core deposit intangible asset and cost savings, as well as internal financial projections for PrivateBancorp, as owned by CIBC, for the years ending December 31, 2016 through December 31, 2022, as provided by the senior management of PrivateBancorp;

  •
  the publicly reported historical price and trading activity for PrivateBancorp common stock and CIBC common shares, including a comparison of certain stock market information for PrivateBancorp common stock and CIBC common shares and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

  •
  a comparison of certain financial information for PrivateBancorp and CIBC with similar institutions for which information is publicly available;

  •
  the financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis), to the extent publicly available;

  •
  the current market environment generally and the commercial banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler considered relevant.

        Sandler also discussed with certain members of the senior management of PrivateBancorp the business, financial condition, results of operations and prospects of PrivateBancorp and held similar discussions with certain members of senior management of CIBC regarding the business, financial condition, results of operations and prospects of CIBC.

        In performing its review, Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler from public sources, that was provided to Sandler by PrivateBancorp or CIBC or their respective representatives, or that was otherwise reviewed by Sandler and Sandler assumed such accuracy and completeness for purposes of rendering its opinion, without any independent verification or investigation. Sandler further relied on the assurances of the respective managements of PrivateBancorp and CIBC that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PrivateBancorp or CIBC, or any of their respective subsidiaries, and Sandler was not furnished with any such evaluations or appraisals. Sandler did not render any opinion or evaluation on the collectability of any assets or the future performance of any loans of PrivateBancorp or CIBC or any of their respective subsidiaries. Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of PrivateBancorp or CIBC, or the combined entity after the merger, and did not review any individual credit files relating to PrivateBancorp or CIBC or any of their respective subsidiaries. Sandler assumed, with PrivateBancorp's consent, that the respective allowances for loan losses for both PrivateBancorp and CIBC were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler used internal financial projections for PrivateBancorp for the years ending December 31, 2016 through December 31, 2022, as provided by the senior management of PrivateBancorp. In addition, in preparing its analyses Sandler used internal financial projections for CIBC for the fiscal years ending October 31, 2016 through October 31, 2022, as prepared and provided by the senior management of PrivateBancorp. Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, a core deposit intangible asset and cost savings, as well as internal financial projections for PrivateBancorp, as owned by CIBC, for the years ending December 31, 2016 through December 31, 2022, as provided by the senior management of PrivateBancorp. With respect to the foregoing information, the management of PrivateBancorp confirmed to Sandler that such information reflected the best currently available projections, estimates and judgment of senior management of the future financial performance of PrivateBancorp and CIBC, as applicable, and Sandler assumed that such performance would be achieved. Sandler expressed no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. Sandler also assumed that there has been no material change in PrivateBancorp's or CIBC's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler. Sandler assumed in all respects material to its analysis that PrivateBancorp and CIBC will remain as going concerns for all periods relevant to its analyses.

        Sandler also assumed, with PrivateBancorp's consent, that (i) each of the parties to the merger agreement will comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the proposed merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on PrivateBancorp, CIBC or the benefits contemplated by the merger or any related transaction, and (iii) the proposed merger and any related transaction will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Sandler expressed no opinion as to any of the legal, accounting or tax matters relating to the proposed merger or any other transactions contemplated in connection therewith.

        Sandler's analyses and opinion are necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler as of, June 29, 2016, the date of its opinion. Events occurring after such date could materially affect Sandler's opinion. Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler expressed no opinion as to the trading values of PrivateBancorp common stock or CIBC common shares at any time or what the value of CIBC common shares would be once it is actually received by the holders of PrivateBancorp common stock.

        In rendering its opinion, Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler's opinion or the presentation made by Sandler to the board of directors of PrivateBancorp, but is a summary of the material analyses performed and presented by Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler's comparative analyses described below is identical to PrivateBancorp or CIBC and no transaction is identical to the proposed merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of PrivateBancorp and CIBC and the companies to which they were compared. In arriving at its opinion, Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler made its determination as to the fairness of the merger consideration to the holders of PrivateBancorp common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of PrivateBancorp, CIBC, and Sandler. The analyses performed by Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the board of directors of PrivateBancorp at its June 27, 2016 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler's analyses do not necessarily reflect the value of PrivateBancorp common stock or the prices at which PrivateBancorp or CIBC common shares may be sold at any time. The analyses of Sandler and its opinion were among a number of factors taken into consideration by the board of directors of PrivateBancorp in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the board of directors of PrivateBancorp or senior management with respect to the fairness of the merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

        Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, upon the effective time of the merger, each share of PrivateBancorp common stock issued and outstanding immediately prior to the effective time, other than certain shares as specified in the merger agreement, will be converted into the right to receive, without interest, merger consideration consisting of 0.3657 CIBC common shares and $18.80 in cash. For purposes of this analysis, Sandler utilized a transaction value (inclusive of the value of consideration to holders of in-the-money options, restricted stock awards, restricted stock units and performance stock units, in each case that were expected by PrivateBancorp management to be vested upon closing of the proposed merger) of approximately $3.82 billion(1), or a transaction price per share of approximately $47.00. Based upon financial information for PrivateBancorp as of March 31, 2016 or for the twelve months ended March 31, 2016, or LTM, (unless otherwise indicated), Sandler calculated the following implied transaction metrics.

Transaction Price / LTM Earnings Per Share	19.4x
Transaction Price / Median Analyst 2016E Earnings Per Share	18.4x
Transaction Price / Median Analyst 2017E Earnings Per Share	17.1x
Transaction Price / March 31, 2016 Book Value Per Share	211x
Transaction Price / March 31, 2016 Tangible Book Value Per Share	223x
Tangible Book Premium / Core Deposits(2)	17.0x
1-Day Market Premium as of June 24, 2016	25.9x

(1)
Consideration of $3,720,745,130 to the holders of PrivateBancorp common stock and restricted stock awards that were expected by PrivateBancorp management to be vested upon closing of the proposed merger, $66,697,089 to the holders of PrivateBancorp in-the-money stock options with a weighted average strike price of $23.62 expected by PrivateBancorp management to be vested upon closing of the proposed merger, $18,629,719 to the holders of restricted stock units that were expected by PrivateBancorp management to be vested upon closing of the proposed merger, $12,657,711 to the holders of performance stock units that were expected by PrivateBancorp management to be vested upon closing of the proposed merger.

(2)
Tangible Book Premium to Core Deposits calculated as (transaction value—tangible common equity)/(core deposits); core deposits was defined as total deposits less time deposit accounts with a balance of at least $100,000 and foreign deposits.

Stock Trading History

        Sandler reviewed the historical publicly reported trading prices of PrivateBancorp common stock and CIBC common shares for the three-year period ended June 24, 2016. Sandler then compared the relationship between the movements in the price of PrivateBancorp common stock and CIBC common shares, respectively, to movements in their respective peer groups (as described below under "—Comparable Company Analyses") as well as certain stock indices.

PrivateBancorp Three-Year Stock Performance
	Beginning Value June 24, 2013	Ending Value June 24, 2016
PrivateBancorp	100%	188.3%
S&P 500 Index	100%	129.5%
NASDAQ Bank Index	100%	124.8%
PrivateBancorp Peers	100%	115.8%

CIBC Three-Year Stock Performance
	Beginning Value June 24, 2013	Ending Value June 24, 2016
CIBC	100%	132.9%
CIBC Canadian Peers	100%	128.7%
S&P TSX Composite Index	100%	117.4%
CIBC Peers	100%	108.2%
Source: SNL Financial

Comparable Company Analyses

        Sandler used publicly available information to compare selected financial information for PrivateBancorp with a group of financial institutions selected by Sandler. The PrivateBancorp peer group included twenty nationwide banks whose securities are publicly traded on major United States exchanges with assets between $12.0 billion and $24.0 billion, excluding targets of announced merger transactions and banks not in the continental United States. The PrivateBancorp peer group consisted of the following companies:

BancorpSouth, Inc.	TCF Financial Corporation
Cathay General Bancorp	Texas Capital Bancshares, Inc.
F.N.B. Corporation	Trustmark Corporation
Fulton Financial Corporation	UMB Financial Corporation
Hancock Holding Company	Umpqua Holdings Corporation
IBERIABANK Corporation	United Bankshares, Inc.
MB Financial, Inc.	Valley National Bancorp
PacWest Bancorp	Washington Federal, Inc.
Prosperity Bancshares, Inc.	Western Alliance Bancorporation
Sterling Bancorp	Wintrust Financial Corporation

        The analysis compared publicly available financial information for PrivateBancorp with corresponding data for PrivateBancorp peer group as of or for the twelve months ended March 31, 2016, with pricing data as of June 24, 2016. The table below sets forth the data for PrivateBancorp and the high, low, mean, and median data for PrivateBancorp peer group. Certain financial data prepared by Sandler, as referenced in the table presented below, may not correspond to the data presented in

PrivateBancorp's historical financial statements, as a result of the different periods, assumptions and methods used by Sander to compute the financial data presented.

Comparable Company Analysis
	PrivateBancorp	Peer Group High	Peer Group Low	Peer Group Mean	Peer Group Median
Total Assets ($ millions)	$17,667	$23,936	$12,607	$18,264	$19,698
Market Capitalization ($ millions)	$2,964	$4,633	$1,621	$2,543	$2,357
Stock Price / Tangible Book Value	177%	252%	115%	170%	159%
Stock Price / Book Value	168%	198%	81%	117%	110%
Stock Price / LTM Earnings Per Share	15.4x	28.5x	11.0x	16.5x	15.8x
Stock Price / 2016 Estimated Earnings Per Share	14.6x	18.1x	10.8x	14.1x	14.0x
Stock Price / 2017 Estimated Earnings Per Share	13.6x	17.1x	9.6x	12.7x	12.4x
LTM Return on Average Assets	1.15%	1.69%	0.44%	0.97%	0.89%
LTM Return on Average Tangible Common Equity	12.4%	19.3%	6.3%	11.4%	10.4%
LTM Net Interest Margin	3.29%	5.52%	2.73%	3.65%	3.49%
LTM Efficiency Ratio	50.3%	75.9%	38.8%	58.5%	62.9%
Tangible Common Equity / Tangible Assets	9.51%	11.87%	6.61%	8.73%	8.77%
Leverage Ratio	10.50%	11.73%	7.32%	9.57%	9.30%
Tier 1 Common Ratio	9.76%	18.07%	7.47%	10.86%	10.11%
Total Risk Based Capital Ratio	12.56%	19.29%	11.07%	13.30%	12.85%
Allowance for Loan and Lease Loss Reserve / Gross Loans	1.26%	1.36%	0.63%	0.98%	0.97%
Non-Performing Assets / Total Assets(1)	0.58%	2.39%	0.25%	1.01%	0.98%
Net Charge Offs / Average Loans	0.05%	0.54%	(0.24)%	0.13%	0.11%
Current Dividend Yield	0.1%	5.3%	0.0%	2.7%	2.4%
LTM Dividend Payout Ratio	1.7%	100%	0.0%	42.8%	37.2%
Source: SNL Financial

(1)
Non-Performing Assets equal to nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

        Sandler used publicly available information to perform a similar analysis for CIBC by comparing selected financial information for CIBC and a group of financial institutions selected by Sandler. The CIBC peer group consisted of nine United States and Canadian banks with assets between $150.0 billion and $1.0 trillion, excluding The Bank of New York Mellon Corporation, State Street Corporation and Capital One Finance Corporation. The CIBC peer group consisted of the following companies:

Bank of Montreal	PNC Financial Services Group, Inc.
The Bank of Nova Scotia	SunTrust Banks, Inc.
BB&T Corporation	The Toronto-Dominion Bank
National Bank of Canada	U.S. Bancorp
Royal Bank of Canada

        The analysis compared publicly available financial information for CIBC with corresponding data for the CIBC peer group as a whole, and for Canadian peers as of or for the twelve months ended April 30, 2016 or the most recent quarter available (except as indicated in note 1 below), with pricing data as of June 24, 2016. The tables below set forth the data for CIBC and the high, low, mean, and median data for the CIBC peer group as a whole, and for Canadian peers only. Certain financial data prepared by Sandler, as referenced in the table presented below, may not correspond to the data presented in CIBC's historical financial statements, as a result of the different periods, assumptions and methods used by Sander to compute the financial data presented. All amounts are in United States dollars using historical currency exchange rates for historical reporting periods and June 24, 2016 currency exchange rate of 0.7691 C$/US$ for market pricing data.

CIBC Comparable Company Analysis

All Comparable Companies
	CIBC	Peer Group High	Peer Group Low	Peer Group Mean	Peer Group Median
Total Assets (US$ millions)(1)	$381,721	$918,375	$176,221	$494,140	$428,638
Market Capitalization (US$ millions)	$30,418	$89,028	$11,516	$48,531	$40,617
Stock Price / Tangible Book Value	214%	247%	123%	190%	200%
Stock Price / Book Value	185%	183%	90%	139%	153%
Stock Price / LTM Earnings Per Share	11.1x	13.4x	11.1x	12.2x	12.4x
Stock Price / 2016 Estimated Earnings Per Share	10.6x	12.5x	11.0x	11.7x	11.9x
Stock Price / 2017 Estimated Earnings Per Share	10.2x	11.3x	9.1x	10.6x	10.9x
LTM Return on Average Assets	0.76%	1.42%	0.56%	0.92%	0.90%
LTM Return on Average Tangible Common Equity	20.8%	23.2%	12.1%	16.4%	16.5%
LTM Net Interest Margin	2.06%	3.35%	1.54%	2.31%	2.07%
LTM Efficiency Ratio	59.9%	64.7%	53.4%	59.5%	58.9%
Tangible Common Equity / Tangible Assets	3.74%	9.17%	3.19%	5.85%	4.23%
Leverage Ratio	—	10.18%	9.34%	9.78%	9.79%
Tier 1 Common Ratio	10.40%	10.61%	9.48%	10.07%	10.10%
Total Risk Based Capital Ratio	13.90%	14.80%	12.39%	13.87%	14.00%
Allowance for Loan and Lease Loss Reserve / Gross Loans	0.62%	1.44%	0.44%	0.93%	0.90%
Non-Performing Assets / Total Assets(2)	—	1.85%	0.33%	1.00%	1.03%
Net Charge Offs / Average Loans	0.31%	0.48%	0.16%	0.30%	0.29%
Current Dividend Yield	4.6%	5.0%	2.4%	3.6%	4.0%
LTM Dividend Payout Ratio	49.7%	62.0%	26.4%	42.8%	47.4%
Source: SNL Financial

(1)
Financial data as of April 30, 2016 or most recent quarter available, except that financial data for U.S. Bancorp, PNC Financial Services Group, Inc., BB&T Corporation and SunTrust Banks, Inc. is as of March 31, 2016.

(2)
Non-Performing Assets equal to nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Canadian Comparable Companies
	CIBC	Peer Group High	Peer Group Low	Peer Group Mean	Peer Group Median
Total Assets (US$ millions)(1)	$381,721	$918,375	$176,221	$650,215	$714,483
Market Capitalization (US$ millions)	$30,418	$89,028	$11,516	$56,032	$59,670
Stock Price / Tangible Book Value	214%	247%	185%	215%	207%
Stock Price / Book Value	185%	183%	142%	158%	154%
Stock Price / LTM Earnings Per Share	11.1x	13.1x	11.7x	12.4x	12.4x
Stock Price / 2016 Estimated Earnings Per Share	10.6x	12.0x	11.0x	11.6x	11.9x
Stock Price / 2017 Estimated Earnings Per Share	10.2x	11.0x	9.1x	10.4x	10.9x
LTM Return on Average Assets	0.76%	0.90%	0.56%	0.73%	0.75%
LTM Return on Average Tangible Common Equity	20.8%	23.2%	16.5%	19.4%	18.4%
LTM Net Interest Margin	2.06%	2.07%	1.54%	1.74%	1.73%
LTM Efficiency Ratio	59.9%	64.7%	54.3%	59.8%	58.9%
Tangible Common Equity / Tangible Assets	3.74%	4.23%	3.19%	3.91%	4.07%
Tier 1 Common Ratio	10.40%	10.30%	9.75%	10.05%	10.10%
Total Risk Based Capital Ratio	13.90%	14.80%	13.50%	14.06%	14.00%
Allowance for Loan and Lease Loss Reserve / Gross Loans	0.62%	0.90%	0.44%	0.65%	0.64%
Non-Performing Assets / Total Assets(2)	—	0.33%	0.33%	0.33%	0.33%
Net Charge Offs / Average Loans	0.31%	0.43%	0.16%	0.25%	0.21%
Current Dividend Yield	4.6%	5.0%	4.0%	4.4%	4.2%
LTM Dividend Payout Ratio	49.7%	62.0%	47.4%	51.4%	49.8%
Source: SNL Financial

(1)
Financial data as of April 30, 2016.

(2)
Non-Performing Assets equal to nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Analysis of Selected Merger Transactions

        Sandler reviewed a group of selected merger and acquisition transactions. The group consisted of nine nationwide bank and thrift transactions announced between January 1, 2014 and June 24, 2016 with over $1 billion in reported deal value, or the Precedent Transactions.

        The Precedent Transactions were composed of the following transactions:

Acquirer	Target
Chemical Financial Corporation	Talmer Bancorp, Inc.
Huntington Bancshares Incorporated	FirstMerit Corporation
BBCN Bancorp, Inc.	Wilshire Bancorp, Inc.
KeyCorp	First Niagara Financial Group, Inc.
New York Community Bancorp, Inc.	Astoria Financial Corporation
BB&T Corporation	National Penn Bancshares Inc.
Royal Bank of Canada	City National Corporation
BB&T Corporation	Susquehanna Bancshares Inc.
CIT Group Inc.	IMB Holdco LLC

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler reviewed the following quantitative transaction metrics: transaction price to last twelve months earnings per share, transaction price to estimated earnings per share for the year in which the relevant transaction was announced, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits, and 1-day market premium. Sandler compared the indicated transaction metrics for the proposed merger, based on an aggregate transaction value of approximately $3.82 billion, or a transaction price per share of approximately $47.00, resulting from the closing price of CIBC common shares on June 24, 2016 of $77.07, to the high, low, mean and median metrics of the Precedent Transactions.

	Private Bancorp / CIBC	Precedent Transactions High	Precedent Transactions Low	Precedent Transactions Mean	Precedent Transactions Median
Transaction price/LTM earnings per share	19.4x	23.0x	13.7x	18.3x	17.7x
Transaction price /Estimated earnings per share for the transaction announcement year	18.4x	28.8x	13.1x	18.4x	17.1x
Transaction price/Book value per share	211%	195%	91%	138%	128%
Transaction price/Tangible book value per share	223%	262%	102%	180%	169%
Tangible Book Premium / Core deposits(1)	17.0%	22.9%	0.8%	10.1%	8.9%
1-day market premium	25.9%	39.1%	0.7%	18.4%	14.3%
Source: SNL Financial

(1)
Tangible Book Premium to Core Deposits calculated as (transaction value—tangible common equity)/core deposits; core deposits was defined as total deposits less time deposit accounts with a balance of at least $100,000 and foreign deposits.

Net Present Value Analyses

        Sandler performed an analysis that estimated the net present value per share of PrivateBancorp common stock using internal projections for PrivateBancorp on a stand-alone basis for the years ending December 31, 2016 through December 31, 2022, as provided by the management of PrivateBancorp. To approximate the terminal value of PrivateBancorp common stock at December 31, 2022, Sandler applied price to 2022 earnings multiples ranging from 12.0x to 22.0x and multiples of December 31, 2022 tangible book value ranging from 135% to 210%. The terminal values were then discounted to present values using different discount rates ranging from 9.5% to 12.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of PrivateBancorp common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of PrivateBancorp common stock on a stand-alone basis of $21.78 to $45.43 when applying multiples of earnings and $22.82 to $40.88 when applying multiples of tangible book value.

Stand-Alone Company
Earnings Per Share Multiples

Present Value per Share

Based on Price/ Earnings; Net Present Value for Period Ending 12/2022

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
9.5%	$26.00	$29.89	$33.77	$37.66	$41.55	$45.43
10.0%	25.23	29.00	32.77	36.54	40.31	44.08
10.5%	24.50	28.15	31.81	35.46	39.12	42.77
11.0%	23.78	27.33	30.87	34.42	37.96	41.51
11.5%	23.09	26.53	29.97	33.41	36.85	40.29
12.0%	22.43	25.76	29.10	32.44	35.77	39.11
12.5%	21.78	25.02	28.26	31.50	34.74	37.97

Stand-Alone Company
Tangible Book Value Multiples

Present Value per Share

Based on Tangible Book Value; Net Present Value for Period Ending 12/2022

Discount Rate	135%	150%	165%	180%	195%	210%
9.5%	$27.24	$29.97	$32.69	$35.42	$38.15	$40.88
10.0%	26.44	29.08	31.73	34.37	37.02	39.66
10.5%	25.66	28.23	30.79	33.36	35.92	38.49
11.0%	24.91	27.40	29.89	32.38	34.87	37.36
11.5%	24.19	26.60	29.02	31.43	33.85	36.26
12.0%	23.49	25.83	28.18	30.52	32.86	35.20
12.5%	22.82	25.09	27.36	29.63	31.91	34.18

        Sandler also considered and discussed with the board of directors of PrivateBancorp how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings per share. To illustrate this impact, Sandler performed a similar analysis, assuming PrivateBancorp's earnings per share varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for PrivateBancorp common stock, applying the price to 2022 earnings multiples range of 12.0x to 22.0x referred to above and a discount rate of 11.0%.

Stand-Alone Company
Earnings Per Share Multiples

Present Value per Share

Based on Price/ Earnings; Net Present Value for Period Ending 12/2022

Annual Estimate Variance	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
(15.0)%	$20.59	$23.60	$26.62	$29.63	$32.65	$35.66
(10.0)%	21.65	24.85	28.04	31.23	34.42	37.61
(5.0)%	22.72	26.09	29.45	32.82	36.19	39.56
0.0%	23.78	27.33	30.87	34.42	37.96	41.51
5.0%	24.85	28.57	32.29	36.01	39.74	43.46
10.0%	25.91	29.81	33.71	37.61	41.51	45.41
15.0%	26.97	31.05	35.13	39.20	43.28	47.36

        Sandler also performed an analysis that estimated the net present value per CIBC common share, using projections for CIBC on a stand-alone basis for the fiscal years ending October 31, 2016 through October 31, 2022, as provided by PrivateBancorp management. To approximate the terminal value of CIBC common shares at October 31, 2022, Sandler applied price to 2022 earnings multiples ranging from 10.0x to 12.5x and multiples of October 31, 2022 tangible book value ranging from 180% to 230%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 11.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CIBC common shares. As illustrated in the following tables, the analysis indicated an imputed range of values per CIBC common share on a stand alone basis of $72.86 to $101.18 when applying earnings multiples and $77.26 to $109.65 when applying multiples of tangible book value.

CIBC Stand-Alone
Earnings Per Share Multiples

Present Value per Share

Based on Price/ Earnings; Net Present Value for Period Ending 10/2022

Discount Rate	10.0x	10.5x	11.0x	11.5x	12.0x	12.5x
8.0%	$85.29	$88.47	$91.64	$94.82	$98.00	$101.18
8.5%	83.05	86.13	89.21	92.29	95.38	98.46
9.0%	80.87	83.87	86.86	89.85	92.84	95.83
9.5%	78.77	81.68	84.58	87.48	90.39	93.29
10.0%	76.74	79.56	82.38	85.20	88.02	90.84
10.5%	74.77	77.51	80.24	82.98	85.72	88.46
11.0%	72.86	75.52	78.18	80.84	83.50	86.16

CIBC Stand-Alone
Tangible Book Value Multiples

Present Value per Share

Based on Tangible Book Value; Net Present Value for Period Ending 10/2022

Discount Rate	180%	190%	200%	210%	220%	230%
8.0%	$90.55	$94.37	$98.19	$102.01	$105.83	$109.65
8.5%	88.15	91.85	95.56	99.27	102.98	106.68
9.0%	85.82	89.42	93.02	96.62	100.22	103.82
9.5%	83.58	87.07	90.56	94.06	97.55	101.04
10.0%	81.40	84.79	88.18	91.58	94.97	98.36
10.5%	79.30	82.59	85.88	89.18	92.47	95.76
11.0%	77.26	80.46	83.66	86.85	90.05	93.25

        Sandler also considered and discussed with the board of directors of PrivateBancorp how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings per share. To illustrate this impact, Sandler performed a similar analysis assuming CIBC's earnings per share varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for CIBC common shares, applying the price to 2022 earnings multiples range of 10.0x to 12.5x referred to above and a discount rate of 9.5%.

 CIBC Stand-Alone
Earnings Per Share Multiples

Present Value per Share

Based on Price/ Earnings; Net Present Value for Period Ending 10/2022

Annual Estimate Variance	10.0x	10.5x	11.0x	11.5x	12.0x	12.5x
(15.0)%	$70.06	$72.53	$75.00	$77.46	$79.93	$82.40
(10.0)%	72.96	75.58	78.19	80.80	83.42	86.03
(5.0)%	75.87	78.63	81.39	84.14	86.90	89.66
0.0%	78.77	81.68	84.58	87.48	90.39	93.29
5.0%	81.68	84.73	87.78	90.83	93.88	96.92
10.0%	84.58	87.78	90.97	94.17	97.36	100.56
15.0%	87.48	90.83	94.17	97.51	100.85	104.19

        In connection with its analyses, Sandler considered and discussed with the board of directors of PrivateBancorp how the present value analyses would be affected by changes in the underlying assumptions. Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

        Sandler analyzed certain potential pro forma effects of the merger, based on the following assumptions: (i) the merger closes on April 30, 2017 and (ii) the merger consideration has a value of $47.00. Sandler also utilized the following: (a) internal financial projections of PrivateBancorp, as owned by CIBC, as provided by PrivateBancorp management, (b) financial projections for CIBC, as provided by PrivateBancorp management, (c) purchase accounting adjustments provided by PrivateBancorp management of (i) a gross credit mark of $232 million, or 1.7% of gross loans as of March 31, 2016, (ii) accumulated other comprehensive income adjustment on PrivateBancorp's portfolio of $53.2 million, amortized over 4.5 years, and (iii) a core deposit intangible asset created at 1.5% of core deposits, or $14 billion, amortized over 7 years using sum-of-the-years digits method; (d) cost savings projections as provided by PrivateBancorp management; (e) estimated pre-tax one-time transaction costs and expenses as provided PrivateBancorp management; and (f) an annual pre-tax opportunity cost of cash as provided by PrivateBancorp management. The analysis indicated that the merger could be:

  •
  dilutive to CIBC's estimated adjusted earnings per share (excluding one-time transaction costs and expenses) in the fiscal years ended October 31, 2017 through 2020 and accretive to CIBC's estimated adjusted earnings per share in the fiscal years ended October 31, 2021 through 2022;

  •
  dilutive to CIBC's estimated cash earnings per share (excluding one-time transaction costs and expenses) in the fiscal years ended October 31, 2017 through 2018, neutral to CIBC's estimated cash earnings per share (excluding one-time transaction costs and expenses) in the fiscal year ended October 31, 2019, and accretive to CIBC's estimated cash earnings per share in the fiscal years ended October 31, 2020 through 2022; and

  •
  dilutive to estimated tangible book value per CIBC common share at closing and in the fiscal years ended October 31, 2017 through 2022.

        In connection with this analysis, Sandler considered and discussed with the board of directors of PrivateBancorp how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted

that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler's Relationship

        Sandler was retained by the PrivateBancorp board of directors to prepare and render to the board of directors of Privatebancorp, in connection with its consideration of the proposed merger, an opinion as to whether the merger consideration was fair to the holders of PrivateBancorp's common stock from a financial point of view. Sandler received a $1.0 million fee from PrivateBancorp as a result of rendering its opinion, which became payable on June 29, 2016. PrivateBancorp has also agreed to indemnify Sandler against certain liabilities arising out of Sandler's engagement and to reimburse Sandler for certain of its out-of-pocket expenses incurred in connection with Sandler's engagement.

        In the ordinary course of its business as a broker-dealer, Sandler may purchase securities from or sell securities to PrivateBancorp, CIBC or their respective affiliates. Sandler may also actively trade the securities of PrivateBancorp or CIBC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Projected Financial Information

        In connection with PrivateBancorp's regular strategic planning process and with the merger, PrivateBancorp's management prepared financial projections of revenue, net income and EPS for fiscal years 2016 through 2022 (such projections, the "projections"). These projections were provided to PrivateBancorp's board of directors and Goldman Sachs and Sandler, in connection with their respective analyses of the merger. PrivateBancorp does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. A summary of the projections is included below to give PrivateBancorp's stockholders access to certain nonpublic information provided to Goldman Sachs and Sandler for purposes of their respective financial analyses summarized above under "Opinions of PrivateBancorp's Financial Advisors." The inclusion of the projections should not be regarded as an indication that PrivateBancorp or its board of directors, Goldman Sachs, Sandler or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

        PrivateBancorp advised the recipients of the projections that its internal financial forecasts upon which the projections were based are subjective in many respects. The projections reflect numerous assumptions with respect to company performance, industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond PrivateBancorp's control. As a result, there can be no assurance that the projections will be realized or that actual results will not be significantly higher or lower than projected.

        The projections were not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles ("GAAP"), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement (including the projections) has been prepared by, and is the responsibility of, PrivateBancorp's management. Ernst & Young LLP ("E&Y"), PrivateBancorp's independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information (including the projections), and accordingly, E&Y does not express an opinion or any other form of assurance with respect thereto. The E&Y report incorporated by reference in this proxy statement relates to PrivateBancorp's historical financial information. It does not extend to the prospective financial information contained herein and should not be read to do so.

        Projections of this type are based on estimates and assumptions that are inherently subject to factors such as company performance, industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of PrivateBancorp, including the factors described under "Cautionary Statement Concerning Forward-Looking Statements," which factors may cause the projections or the underlying assumptions to be inaccurate. In addition, the projections are based on certain assumptions regarding PrivateBancorp's ongoing business activities. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.

        The following is a summary of the projections:

Summary of the Projections
(dollars in millions, except per share data)

	Projected Periods
	2016	2017	2018	2019	2020	2021	2022
Revenue	$716.1	$769.1	$840.0	$912.1	$991.1	$1,077.5	$1,170.8
Net Income Available to Common Stockholders	$209.3	$208.9	$223.1	$246.4	$272.4	$298.3	$324.8
Diluted Earnings Per Share	$2.59	$2.54	$2.66	$2.88	$3.13	$3.36	$3.59

        Readers of this proxy statement are cautioned not to place undue reliance on the projections set forth above. No one has made or makes any representation to any stockholder regarding the information included in the projections.

        For the foregoing reasons, as well as the basis and assumptions on which the projections were compiled, the inclusion of specific portions of the projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, PrivateBancorp does not intend to update or otherwise revise the projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. In addition, the projections have not been updated or revised to reflect information or results after the date the projections were prepared or as of date of this proxy statement.

        PrivateBancorp stockholders are urged to review PrivateBancorp's most recent SEC filings for a description of its results of operations and financial condition, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in PrivateBancorp's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that are incorporated by reference into this proxy statement/prospectus. Please see the section entitled "Where You Can Find More Information."

CIBC's Reasons for the Merger

        On June 28, 2016, the CIBC board of directors approved the merger and authorized certain executive officers to sign and deliver the merger agreement on CIBC's behalf. In the course of making its decision to approve the merger, the CIBC board of directors consulted with CIBC's management and internal legal counsel, as well as its financial advisors, CIBC World Markets Inc. and J.P. Morgan Securities LLC, and considered a number of factors.

        CIBC has been seeking opportunities to expand its existing U.S. commercial and private banking businesses as part of its overall strategy of creating a financially strong, technologically innovative, and relationship-oriented bank, while also providing important business, geographic and earnings diversification for CIBC. Combined with CIBC's existing U.S. capital markets, corporate banking and wealth management franchise, CIBC's management believes that the merger will create a strong platform to serve all of the combined enterprises' client needs throughout North America as well as add the capability of accepting deposits in the United States. In addition, CIBC's management believes that CIBC's financial strength, broad suite of products and services, and scalable technology platform will help accelerate PrivateBancorp's growth profile in an important segment of the U.S. banking market.

Management and Board of Directors of CIBC After the Merger

        The current directors and senior officers of CIBC are expected to continue in their current positions upon completion of the merger, other than as may be publicly announced by CIBC in the normal course. The President & Chief Executive Officer of PrivateBancorp, Larry D. Richman, is expected to join the executive committee of CIBC, reporting directly to the President & Chief Executive Officer of CIBC, and to assume the role of Head of CIBC's U.S. region, which will include PrivateBank and certain of CIBC's current U.S. businesses. In addition, subject to certain conditions, the merger agreement entitles PrivateBancorp to appoint one independent director on CIBC's board of directors and to nominate such person for election as a director of CIBC at CIBC's first annual meeting of shareholders following the effective date of the merger.

        Information about the current CIBC directors and executive officers can be found in the documents listed under "Where You Can Find More Information."

Interests of PrivateBancorp's Directors and Executive Officers in the Merger

        In considering the recommendation of PrivateBancorp's board of directors that you vote to approve the merger agreement proposal, you should be aware that some of PrivateBancorp's directors and executive officers have economic interests in the merger that are different from, or in addition to, those of PrivateBancorp's stockholders generally. PrivateBancorp's board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to (i) approve the merger agreement and the transactions contemplated thereby and (ii) recommend that the stockholders of PrivateBancorp approve the merger agreement proposal. The transactions contemplated by the merger agreement will constitute a "change in control" for purposes of the PrivateBancorp employment agreements and compensation and benefit plans described below.

Certain Assumptions

        Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

  •
  The relevant price per share of PrivateBancorp common stock is $43.81, which is the average closing price per share of PrivateBancorp's common stock as quoted on the NASDAQ over the first five business days following the first public announcement of the merger on June 29, 2016;

  •
  The effective time is August 11, 2016, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section; and

  •
  Each executive officer of PrivateBancorp is terminated by PrivateBancorp without "cause" or resigns for "good reason" (as such terms are defined in the relevant PrivateBancorp plans and agreements), in either case immediately following the assumed effective time of August 11, 2016.

        The description included below, including quantification of potential payments and benefits, takes into account that PrivateBancorp may amend outstanding equity award agreements to provide that change in control termination protection will continue through the final vesting date (i.e., be extended beyond the second anniversary of the completion of the merger), but does not take into account certain other compensation actions that PrivateBancorp is permitted to take prior to the completion of the merger, as described in the section entitled "The Merger Agreement—Covenants and Agreements—Conduct of Businesses Prior to the Completion of the Merger" beginning on page 104 of this proxy statement/prospectus.

Equity Compensation

Treatment of Stock Options

        At the effective time, each PrivateBancorp option that is outstanding and unexercised immediately prior to the effective time shall be converted automatically into an option to purchase CIBC shares on the terms specified in the merger agreement (including that such CIBC option will have the same vesting terms as the corresponding PrivateBancorp option). Each converted, unvested PrivateBancorp option will vest in full upon the holder's termination without cause or resignation for good reason at any time after the effective time of the merger.

Treatment of Restricted Stock Units

        At the effective time, each PrivateBancorp restricted stock unit award that is outstanding immediately prior to the effective time shall (i) if unvested, be converted automatically into a cash-settled CIBC restricted stock unit award on the terms specified in the merger agreement (including that such CIBC restricted stock unit award shall have the same vesting terms as the corresponding PrivateBancorp restricted stock unit award), and (ii) if vested (including all restricted stock units held by non-employee directors, whether vested or unvested as of the date of the merger agreement, which shall be vested and settled within 10 days after the effective time), be cancelled and converted automatically into the right to receive a cash payment equivalent in value to the merger consideration, as determined in accordance with the merger agreement, in respect of each share underlying such award plus a cash payment equal to accumulated but unpaid dividend equivalents; provided, that any such vested award that does not provide for settlement upon a change in control shall instead be converted pursuant to clause (i) above. Each converted PrivateBancorp restricted stock unit award will vest in full upon the holder's termination without cause or resignation for good reason at any time after the effective time of the merger.

Treatment of Performance Share Units

        At the effective time, each PrivateBancorp performance share unit award that is outstanding immediately prior to the effective time shall (i) if unvested, be converted automatically into a CIBC cash-settled restricted stock unit award on the terms specified in the merger agreement (including that such CIBC restricted stock unit award will have the same time-based vesting terms as the corresponding PrivateBancorp performance share unit award and shall not be subject to performance-based vesting conditions), and (ii) if vested, be cancelled and converted automatically into the right to receive a cash payment equivalent in value to the merger consideration, as determined in accordance with the merger agreement, in respect of each share underlying such award plus a cash payment equal to accumulated but unpaid dividend equivalents; provided, that any such vested award that does not provide for settlement upon a change in control shall instead be converted pursuant to clause (i) above. For purposes of the foregoing, the number of shares of PrivateBancorp common stock underlying each performance share unit award shall be determined by assuming that the applicable performance goals are achieved at the maximum level. Each converted PrivateBancorp performance share unit award will vest in full upon the holder's termination without cause or resignation for good reason at any time after the effective time of the merger.

Treatment of Deferred Stock Units

        At the effective time, each stock unit credited to an account that is deemed invested in PrivateBancorp common stock as of immediately prior to the effective time under PrivateBancorp's deferred compensation plan shall be converted automatically into a deemed investment in CIBC common shares. Such deemed investment in CIBC common shares will be cash-settled based on a valuation methodology specified in the merger agreement and at the time or times set forth in the original deferral elections made by participants.

        See the section entitled "Interests of PrivateBancorp's Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to PrivateBancorp's Named Executive Officers in Connection with the Merger" beginning on page 79 of this proxy statement/prospectus for an estimate of the value of the unvested equity awards held by each of PrivateBancorp's named executive officers that would become vested upon a qualifying termination following the effective time. Based on the assumptions described above under "Interests of PrivateBancorp's Directors and Executive Officers in the Merger—Certain Assumptions", (i) the estimated aggregate value of the unvested equity awards held by PrivateBancorp's four executive officers who are not named executive officers that would become vested upon a qualifying termination immediately following the effective time is $6,535,800 and (ii) the estimated aggregate value of the PrivateBancorp restricted stock unit awards held by PrivateBancorp's ten non-employee directors that would become vested at the effective time is $535,796. For more information on equity holdings of PrivateBancorp non-employee directors and executive officers, see the table entitled "Beneficial Ownership of PrivateBancorp Common Stock" on page 114 of this proxy statement/prospectus.

Employment and Retention Agreements

Larry D. Richman

        Concurrently with the execution of the merger agreement, Mr. Richman entered into a new employment agreement with CIBC, which will become effective, and supersede his existing employment agreement with PrivateBancorp, upon the closing of the merger.

        CIBC Employment Agreement with Larry D. Richman.    The new employment agreement between CIBC and Mr. Richman provides for his service as Senior Executive Vice-President, CIBC, President & CEO of each of PrivateBank and Holdco, and Head of CIBC U.S. Region for a term of three years following the closing date. Following the initial three-year term, Mr. Richman will continue to serve as Executive Chairman of the board of directors of each of PrivateBank and Holdco for a term of two years. Under the agreement, during the initial three-year term, Mr. Richman will have an annual base salary of $1,030,000 (which may be increased but not decreased) and annual target total incentive compensation of $3,720,000 (which may be increased but not decreased). During Mr. Richman's service as Executive Chairman under the agreement, his annual base salary and annual target total incentive compensation will be, in each case, 50% of that in effect immediately prior to the end of the initial three-year term. During the entire term of the agreement, provided that he meets applicable eligibility requirements, Mr. Richman will be entitled to receive his existing PrivateBancorp benefits package, as amended from time to time, or such other benefits that are no less favorable in the aggregate than such PrivateBancorp benefits package.

        As described below under "Superseded Employment Agreement with Larry D. Richman," under Mr. Richman's existing employment agreement, he would have the right to resign for any reason during the 90-day period beginning on the first anniversary of a change in control and receive a cash severance payment (calculated assuming the qualifying termination occurred on the date of the merger agreement) of $8,190,000. The right to resign for any reason and receive severance was not preserved in the severance provisions in the new employment agreement (which are described below). The new agreement provides that an amount equal to a total of $8,200,000 consisting of $2,050,000 in deferred cash and $6,150,000 in deferred share units shall be credited to a deferred compensation account for Mr. Richman's benefit. The deferred cash award will vest, subject to continued employment, on the date that is three months following the closing date and the deferred share unit award will vest, subject to continued employment, with respect to one-third of the award, on the date that is nine months following the closing date and, with respect to the remaining two-thirds of the award, on the date that is eighteen months following the closing date, or, with respect to both the deferred cash and deferred share units, upon a termination of Mr. Richman's employment prior to the scheduled vesting date for any reason other than voluntary resignation without good reason and subject to the execution and effectiveness of a release of claims. This vesting schedule is generally consistent with the vesting schedule for retention awards made to other PrivateBancorp executive officers, as described below under "Interests of PrivateBancorp's Directors and Executive Officers in the Merger—Retention Arrangements with PrivateBancorp Executive Officers". Both awards, if and to the extent vested, shall be payable to Mr. Richman upon his future separation from service. Mr. Richman will also be provided with a supplementary executive retirement arrangement.

        If Mr. Richman's employment is terminated without "cause" or for "good reason" during the term of the new employment agreement, he will be entitled to receive, subject to his execution and the effectiveness of a general release, (i) cash severance in an amount equal to 1.5 multiplied by the sum of (A) base salary and (B) an amount equal to the average of the annual cash bonus amounts paid to Mr. Richman in relation to the three years following the closing date and prior to the year in which termination occurs (or, if less than three, the number of annual performance periods actually completed prior to the termination date) or, in the case of a termination occurring prior to an annual cash bonus being awarded, the greater of (x) the most recent annual incentive awarded to Mr. Richman by PrivateBancorp prior to the closing date and (y) 30% of Mr. Richman's annual target total incentive compensation as a CIBC employee; (ii) payment of a prorated annual incentive compensation amount based on the total incentive compensation earned by Mr. Richman for the year prior to termination, with proration based on the portion of the year of termination during which he was employed; and (iii) a lump sum payment equal to 18 months of the applicable employer portion of healthcare premium contributions. Mr. Richman will also be covered by CIBC's Change of Control Policy, as amended from time to time, and to the extent that Mr. Richman becomes entitled to the payment of benefits pursuant to such policy upon a termination of employment, the terms of such policy will govern and Mr. Richman will not be entitled to the payment of benefits described in the preceding sentence in connection with such termination of employment.

        Consistent with Mr. Richman's existing employment agreement with PrivateBank and PrivateBancorp, as described below, Mr. Richman will be entitled to receive a full gross-up for any excise tax imposed on the payments and benefits to Mr. Richman in connection with the merger (including any such payments and benefits relating to his termination of employment) by reason of Sections 4999 and 280G of the U.S. Internal Revenue Code.

        The agreement also includes an indefinite confidentiality covenant and non-competition and non-solicitation covenants that apply during employment and for one year following termination of employment.

        Superseded PrivateBancorp Employment Agreement with Larry D. Richman.    Mr. Richman is party to an existing employment agreement with PrivateBank and PrivateBancorp. As described above, this existing employment agreement will be superseded by the new employment agreement that Mr. Richman has entered into with CIBC when it becomes effective at the effective time.

        Under the existing agreement, upon a termination of Mr. Richman's employment without "cause" or for "good reason" (including Mr. Richman's resignation for any reason during the ninety day period beginning on the first anniversary of the change in control) during the period beginning six months prior to, and ending on the second anniversary of, a change in control, Mr. Richman would be entitled to the following payments and benefits, subject to the execution and effectiveness of a general release of claims: (i) cash severance in an amount equal to 300% of sum of (a) base salary, plus (b) the greater of (x) the prior year's actual bonus and (y) the average of the sum of the bonus amounts earned with respect to the three calendar years immediately preceding the calendar year of termination, (ii) 36 months of group health plan coverage at the active employee rate; (iii) outplacement services for 24 months; and (iv) a prorated bonus based on the prior year's actual bonus and the portion of the year of termination during which Mr. Richman was employed.

        The existing agreement provides that Mr. Richman will be entitled to a full gross-up if the payments and benefits to Mr. Richman in connection with a change in control would be subject to an excise tax by reason of Sections 4999 and 280G of the U.S. Internal Revenue Code.

        The existing agreement also includes an indefinite confidentiality covenant and non-competition and non-solicitation covenants that apply during employment and for one year following termination of employment.

Employment Agreements with Named Executive Officers other than Mr. Richman

        Each named executive officer other than Mr. Richman is also party to an existing employment agreement with PrivateBank. Under the existing agreements, upon a termination of the officer's employment without "cause" or for "good reason" during the period beginning six months prior to, and ending on the second anniversary of, a change in control, the officer would be entitled to the following payments and benefits, subject to the execution and effectiveness of a general release of claims: (i) cash severance in an amount equal to 200% of the sum of (a) base salary, plus (b) the greater of (x) the prior year's actual bonus and (y) the average of the sum of the bonus amounts earned with respect to the three calendar years immediately preceding the calendar year of termination, (ii) 24 months of group health plan coverage at the active employee rate; (iii) outplacement services for 12 months; and (iv) a prorated bonus based on the prior year's actual bonus and the portion of the year of termination during which the officer was employed.

        Each existing agreement includes a modified gross-up provision providing that the officer will be entitled to a full gross-up if the payments and benefits to the officer in connection with a change in control would be subject to an excise tax by reason of Sections 4999 and 280G of the U.S. Internal Revenue Code and exceed the threshold level for application of such tax by more than 10%; if such excess equals or is less than 10%, the payments will instead be reduced below the threshold.

        The existing agreements also include an indefinite confidentiality covenant and non-competition and non-solicitation covenants that apply during employment and for one year following termination of employment.

        See the section entitled "Interests of PrivateBancorp's Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to PrivateBancorp's Named Executive Officers in Connection with the Merger" beginning on page 79 of this proxy statement/prospectus for an estimate of the value of the severance benefits payable to PrivateBancorp's named executive officers upon a qualifying termination following the effective time.

Employment Agreements with Other Executive Officers

        The four executive officers who are not named executive officers are party to existing employment agreements with PrivateBank, the terms of which are the same in all material respects as the terms of the existing employment agreements with the named executive officers (other than Mr. Richman) as described above, except that (i) the cash severance percentage is 250% for one of the officers and 150% for the other three officers and (ii) the number of months of group health plan coverage at the active employee rate is 24 for two of the officers and 18 for the other two officers.

        Two of the existing agreements provide that if the payments and benefits to the officer under the agreement in connection with a change in control would be subject to an excise tax by reason of Sections 4999 and 280G of the U.S. Internal Revenue Code then such payments and benefits will be reduced to one dollar below the threshold level for application of the tax, unless such reduced amount is less than the net amount of such payments and benefits after payment of the excise tax, in which case no reduction will be made. The other existing agreements include the same modified gross-up provision described above with respect to named executive officers other than Mr. Richman.

        The existing agreements also include an indefinite confidentiality covenant and non-competition and non-solicitation covenants that apply during employment and for one year following termination of employment.

        Based on the assumptions described above under "Interests of PrivateBancorp's Directors and Executive Officers in the Merger—Certain Assumptions", the estimated aggregate cash severance (including prorated bonus) payable to PrivateBancorp's four executive officers who are not named executive officers upon a qualifying termination following the effective time is $6,251,749.

Retention Arrangements with PrivateBancorp Executive Officers

        Messrs. Killips, Hague, Lubin and Ms. Case (our named executive officers, other than Mr. Richman) have each been granted a retention award in the amount of $1,200,000, $1,000,000, $1,000,000 and $900,000, respectively, from the retention pool established by PrivateBancorp and CIBC in connection with the merger. In addition, the four executive officers who are not named executive officers have been granted retention awards in the aggregate amount of $3,575,000. Each retention award is in the form of 25% cash and 75% cash-settled CIBC restricted stock units. The cash portion of each award vests, subject to continued employment, through the date that is three months following the closing date and the restricted stock unit portion of the award vests, subject to continued employment, with respect to one-third of the units, on the date that is nine months following the closing date and, with respect to the remaining two-thirds of the units, on the date that is eighteen months following the closing date, or, with respect to both parts of the award, upon a termination of employment without cause or for good reason or due to death or disability on or after the closing date and prior to the scheduled vesting date.

Indemnification and Insurance

        Pursuant to the terms of the merger agreement, PrivateBancorp directors, officers and employees will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section entitled "The Merger Agreement—Covenants and Agreements—Indemnification and Directors' and Officers' Insurance" beginning on page 109 of this proxy statement/prospectus.

Quantification of Potential Payments and Benefits to PrivateBancorp's Named Executive Officers in Connection with the Merger

        The information set forth in the table below is being provided in order to comply with Item 402(t) of the SEC's Regulation S-K, which requires disclosure of information about certain compensation for each "named executive officer" of PrivateBancorp that is based on, or otherwise relates to, the merger ("merger-related compensation"). As described under the caption "Interests of PrivateBancorp's

Directors and Executive Officers in the Merger" above, Mr. Richman has entered into a new employment arrangement with CIBC that will become effective upon the closing of the merger. The merger-related compensation described below is based on the named executive officers' existing employment agreements with PrivateBancorp and/or PrivateBank, existing PrivateBancorp equity award plans and agreements, retention agreements entered into with named executive officers other than Mr. Richman in connection with the merger and the merger agreement. It does not include amounts payable to Mr. Richman under the new employment agreement with CIBC following the closing of the merger (including (i) post-closing salary, annual incentive compensation, and other compensation and benefits to be provided under Mr. Richman's new employment agreement with CIBC, and (ii) severance payable to Mr. Richman upon a qualifying termination pursuant to his new employment agreement with CIBC). For additional details regarding the terms of the payments and benefits that Mr. Richman will be entitled to receive under his new employment arrangement with CIBC, as well as terms of the payments and benefits described below, see the discussion under the caption "Interests of PrivateBancorp's Directors and Executive Officers in the Merger" above.

        The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger, including certain compensation actions that PrivateBancorp is permitted to take prior to the completion of the merger, as described in the section entitled "The Merger Agreement—Covenants and Agreements—Conduct of Businesses Prior to the Completion of the Merger" beginning on page 104 of this proxy statement/prospectus. For purposes of calculating such amounts, the following assumptions were used:

  •
  The relevant price per share of PrivateBancorp common stock is $43.81, which is the average closing price per share of PrivateBancorp's common stock as quoted on the NASDAQ over the first five business days following the first public announcement of the merger on June 29, 2016;

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  The effective time is August 11, 2016, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section; and

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  Each executive officer of PrivateBancorp is terminated by PrivateBancorp without "cause" or resigns for "good reason" (as such terms are defined in the relevant PrivateBancorp plans and agreements), in either case immediately following the assumed effective time of August 11, 2016.

Named Executive Officer	Cash ($)(1)	Equity($)(2)	Benefits($)(3)	Tax Reimbursement ($)(4)	Other ($)(5)	Total ($)
Larry D. Richman	9,225,792	7,985,955	61,770	7,621,154	N/A	24,894,671
Kevin M. Killips	2,711,667	2,313,890	35,722	2,570,998	1,200,000	8,832,277
Bruce R. Hague	2,525,342	1,837,009	46,180	—	1,000,000	5,408,531
Bruce S. Lubin	2,585,574	2,060,331	46,180	2,330,725	1,000,000	8,022,810
Karen B. Case	2,139,413	1,691,089	46,180	2,059,736	900,000	6,836,418

(1)
Cash.    Consists of (a) cash severance in an amount equal to 200% (300% for Mr. Richman) of the sum of (i) base salary, plus (ii) greater of (x) the prior year's actual bonus and (y) average of the sum of the bonus amounts earned with respect to the three calendar years immediately preceding the calendar year of termination, and (b) a prorated bonus based on the prior year's actual bonus and the portion of the year of termination during which the officer was employed. All such amounts are "double trigger" and payable only upon a termination without cause or resignation for good reason (in the case of Mr. Richman, including resignation for any reason during the ninety-day period following the first anniversary of the effective time) during the period beginning six months prior to, and ending on the second anniversary of, the effective time. The estimated amount of such payments is shown in the following table:

Named Executive Officer	Severance ($)	Prorated Bonus ($)	Total ($)
Larry D. Richman	8,190,000	1,035,792	9,225,792
Kevin M. Killips	2,340,000	371,667	2,711,667
Bruce R. Hague	2,175,000	350,342	2,525,342
Bruce S. Lubin	2,220,000	365,574	2,585,574
Karen B. Case	1,850,000	289,413	2,139,413
(2)
Equity.    Consists of unvested stock options, unvested restricted stock units and unvested performance stock units that are converted into unvested Parent awards at the effective time. All such awards are "double trigger" and would vest upon a termination of employment without cause or for good reason at any time following the effective time. The amounts reflected in the table exclude the estimated value of PrivateBancorp equity awards held by named executive officers who are retirement eligible as of the assumed date of closing of August 11, 2016 ($1,133,357, $394,367, $355,054, $380,927 and $299,759 for Messrs. Richman, Killips, Hague, Lubin and Ms. Case, respectively) that would vest upon retirement in the ordinary course and independent of the acquisition, pursuant to the terms of such awards as in effect on the grant date. For further details regarding the treatment of PrivateBancorp equity awards in connection with the merger, see "Interests of PrivateBancorp's Directors and Executive Officers in the Merger—Equity Compensation". The estimated value of such awards is shown in the following table:

Named Executive Officer	Stock Options ($)	Restricted Stock Units ($)	Performance Share Units ($)	Total ($)
Larry D. Richman	778,407	1,024,555	6,182,993	7,985,955
Kevin M. Killips	243,042	272,272	1,798,576	2,313,890
Bruce R. Hague	191,851	217,916	1,427,242	1,837,009
Bruce S. Lubin	216,442	242,896	1,600,993	2,060,331
Karen B. Case	177,092	200,047	1,313,950	1,691,089
(3)
Benefits.    Consists of (a) 24 months (36, in the case of Mr. Richman) of group medical coverage at the active employee rate; and (b) outplacement services for 12 months (24 months in the case of Mr. Richman). All such benefits are "double trigger" and are provided only on a termination without cause or resignation for good reason (in the case of Mr. Richman, including resignation for any reason during the ninety-day period following the first anniversary of the effective time) during the period beginning six months prior to, and ending on the second anniversary of, the effective time. The estimated value of the group medical coverage and outplacement services is shown in the following table:

Named Executive Officer	Group Health Coverage ($)	Outplacement Services ($)	Total ($)
Larry D. Richman	31,770	30,000	61,770
Kevin M. Killips	10,722	25,000	35,722
Bruce R. Hague	21,180	25,000	46,180
Bruce S. Lubin	21,180	25,000	46,180
Karen B. Case	21,180	25,000	46,180
(4)
Tax Reimbursements.    Includes the estimated amount of the gross-up payment due, if any, for the excise tax imposed on the payments and benefits to each named executive officer in connection with a change in control by reason of Sections 4999 and 280G of the U.S. Internal Revenue Code.

(5)
Retention Awards.    Includes the value of retention awards granted from the retention pool established by PrivateBancorp in connection with the merger. Such awards have "double trigger" vesting and would vest upon a termination of employment without cause or for good reason or due to death or disability on or after the closing date and prior to the scheduled vesting date. For further details regarding the retention awards, see "Interests of PrivateBancorp's Directors and Executive Officers in the Merger—Employment and Retention Agreements—Retention Arrangements with PrivateBancorp Executive Officers."

Material United States Federal Income Tax Consequences

        The following is a summary of the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of PrivateBancorp common stock and the ownership of CIBC common shares received in the merger. The below discussion applies to you only if you exchange your PrivateBancorp common stock for CIBC common shares in the merger and you hold your PrivateBancorp common stock and CIBC common shares as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

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  a holder who acquired PrivateBancorp common stock pursuant to the exercise of employee stock options or otherwise as compensation,

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  a dealer in securities,

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  a financial institution;

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  a dealer or broker in stocks and securities, or currencies,

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  a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

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  a tax-exempt organization,

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  an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity),

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  a life insurance company,

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  a mutual fund,

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  a person liable for alternative minimum tax,

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  a person that actually or constructively owns 5% or more of the voting stock of PrivateBancorp or CIBC,

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  a person that holds shares of PrivateBancorp common stock or CIBC common shares as part of a straddle or a hedging or conversion transaction,

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  a U.S. holder (as defined below) whose functional currency is not the U.S. dollar, or

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  a United States expatriate.

        This section is based on the Code, its legislative history, existing and proposed regulations, and published rulings and court decisions, all as currently in effect, as well as the Canada-United States Income Tax Convention (1980) as amended, referred to as the "Treaty." These laws are subject to change, possibly on a retroactive basis. We have not and will not seek any rulings from the United States Internal Revenue Service ("IRS") regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the merger that are different from those discussed below. In addition, the discussion does not address any alternative minimum tax or any state, local or non-U.S. tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of CIBC or PrivateBancorp. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

        If a partnership holds CIBC common shares or PrivateBancorp common stock, the tax treatment of a partner will generally depend on the status of the partners and the tax treatment of the partnership. If you are a partner of a partnership holding CIBC common shares or PrivateBancorp common stock, you should consult your tax advisors.

        For purposes of this discussion, we use the term "U.S. holder" to mean a beneficial owner of PrivateBancorp common stock or CIBC common shares, as relevant, that is:

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  an individual citizen or resident of the United States for United States federal income tax purposes,

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  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any U.S. state or the District of Columbia,

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  an estate the income of which is subject to United States federal income taxation regardless of its source, or

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  a trust which either (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The Merger

General Tax Consequences of the Merger

        The merger is intended to qualify as a reorganization for United States federal income tax purposes, and it is a condition to the parties' respective obligations to complete the merger that each of CIBC and PrivateBancorp receive a legal opinion from Mayer Brown LLP and Wachtell, Lipton, Rosen & Katz, respectively, to the effect that (i) the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) the merger will not result in gain recognition to the holders of PrivateBancorp common stock pursuant to Section 367(a) of the Code (assuming that, in the case of any such holder who would be treated as a "five-percent transferee shareholder" within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, as provided for in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B), and complies with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain). These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters, to be provided by CIBC and PrivateBancorp. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions.

        Provided the merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, a PrivateBancorp common stockholder, upon exchanging the holder's PrivateBancorp common stock for CIBC common shares and cash (other than cash received in lieu of a fractional share),generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the CIBC common shares received pursuant to the merger over that holder's adjusted tax basis in its shares of PrivateBancorp common stock surrendered) and (ii) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share). If a holder acquired different blocks of PrivateBancorp common stock at different times or different prices, such holder should consult its tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the holder's holding period with respect to the PrivateBancorp common stock surrendered exceeds one year. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder's ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See "—Possible Treatment of Cash as a Dividend" below.

        The aggregate tax basis in the shares of CIBC common shares that a PrivateBancorp common stockholder receives in the merger, including any fractional share interests deemed received and sold as described below, will equal the holder's aggregate adjusted tax basis in the PrivateBancorp common stock the holder surrenders, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any recognized by the holder (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange. A PrivateBancorp common stockholder's holding period for the shares of CIBC common shares that the holder receives in the merger (including a fractional share interest deemed received and sold as described below) will include the holder's holding period for the shares of PrivateBancorp common stock that the holder surrenders in the exchange.

Possible Treatment of Cash as a Dividend

        In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder's deemed percentage stock ownership of CIBC. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of PrivateBancorp common stock solely for CIBC common shares and then CIBC immediately redeemed, which we refer to in this document as the "deemed redemption," a portion of the CIBC common shares in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (i) "substantially disproportionate" with respect to the holder or (ii) "not essentially equivalent to a dividend."

        The deemed redemption will generally be "substantially disproportionate" with respect to a holder if the percentage described in (ii) below is less than 80% of the percentage described in (i) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a holder will depend upon the holder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the holder's deemed percentage stock ownership of CIBC. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of CIBC that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (ii) the percentage of the outstanding stock of CIBC that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder's option to purchase in addition to the stock actually owned by the holder.

        The Internal Revenue Service has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a "meaningful reduction" if that shareholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a shareholder would be treated as capital gain.

        These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Cash in Lieu of Fractional Shares

        A U.S. holder of PrivateBancorp common stock who receives cash in lieu of a fractional share of CIBC common shares in the merger generally will be treated as having received such fractional share in the merger and then as having received cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder's aggregate tax basis in the PrivateBancorp common stock surrendered which is allocable to the fractional share. This gain or loss generally will be capital gain or loss, and long-term capital gain or loss if the holding period for the PrivateBancorp common stock is more than one year at the effective time of the merger. Long-term capital gain of non-corporate U.S. holders is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting on the Merger

        Payments of cash made to a U.S. holder and exchanges of shares by a U.S. holder for which gain or loss is recognized in connection with the merger may be subject to information reporting and, in the case of payments of cash, "backup withholding" unless the U.S. holder of PrivateBancorp common stock:

  •
  provides a correct taxpayer identification number and any other required information to the exchange agent, or

  •
  is a corporation or comes within certain exempt categories and otherwise complies with applicable requirements of the backup withholding rules.

        Backup withholding does not constitute an additional tax, but merely an advance payment of tax, which may be refunded to the extent it results in an overpayment of tax if the required information is supplied to the IRS.

Ownership and Disposition of CIBC Common Shares by U.S. Holders

Passive Foreign Investment Company

        CIBC does not believe that it is, for U.S. federal income tax purposes, a passive foreign investment company, or PFIC, and expects to operate in such a manner so as not to become a PFIC, but this conclusion is a factual determination that is made annually and thus may be subject to change. If CIBC is or becomes a PFIC, you could be subject to additional United States federal income taxes on gains recognized with respect to CIBC common shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. The remainder of this discussion assumes that CIBC will not be treated as a PFIC for U.S. federal income tax purposes.

Taxation of Dividends to U.S. Holders

        Distributions on a U.S. holder's CIBC common shares (including amounts withheld to reflect Canadian withholding taxes) will be taxable as dividends to the extent paid out of CIBC's current or accumulated earnings and profits, as determined under United States federal income tax principles. If you are a non-corporate U.S. holder, dividends paid to you that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains provided that you meet certain holding period requirements. Dividends we pay with respect to CIBC common shares generally will be qualified dividend income.

        A dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of payments made (including amounts withheld to reflect Canadian withholding taxes). The U.S. dollar value of any Canadian dollar payments made will be determined at the spot Canadian dollar/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your tax basis in your CIBC common shares and thereafter as capital gain.

        Subject to certain limitations, the Canadian tax withheld in accordance with the Treaty and paid over to Canada will be creditable or deductible against your United States federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. To the extent a refund of the tax withheld is available to you under Canadian law or under the Treaty, the amount of tax withheld that is refundable will not be eligible for credit against your U.S. federal income tax liability.

        For foreign tax credit purposes, dividends will generally be income from sources outside the United States and will, depending on your circumstances, be either "passive" or "general" income for purposes of computing the foreign tax credit allowable to you.

Taxation of Dividends to Non-U.S. Holders

        If you are a non-U.S. holder, dividends paid to you in respect of CIBC common shares will not be subject to United States federal income tax unless the dividends are "effectively connected" with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, "effectively connected" dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Capital Gains to U.S. Holders

        If you are a U.S. holder and you sell or otherwise dispose of your CIBC common shares, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your shares. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Taxation of Capital Gains to Non-U.S. Holders

        If you are a non-U.S. holder, you will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of your CIBC common shares unless (i) the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, or (ii) you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist. If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Backup Withholding and Information Reporting

        If you are a non-corporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to:

  •
  dividend payments or other taxable distributions made to you within the United States, and

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  the payment of proceeds to you from the sale of CIBC common shares effected at a U.S. office of a broker.

        Additionally, backup withholding may apply to such payments if you are a non-corporate U.S. holder that:

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  fails to provide an accurate taxpayer identification number,

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  is notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

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  in certain circumstances, fails to comply with applicable certification requirements.

        If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

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  dividend payments made to you outside the United States by us or another non-U.S. payor,

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  other dividend payments and the payment of the proceeds from the sale of CIBC common shares effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and

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  the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished the payor or broker:

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  an IRS Form W-8BEN or W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

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  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

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  you otherwise establish an exemption.

        Payment of the proceeds from the sale of CIBC common shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of CIBC common shares or that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

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  the proceeds are transferred to an account maintained by you in the United States,

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  the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

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  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

        In addition, a sale of CIBC common shares effected at a foreign office of a broker will be subject to information reporting if the broker is:

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  a U.S. person,

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  a controlled foreign corporation for U.S. tax purposes,

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  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

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  a foreign partnership, if at any time during its tax year:

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  one or more of its partners are "U.S. persons," as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

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  such foreign partnership is engaged in the conduct of a U.S. trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Information with Respect to Foreign Financial Assets

        Owners of "specified foreign financial assets" with an aggregate value in excess of $50,000 (and in some circumstances a higher threshold) may be required to file an information report with respect to such assets with their tax returns. "Specified foreign financial assets" may include financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the CIBC common shares.

Foreign Account Tax Compliance Withholding

        Pursuant to an intergovernmental agreements with the United States, CIBC and other non-U.S. financial institutions may be required to report information to our local governments regarding the holders of CIBC common shares (with subsequent transmission of that information by the local government to the IRS). In the future we may be required to withhold on a portion of dividend payments to holders of CIBC common shares if the indirect holders of those shares fail to comply with certain information reporting requirements. However, such withholding will not apply to payments made before the later of January 1, 2019 or the date on which final regulations are issued. The rules for implementation of this withholding have not yet been fully finalized, so it is impossible to determine at this time what impact, if any, such rules will have on holders of CIBC common shares.

        This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses U.S. federal income tax and does not address any non-income tax or any foreign, state or local tax consequences. You should consult your own tax advisors concerning the U.S. federal income tax consequences of the merger and the ownership of

CIBC common shares in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

Certain Canadian Federal Income Tax Consequences

        The following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the Income Tax Regulations, or collectively, the "Canadian Tax Act," of the disposition of PrivateBancorp common stock pursuant to the merger and the ownership of CIBC common shares received in consideration for the disposition of PrivateBancorp common stock pursuant to the merger, generally applicable to a beneficial owner of PrivateBancorp common stock who, for purposes of the Canadian Tax Act and at all relevant times, (1) is not and is not deemed to be resident in Canada; (2) deals at arm's length with CIBC and Holdco; (3) is not affiliated with CIBC and Holdco; (4) holds shares of PrivateBancorp common stock and CIBC common shares as capital property; and (5) does not use or hold, and is not deemed to use or hold, PrivateBancorp common stock or CIBC common shares in a business carried on in Canada, referred to as a "non-resident holder." Special rules, which are not discussed in this summary, may apply to certain holders that are insurers carrying on an insurance business in Canada and elsewhere.

        Generally, PrivateBancorp common stock and CIBC common shares will be capital property to a non-resident holder provided the non-resident holder does not hold those shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

        This summary is based on the current provisions of the Canadian Tax Act and CIBC's understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, referred to as the "Proposed Amendments," and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

        This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. This summary is not exhaustive of all Canadian federal income tax considerations. You should consult your own tax advisors concerning the Canadian federal income tax consequences of the merger and the ownership of CIBC common shares in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

        For the purposes of the Canadian Tax Act, any amount relating to the acquisition, holding or disposition of CIBC common shares must generally be converted into Canadian dollars using the noon exchange rate quoted by the Bank of Canada for the day on which the amount arose.

Disposition of PrivateBancorp Common Stock Pursuant to the Merger

        A non-resident holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on the disposition of PrivateBancorp common stock pursuant to the merger, unless the PrivateBancorp common stock is "taxable Canadian property" to the non-resident holder for purposes of the Canadian Tax Act at the time of the disposition and the non-resident holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the non-resident holder is resident. See the section below entitled "Taxable Canadian Property."

Dividends on CIBC Common Shares

        Dividends paid or credited or deemed to be paid or credited on the CIBC common shares to a non-resident holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the non-resident holder is entitled under any applicable income tax convention. Under the Canada-U.S. Income Tax Convention (1980), referred to as the "Treaty," where dividends on the CIBC common shares are considered to be paid to or derived by a non-resident holder that is the beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits in accordance with, the provisions of the Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Disposition of CIBC Common Shares

        A non-resident holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of CIBC common shares, unless the CIBC common shares are "taxable Canadian property" to the non-resident holder for purposes of the Canadian Tax Act at the time of the disposition and the non-resident holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the non-resident holder is resident. See the section below entitled "Taxable Canadian Property."

Taxable Canadian Property

        Generally, PrivateBancorp common stock or CIBC common shares, as the case may be, will not constitute taxable Canadian property to a non-resident holder at a particular time provided that the applicable shares are listed at that time on a designated stock exchange (which includes the NYSE, the NASDAQ and the TSX), unless at any particular time during the 60-month period that ends at that time (1) one or any combination of (i) the non-resident holder, (ii) persons with whom the non-resident holder does not deal at arm's length, and (iii) partnerships in which the non-resident holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of PrivateBancorp or CIBC, as the case may be, and (2) more than 50% of the fair market value of the PrivateBancorp common stock or CIBC common shares, as the case may be, was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) "Canadian resource properties" (as defined in the Canadian Tax Act), (iii) "timber resource properties" (as defined in the Canadian Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Canadian Tax Act, PrivateBancorp common stock or CIBC common shares, as the case may be, could be deemed to be taxable Canadian property to a particular non-resident holder. Non-resident holders whose PrivateBancorp common stock or CIBC common shares may constitute taxable Canadian property should consult their own tax advisors.

        Even if PrivateBancorp common stock or CIBC common shares are taxable Canadian property to a non-resident holder, the Treaty will generally exempt a non-resident holder that is a U.S. resident for the purposes of, and is entitled to benefits in accordance with, the provisions of the Treaty from tax under the Canadian Tax Act on any capital gain arising on the disposition of PrivateBancorp common stock or CIBC common shares, as the case may be, unless the value of the PrivateBancorp common stock or CIBC common shares, as the case may be, at the time of disposition is derived principally from real property situated in Canada.

Accounting Treatment

        The merger will be accounted for by CIBC as a business combination applying the acquisition method of accounting for IFRS purposes. Accordingly, the aggregate fair value of the consideration paid by CIBC in connection with the merger will be allocated to PrivateBancorp's net assets based on their fair values as of the close of the transaction. The excess of the total purchase consideration over the fair value of the identifiable assets acquired, liabilities assumed and any non-controlling interest in PrivateBancorp will be allocated to goodwill. The results of operations of PrivateBancorp will be included in CIBC's consolidated results of operations only for periods subsequent to the completion of the merger.

Stock Exchange Listings

        CIBC common shares are currently listed on the TSX and the NYSE. The CIBC common shares to be issued in connection with the merger will be listed on the TSX and the NYSE upon completion of the merger. Shares of PrivateBancorp common stock will be delisted from the NASDAQ promptly following completion of the merger.

Regulatory Matters Related to the Merger

        Completion of the merger is subject to the receipt of all required regulatory approvals from the Federal Reserve Board, the Superintendent of Financial Institutions (Canada) and the Illinois Department, the receipt of all other required approvals or consents, including those the failure of which to obtain would reasonably be expected to have a material adverse effect on CIBC or PrivateBancorp, and the expiration of any applicable statutory waiting period. CIBC and PrivateBancorp have agreed to use their reasonable best efforts to obtain all the required regulatory approvals. We will in the near future make filings for such approvals.

        We believe that we will be able to obtain all required regulatory approvals on a timely basis. However, we cannot make any assurances as to whether or when the required regulatory approvals will be obtained, or whether any such approval will contain any materially burdensome condition. If any material regulatory approval imposes a materially burdensome condition, the parties will not be required to complete the merger. The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by PrivateBancorp common stockholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

Federal Reserve Board Approval

        Completion of the merger is subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended, referred to as the "BHC Act."

        The Federal Reserve Board may not grant that approval if it determines that the merger:

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  would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

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  would substantially lessen competition in any part of the United States, or tend to create a monopoly or result in a restraint of trade,

unless the Federal Reserve Board finds that the anti-competitive effects of the merger are clearly outweighed in the public interest by the probable effect of the merger in meeting the convenience and needs of the communities to be served.

        Additionally, the Federal Reserve Board may not grant approval if it determines that CIBC is not subject to comprehensive supervision or regulation on a consolidated basis by the appropriate authorities in Canada, or if CIBC does not provide the Federal Reserve Board with adequate assurances that CIBC will make information available to the Federal Reserve Board as appropriate to determine compliance with applicable banking laws and regulations.

        In reviewing the merger, the Federal Reserve Board will consider, among other things:

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  the financial and managerial resources of both companies and PrivateBank both currently and after giving effect to the merger;

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  the capital adequacy of CIBC after the merger;

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  the convenience and needs of the communities to be served;

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  applicable overall capital and safety and soundness standards;

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  the effectiveness of both companies in combating money laundering activities;

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  each company's regulatory status, including legal and regulatory compliance; and

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  the extent to which the proposed acquisition would result in greater or more concentrated risks to the stability of the United States banking or financial system.

        Under the Community Reinvestment Act of 1977, as amended, referred to as the "CRA," the Federal Reserve Board will take into account PrivateBancorp's records of performance in meeting the credit needs of its communities, including low-and moderate-income neighborhoods. PrivateBancorp has one insured depository institution subsidiary required to have ratings under the CRA and such institution has received a satisfactory CRA rating in its most recent CRA examinations by its federal regulators.

        Furthermore, the BHC Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, our application, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

        The BHC Act requires a waiting period of 30 days after Federal Reserve Board approval is received before the merger may be completed, during which time the DOJ may challenge the merger on antitrust grounds. With the approval of the Federal Reserve Board and the concurrence of the DOJ, such waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board does regarding the merger's effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

        If Federal Reserve approval is obtained and the merger is completed, then CIBC and CIBC Holdco will each become a bank holding company under the BHC Act. CIBC is a foreign banking organization that is already treated as a bank holding company under the BHC Act. Generally, the operations of a foreign banking organization and its U.S. subsidiaries and offices are subject to the same comprehensive regulatory regime that governs the operations of U.S. domestic banking organizations, although there are certain differences. If the merger is completed, CIBC Holdco will become subject to supervision and regulation by the Federal Reserve as a domestic U.S. bank holding company. CIBC will also continue to be subject to supervision and regulation by the Federal Reserve, and would be required to comply with certain additional requirements under the BHC Act and Federal Reserve regulations.

Illinois Department Approval

        Completion of the merger is subject, among other things, to approval by the Secretary of the Illinois Department (the "Commissioner") under the Illinois BHC Act and Illinois Banking Act.

        To approve the merger, the Commissioner must make certain findings, including among others that:

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  the general character of the proposed management is such as to assure reasonable promise of successful, safe and sound operation;

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  depositors' interest will not be jeopardized;

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  future earnings prospects of CIBC after the merger are favorable;

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  any prior involvement of CIBC or proposed management personnel with any other financial institution, whether as stockholder, director, officer or customer, was conducted in a safe and sound manner; and

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  the acquisition is authorized under the Illinois BHC Act.

        The Commissioner also shall not approve the merger if upon consummation of the transaction CIBC and its affiliates would control 30% or more of the total amount of deposits which are located in Illinois at insured depository institutions.

        CIBC is required to effect change in control within 180 days of Commissioner's approval of the merger and to notify the Commissioner of the date when the change in control is finally effected.

Canadian Approvals

        Under the Bank Act, the approval of the Superintendent of Financial Institutions (Canada) is required in order for CIBC to complete the acquisition.

        Holdco is a permitted investment under paragraph 468(2)(b) of the Bank Act. Under the Bank Act, CIBC will be considered to have acquired an indirect beneficial interest in each of the subsidiaries of PrivateBancorp upon the merger of PrivateBancorp with and into Holdco. As a result, the approval of the Superintendent of Financial Institutions (Canada) is required in respect of PrivateBank, since it is an entity referred to in paragraph 468(1)(j) of the Bank Act, which requires approval pursuant to Section 468(6) of the Bank Act.

        Under subsection 65(1) of the Bank Act, no share of any class of shares of a bank shall be issued until it is fully paid for in money or, with the approval of the Superintendent of Financial Institutions (Canada), in property. Pursuant to the merger agreement, if the merger is completed, holders of PrivateBancorp common stock will have the right to receive the merger consideration for each share of PrivateBancorp common stock held immediately prior to the merger. The consideration for the issuance by CIBC of its common shares as part of the merger consideration will be shares of PrivateBancorp. As a result, approval of the Superintendent of Financial Institutions (Canada) is required for CIBC to issue common shares in consideration for shares of PrivateBancorp.

Other Regulatory Filings

        Applications and notifications will be filed with other regulatory authorities, including the Delaware Secretary pursuant to Delaware law.

Dissenters' Rights of Appraisal for Holders of PrivateBancorp Common Stock

        The following discussion summarizes certain terms of the law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of Delaware law, referred to as "Section 262," which Section 262 (in effect as of the date of this proxy statement/prospectus) is attached to this document as Appendix D. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

        Under Section 262, record holders of shares of PrivateBancorp's common stock who have neither voted in favor of, nor consented in writing to, the adoption of the merger agreement, who continuously hold such shares through the effective time of the merger and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

        Under Section 262, where a merger agreement relating to a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date set by the board of directors for such notice (or if no such record date is set, on the close of business on the day next preceding the day on which notice is given), with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262. This document constitutes such notice to the holders of PrivateBancorp's common stock and a copy of Section 262 (in effect as of the date of this proxy statement/prospectus) is attached to this document as Appendix D.

        ANY HOLDER OF PRIVATEBANCORP'S COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER'S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND APPENDIX D BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF PRIVATEBANCORP COMMON STOCK, PRIVATEBANCORP BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

Filing Written Demand

        Holders of shares of PrivateBancorp's common stock who decide to exercise their appraisal rights must make a demand, in writing, for appraisal of their shares of common stock prior to the taking of the vote on the merger at the stockholders meeting. A demand for appraisal will be sufficient if it reasonably informs PrivateBancorp of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder's shares of common stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of PrivateBancorp's common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the closing of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the closing of the merger, will lose any right to appraisal in respect of such shares. A stockholder's failure to make the written demand prior to the taking of the vote on the merger will constitute a waiver of appraisal rights.

        Only a holder of record of shares of PrivateBancorp's common stock is entitled to demand an appraisal of the shares registered in that holder's name. A demand for appraisal in respect of shares of capital stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, should specify the holder's name and mailing address and the number of shares registered in the holder's name and must state that the person intends thereby to demand appraisal of the holder's shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in "street name" by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of capital stock held in the name of the record owner. If a stockholder holds shares of PrivateBancorp common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights should consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        All written demands for appraisal pursuant to Section 262 should be sent or delivered to PrivateBancorp at:

PrivateBancorp, Inc.
120 South LaSalle Street
Chicago, Illinois 60603
Attention: Corporate Secretary

        At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to CIBC, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of CIBC. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If CIBC does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder's demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

        From and after the effective date of the merger, any stockholder who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose the shares of common stock subject to appraisal or to receive payment of dividends or other distributions on such shares except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

Notice of the Effective Date

        Within 10 days after the effective date of the merger, CIBC must notify each holder of PrivateBancorp's common stock entitled to appraisal rights of the effective date of the merger. Such notice may also be given by CIBC to each holder of PrivateBancorp's common stock who is entitled to appraisal rights before the effective date of the merger.

Filing a Petition for Appraisal

        Within 120 days after the effective date of the merger, but not thereafter, CIBC or any holder of PrivateBancorp's common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. CIBC is under no obligation to and has no present intention to file a petition and holders should not assume that CIBC will file a petition. Accordingly, it is the obligation of the holders of capital stock to initiate all necessary action to perfect their appraisal rights in respect of shares of capital stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of capital stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from CIBC a statement setting forth the aggregate number of shares not voted in favor of the approval of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by CIBC or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of capital stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request to receive from CIBC the statement described in this paragraph.

        If a petition for an appraisal is timely filed by a holder of shares of PrivateBancorp's common stock and a copy thereof is served upon CIBC, CIBC will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder. The Delaware Court of Chancery shall dismiss the proceedings unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding common stock eligible for appraisal or (ii) the value of the consideration provided in the merger for such total number of common stock exceeds $1 million.

Determination of Fair Value

        After the Delaware Court of Chancery determines the holders of capital stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided below, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Holdco may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (i) the difference, if any, between the amount so paid and the fair market value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at the time.

        In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion that does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined may be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Although PrivateBancorp believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither CIBC nor PrivateBancorp anticipates offering more than the applicable merger consideration to any stockholder of PrivateBancorp exercising appraisal rights, and each of CIBC and PrivateBancorp reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of capital stock is less than the applicable merger consideration.

        If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

        If any stockholder who demands appraisal of shares of capital stock under Section 262 fails to perfect, successfully withdraws or loses such holder's right to appraisal, the stockholder's shares of capital stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the stockholder's right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

Resale of CIBC Common Shares

U.S. Resale Restrictions

        The CIBC common shares issued under the terms of the merger agreement will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, referred to as the "Securities Act."

Canadian Resale Restrictions

        The CIBC common shares issued under the terms of the merger agreement will not be subject to any restrictions on transfer under applicable Canadian provincial or territorial securities laws. To the extent Canadian provincial or territorial securities laws apply, however, the first trade in the CIBC common shares issued under the terms of the merger agreement must be made in accordance with customary conditions, including that such trade is not a control distribution, that no unusual effort is made to prepare the market or to create a demand for such shares and that no extraordinary commission or consideration is paid in respect of the trade. In addition, when selling the CIBC common shares, holders who engage in the business of trading in securities, or hold themselves out as engaging in the business of trading in securities may also be subject to dealer registration requirements of applicable Canadian provincial or territorial securities laws. If a holder requires advice on the application of Canadian provincial or territorial securities laws to the trade of CIBC common shares, the holder should consult its own legal advisor.

Litigation Related to the Merger

        Following the announcement of the transaction, three putative class actions were filed on behalf of PrivateBancorp stockholders in the Circuit Court of Cook County, Illinois: Solak v. Richman, et al., No. 2016-CH-08949; Parshall v. PrivateBancorp, Inc., et al., No. 2016-CH-09135; and Griffin v. PrivateBancorp, Inc., et al., No. 2016-CH-09435. All of the actions name as defendants PrivateBancorp and the members of its board of directors, and assert that the directors breached their fiduciary duties in connection with the transaction. One such case (Griffin) further asserts that PrivateBancorp aided and abetted its directors' alleged breaches. Two of the actions (Parshall and Griffin) also name as defendants CIBC and Holdco, and assert that they, too, aided and abetted the directors' purported breaches. The actions broadly allege that the transaction was the result of a flawed process, that the price is unfair, and that certain provisions of the merger agreement might dissuade a potential suitor from making a competing offer, among other things. Plaintiffs seek injunctive and other relief, including damages.

        PrivateBancorp and CIBC believe the demands and complaints are without merit and there are substantial legal and factual defenses to the claims asserted.

THE MERGER AGREEMENT

        The following summary discusses certain material terms of the merger agreement. You should also read in its entirety the section entitled "The Merger" for a discussion of other material information about the merger and the merger agreement. The following description of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement in its entirety, as it is the legal document governing the merger. In the event of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

Explanatory Note Regarding the Merger Agreement

        The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about PrivateBancorp or CIBC or modify or supplement any factual disclosures about PrivateBancorp or CIBC in their respective public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to PrivateBancorp or CIBC. The merger agreement contains representations and warranties by and covenants of PrivateBancorp, CIBC and Holdco, which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in PrivateBancorp's and CIBC's public disclosures. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

        Additional information about PrviateBancorp may be found elsewhere in this proxy statement and PrivateBancorp's other public filings. See the section entitled "Where You Can Find More Information."

Effects of the Merger

        At the effective time of the merger, PrivateBancorp will merge with and into Holdco, a direct wholly-owned subsidiary of CIBC, with Holdco surviving the merger. PrivateBank, which is currently a wholly-owned subsidiary of PrivateBancorp, will become a wholly-owned subsidiary of Holdco at the effective time of the merger.

        As a result of the merger, there will no longer be any publicly held shares of PrivateBancorp common stock. PrivateBancorp stockholders will no longer have any direct interest in the surviving company. PrivateBancorp common stockholders will only participate in the surviving company's future earnings and potential growth through their ownership of CIBC common shares after receiving CIBC common shares as merger consideration. All of the other incidents of direct stock ownership in PrivateBancorp, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from PrivateBancorp, will be extinguished upon completion of the merger. Upon completion of the merger, shares of PrivateBancorp common stock will represent the right to receive the merger consideration. See the section entitled "The Merger—Merger Consideration."

Effective Time of the Merger

        The closing of the merger will occur no later than three business days after the satisfaction or waiver of all closing conditions, unless extended by mutual agreement of the parties. The merger will be completed and become effective as of the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware on or before the closing date. As of the date of this document, the parties expect that the merger will be effective during the first calendar quarter of 2017. However, there can be no assurance as to when or if the merger will occur.

Treatment of PrivateBancorp Equity Awards

Stock Options

        At the effective time, each PrivateBancorp option that is outstanding and unexercised immediately prior to the effective time shall be converted automatically into a CIBC option to purchase, on the same terms and conditions as were applicable immediately prior to the effective time, the number of CIBC common shares (rounded down to the nearest whole number of shares) equal to the product of (i) the number of shares of PrivateBancorp common stock subject to such option immediately prior to the effective time, multiplied by (ii) the sum of (A) the exchange ratio and (B) the quotient (rounded to four decimal places) obtained by dividing (1) the per share cash consideration by (2) the CIBC share closing price (as defined above in the section titled "Merger Consideration") (clause (ii), the "equity award exchange ratio"), with an exercise price per share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of PrivateBancorp common stock subject to such option immediately prior to the effective time, by (y) the equity award exchange ratio.

Restricted Stock

        At the effective time, each award of restricted PrivateBancorp common stock that is outstanding and unvested immediately prior to the effective time shall be cancelled and replaced with an award of restricted CIBC common shares with the same terms and conditions as were applicable under such award immediately prior to the effective time, and relating to the number of CIBC common shares equal to the product of the number of shares of PrivateBancorp common stock subject to such award immediately prior to the effective time, multiplied by the equity award exchange ratio, with any fractional shares rounded to the next whole number of shares.

Restricted Stock Units

        At the effective time, each PrivateBancorp restricted stock unit award that is outstanding immediately prior to the effective time shall (i) if unvested, be converted automatically into a cash-settled CIBC restricted stock unit award that is subject to the same terms and conditions as were applicable immediately prior to the effective time (except that settlement shall be in cash, with the cash payment due on settlement equal to the fair market value of CIBC common shares to which the restricted stock unit award relates) relating to the number of CIBC common shares equal to the product (taken to four decimal places) of the number of shares of PrivateBancorp common stock subject to such award immediately prior to the effective time, multiplied by the equity award exchange ratio, or (ii) if vested (including all restricted stock units held by non-employee directors, whether vested or unvested as of the date of the merger agreement, which shall be vested and settled within

10 days after the effective time), be cancelled and converted automatically into the right to receive a cash payment equal to the sum of (A) the per share cash consideration plus (B) the product of the exchange ratio multiplied by the CIBC share closing price (such sum, the "per unit total consideration"), without interest and less taxes, and a cash payment (not later than 10 days after the effective time) equal to all accumulated dividend equivalents with respect to such restricted stock unit award that are unpaid as of the effective time; provided, that any award that does not provide for settlement upon a change in control shall instead be converted pursuant to clause (i) above. Any PrivateBancorp restricted stock unit award for which settlement was delayed to avoid a loss of deduction pursuant to Section 162(m) of the Code will be treated as providing for settlement upon a change in control.

Performance Share Units

        At the effective time, each PrivateBancorp performance share unit award that is outstanding immediately prior to the effective time shall (i) if unvested, be converted automatically into a cash-settled CIBC restricted stock unit award that is subject to the same terms and conditions as were applicable immediately prior to the effective time (except that settlement shall be in cash, with the cash payment due on settlement equal to the fair market value of CIBC common shares to which the performance share unit award relates, and that such award shall be subject solely to time based vesting) relating to the number of CIBC common shares equal to the product (taken to four decimal places) of the number of shares of PrivateBancorp common stock subject to such award immediately prior to the effective time, multiplied by the equity award exchange ratio, or (ii) if vested, be cancelled and converted automatically into the right to receive (not later than 10 days after the effective time) a cash payment equal to the per unit total consideration, without interest and less taxes, in respect of each share of PrivateBancorp common stock underlying such award and a cash payment equal to all accumulated dividend equivalents with respect to such performance share unit award that are unpaid as of the effective time; provided, that any award that does not provide for settlement upon a change in control shall instead be converted pursuant to clause (i) above. For each performance share unit award granted in 2014, 2015 or 2016 that is outstanding as of the effective time, the number of shares subject to such award will be determined assuming that applicable performance goals were achieved at the maximum level.

PrivateBancorp Deferred Units

        At the effective time, each stock unit credited to an account that is deemed invested in PrivateBancorp common stock as of immediately prior to the effective time under PrivateBancorp's deferred compensation plan, shall be converted automatically into a deemed investment in CIBC common shares that will be cash-settled (with the cash payment due on settlement equal to the fair market value of CIBC common shares to which the deferred stock units relate), with the number of CIBC common shares subject to the deferred stock units in a participant's account as of the effective time to be equal to the product (taken to four decimal places) of (i) the number of shares of PrivateBancorp common stock subject to such deferred stock units as of immediately prior to the effective time, and (ii) the equity award exchange ratio. Following the effective time, the deferred compensation plan will otherwise continue to have the same terms, including payment terms and investment alternatives, that were applicable immediately prior to the effective time, with the PrivateBancorp common stock fund to be replaced with a CIBC common shares fund, and subject to all rights of PrivateBancorp and its successor to amend or terminate the deferred compensation plan.

Representations and Warranties

        The merger agreement contains representations and warranties made by PrivateBancorp to CIBC, subject to certain exceptions in the merger agreement, in the disclosure schedules delivered in connection with the merger agreement and in PrivateBancorp's public filings, as to, among other things:

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  corporate organization, good standing and qualification to do business;

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  capitalization;

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  corporate authority;

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  consents and approvals relating to the execution, delivery and performance of the merger agreement;

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  the reports, forms, documents and statements of PrivateBancorp required by regulatory agencies;

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  financial statements filed by PrivateBancorp with the SEC and internal controls over financial reporting;

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  broker's and finder's fees related to the merger;

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  the absence of certain material changes or events in the business if PrivateBancorp, including the absence of a material adverse effect since December 31, 2015;

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  legal and regulatory proceedings;

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  tax matters;

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  employee compensation and benefits matters;

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  compliance with applicable law;

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  material contracts;

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  agreements with regulatory agencies;

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  risk management instruments;

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  environmental matters;

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  investment securities;

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  properties;

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  intellectual property;

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  related party transactions;

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  state takeover laws;

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  reorganization;

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  opinions from financial advisors;

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  accuracy of PrivateBancorp information provided in this proxy statement/prospectus;

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  loan portfolio;

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  insurance; and

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  books and records.

        The merger agreement also contains representations and warranties made by CIBC and Holdco to PrivateBancorp, subject to certain exceptions in the merger agreement, in the disclosure schedules delivered in connection with the merger agreement and in CIBC's public filings, as to, among other things:

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  corporate organization, good standing, qualification to do business and financial holding company status;

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  capitalization;

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  corporate authority;

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  consents and approvals relating to the execution, delivery and performance of the merger agreement;

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  the reports, forms, documents and statements of CIBC required by regulatory agencies;

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  financial statements filed by CIBC with the SEC and internal controls over financial reporting;

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  broker's and finder's fees related to the merger;

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  the absence of a material adverse effect since October 31, 2015;

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  legal and regulatory proceedings;

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  compliance with applicable law;

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  reorganization;

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  accuracy of CIBC and its subsidiaries information provided in this proxy statement/prospectus;

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  financing;

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  agreements with regulatory agencies; and

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  books and records.

        Certain of these representations and warranties are qualified as to "materiality" or "material adverse effect."

        For purposes of the merger agreement, a "material adverse effect" with respect to CIBC, PrivateBancorp or Holdco, as the case may be, means (i) a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of that party and its subsidiaries taken as a whole or (ii) a material adverse effect on the ability to consummate the merger on a timely basis, other than, with respect to (i) above, to the extent that effect results from: (A) changes in U.S. GAAP (or, with respect to CIBC, IFRS) or applicable regulatory accounting requirements, (B) changes in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets or any change in the credit markets, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded pursuant to another subclause hereunder), (E) changes attributable to disclosure of the transactions contemplated hereby or to actions expressly required by the merger agreement in contemplation of the transactions contemplated hereby, or (F) actions or omissions taken pursuant to the written consent of CIBC, in the case of PrivateBancorp, or PrivateBancorp, in the case of CIBC; except, with respect to (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

        Except in limited cases, the representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under "—Termination," if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the merger agreement, except in the case of a party's willful and material breach of the merger agreement.

Covenants and Agreements

        Conduct of Businesses Prior to the Completion of the Merger.    PrivateBancorp has agreed that, prior to the effective time of the merger, it will conduct its business, and cause its subsidiaries to conduct their business, in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships. PrivateBancorp and CIBC have agreed to, and cause their subsidiaries to, take no action or, to the extent feasible, fail to prevent an action, that is intended to or would reasonably be expected to adversely affect or delay the ability to obtain any necessary approvals required for the completion of the merger or to perform its respective covenants and agreements in the merger agreement or to consummate the merger on a timely basis.

        Additionally, PrivateBancorp has agreed that prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or as required by law, it will not and will not permit any of its subsidiaries to, without the prior written consent of CIBC:

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  other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than any PrivateBancorp subsidiary;

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  adjust, split, combine or reclassify any capital stock;

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  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (A) regular quarterly cash dividends by PrivateBancorp (and dividend equivalents to the extent provided by the terms of any PrivateBancorp equity awards or deferred units) at a rate not in excess of $0.01 per share of PrivateBancorp common stock, (B) dividends paid by any PrivateBancorp subsidiary to PrivateBancorp or any of its wholly owned subsidiaries, (C) any required dividends on the preferred stock of any PrivateBancorp subsidiary or (D) the withholding or acceptance of shares of PrivateBancorp common stock in connection with the vesting, exercise and/or settlement of PrivateBancorp equity awards or deferred units, in each case in accordance with past practice and the terms of the applicable award agreements;

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  grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

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  issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of PrivateBancorp stock options or the vesting or settlement of PrivateBancorp equity awards (and dividend equivalents thereon, if any);

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  sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;

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  except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned PrivateBancorp subsidiary;

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  other than in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Company Contract (as defined in the merger agreement), or make any change in any instrument or agreement governing the terms of any of its securities, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of the merger agreement;

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  except as required under applicable law or the terms of any PrivateBancorp benefit plan existing as of the date hereof, (i) enter into, adopt or terminate any material employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (ii) except as would not in the aggregate result in an increase in costs from the date of the merger agreement that would be material to the PrivateBancorp or Holdco, enter into any new, adopt, amend (whether in writing or through the interpretation of) or terminate any PrivateBancorp benefit plan or any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person) that would be a PrivateBancorp benefit plan as of the date of the merger agreement, (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant (who is a natural person), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) fund any rabbi trust, (vii) terminate the employment of any member of PrivateBancorp's Operating Committee or Executive Committee as of the date of the merger agreement, other than for cause, or (viii) hire any employee to a position that would be a member of PrivateBancorp's Operating Committee or Executive Committee (provided that, notwithstanding the foregoing, (x) in certain circumstances for tax planning purposes, PrivateBancorp may accelerate into calendar year 2016 the payment of 2016 annual bonuses and the vesting and settlement of equity awards that would otherwise vest and settle in calendar year 2017, including for executive officers and (y) if the closing has not occurred prior to February 1, 2017, PrivateBancorp may grant annual restricted stock unit awards in respect of calendar year 2016, including awards to executive officers, consistent with certain terms and conditions agreed to by PrivateBancorp and CIBC and (z) with respect to outstanding PrivateBancorp performance unit awards, including awards held by executive officers, that have performance periods that have not ended prior to the date of the merger agreement and that end prior to closing, the compensation committee of PrivateBancorp's board of directors may certify the level of achievement at the maximum level if closing had not occurred by December 31, 2016);

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  settle any material claim, suit, action or proceeding, except in the ordinary course of business, in an amount and for consideration not in excess of $5,000,000 individually or $10,000,000 in the aggregate or that would not impose any material restriction on the business of it or its subsidiaries or Holdco or affect the merger and the other transactions contemplated thereby;

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  take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

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  amend its certificate of incorporation, by-laws or comparable governing documents of its subsidiaries;

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  merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

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  materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise;

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  take any action that is intended or expected to result in any of its representations and warranties set forth in this agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger or in any of the conditions to the merger set forth in Article VII of the merger agreement not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law;

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  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by US GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity;

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  enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any governmental entity or make any loans or extensions of credit except in the ordinary course of business consistent with past practice and in conformity with PrivateBancorp's ordinary course lending policies and guidelines (including, in each case, with respect to loan amounts, security, collateral, loan terms, single name exposure limits and portfolio mix) in effect as of the date of the merger agreement;

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  make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any governmental entity;

  •
  make, or commit to make, any capital expenditures in excess of the amounts specified in the capital expenditure budget made available to CIBC prior to the date of the merger agreement plus 10%;

  •
  other than in the ordinary course of business consistent with past practice, make, change or revoke any material tax election, change an annual tax accounting period, adopt or materially change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes;

  •
  make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of itself or its subsidiaries;

  •
  terminate, or fail to maintain, the material insurance policies of PrivateBancorp and its subsidiaries, including any policies of directors' and officers' liability insurance, of at least the same coverage and amounts and on terms and conditions not less advantageous to the insured as currently maintained by PrivateBancorp and its subsidiaries; or

  •
  agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the above prohibited actions.

        Each of CIBC and Holdco has agreed to a more limited set of restrictions on its business prior to the completion of the merger. Specifically, each of CIBC and Holdco has agreed that prior to the effective time of the merger, except as expressly permitted by the merger agreement, it will not and will not permit any of its subsidiaries to, without the prior written consent of PrivateBancorp:

  •
  amend CIBC's by-laws or the governing documents of any of its subsidiaries in a manner that would materially and adversely affect the economic benefits of the merger to the holders of PrivateBancorp common stock or adversely affect the holders of PrivateBancorp common stock relative to holders of CIBC common shares or that would materially impede CIBC's ability to consummate the transactions contemplated by the merger agreement;

  •
  except as would not (i) reasonably be expected to have a material adverse effect on CIBC or (ii) adversely affect the tax treatment of the merger with respect to PrivateBancorp's stockholders or the value of the merger consideration, merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

  •
  take, or omit to take, any action that would or is reasonably likely to prevent or impede the merger from qualifying as a tax-free reorganization or to cause the stockholders of PrivateBancorp to recognize gain or take any action to prevent, materially impede or materially delay the consummation of the merger, or take, or omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied; or

  •
  agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above prohibited actions.

        Regulatory Matters.    CIBC and PrivateBancorp have agreed to promptly prepare and file with the SEC a registration statement on Form F-4, of which this proxy statement/prospectus is a part. CIBC and PrivateBancorp have agreed to use reasonable best efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing, and to mail or deliver the proxy statement/prospectus to PrivateBancorp's stockholders. CIBC has also agreed to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to consummate the merger, and PrivateBancorp has agreed to furnish all information concerning PrivateBancorp and the holders of PrivateBancorp common stock as may be reasonably requested in connection with any such action.

        CIBC and PrivateBancorp have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger.

        Moreover, each of CIBC and PrivateBancorp has agreed to use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing.

        Additionally, each of CIBC and PrivateBancorp has agreed to furnish to the other all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Form F-4 or any other statement, filing, notice or application made by or on behalf of CIBC, PrivateBancorp or any of their respective subsidiaries to any governmental entity in connection with the merger.

        Furthermore, CIBC and PrivateBancorp have agreed to promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

        CIBC has agreed to execute and deliver, or cause to be executed and delivered by or on behalf of Holdco, at or prior to the effective time of the merger, any supplements, amendments or other instruments required for the due assumption of PrivateBancorp's outstanding Company Debentures (as defined by the merger agreement) to the extent required.

        Stockholder Approval.    PrivateBancorp's board of directors has resolved to recommend to the PrivateBancorp common stockholders that they approve the merger agreement and the transactions contemplated thereby and to submit to the PrivateBancorp common stockholders the merger agreement and any other matters required to be approved by the PrivateBancorp common stockholders in order to carry out the intentions of the merger agreement.

        TSX and NYSE Listing.    CIBC will cause the CIBC common shares to be issued in the merger to be authorized for listing on the TSX and NYSE.

        Employee Matters.    During the period commencing at the effective time of the merger and ending on October 31, 2018 (which we refer to as the "Continuation Period"), CIBC shall cause the surviving corporation to provide each employee of PrivateBancorp or any of its subsidiaries as of the effective time of the merger who remains employed by CIBC or any of its affiliates (including the surviving corporation and its subsidiaries) following the effective time of the merger (which we refer to as a "continuing employee") with (i) an annual base salary or base wage rate that is no less than that provided to such employee by PrivateBancorp and its subsidiaries immediately prior to the effective time of the merger, (ii) a total incentive compensation opportunity that is no less than the aggregate total incentive compensation opportunity (whether relating to annual or any other type of incentive compensation) provided to such employee by PrivateBancorp and its subsidiaries immediately prior to the effective time of the merger, and (iii) employee benefits that are substantially comparable in the aggregate to those provided to such employees by PrivateBancorp and its subsidiaries immediately prior to the effective time of the merger. CIBC and PrivateBancorp have also agreed to certain terms and conditions that will apply to the long-term incentive awards granted to continuing employees in respect of calendar year 2016, the 2017 annual short-term incentive awards for continuing employees and, to the extent applicable, the mandatory 2016 annual bonus deferrals for continuing employees. During the period commencing at the effective time of the merger and ending on the second anniversary of the effective time of the merger, CIBC shall continue to maintain or cause to be maintained, without amendment, PrivateBancorp's severance plan applicable to continuing employees immediately prior to the effective time of the merger, and shall provide, or cause to be provided, to each continuing employee whose employment is terminated during the continuation period without "cause", as such term is defined or concept is used for purposes of the PrivateBancorp severance plan, or who otherwise experiences a severance-qualifying termination under the PrivateBancorp severance plan, with the severance benefits specified in the PrivateBancorp severance plan.

        With respect to any employee benefit plans of CIBC or its subsidiaries in which any employees of PrivateBancorp or its subsidiaries become eligible to participate on or after the effective time of the merger (which we refer to as "new plans"), CIBC shall or shall cause the surviving corporation to: (i) use commercially reasonable efforts to (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous PrivateBancorp benefit plan, and (B) provide each such employee and his or her eligible dependents with credit for any co-payments or deductibles paid prior to the effective time of the merger under a PrivateBancorp benefit plan (to the same extent that such credit was given under the analogous PrivateBancorp benefit plan prior to the effective time of the merger) in satisfying any applicable deductible or out-of-pocket requirements under any new plans; and (ii) recognize all service of each such employee with PrivateBancorp and its subsidiaries (and their respective predecessors, if applicable) for all purposes in any new plan; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

        CIBC and PrivateBancorp have agreed to the establishment of a cash retention pool which may be awarded in the form of cash and cash-settled CIBC restricted stock units to employees of PrivateBancorp and its subsidiaries, including executive officers.

        Indemnification and Directors' and Officers' Insurance.    From and after the effective time of the merger, CIBC shall cause Holdco (the surviving entity in the merger) to indemnify and hold harmless each present and former director, officer or employee of PrivateBancorp and its subsidiaries or fiduciaries of PrivateBancorp or any of its subsidiaries under PrivateBancorp benefit plans (in each case, when acting in such capacity) (collectively, the "PrivateBancorp Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time of the merger, arising in whole or in part out of (i) the fact that such person is or was a director, officer or employee of PrivateBancorp or any PrivateBancorp subsidiary or is or was a fiduciary of PrivateBancorp or any of its subsidiaries under PrivateBancorp benefit plans or (ii) matters, acts or omissions existing or occurring at or prior to the effective time of the merger, including the transactions contemplated thereby to the same extent as such persons are indemnified as of the date of the merger agreement by PrivateBancorp pursuant to PrivateBancorp's certificate of incorporation, by-laws, governing or organizational documents of any PrivateBancorp subsidiary and any indemnification agreements in existence as of the date of the merger agreement; and CIBC will also cause the surviving corporation to advance expenses as incurred by such PrivateBancorp Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of the merger agreement by PrivateBancorp pursuant to the PrivateBancorp's certificate of incorporation, by-laws, governing or organizational documents of any PrivateBancorp subsidiary and any indemnification agreements in existence as of the date of the merger agreement; provided that the PrivateBancorp Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such PrivateBancorp Indemnified Party is not entitled to indemnification.

        CIBC has agreed to provide directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of PrivateBancorp or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events occurring at or before the effective time of the merger for a period of six years following the effective time of the merger. The insurance will contain terms and conditions that are not less advantageous than the current coverage provided by PrivateBancorp, except that CIBC is not required to incur annual premium expense greater than 300% of PrivateBancorp's current aggregate annual directors' and officers' liability insurance premium. At or prior to the effective time of the merger and in lieu of the foregoing, PrivateBancorp, in consultation with CIBC, may purchase and pay for a tail policy for directors' and officers' liability insurance on the terms described in this paragraph.

        No Solicitation.    The merger agreement precludes PrivateBancorp and its subsidiaries and their respective officers, directors, agents, advisors and affiliates from initiating, soliciting, encouraging or knowingly facilitating inquiries or proposals with respect to, or engaging in any negotiations concerning, or providing any confidential or nonpublic information or data to, or having any discussions with, any person relating to, any Acquisition Proposal (defined below). However, if PrivateBancorp, prior to receipt of the requisite affirmative vote of the PrivateBancorp common stockholders, receives an unsolicited bona fide Acquisition Proposal and PrivateBancorp's board of directors concludes in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal (defined below), PrivateBancorp may, and may permit its subsidiaries and its and its subsidiaries' representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would result in a violation of its fiduciary duties under applicable law. PrivateBancorp has also agreed to advise CIBC within 24 hours following receipt of any Acquisition Proposal and of the substance of the Acquisition Proposal (including the identity of the person making such Acquisition Proposal), and will keep CIBC promptly apprised of any developments.

  •
  As used in the merger agreement, "Acquisition Proposal" means, other than the transactions contemplated by the merger agreement, any offer, proposal, inquiry or indication of interest relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of PrivateBancorp and its subsidiaries or 20% or more of any class of voting securities of PrivateBancorp or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of PrivateBancorp, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of PrivateBancorp or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of PrivateBancorp, or (iii) a merger, consolidation, share exchange, other business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving PrivateBancorp or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of PrivateBancorp, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.

  •
  As used in the merger agreement, "Superior Proposal" means a bona fide written Acquisition Proposal that the board of directors of PrivateBancorp concludes in good faith to be more favorable from a financial point of view to its stockholders than the merger and the other transactions contemplated by the merger agreement, (i) after receiving the advice of its financial advisors (who must be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of "Superior Proposal," the references to "20%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority."

        Change of Methods.    CIBC may at any time change the method of effecting the transactions contemplated in the merger agreement, provided that no such change or amendment (i) alters or changes the amount or kind of the merger consideration, (ii) adversely affects the tax treatment of the merger with respect to PrivateBancorp's stockholders or (iii) be reasonably likely to cause the closing to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed.

        Restructuring Efforts.    If the PrivateBancorp stockholders do not approve the merger at the special meeting or at any adjournment or postponement thereof, CIBC and PrivateBancorp have agreed to use reasonable best efforts to negotiate a restructuring of the merger and/or to resubmit the merger to

PrivateBancorp's stockholders for approval; however, neither CIBC nor PrivateBancorp will be required to alter any material terms of the merger agreement or adversely affect the tax treatment of the merger with respect to PrivateBancorp stockholders in any such negotiations.

        Corporate Governance.    CIBC has agreed to take all appropriate action so that, as of the effective time of the merger, subject to CIBC's organizational documents, policies and applicable law and regulation, one individual designated by PrivateBancorp and reasonably acceptable to CIBC (the "Company Director") shall be appointed as an independent director of CIBC. The Company Director shall thereafter be nominated for election as a director of CIBC, subject to the approval of the board of directors of CIBC, at CIBC's first annual meeting of shareholders after the closing.

        Moreover, CIBC has agreed to take all appropriate action so that, as of the effective time of the merger, subject to CIBC's organizational documents, policies and applicable law and regulation, the board of directors of Holdco (and any successor thereto) will be comprised of nine directors, of whom three independent directors and one non-independent director (who is expected to be Mr. Richman) will be individuals designated by PrivateBancorp and reasonably acceptable to CIBC, subject to Holdco's organizational documents, policies and applicable law and regulation.

        CIBC has also agreed to take all appropriate action so that, as of the effective time of the merger, subject to CIBC's organizational documents, policies and applicable law and regulation, the board of directors of PrivateBank (and any successor thereto) will be comprised of nine directors, of whom three independent directors and one non-independent director (who is expected to be Mr. Richman) will be individuals designated by PrivateBancorp and reasonably acceptable to CIBC, subject to PrivateBank's organizational documents, policies and applicable law and regulation.

        The parties have agreed that, at the effective time of the merger, PrivateBank will be headquartered in Chicago, Illinois, and Holdco and PrivateBank will constitute the primary banking, lending and wealth management platform of CIBC in the United States.

Conditions to the Merger

        Conditions to Each Party's Obligations.    The respective obligations of each of CIBC and PrivateBancorp to complete the merger are subject to the satisfaction of the following conditions:

  •
  receipt of the requisite affirmative vote of the PrivateBancorp common stockholders on the merger agreement;

  •
  the CIBC common shares to be issued in the merger must have been authorized for listing on the NYSE and TSX;

  •
  the effectiveness of the registration statement on Form F-4, of which this proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for the purpose of suspending or withdrawing the effectiveness of the Form F-4;

  •
  the absence of any injunction or other legal prohibition or restraint against the merger; and

  •
  receipt of required regulatory approvals, and the requirement that no regulatory approval required for the merger result in the imposition of a condition or restriction that would reasonably be likely to have a material and adverse effect on CIBC and its subsidiaries, taken as a whole (with such materiality measured on a scale relative to PrivateBancorp and its subsidiaries, taken as a whole).

        Conditions to Obligations of CIBC.    The obligation of CIBC and Holdco to complete the merger is also subject to the satisfaction, or waiver by CIBC, of the following conditions:

  •
  the accuracy of the representations and warranties of PrivateBancorp as of the date of the merger agreement and as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on PrivateBancorp;

  •
  performance in all material respects by PrivateBancorp of the obligations required to be performed by it at or prior to the closing date of the merger; and

  •
  receipt by CIBC of an opinion of Mayer Brown LLP as to the effect that (i) the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) that the merger will not result in gain recognition to the holders of PrivateBancorp common stock pursuant to Section 367(a) of the Code.

        Conditions to Obligations of PrivateBancorp.    The obligation of PrivateBancorp to complete the merger is also subject to the satisfaction, or waiver by PrivateBancorp, of the following conditions:

  •
  the accuracy of the representations and warranties of CIBC as of the date of the merger agreement and as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on CIBC;

  •
  performance in all material respects by CIBC of the obligations required to be performed by it at or prior to the closing date of the merger; and

  •
  receipt by PrivateBancorp of an opinion of Wachtell, Lipton, Rosen & Katz as to the effect that (i) the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) that the merger will not result in gain recognition to the holders of PrivateBancorp common stock pursuant to Section 367(a) of the Code.

Termination

        The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by PrivateBancorp stockholders:

  •
  by mutual written consent of CIBC and PrivateBancorp;

  •
  by either PrivateBancorp or CIBC, if any of the required regulatory approvals are denied or completion of the merger has been prohibited or made illegal by a governmental entity (and the denial or prohibition is final and non-appealable);

  •
  by either PrivateBancorp or CIBC, if the merger has not been completed by June 29, 2017 (the "Termination Date"), unless the failure to complete the merger by that date is due to the terminating party's failure to abide by the merger agreement;

  •
  by either PrivateBancorp or CIBC, if there is a breach by the other party that would result in the failure of the conditions of the terminating party's obligation to complete the merger, unless the breach is capable of being, and is, cured within 60 days of written notice of the breach (provided that the terminating party is not then in material breach of the merger agreement); or

  •
  by CIBC, if (a) PrivateBancorp or its board of directors (i) submits the merger agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation for approval, or recommends to its stockholders an Acquisition Proposal other than the merger, or (ii) materially breaches its obligation to call a stockholder meeting or prepare and mail its stockholders the proxy statement/prospectus pursuant to the merger agreement; or (b) if a tender or exchange offer for 20% or more of the outstanding shares of PrivateBancorp common stock is commenced (other than by CIBC), and PrivateBancorp's board of directors recommends that the PrivateBancorp stockholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender or exchange offer within 10 business days.

Effect of Termination and Termination Fee

        If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any of the parties unless a party has willfully and materially breached the merger agreement. However, the provisions of the merger agreement relating to authority, fees and expenses and the confidentiality obligations of the parties will continue in effect notwithstanding termination of the merger agreement.

        In the event that (i) after the date of the merger agreement, a bona fide Acquisition Proposal is made known to senior management of PrivateBancorp or is made directly to its stockholders generally or any person has publicly announced (and not withdrawn) an Acquisition Proposal with respect to PrivateBancorp and thereafter (x) the merger agreement is terminated by either CIBC or PrivateBancorp due to the merger not being completed by the Termination Date without the requisite stockholder vote having been obtained or (y) the merger agreement is terminated by CIBC due to a breach by PrivateBancorp of any of the covenants or agreements or any of the representations or warranties pursuant to Section 8.1(d) of the merger agreement, and (ii) prior to the date that is 15 months after the date of any applicable termination referred to in sub clauses (x) or (y), PrivateBancorp enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then PrivateBancorp will pay CIBC a termination fee equal to $150,000,000 (the "Termination Fee"); provided, that for this purpose all references in the definition of Acquisition Proposal to "20%" shall instead refer to "50%."

        The Termination Fee would also be payable by PrivateBancorp to CIBC if the merger is terminated by CIBC because (a) PrivateBancorp or PrivateBancorp's board of directors (i) submits the merger agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation for approval, or recommends to its stockholders an Acquisition Proposal other than the merger, or (ii) materially breaches its obligation to call a stockholder meeting or prepare and mail its stockholders the proxy statement/prospectus pursuant to the merger agreement; or (b) if a tender or exchange offer for 20% or more of the outstanding shares of PrivateBancorp common stock is commenced (other than by CIBC), and PrivateBancorp's board of directors recommends that the PrivateBancorp stockholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender or exchange offer within 10 business days.

Amendments, Extensions and Waivers

        The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the merger agreement by the PrivateBancorp stockholders, in writing signed on behalf of each of the parties, subject to applicable law.

        At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or (c) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing.

Fees and Expenses

        Except with respect to costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger, which will be borne equally by CIBC and PrivateBancorp, all fees and expenses incurred in connection with the merger, the merger agreement, and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

 BENEFICIAL OWNERSHIP OF PRIVATEBANCORP COMMON STOCK

        The following table sets forth the beneficial ownership of PrivateBancorp's common stock as of July 18, 2016, with respect to (1) each director; (2) each of its named executive officers identified in its proxy statement filed with the SEC on April 8, 2016; (3) all of its directors and executive officers as a group; and (4) each beneficial owner of more than 5% of its common stock, which is the only class of voting securities outstanding.

	Number of Common Shares Beneficially Owned (#)		Vested but Unsettled Restricted Stock Units (#)(1)		Restricted Stock (#)(2)	Vested but Unsettled PSUs(#)(1)	Exercisable Options (#)	Total Amount of Beneficial Ownership (#)(3)	Total Percentage Ownership(3)(4)
5% or Greater Stockholders
BlackRock, Inc.	7,827,443	(5)	—		—	—	—	7,827,443	9.85%
55 East 52nd Street New York, New York 10022
FMR LLC	5,014,546	(6)	—		—	—	—	5,014,546	6.31%
245 Summer Street Boston, Massachusetts 02210
The Vanguard Group	5,993,280	(7)	—		—	—	—	5,993,280	7.54%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
Directors
Larry D. Richman**	328,101	(8)	89,709	(16)	—	23,073	288,680	729,563	*
Diane M. Aigotti	277		1,306		—	—	—	1,583	*
Norman R. Bobins	92,966		21,097		—	—	62,500	176,563	*
Michelle L. Collins	—		2,368		—	—	—	2,368	*
James M. Guyette	132,010	(9)	20,638		—	—	6,000	158,648	*
Cheryl Mayberry McKissack	5,300		20,638		—	—	6,000	31,938	*
James B. Nicholson	38,715	(10)	19,303		—	—	—	58,018	*
Richard S. Price	—		1,306			—	—	1,306	*
Edward W. Rabin, Jr.	70,297	(11)	20,638		—	—	6,000	96,935	*
William R. Rybak	21,875	(12)	20,638		—	—	6,000	48,513	*
Alejandro Silva	29,750	(13)	20,638		—	—	6,000	56,388	*
Total Directors	719,291		238,279		—	23,073	381,180	1,361,823	1.70%
Non-director Named Executive Officers
Kevin M. Killips	112,568		5,126	(17)	—	9,005	91,146	217,845	*
Bruce R. Hague	99,702	(14)	4,162	(17)	—	10,184	17,806	131,854	*
Bruce S. Lubin	99,734		4,686	(17)	—	8,131	122,790	235,341	*
Karen B. Case	65,505	(15)	3,741	(17)	—	6,286	121,000	196,532	*
Total Directors and Executive Officers (20 persons)	1,279,616		267,953	(18)	573	80,993	1,044,181	2,673,316	3.31%

*
Less than 1%

**
Denotes person who serves as a director and who is also a named executive officer.

(1)
Excludes unvested restricted stock units ("RSUs") and performance share units ("PSUs") and includes (1) RSUs that have vested but not yet settled and (2) PSUs that have vested but not yet settled. While recipients of RSUs and PSUs have no voting power with respect to the underlying shares until the units settle (and no executive's RSUs or PSUs are scheduled to settle within 60 days of the date of this table), they are included because the structure of the Company's director and executive compensation programs places significant emphasis on the use of RSUs and PSUs with delayed settlement features. To exclude vested RSUs and PSUs (which the recipient has a legal right to receive in the future) solely because there are no current voting rights would not accurately reflect their financial interest in the Company. With respect to directors, the table includes (1) all vested RSUs that have not yet settled because the director may receive the underlying shares upon leaving the board at any time and (2) those unvested RSUs that are subject to vesting on the basis of continued board service between July 18, 2016 and September 18, 2016.

(2)
Reflects shares subject to vesting on various dates within the next three years on the basis of continued service for which the holder has voting power prior to vesting.

(3)
Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, subject to footnote (1) above.

(4)
Based upon 79,464,735 total shares outstanding as of July 18, 2016.

(5)
Based on information included in a Schedule 13G/A filed on January 27, 2016 by BlackRock, Inc.

(6)
Based on information included in a Schedule 13G/A filed on February 12, 2016 by FMR LLC.

(7)
Based on information included in a Schedule 13G/A filed on February 10, 2016 by The Vanguard Group.

(8)
Includes 292 shares allocated to Mr. Richman's account in the KSOP.

(9)
Includes 7,300 shares held by Mr. Guyette's spouse and 8,910 shares held in the Company's deferred compensation plan.

(10)
Includes 10,098 shares held in the Company's deferred compensation plan.

(11)
Includes 5,250 shares held by Mr. Rabin's spouse and 4,935 shares held in the Company's deferred compensation plan.

(12)
Includes 2,610 shares held by Mr. Rybak's spouse.

(13)
Includes 16,338 shares held in the Company's deferred compensation plan.

(14)
Includes 1,300 shares held by Mr. Hague's spouse, 4,593 shares allocated to Mr. Hague's account in the KSOP, and 5,613 shares in the Company's deferred compensation plan.

(15)
Includes 963 shares held in the Company's deferred compensation plan.

(16)
Excludes 45,843 unvested RSUs for Mr. Richman, which will vest over the next three years on the basis of continued employment.

(17)
Excludes the following unvested RSUs which will vest over the next three years on the basis of continued employment: Mr. Killips (14,280); Mr. Hague (12,333); Mr. Lubin (13,408); and Ms. Case (10,724).

(18)
Excludes a total of 126,032 unvested RSUs granted to executive officers which will vest over the next three years on the basis of continued employment.

 DESCRIPTION OF CIBC SHARE CAPITAL

        Set forth below is a summary of the material terms of CIBC's share capital and certain provisions of the Bank Act and CIBC's by-laws as they relate to CIBC's share capital. The following summary is not complete and is qualified in its entirety by the Bank Act, CIBC's by-laws and the actual terms and conditions of such shares.

CIBC Share Capital

        CIBC's authorized share capital consists of (i) an unlimited number of common shares, without nominal or par value, (ii) an unlimited number of Class A preferred shares, without nominal or par value, provided that the maximum aggregate consideration for all outstanding Class A preferred shares at any time may not exceed C$10 billion and (iii) an unlimited number of Class B preferred shares, without nominal or par value, provided that the maximum aggregate consideration for all outstanding Class B preferred shares at any time may not exceed C$10 billion. As at the end of the fiscal year, October 31, 2015, CIBC had issued and outstanding 397,284,577 common shares, 40,000,000 Class A preferred shares (Series 39, 41 and 43) and no Class B preferred shares.

CIBC Common Shares

        The holders of common shares are entitled to receive dividends as and when declared by the board of directors of CIBC, subject to the preference of holders of preferred shares. A holder of common shares is entitled to notice of and to attend all shareholders' meetings, except meetings at which only holders of a specified class or series of shares are entitled to vote, and for all purposes will be entitled to one vote for each common share held. In the event of liquidation, dissolution or winding up of CIBC, after payment of all outstanding deposits and debts and subject to the preference of any shares ranking senior to the common shares, the holders of common shares will be entitled to a pro rata distribution of the remaining assets of CIBC. The holders of common shares have no pre-emptive, subscription, redemption or conversion rights. The rights, preferences and privileges of the common shares are subject to the rights of the holders of preferred shares.

CIBC Preferred Shares

        Class A preferred shares and Class B preferred shares are issuable in series with such rights, privileges, restrictions and conditions as the board of directors of CIBC may determine from time to time.

        The Bank Act requires that banks maintain adequate capital in relation to their operations. The Superintendent of Financial Institutions (Canada) establishes capital adequacy requirements for issuances of regulatory capital by banks. These requirements include that all regulatory capital must be able to absorb losses in a failed financial institution. Effective January 1, 2013, in accordance with capital adequacy requirements adopted by the Superintendent of Financial Institutions (Canada), non-common capital instruments issued after January 1, 2013, including preferred shares, must include non-viability contingent capital provisions, providing for the full and permanent automatic conversion (an "NVCC Automatic Conversion") of such non-common capital instruments into common shares upon the occurrence of certain trigger events relating to financial viability (the "NVCC Provisions") in order to qualify as regulatory capital.

Certain Conditions of the Class A Preferred Shares as a Class

Priority

        Each series of Class A preferred shares rank on a parity with every other series of Class A preferred shares and rank in priority to the Class B preferred shares and the common shares of CIBC with respect to the payment of dividends and on the distribution of assets in the event of the liquidation, dissolution or winding-up of CIBC, provided that an NVCC Automatic Conversion as contemplated under the NVCC Provisions applicable to a series of Class A preferred shares has not occurred.

Restrictions on Creation of Additional Class A Preferred Shares

        In addition to any shareholder approvals required by applicable law, the approval of the holders of the Class A preferred shares given in the manner described under the section titled "Modification" below, is required for any increase in the maximum aggregate consideration for which the Class A preferred shares may be issued and for the creation of any shares ranking prior to or on a parity with the Class A preferred shares.

Modification

        Approval of amendments to the provisions of the Class A preferred shares as a class and any other authorization required to be given by the holders of Class A preferred shares may be given by a resolution carried by an affirmative vote of not less than 66 2/3% of the votes cast at a meeting at which the holders of 10% of the outstanding Class A preferred shares are present or represented by proxy or, if no quorum is present at such meeting, at an adjourned meeting at which the shareholders then present would form the necessary quorum.

Rights on Liquidation

        In the event of the liquidation, dissolution or winding-up of CIBC, provided that a NVCC Automatic Conversion as contemplated under the NVCC Provisions applicable to a series of Class A preferred shares has not occurred, the holders of the Class A preferred shares will be entitled to receive an amount equal to the price at which such shares are issued together with such premium, if any, as shall have been provided for with respect to the Class A preferred shares of any series, together with all declared and unpaid dividends, before any amount is paid or any assets of CIBC are distributed to the holders of any shares ranking junior to the Class A preferred shares. Upon payment to the holders of the Class A preferred shares of the amounts so payable to them, they will not be entitled to share in any further distribution of the assets of CIBC. If an NVCC Automatic Conversion as contemplated under the NVCC Provisions applicable to a series of Class A preferred shares has occurred, all of the Class A preferred shares of such series shall have been converted into common shares of CIBC in accordance with a pre-determined conversion formula specified at the time of issuance of the Class A preferred shares of such series and will rank on parity with all other common shares of CIBC.

Voting Rights

        Subject to the provisions of the Bank Act, the directors of CIBC are empowered to set voting rights, if any, for each series of Class A preferred shares.

Contingent Conversion of Certain Series of Class A Preferred Shares

        All of CIBC's currently outstanding Class A preferred shares (Series 39, 41 and 43) were issued after January 1, 2013 and, accordingly, contain NVCC Provisions in their respective share terms and conditions. The number of common shares into which such Class A preferred shares would be converted upon an NVCC Automatic Conversion will be determined in accordance with a pre-determined conversion formula specified at the time of issuance of such Class A preferred shares.

Bank Act Restrictions Related to Share Ownership

        The Bank Act contains restrictions on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. By way of summary, no person, or persons acting jointly or in concert, shall be a major shareholder of a bank if the bank has equity of C$12 billion or more (which would include CIBC). A person is a major shareholder of a bank where (i) the aggregate of the shares of any class of voting shares beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person (as contemplated by the Bank Act) is more than 20% of that class of voting shares or (ii) the aggregate of the shares of any class of non-voting shares beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person (as contemplated by the Bank Act) is more than 30% of that class of non-voting shares. No person, or persons acting jointly or in concert, shall have a significant interest in any class of shares of a bank, including CIBC, unless the person first receives the approval of the Minister of Finance (Canada). For purposes of the Bank Act, a person has a significant interest in a class of shares of a bank where the aggregate of any shares of the class beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person (as contemplated by the Bank Act) exceeds 10% of all of the outstanding shares of that class of shares of such bank.

        In addition, the Bank Act prohibits a bank, including CIBC, from recording in its securities register the transfer or issuance of shares of any class to Her Majesty in right of Canada or of a province, an agent or agency of Her Majesty, a government of a foreign country or any political subdivision of a foreign country, or an agent or agency of a foreign government. The Bank Act also suspends the exercise of any voting rights attached to any share of a bank, including CIBC, that is beneficially owned by Her Majesty in right of Canada or of a province, an agency of Her Majesty, a government of a foreign country or any political subdivision of a foreign country, or any agency thereof.

COMPARISON OF RIGHTS OF CIBC SHAREHOLDERS AND PRIVATEBANCORP STOCKHOLDERS

        Upon completion of the merger, PrivateBancorp stockholders that receive CIBC shares as part of their merger consideration will become CIBC shareholders. CIBC is a Canadian bank chartered under the Bank Act and, accordingly, the rights and privileges of CIBC shareholders will be governed principally by the Bank Act, which is CIBC's charter, and by CIBC's by-laws. PrivateBancorp is incorporated under the laws of the State of Delaware and, accordingly, the rights and privileges of PrivateBancorp stockholders will be governed principally by the laws of the State of Delaware, particularly the Delaware General Corporation Law, referred to as the "DGCL," PrivateBancorp's restated certificate of incorporation, referred to as its "certificate of incorporation", and PrivateBancorp's amended and restated by-laws.

        The following is a summary of the key differences among the rights of PrivateBancorp stockholders and the rights of CIBC shareholders.

        While CIBC and PrivateBancorp believe that the following summary describes the key differences among the rights of PrivateBancorp stockholders as of the date of this proxy statement/prospectus and the rights of CIBC shareholders as of the date of this proxy statement/prospectus, it may not contain all of the information that is important to you and it is not meant to be relied upon as an exhaustive list. We urge you to read the governing instruments of each company and the provisions of the DGCL and the Bank Act, which are relevant to a full understanding of the governing instruments, fully and in their entirety. Copies of the governing instruments are available, without charge, to any person by following the instructions listed in the section entitled "Where You Can Find More Information."

Authorized Capital Stock

  PrivateBancorp

        PrivateBancorp's certificate of incorporation authorizes the issuance of up to 174,000,000 shares of PrivateBancorp common stock, without par value, up to 5,000,000 shares of non-voting common stock, without par value, and up to 1,000,000 shares of PrivateBancorp preferred stock, without par value. PrivateBancorp preferred stock is issuable in series, each series having such designations, terms, limitations, rights and preferences as the board of directors may fix and determine.

  CIBC

        CIBC's by-laws permit CIBC to issue an unlimited number of common shares without nominal or par value and an unlimited number of Class A preferred shares and Class B preferred shares, without nominal or par value, which classes of preferred shares may be issued for a maximum aggregate consideration not to exceed C$10 billion for each class of preferred shares (subject to certain exceptions in the event of liquidation, dissolution or winding up of CIBC).

Number, Classification and Election of Directors

  PrivateBancorp

        PrivateBancorp's certificate of incorporation and by-laws provide that the number of directors will be 15 directors; provided, however, that the number of directors may be increased or decreased from time to time by resolution of the board of directors. Directors are elected by the stockholders at the annual meeting of stockholders by a plurality of the votes cast. The holders of PrivateBancorp common stock are not entitled to cumulative voting rights in director elections. There are currently 11 directors of PrivateBancorp.

  CIBC

        The Bank Act requires that the number of directors on CIBC's board be at least seven. CIBC's by-laws provide that the maximum number of directors on the board is 35. Currently, CIBC's board consists of 17 directors who are elected annually. At every meeting of shareholders, every question, including the election of the board of directors, unless otherwise required by the Bank Act or the by-laws, is to be determined by a majority of the votes cast on the question. If there is an equality of votes cast by the shareholders, the chairman of the meeting shall be entitled to a second or casting vote, except, however, for the election of directors. The holders of Class A preferred shares and Class B preferred shares are not entitled to vote at any meeting of shareholders of CIBC nor are they entitled to receive any notice of or attend shareholders' meetings except as provided in the Bank Act or in the rights, privileges, restrictions and conditions attached to the applicable series of such class of shares. The Bank Act also requires that no more than two-thirds of the directors may be affiliated with CIBC, and no more than 15% of the directors may be employees of CIBC or a subsidiary of CIBC, except that up to four persons who are employees of CIBC or a subsidiary may be directors if they constitute not more than 50% of the directors of CIBC. Additionally, under the Bank Act, a majority of the directors of CIBC must be resident Canadians and, except in limited circumstances, directors may not transact business at a meeting of directors at which a majority of the directors present are not resident Canadians. The Bank Act also requires the directors of a bank to appoint from their members a chief executive officer who must be ordinarily resident in Canada.

Filling Vacancies on the Board of Directors and Removing Directors

  PrivateBancorp

        Section 141(k) of the DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. PrivateBancorp's certificate of incorporation do not provide for any limitations to this rule.

        The by-laws of PrivateBancorp allow for vacancies (including by reason of an increase in the number of authorized directors) to be filled by the majority of the directors then in office or by the sole remaining director.

  CIBC

        Under the Bank Act, a quorum of directors may fill a vacancy among the directors except a vacancy resulting from a change in the by-laws by which the minimum or maximum number of directors is increased or from a failure to elect the minimum number of directors provided for in the by-laws.

        Additionally, CIBC's by-laws allow the directors to appoint one or more additional directors, within the maximum number permitted by CIBC's by-laws, to hold office for a term expiring not later than the close of the next annual meeting of shareholders; but, pursuant to the Bank Act, the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

        At any meeting of CIBC's board of directors, a majority of the directors, or such greater number as the board may from time to time determine, shall constitute a quorum for the transaction of business providing that not more than one of such directors is a full-time officer of CIBC. The Bank Act provides that the directors of a bank will not transact business at a meeting of directors unless at least one of the directors who is not affiliated with the bank is present and a majority of the directors present are resident Canadians.

        Regarding directors removal, under the Bank Act, the shareholders of CIBC may remove any director or all the directors from office by a majority of votes cast at a special meeting of shareholders.

Voting Rights Generally

  PrivateBancorp

        Under the DGCL and the PrivateBancorp certificate of incorporation, each share of PrivateBancorp common stock is entitled to one vote per share on all matters submitted to stockholders.

  CIBC

        Under the Bank Act, if voting rights are attached to any share of a bank, the voting rights may confer only one vote in respect of that share. The CIBC by-laws provide that holders of CIBC common shares are entitled to vote at all meetings of shareholders, except where only holders of a specified class of shares are entitled to vote. The holders of Class A preferred shares and Class B preferred shares are not entitled to vote at any meeting of shareholders of CIBC nor are they entitled to receive any notice of or attend shareholders' meetings except as provided in the Bank Act or in the rights, privileges, restrictions and conditions attached to the applicable series of such class of shares.

Exculpation of Liability

  PrivateBancorp

        Under PrivateBancorp's certificate of incorporation, directors are not liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of Delaware law (which concerns unlawful dividends, stock purchases, and redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

  CIBC

        Under the Bank Act, a bank may not, by contract, resolution or by-law, limit the liability of its directors for breaches of their duty to act in accordance with the Bank Act. However, under the Bank Act, directors and officers are not liable in respect of certain of their duties imposed under the Bank Act, including their duty of care, if they relied in good faith (a) on financial statements represented to the directors or officers by an officer of the bank or in a written report of the bank's auditors to reflect fairly the financial condition of the bank or (b) on a report of a person whose profession lends credibility to a statement made by the professional.

Director and Officer Indemnification

  PrivateBancorp

        Under Delaware law, a corporation may indemnify its directors and officers if a director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. Furthermore, Delaware law allows for a corporation to indemnify its directors and officers with respect to any criminal action, suit or proceeding when the director or officer had no reasonable cause to believe his or her conduct was unlawful. Indemnification generally is not allowed under Delaware law if a director or officer has been adjudged liable to the corporation.

        PrivateBancorp's certificate of incorporation provides that directors and officers of the corporation shall be indemnified to the fullest extent permissible under Delaware law and not prohibited by other law or regulation, subject to certain conditions.

  CIBC

        Subject to the limitations contained in the Bank Act, but without limit to the right of CIBC to indemnify or advance amounts to any person under the Bank Act or otherwise, CIBC's by-laws provide that CIBC will indemnify a director or officer of CIBC, a former director or officer of CIBC, or another person who acts or acted at CIBC's request as a director or officer of or in a similar capacity to another entity, and such person's heirs and personal representatives (the "indemnified persons"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal, administrative, investigative or other proceeding to which such person is involved because of that association with CIBC or an other entity; provided: (i) the indemnified person acted honestly and in good faith with a view to the best interests of, as the case may be, CIBC or the other entity for which they acted at CIBC's request as a director or officer in a similar capacity; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing their conduct was lawful. CIBC's by-laws further provide that nothing in its by-laws shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of CIBC's by-laws.

        Under the Bank Act, the indemnified persons referred to above are entitled to indemnity from CIBC in respect of all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the person is subject because of their association with CIBC or another entity, if the person seeking indemnity:

  •
  was not judged by the court or other competent authority to have committed any fault or omitted to do anything they ought to have done; and

  •
  fulfils the conditions set out in (i) and (ii) above.

        CIBC has obtained director's and officer's liability insurance coverage, which, subject to policy terms and limitations, provides coverage for directors and officers of CIBC, acting as directors and officers of CIBC and its subsidiaries, in certain circumstances where CIBC is unable to provide indemnification to such directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Special Meetings of Shareholders

  PrivateBancorp

        PrivateBancorp's bylaws provide that special meetings of stockholders may be called by the Chairman of the Board, the President or the Secretary, and shall be called by the Chairman of the Board, the Chief Executive Officer or the Secretary at the request in writing of a majority of PrivateBancorp's board of directors.

  CIBC

        Under the Bank Act, special meetings of shareholders may be called at any time by the board of directors. In addition, subject to certain provisions of the Bank Act, the holders of not less than 5% of the issued and outstanding shares of CIBC that carry the right to vote at a meeting may request that the directors call a meeting of shareholders for the purpose stated in the request and may call the special meeting if the directors do not do so within 21 days after receiving the request.

Quorum Requirements

  PrivateBancorp

        PrivateBancorp's by-laws provide that the holders of a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any annual or special meeting of stockholders.

  CIBC

        The Bank Act permits a bank to establish by by-law the quorum requirement for meetings of shareholders. CIBC's by-laws provide that, a quorum for the transaction of business at any meeting of shareholders shall be at least two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder or representative for a shareholder so entitled, holding at least 25% of the shares entitled to vote at the meeting.

Shareholder Proposal and Director Nominations

  PrivateBancorp

        In order to properly bring business before any annual meeting as a PrivateBancorp stockholder, the stockholder must have the legal right and authority to make the proposal for consideration at the meeting and must have given timely notice of the proposal to the Chairman of the Board, the Chief Executive Officer or the Secretary. To be timely, the notice must be received by such person not less than 120 days prior to the meeting. However, in the event that less than 130 days' notice of the date of the meeting is given to stockholders, the stockholder's notice must be received no later than the close of business on the tenth day following the day on which notice of the meeting was mailed or public disclosure of the meeting date was made.

        The stockholder's notice must set forth, as to each item of business the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the meeting, and in the case of a nomination for election of director, such nominee's name and qualifications, and the reasons for conducting business at the meeting, (b) the name and the record address of the stockholder or stockholders proposing such business, (c) the number of shares of stock of PrivateBancorp which are beneficially owned by such stockholder or stockholders, and (d) any material interest of the stockholder in such business.

  CIBC

        Under the Bank Act, any CIBC shareholder entitled to vote at an annual meeting of shareholders who for at least six months has been the registered holder or beneficial owner of the number of outstanding voting shares of CIBC (i) that is equal to 1% of the total number of voting shares outstanding or (ii) whose fair market value is at least C$2,000 may submit to CIBC notice of any matter that the shareholder proposes to raise at the meeting, and discuss at the meeting any matter in respect of which the shareholder would have been entitled to submit a proposal. If a proposal submitted to CIBC by a shareholder meets the conditions set out in the Bank Act, CIBC is required to include the proposal and, if requested, a statement by the shareholder in support of the proposal in its management proxy circular or to attach such information to its management proxy circular. The statement and the proposal together cannot exceed 500 words. CIBC is not subject to the SEC's rule on inclusion of shareholder proposals and supporting statements in its proxy materials.

        A shareholder's proposal that includes nominations for the election of directors must be signed by one or more registered holders or beneficial owners of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class of shares of CIBC entitled to vote at the meeting to which the proposal is to be presented.

Shareholder Action Without a Meeting

  PrivateBancorp

        PrivateBancorp shareholders have no right to take any action by written consent without a meeting.

  CIBC

        Under the Bank Act, shareholder action may be taken without a meeting by written resolution signed by all shareholders who would be entitled to vote on the matter at a meeting except in certain circumstances relating to the removal or replacement of a director or the auditor of CIBC. In the case of CIBC, as the Bank Act prohibits any person from being a major shareholder, the voting shares are widely held and it is unlikely that the signatures of all shareholders could be obtained in respect of any resolution.

Amendments of Governing Instruments

  PrivateBancorp

        In general, the certificate of incorporation may be amended by resolution of the board of directors and approved by (i) the holders of a majority of the outstanding shares entitled to vote thereon and (ii) a majority of the outstanding shares of each class entitled to a class vote thereon, if any. However, under the PrivateBancorp Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon is required to amend provisions related to the number of directors or the ability of stockholders to act by written consent.

        Under Section 109 of Delaware law, the power to adopt, amend or repeal by-laws belongs to the stockholders; provided, however, that any corporation may, in its certificate of incorporation, confer such power also to its board of directors. The fact that such power has been so conferred upon the directors does not divest the stockholders of the power, nor limit their power to adopt, amend or repeal by-laws.

        PrivateBancorp's certificate of incorporation confers the board of directors with the right to make, amend or repeal its by-laws.

  CIBC

        Under the Bank Act, the by-laws of a bank deal with the share capital of the bank and also regulate the business of affairs of the bank. The board of directors of CIBC may make, amend or repeal any bylaw that regulates the business or affairs of CIBC or in respect of the share capital of CIBC. The CIBC directors must submit a bylaw, or an amendment to or repeal of a bylaw, to the shareholders at the next meeting of shareholders, and the shareholders may, by resolution, confirm or amend the bylaw, amendment or repeal. Generally, a bylaw, or an amendment to or repeal of a bylaw, is effective from the date it is approved by directors until it is rejected or confirmed by the shareholders. However, changes with respect to the share capital by-laws (and changes to increase or decrease the number of directors or the minimum or maximum number of directors, a change to the bank's name or a change of province in which its home office is situated) must be approved by a special resolution passed at a shareholders' meeting with a majority of at least two-thirds of the votes cast at such meeting or by a resolution signed by all the shareholders entitled to vote on that resolution. Additionally, certain changes to the share capital by-laws entitle the holders of each class of shares (and each series of a class, if the shares of that series are affected differently by the amendment from other shares of that class) to vote separately as a class or series, with each share carrying the right to vote whether or not it otherwise carries the right to vote. Additionally, a change to the name of CIBC must also be approved by the Superintendent of Financial Institutions (Canada).

        A shareholder entitled to vote at an annual meeting of shareholders of CIBC may make a proposal to make, amend or repeal a bylaw in accordance with the shareholder proposal requirements of the Bank Act.

Anti-Takeover and Ownership Provisions

  PrivateBancorp

        Banking Regulations.    The Change in Bank Control Act of 1978 prohibits a person or group of persons who are acting in concert from acquiring "control" of a bank holding company (such as PrivateBancorp) unless (i) the acquisition has been approved by the Federal Reserve Board under the BHC Act or (ii) the Federal Reserve Board has been given 60 days' prior written notice of the proposed acquisition and within that time period the Federal Reserve Board has not issued a notice (a) disapproving the proposed acquisition or (b) extending for up to another 30 days the period during which such a disapproval may be issued. In addition, the Federal Reserve Board may extend the period for two additional periods not to exceed 45 days each in certain circumstances. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition by a person or group of persons who are acting in concert of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act (such as PrivateBancorp) would, under the circumstances set forth in the presumption, constitute the acquisition of control.

        In addition, any entity that is a "company" as defined in the BHC Act would be required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of the outstanding shares of PrivateBancorp common stock, or otherwise obtaining "control" over PrivateBancorp. Under the BHC Act, "control" generally means the ownership, control or power to vote 25% or more of any class of voting securities of the bank holding company, the ability to control in any manner the election of a majority of the bank holding company's directors or the ability, directly or indirectly, to exercise a controlling influence over the management and policies of the bank holding company, as determined by the Federal Reserve Board.

        Delaware Law.    Section 203 of the DGCL generally prevents a corporation from entering into a "Business Combination" with an "Interested Stockholder" for a period of three years following the time an Interested Stockholder becomes such, unless:

          a.     prior to such time the board of directors of the corporation has approved such Business Combination or the transaction in which an Interested Stockholder became such;

          b.     the transaction in which an Interested Stockholder became such resulted in such stockholder owning more than 85% of the corporation's voting stock (subject to certain exclusions); or

          c.     at or subsequent to the time of the transaction in which an Interested Stockholder becomes such, the Business Combination is approved by the board of directors of the corporation and authorized by 2/3 of the outstanding voting stock at an annual or special meeting (and not by written consent), excluding the stock owned by the Interested Stockholder.

        Under Section 203 of the DGCL, "Business Combination" means, inter alia, (a) merger or consolidation with an Interested Stockholder, (b) sale, exchange or other disposition to or with an Interested Stockholder of 10% or more of the aggregate market value of either the assets on a consolidated basis or the outstanding stock of the corporation and (c) any receipt by an Interested Stockholder of financial benefits (except proportionately as a stockholder) by or through the corporation other than those expressly permitted by Delaware law. Holding company mergers authorized by Section 251(g) of the DGCL are excluded from the definition of "Business

Combination." "Interested Stockholder" means any person or an affiliate of any such person (other than the corporation or any of its majority-owned subsidiaries) that beneficially (i) owns 15% or more of the outstanding voting stock of the corporation or (ii) owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years, subject to certain exceptions.

        PrivateBancorp has not opted out of Section 203 of the DGCL.

  CIBC

        The Bank Act contains restrictions on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. Subject to certain exceptions contained in the Bank Act, no person may be a major shareholder of CIBC or have a significant interest in any class of shares of CIBC. See "Description of CIBC Share Capital—Limitations Affecting Holders of CIBC Shares."

        Rules and policies of certain Canadian securities regulatory authorities contain requirements in connection with "related party transactions." A related party transaction means, generally, any transaction by which an issuer (including CIBC), directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, issuing securities and assuming liabilities. The term "related party" includes directors and senior officers of the issuer and holders of voting securities carrying, whether alone or acting jointly or in concert, more than 10% of the voting rights attaching to all issued and outstanding voting securities of the issuer or of a sufficient number of any securities of the issuer to materially affect control of the issuer.

        Such rules and policies require more detailed disclosure in the proxy material provided to security holders in connection with a related-party transaction, and, subject to certain exceptions, the preparation of a formal valuation with respect to the subject matter of the related party transaction and any non-cash consideration offered in connection therewith and the inclusion of a summary of the valuation in the proxy material.

        Such rules and policies also require that, subject to certain exceptions, an issuer must not engage in a related-party transaction unless approval of the disinterested shareholders of the issuer has been obtained.

        The Bank Act prohibits CIBC from entering into any transaction with a related party unless the form of transaction is specifically permitted under the Bank Act. Permitted transactions must generally be on terms and conditions at least as favorable to CIBC as market terms and conditions. Under the Bank Act, related parties include the directors and senior officers of CIBC and their spouses and minor children and other entities with which they may control.

Appraisal and Dissenters' Rights

  PrivateBancorp

        Holders of PrivateBancorp common stock may, in certain situations, have appraisal or dissenters' rights under Section 262 of the DGCL in connection with a merger or consolidation. For additional information, see the section entitled "The Merger—Dissenters' Rights of Appraisal for Holders of PrivateBancorp Common Stock" beginning on page 93 of this proxy statement/prospectus.

  CIBC

        The only circumstance under which the Bank Act extends appraisal or dissenters' rights to shareholders is in respect of a compulsory acquisition of shares following a takeover bid through which an acquiror has acquired not less than 90% of the shares of the class that were the subject of the bid or as part of a going-private or squeeze-out transaction. Due to the ownership restrictions applicable to CIBC under the Bank Act, the shares of CIBC may not be the subject of a takeover bid, going private or squeeze-out transaction. See "Description of CIBC Share Capital—Limitations Affecting Holders of CIBC Shares."

Dividends and Other Distributions and Liquidation

  PrivateBancorp

        The PrivateBancorp board may, from time to time, authorize or declare dividends or other distributions in accordance with the DGCL.

        Under Section 170 of the DGCL, the directors of every corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends upon the shares of its capital stock either:

          (1)   out of its surplus; or

          (2)   in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

  CIBC

        Under the Bank Act, holders of CIBC common shares are entitled to receive dividends declared on each CIBC common share held. The rates and amounts of preferential dividends attached to any series of Class A preferred shares or Class B preferred shares are fixed and set forth in the rights, privileges, restrictions and conditions attached to the respective series at the time of issuance of each series of Class A preferred shares or Class B preferred shares. The directors of CIBC may not declare, and CIBC may not pay, a dividend if there are reasonable grounds for believing that the payment would cause CIBC to be in contravention of the capital adequacy and liquidity regulations of the Bank Act or any guideline or direction of the Superintendent of Financial Institutions (Canada) respecting the maintenance of adequate capital and liquidity.

        Under the Bank Act, CIBC may pay dividends in money or in property or by the issue of shares of CIBC or options or rights to acquire fully paid shares of CIBC. The directors of a bank shall notify the Superintendent of Financial Institutions (Canada) of the declaration of a dividend at least 15 days before the day fixed for its payment.

        Under CIBC's by-laws, Class A preferred shares of each series are entitled to preference over Class B preferred shares and CIBC common shares, and Class B preferred shares of each series are entitled to preference over CIBC common shares with respect to the payment of dividends and the distribution of the assets of CIBC among its shareholders in the event of liquidation, dissolution or winding up of CIBC. See "Description of CIBC Shares."

 ABOUT THIS PROXY STATEMENT/PROSPECTUS

        Neither CIBC nor PrivateBancorp has authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to make these types of offers, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

        References in this proxy statement/prospectus to "CIBC" refer to Canadian Imperial Bank of Commerce, a Schedule I Bank under the Bank Act (Canada), and, unless the context otherwise requires, to its affiliates (which does not include PrivateBancorp). References in this proxy statement/prospectus to "PrivateBancorp" refer to PrivateBancorp, Inc., a Delaware corporation, and, unless the context otherwise requires, to its affiliates (which does not include CIBC).

        References in this proxy statement/prospectus to "U.S. dollars," "$," "US$" or "USD" are to the lawful currency of the United States of America, and references to "C$," "Canadian dollars" or "CAD" are to Canadian dollars; references to the "United States" or to "US" are to the United States of America.

        Information contained in this proxy statement/prospectus regarding CIBC has been provided by CIBC and information contained in this proxy statement/prospectus regarding PrivateBancorp has been provided by PrivateBancorp.

CIBC MARKET ACTIVITIES INVOLVING CIBC COMMON SHARES

        Since the announcement of the merger, CIBC and certain of its affiliates have engaged, and intend to continue to engage throughout the proxy solicitation period, in various market making, derivatives and structured notes hedging, brokerage and facilitation trading, asset management, index-related adjustments, investment fund management, plan-related activities, banking-related activities, estates and trusts services, custody-related activities and stock borrowing, lending and taking of collateral, involving CIBC common shares outside the United States (and, to a limited extent, within the United States). Among other things, CIBC or one or more of its affiliates intends to engage in trades in CIBC common shares and/or related derivatives for its own account and the accounts of its clients (and, to the extent described below, its employees) for the purpose of hedging their positions established in connection with the trading of certain derivatives relating to CIBC common shares, hedging CIBC's economic exposure arising from the issuance of structured notes, hedging CIBC's exposure in respect of positions in its market making obligations related to certain exchange traded funds, effecting brokerage transactions for its clients and other client facilitation transactions in respect of CIBC common shares, and effecting delivery of CIBC common shares as required pursuant to certain of CIBC's pension, benefit, incentive, compensation or other similar plans for employees. Further, certain of CIBC's asset management affiliates may buy and sell CIBC common shares, or ETFs, funds or indices including CIBC common shares, outside the United States (and, in the case of certain asset management activities, within the United States) as part of their ordinary, discretionary investment management activities on behalf of their clients or publicly traded funds managed by them. Certain of CIBC's affiliates may continue to (a) engage in the marketing and sale to clients of funds that include CIBC common shares, providing investment advice and financial planning guidance to clients that may include information about CIBC common shares, (b) transact in CIBC common shares as trustees and/or personal representatives of trusts and estates, (c) provide custody services relating to the CIBC common shares, (d) engage in the borrowing and lending of CIBC common shares, as well as accepting CIBC common shares as collateral for loans, and (e) buy and sell CIBC common shares in connection with CIBC's normal course issuer bid. These activities occur both outside and inside the United States and the transactions in CIBC common shares may be effected on the TSX, the NYSE, other exchanges or alternative trading systems and in the over-the-counter market. The foregoing activities could have the effect of influencing the market price of CIBC common shares. CIBC has applied for certain exemptive relief from the SEC in relation to Regulation M under the Securities Exchange Act and from the Ontario Securities Commission in relation to OSC Rule 48-501—Trading During Distributions, Formal Bids And Share Exchange Transactions, in order to permit CIBC and certain of its affiliates to engage in the foregoing activities in the ordinary course during the proxy solicitation period.

VALIDITY OF CIBC COMMON SHARES

        The validity of the CIBC common shares to be issued in connection with the merger has been passed upon for CIBC by Torys LLP (Toronto, Ontario, Canada). CIBC is being advised as to matters of U.S. law in respect of the merger by Mayer Brown LLP.

EXPERTS

        The consolidated financial statements of PrivateBancorp, Inc. appearing in PrivateBancorp, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of PrivateBancorp, Inc.'s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of CIBC as at October 31, 2015 and 2014 and for the years ended October 31, 2015, 2014 and 2013 incorporated in this proxy statement/prospectus from CIBC's annual report on Form 40-F for the year ended October 31, 2015 and the effectiveness of internal control over financial reporting of CIBC as of October 31, 2015, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference. Such consolidated financial statements have been so incorporated herein by reference in reliance upon the reports given upon their authority as experts in accounting and auditing.

        With respect to the unaudited condensed consolidated interim financial information of PrivateBancorp, Inc. for the three-month periods ended March 31, 2016 and March 31, 2015, and the three- and six-month periods ended June 30, 2016 and June 30, 2015, incorporated by reference in this Preliminary Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 5, 2016, and August 8, 2016, included in PrivateBancorp, Inc.'s Quarterly Report on Form 10-Q for the quarters ended March 31, 2016, and June 30, 2016, respectively, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

 OTHER MATTERS

        As of the date of this proxy statement/prospectus, PrivateBancorp's board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before stockholders at the special meeting, or any adjournment or postponement of the meeting, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of PrivateBancorp's board of directors.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

  PrivateBancorp

        PrivateBancorp does not anticipate holding a 2017 annual meeting of shareholders if the merger is completed in the first calendar quarter of 2017, as currently expected. In the event that the merger is not completed on the expected time frame, or at all, PrivateBancorp may hold a 2017 annual meeting. Any shareholder nominations or proposals for other business intended to be presented at PrivateBancorp's next annual meeting must be submitted to PrivateBancorp as set forth below.

        If a stockholder seeks to have a proposal considered for inclusion in the Company's proxy statement and proxy card for our 2017 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act, the required notice under Rule 14a-8 must be received by December 9, 2016 by our Corporate Secretary at our executive offices at 120 South LaSalle Street, Chicago, Illinois 60603. Any such proposal will be subject to the requirements of Rule 14a-8.

        PrivateBancorp's by-laws establish advance notice procedures as to (i) business to be brought before an annual meeting of stockholders other than by or at the direction of the PrivateBancorp board of directors, and (ii) the nomination, other than by or at the direction of the PrivateBancorp board of directors, of candidates for election as directors. Under the Company's by-laws, nominations for director or other business proposals to be addressed at PrivateBancorp's 2017 annual meeting may have been made by a stockholder entitled to vote who delivered a notice to the Chairman of the Board, Chief Executive or Secretary of PrivateBancorp that was received no later than 120 days prior to the meeting; provided, however, that if less than 130 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely a stockholder's notice must be received by the close of business on the tenth day following the day on which notice of the day of the annual meeting was mailed or such public disclosure was made. The notice must have contained the information and followed the procedures required by the by-laws. Copies of PrivateBancorp's by-laws may be obtained by written request addressed to the Secretary at PrivateBancorp's principal executive offices.

  CIBC

        Any CIBC shareholder who intends to submit a proposal for inclusion in the management proxy circular for the 2017 annual meeting of CIBC must submit the proposal to the Corporate Secretary of CIBC by November 18, 2016 at CIBC's head office located at 199 Bay Street, Commerce Court West, Suite 4460, Toronto, Ontario M5L 1A2. Any CIBC shareholder who intended to submit a proposal for inclusion in the management proxy circular for the 2016 annual meeting of CIBC must have already submitted such a proposal to CIBC by November 28, 2016.

        Proposals by shareholders of a bank may be made by certain registered or beneficial holders of shares that are entitled to vote at an annual meeting of shareholders. To be eligible to submit any shareholder proposal, a shareholder must satisfy certain eligibility criteria set forth in the Bank Act. Under the Bank Act, shareholder proposals may only be submitted at annual meetings of shareholders.

A shareholder eligible to submit a proposal and entitled to vote at an annual meeting of shareholders may submit to CIBC notice of any matter that the shareholder proposes to raise at the meeting provided that, among other things, the proposal is submitted to CIBC at least 90 days before the anniversary date of the notice of meeting that was sent to shareholders in respect of CIBC's previous annual meeting of shareholders. The written proposal must contain certain information about the proposal and the shareholder making the proposal and otherwise comply with the procedures set forth in the Bank Act.

        Under the Bank Act, in order for a shareholder proposal to include nominations of candidates for election to CIBC's board of directors, it must be signed by holders of not less than 5% of the issued and outstanding shares or 5% of the issued and outstanding shares of a class of shares entitled to vote at the meeting at which the proposal is to be presented, and such shareholders must have held such shares for at least the six-month period immediately preceding the day on which the proposal was submitted.

WHERE YOU CAN FIND MORE INFORMATION

        PrivateBancorp files reports, proxy statements and other information with the SEC as required under the Exchange Act. CIBC files or furnishes annual reports, current reports and other information with the SEC under the Exchange Act. As CIBC is a "foreign private issuer," under the rules adopted under the Exchange Act it is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

        You may read and copy any reports, statements or other information filed by CIBC or PrivateBancorp at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

        The SEC maintains a website that contains reports, proxy statements and other information, including those filed by CIBC and PrivateBancorp, at www.sec.gov. You may also access the SEC filings and obtain other information about CIBC and PrivateBancorp through the websites maintained by CIBC and PrivateBancorp at www.cibc.com and www.theprivatebank.com, respectively. The information contained in those websites is not incorporated by reference in, or in any way part of, this proxy statement/prospectus.

        CIBC files reports, statements and other information with the Canadian provincial and territorial securities administrators. CIBC filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, the Canadian equivalent of the SEC's EDGAR system, at www.sedar.com.

        CIBC has filed a registration statement on Form F-4 to register with the SEC the CIBC common shares to be issued in connection with the merger. This document is a part of that registration statement and constitutes the prospectus of CIBC in addition to being a proxy statement for the PrivateBancorp common stockholders.

Incorporation of Certain Documents by Reference

        As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form F-4 filed by CIBC and the exhibits to the registration statement. In addition, the SEC allows CIBC and PrivateBancorp to "incorporate by reference"

information into this proxy statement/prospectus, which means that CIBC and PrivateBancorp can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information included directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that CIBC and PrivateBancorp have previously filed with the SEC, in each case to the extent filed and not furnished. These documents contain important information about the companies and their financial condition.

CIBC Filings with the SEC (File No. 1-14678)	Period and/or Filing Date
Annual Report on Form 40-F	Year ended October 31, 2015, as filed December 3, 2015
Report of Foreign Private Issuer on Form 6-K	Filed July 6, 2016
Report of Foreign Private Issuer on Form 6-K	Filed June 29, 2016
Report of Foreign Private Issuer on Form 6-K	Quarter ended April 30, 2016, as filed May 26, 2016
Report of Foreign Private Issuer on Form 6-K	Filed May 26, 2016
Report of Foreign Private Issuer on Form 6-K	Quarter ended January 31, 2016, as filed February 25, 2016
Report of Foreign Private Issuer on Form 6-K	Filed February 25, 2016

PrivateBancorp Filings with the SEC (File No. 001-34066)	Period and/or Filing Date
Annual Report on Form 10-K	Year ended December 31, 2015, as filed February 26, 2016
Quarterly Report on Form 10-Q	Quarter ended March 31, 2016, as filed May 5, 2016
Quarterly Report on Form 10-Q	Quarter ended June 30, 2016, as filed August 8, 2016
Current Report on Form 8-K	Filed July 6, 2016
Current Report on Form 8-K	Filed May 29, 2016
Current Report on Form 8-K*	Filed May 19, 2016

*
with respect to Item 5.07 only.

        Notwithstanding the foregoing, information furnished by PrivateBancorp or CIBC on any Current Report on Form 8-K or Report of Foreign Private Issuer on Form 6-k, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is deemed furnished and not filed for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

        All documents filed by CIBC and PrivateBancorp under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the completion of the offering will also be deemed to be incorporated into this proxy statement/prospectus by reference other than the portions of those documents not deemed to be filed. These documents include periodic reports, such as Annual Reports on Form 10-K and 40-F, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and, to the extent, if any, CIBC designates therein that they are so incorporated, Reports of Foreign Private Issuer on Form 6-K that CIBC furnishes to the SEC.

        In addition, the description of CIBC common shares contained in CIBC's registration statements under Section 12 of the Exchange Act is incorporated by reference.

        You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses.

PRIVATEBANCORP, INC.
120 SOUTH LASALLE STREET
CHICAGO, ILLINOIS 60603
ATTENTION: CORPORATE SECRETARY
TELEPHONE: (312) 564-2000

CANADIAN IMPERIAL BANK OF COMMERCE
COMMERCE COURT
TORONTO, ONTARIO
CANADA, M5L 1A2
ATTENTION: CORPORATE SECRETARY
TELEPHONE: (416) 980-2211

        If you would like to request documents, please do so by [    •    ], 2016 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

AGREEMENT AND PLAN OF MERGER

by and among

CANADIAN IMPERIAL BANK OF COMMERCE,

PRIVATEBANCORP, INC.

and

CIBC HOLDCO INC.

Dated as of June 29, 2016

A-i

A-ii

A-iii

A-iv

INDEX OF DEFINED TERMS

Acquisition Proposal	52
Adjusted Performance Share Unit Award	4
Adjusted Restricted Stock Award	4
Adjusted Restricted Stock Unit Award	4
Adjusted Stock Option	3
affiliate	64
Agreement	1
Anti-Corruption Laws	23
Anti-Money Laundering Laws	23
BHC Act	10
business day	64
Canadian GAAP	35
Certificate of Merger	2
Chosen Courts	65
Closing	1
Closing Date	2
Code	1
Company	1
Company Bank	23
Company Benefit Plans	19
Company Bylaws	11
Company Certificate	11
Company Common Stock	2
Company Contract	24
Company Debentures	54
Company Director	55
Company Disclosure Schedule	9
Company Equity Awards	6
Company ERISA Affiliate	19
Company Indemnified Parties	49
Company Meeting	46
Company Performance Share Unit Award	4
Company Qualified Plans	20
Company Regulatory Agreement	25
Company Restricted Stock Award	4
Company Restricted Stock Unit Award	4
Company SEC Reports	15
Company Severance Plan	48
Company Stock Option	3
Company Stock Plans	3
Company Subsidiary	11
Confidentiality Agreement	46
Continuation Period	48
Continuing Employee	48
Copyrights	28
Deferred Compensation Plan	5
Deferred Unit	5
Delaware Secretary	2
Derivative Contracts	25

A-v

DGCL	1
Dissenting Shares	7
Dissenting Stockholder	7
dollars	64
Effective Time	2
Enforceability Exceptions	13
Environmental Laws	26
Equity Award Exchange Ratio	3
ERISA	19
Exception Shares	2
Exchange Act	14
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	2
F-4	14
FDIC	11
Federal Reserve Board	14
GAAP	10
Governmental Entity	14
Holdco	1
HSR Act	14
IFRS	10
Intellectual Property	28
IRS	18
knowledge	64
Leased Properties	27
Liens	13
Loans	30
made available	64
Material Adverse Effect	10
Materially Burdensome Regulatory Condition	45
Merger	1
Merger Consideration	2
Multiemployer Plan	21
Multiple Employer Plan	21
New Certificates	6
New Plans	48
NYSE	14
Old Certificate	2
OSFI	14
Owned Properties	27
Parent	1
Parent Capitalization Date	32
Parent Common Shares	2
Parent Disclosure Schedule	31
Parent Preferred Shares	32
Parent Regulatory Agreement	38
Parent SEC Reports	34
Parent Share Closing Price	9
Parent Stock Plans	32
Patents	28

A-vi

Per Share Cash Consideration	2
Per Unit Total Consideration	4
Permitted Encumbrances	27
Premium Cap	50
Proxy Statement	14
Real Property	27
Registered Intellectual Property	28
Registered Owned Intellectual Property	28
Regulatory Agencies	14
Representatives	51
Requisite Company Vote	13
Requisite Regulatory Approvals	56
Sanctioned Country	23
Sanctions	23
Sarbanes-Oxley Act	16
SEC	14
Securities Act	15
Severance Continuation Period	48
SRO	14
Subsidiary	11
Superior Proposal	52
Surviving Corporation	1
Systems	27
Takeover Statutes	29
Tax	19
Tax Return	19
Taxes	19
Termination Date	59
Termination Fee	60
Trademarks	28
TSX	14

A-vii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2016 (this "Agreement"), by and among CANADIAN IMPERIAL BANK OF COMMERCE, a Canadian chartered bank ("Parent"), PRIVATEBANCORP, INC., a Delaware corporation ("Company"), and CIBC HOLDCO INC., a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Holdco").

W I T N E S S E T H:

        WHEREAS, the Boards of Directors of Parent, Company and Holdco have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Company will, subject to the terms and conditions set forth herein, merge with and into Holdco (the "Merger"), so that Holdco is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger;

        WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

        WHEREAS, as an inducement to and condition of Parent's willingness to enter into this Agreement, concurrently with the entry of the parties into this Agreement, Larry D. Richman is entering into an employment agreement with Parent; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.     Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Company shall merge with and into Holdco. Holdco shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Company shall terminate.

        1.2    Closing.     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, at the offices of Mayer Brown LLP, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) unless another date, time or place is agreed to in writing by Parent and Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        1.3    Effective Time.     Subject to the terms and conditions of this Agreement, on or before the Closing Date, Parent shall cause to be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") a certificate of merger (the "Certificate of Merger"), as provided in Section 251 of the DGCL. The Merger shall become effective as of the date and time specified in the Certificate of Merger (such date and time, the "Effective Time").

        1.4    Effects of the Merger.     At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL.

        1.5    Conversion of Company Common Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdco, Company or the holder of any of the following securities:

          (a)   Each share of the common stock, without par value, of Company issued and outstanding immediately prior to the Effective Time (the "Company Common Stock") (except for (x) shares of Company Common Stock owned by Company as treasury stock or owned by Company or Parent (in each case other than shares of Company Common Stock (A) held in any Company Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or (B) held, directly or indirectly, in respect of a debt previously contracted (collectively, the "Exception Shares")), (y) Dissenting Shares and (z) Company Restricted Share Awards) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive without interest, (i) 0.3657 common shares (the "Exchange Ratio") of Parent (the "Parent Common Shares") and (ii) $18.80 in cash (the "Per Share Cash Consideration") (the consideration described in clauses (i) and (ii), the "Merger Consideration").

          (b)   All the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an "Old Certificate", it being understood that any reference herein to "Old Certificate" shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.3(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.3(b). If, prior to the Effective Time, the outstanding Parent Common Shares shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

          (c)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by Company or Parent (in each case other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

        1.6    Parent Common Shares.     At and after the Effective Time, each Parent Common Share issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Parent and shall not be affected by the Merger.

        1.7    Surviving Corporation Common Stock.     At and after the Effective Time, each share of the common stock of Holdco issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

        1.8    Treatment of Company Equity Awards.

          (a)   At the Effective Time, each option to purchase shares of Company Common Stock granted by Company under a Company Stock Plan (as defined below) that is outstanding and unexercised immediately prior to the Effective Time (a "Company Stock Option") shall be converted automatically into an option (an "Adjusted Stock Option") to purchase, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time (including vesting terms), the number of Parent Common Shares (rounded down to the nearest whole number of shares) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (ii) the sum of (A) the Exchange Ratio and (B) the quotient (rounded to four decimal places) obtained by dividing (x) the Per Share Cash Consideration by (y) the Parent Share Closing Price (clause (ii) hereof, the "Equity Award Exchange Ratio"), which Adjusted Stock Option shall have an exercise price per Parent Common Share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, by (2) the Equity Award Exchange Ratio. For purposes of this Agreement, "Company Stock Plans" means the Company Incentive Compensation Plan, the Company Strategic Long-Term Incentive Plan, the Company 2007 Long-Term Incentive Compensation Plan, and the Company Amended and Restated 2011 Incentive Compensation Plan.

          (b)   At the Effective Time, each award of shares of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is outstanding and unvested immediately prior to the Effective Time (a "Company Restricted Stock Award") shall be cancelled and replaced with a restricted stock award of Parent Common Shares (an "Adjusted Restricted Stock Award") with the same terms and conditions as were applicable under such Company Restricted Stock Award immediately prior to the Effective Time (including vesting terms), and relating to the number of Parent Common Shares equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time, multiplied by (ii) the Equity Award Exchange Ratio, with any fractional shares rounded to the next whole number of shares.

          (c)   At the Effective Time, each restricted stock unit award in respect of shares of Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a "Company Restricted Stock Unit Award") shall (i) if unvested, be converted automatically into a cash-settled restricted stock unit award (an "Adjusted Restricted Stock Unit Award") with the same terms and conditions as were applicable under such Company Restricted Stock Unit Award immediately prior to the Effective Time (including vesting terms), except that settlement shall be in the form of a cash payment equal to the fair market value (determined under the methodology used by Parent for determining fair market value for employee equity awards generally) of the Parent Common Shares to which the award relates, and relating to the number of Parent Common Shares equal to the product (taken to the fourth decimal place) of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (B) the Equity Award Exchange Ratio, or (ii) if vested (including for this purpose all Company Restricted Stock Unit Awards held by non-employee directors, whether or not vested as of date hereof, all of which shall be vested and settled within ten (10) days after the Effective Time pursuant to this clause (ii)), be cancelled and converted automatically into the right to receive, as soon as reasonably practicable (but not later than ten (10) days) after the Effective Time, (A) a cash payment equal to the sum of (1) the Per Share Cash Consideration plus (2) the product of the Exchange Ratio multiplied by the Parent Share Closing Price (such sum, the "Per Unit Total Consideration") (without interest and less applicable Tax withholding) in respect of each share of Company Common Stock underlying such Company Restricted Stock Unit Award and (B) a cash payment equal to all dividend equivalents accumulated with respect to such Company Restricted Stock Unit Award that have not been paid prior to the Effective Time; provided, that if the terms of any such vested Company Restricted Stock Unit Award do not provide for settlement upon a change in control, such vested Company Restricted Stock Unit Award shall instead be converted into an Adjusted Restricted Stock Unit Award pursuant to clause (i) above and shall be settled at the earliest time provided by its terms as is consistent with Section 409A of the Code. For purposes of the preceding sentence, each vested Company Restricted Stock Unit Award for which settlement was delayed for the purpose of avoiding a loss of deduction pursuant to Section 162(m) of the Code shall be treated as providing for settlement upon a change in control.

          (d)   At the Effective Time, each performance share unit award in respect of shares of Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a "Company Performance Share Unit Award") shall (i) if unvested, be converted automatically into a cash-settled restricted stock unit award (an "Adjusted Performance Share Unit Award") with the same terms and conditions as were applicable under such Company Performance Share Unit Award immediately prior to the Effective Time (except that such Adjusted Performance Share Unit Award shall be subject solely to time based vesting and settlement shall be in the form of a cash payment equal to the fair market value (determined under the methodology used by Parent for determining fair market value for employee equity awards generally) of the Parent Common Shares to which the award relates), and relating to the number of Parent Common Shares equal to the product (taken to the fourth decimal place) of (A) the number of shares of Company Common Stock subject to such Company Performance Share Unit Award immediately prior to the Effective Time, multiplied by (B) the Equity Award Exchange Ratio, or (ii) if vested, be cancelled and converted automatically into the right to receive, as soon as reasonably practicable (but not later than ten (10) days) after the Effective Time, (A) a cash payment equal to the Per Unit Total Consideration (without interest and less applicable Tax withholding) in respect of each share of Company Common Stock underlying such Company Performance Share Unit Award and (B) a cash payment equal to all dividend equivalents accumulated with respect to such Company Performance Share Unit Award that have not been paid prior to the Effective Time; provided, that if the terms of any such vested Company Performance Share Unit Award do not provide for settlement upon a change in control, such vested Company Performance Share Unit Award shall instead be converted into an Adjusted Performance Share Unit Award pursuant to clause (i) above and shall be settled at the earliest time provided by its terms as is consistent with Section 409A of the Code. For all purposes of this Section 1.8(d), the number of shares of Company Common Stock subject to each Performance Share Unit Award that was granted in 2014, 2015 or 2016 that is outstanding immediately prior to the Effective Time shall be determined by assuming that the applicable performance goals have been achieved at the maximum level.

          (e)   At the Effective Time, each stock unit (each, a "Deferred Unit") credited to an account that is deemed invested in Company Common Stock as of immediately prior to the Effective Time under Company's Deferred Compensation Plan (the "Deferred Compensation Plan") shall be converted automatically into a deemed investment relating to Parent Common Shares that will be cash-settled (with the cash payment due on settlement equal to the fair market value (determined under the methodology used by Parent for determining fair market value for employee equity awards generally) of the Parent Common Shares to which the Deferred Units relate), with the number of Parent Common Shares subject to the Deferred Units in a participant's account under the Deferred Compensation Plan as of the Effective Time to be equal to the product (taken to the fourth decimal place) of (i) the number of shares of Company Common Stock subject to such Deferred Units as of immediately prior to the Effective Time, and (ii) the Equity Award Exchange Ratio. Following the Effective Time, the Deferred Compensation Plan will otherwise continue to be maintained by the Surviving Corporation with the same terms, including payment terms and investment alternatives that were applicable immediately prior to the Effective Time, with the Company Common Stock fund to be replaced with a Parent Common Shares fund, subject to all rights of the Company (and the Surviving Corporation as its successor) to amend or terminate the Deferred Compensation Plan.

          (f)    At or prior to the Effective Time, Company, the Board of Directors of the Company and its Compensation Committee, and Parent, the Board of Directors of Parent and its Compensation Committee, as applicable, shall adopt any resolutions that are necessary to effectuate the provisions of this Section 1.8, including, in the case of the Board of Directors of Company and its Compensation Committee, a resolution providing that the Adjusted Stock Options, Adjusted Restricted Stock Awards, Adjusted Restricted Stock Unit Awards and Adjusted Performance Share Unit Awards constitute a "Replacement Award" as defined in the Company Amended and Restated 2011 Incentive Compensation Plan and the award agreements issued thereunder, and, in the case of the Board of Directors of Parent and its Compensation Committee, the reservation, issuance and listing of the shares of Parent Common Stock as is necessary to effectuate the treatment of the Company Equity Awards (as defined below) contemplated herein and the assumption by Parent of the Company Stock Plans and the award agreement thereunder. As of the Effective Time, Parent shall file a post-effective amendment to the Form F-4 or an effective registration statement on Form S-8 (or other applicable form) with respect to the Parent Common Shares subject to Adjusted Stock Options and Adjusted Restricted Stock Awards and shall distribute a prospectus relating to such Form S-8, if applicable, and Parent shall use reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such Adjusted Stock Options and Adjusted Restricted Stock Awards remain outstanding.

          (g)   As used herein, the phrase the "Company Equity Awards" means the Company Performance Share Unit Awards, the Company Stock Options, the Company Restricted Stock Awards, and the Company Restricted Stock Unit Awards.

        1.9    Certificate of Incorporation and Bylaws of the Surviving Corporation.     The certificate of incorporation and bylaws of the Surviving Corporation shall be the certificate of incorporation and bylaws of Holdco as in effect immediately prior to the Effective Time, until duly amended in accordance with the respective terms thereof and applicable law.

        1.10    Tax Consequences.     It is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

        2.1    Exchange Agent.     Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited by Holdco, with a bank or trust company designated by Parent and reasonably acceptable to Company (the "Exchange Agent"), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates, or at Parent's option, evidence of shares in book entry form, representing the Parent Common Shares ("New Certificates"), to be delivered to the holders of Company Common Stock pursuant to Section 1.5 and this Article II in exchange for outstanding shares of such Company Common Stock, and (b) cash in an amount sufficient to allow the Exchange Agent to make all payments required pursuant to this Article II (such New Certificates and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger

Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent or Holdco, or as otherwise directed by Parent.

        2.2    Appraisal Rights.     Each issued and outstanding share of Company Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Company shall give Parent prompt notice upon receipt by Company of any such demands for payment of the fair value of such shares of Company Common Stock, any withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a "Dissenting Stockholder"). Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the DGCL. Company shall give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its right to such payment at or prior to the Effective Time, such holder's shares of Company Common Stock shall be converted into a right to receive the Merger Consideration in accordance with Section 1.5(a).

        2.3    Exchange Procedures.

          (a)   As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Parent shall cause the Exchange Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of one or more Old Certificates representing shares of Company Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing the number of whole Parent Common Shares, any cash in lieu of fractional shares and the cash portion of the Merger Consideration which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid in respect thereof pursuant to Section 2.3(b). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, subject to Section 2.2, (i) a New Certificate representing that number of whole Parent Common Shares to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) the cash portion of the Merger Consideration which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, (B) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, and (C) and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued with respect to any property to be delivered upon surrender of Old Certificates. Until surrendered as contemplated by this Section 2.3, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger

  Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.3.

          (b)   No dividends or other distributions declared with respect to Parent Common Shares shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole Parent Common Shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

          (c)   If any New Certificate representing Parent Common Shares is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing Parent Common Shares in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (d)   After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

          (e)   Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume-weighted average trading price of one Parent Common Share for the ten (10) day period in which both the Canadian and U.S. Markets are open for trading ending on the last such day immediately preceding the Closing Date, calculated using both Canadian and U.S. trading prices and volumes during normal market hours and assuming in respect of such trading prices on the TSX, for each trading day, the Bank of Canada daily noon Canada/U.S. exchange rate for the Canadian calculations (the "Parent Share Closing Price") by (ii) the fraction of a Parent Common Share (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder as of immediately prior to the Effective Time).

          (f)    Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former stockholders of Company who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Shares deliverable in respect of each former share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g)   Parent shall be entitled to deduct and withhold, or cause Holdco, Company or the Exchange Agent to deduct and withhold, from the cash portion of the aggregate Merger Consideration, any cash in lieu of fractional Parent Common Shares, cash dividends or distributions payable pursuant to this Section 2.3 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, Holdco, Company or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which the deduction and withholding was made by Parent, Holdco, Company or the Exchange Agent, as the case may be.

          (h)   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

        Except (i) as disclosed in the disclosure schedule delivered by Company to Parent prior to the execution hereof (the "Company Disclosure Schedule") (provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections) or (ii) as disclosed in any Company SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Company hereby represents and warrants to Parent and Holdco as follows:

        3.1    Corporate Organization.

          (a)   Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent, Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles ("GAAP") (or, with respect to Parent, International Financial Reporting Standards ("IFRS")) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets or any change in the credit markets, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder), (E) changes attributable to disclosure of the transactions contemplated hereby or to actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, or (F) actions or omissions taken pursuant to the written consent of Parent, in the case of Company, or Company, in the case of Parent; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the Restated Certificate of Incorporation of Company, as amended (the "Company Certificate"), and the bylaws of Company, as amended (the "Company Bylaws"), as in effect as of the date of this Agreement, have previously been made available by Company to Parent.

          (b)   Each Subsidiary of Company (a "Company Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Company Subsidiary that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Company's knowledge, threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of (x) all Company Subsidiaries as of the date hereof and their jurisdiction of formation and, for any Company

  Subsidiaries that are not directly or indirectly wholly owned by Company, their capital structure (including the identity of any other equity holders), (y) all persons (not including Company Subsidiaries) in which Company, together with any Company Subsidiaries, owns (directly or indirectly) more than 4.9% of a class of voting securities and (z) all outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company or any of its Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any securities of any other person for its or their own account. Neither the Company nor any of the Company Subsidiaries is required to register with the SEC as an investment advisor under the Investment Advisers Act of 1940, as amended, and neither the Company nor any of the Company Subsidiaries is a broker-dealer under Section 15(b) of the Exchange Act.

        3.2    Capitalization.

          (a)   The authorized capital stock of Company consists of 174,000,000 shares of Company Common Stock, without par value, 1,000,000 shares of preferred stock, without par value, and 5,000,000 shares of non-voting common stock, without par value. As of June 24, 2016, no shares of capital stock or other voting securities of Company are issued, reserved for issuance or outstanding, other than (i) 79,456,248 shares of Company Common Stock issued and outstanding, which number includes the shares of Company Common Stock held in the Company Savings, Retirement & Employee Stock Ownership Plan and the 547,034 shares of Company Common Stock underlying outstanding Company Restricted Stock Awards, (ii) 0 shares of Company Common Stock held in treasury, (iii) 3,216,231 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options, (iv) 566,998 shares of Company Common Stock underlying outstanding Company Restricted Stock Unit Awards; (v) 645,945 shares of Company Common Stock underlying outstanding Company Performance Share Unit Awards (assuming, with respect to any such unvested Company Performance Share Award, that all applicable performance goals are achieved at the maximum level); and (vi) 138,956 shares of Company Common Stock underlying the Deferred Units under the Deferred Compensation Plans. All the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Company may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Company or any Company Subsidiary are issued or outstanding. Other than the Company Equity Awards, in each case, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities or any dividend reinvestment plans relating to Company Securities.

          (b)   There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Company or any of the Company Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of Company. Section 3.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award, (iii) the grant date of each such Company Equity Award, (iv) the Company Stock Plan under which each such Company Equity Award was granted, (v) the exercise price for each such Company Equity Award that is a Company Stock Option, (vi) the vesting schedule applicable to each such Company Equity Award, and (vii) the expiration date of each such Company Equity Award that is a Company Stock Option. As of the date hereof, other than the Company Equity Awards and Deferred Units, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any Company Subsidiaries) are outstanding.

          (c)   Company owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable (except, with respect to Company Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        3.3    Authority; No Violation.

          (a)   Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company's stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of outstanding Company Common Stock (the "Requisite Company Vote"), no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and subject to general principles of equity (the "Enforceability Exceptions")).

          (b)   Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Company.

        3.4    Consents and Approvals.     Except for (i) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act, the Office of the Superintendent of Financial Institutions (Canada) ("OSFI") under the Bank Act (Canada) and the Illinois Department of Financial and Professional Regulation, Division of Banking under Illinois law, and approval of such applications, filings and notices, (ii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the "Proxy Statement"), and of the registration statement on Form F-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the "F-4") and declaration of effectiveness of the F-4, (iii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (iv) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the Parent Common Shares pursuant to this Agreement and (vi) the approval of the listing of such Parent Common Shares on the New York Stock Exchange ("NYSE") and the Toronto Stock Exchange (the "TSX"), no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Company of this Agreement or (B) the consummation by Company of the Merger and the other transactions contemplated hereby. As used in this Agreement, "SRO" means (x) any "self regulatory organization" as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (y) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

        3.5    Reports.

          (a)   Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2013 with (i) any state regulatory authority, including the Illinois Department of Financial and Professional Regulation, Division of Banking, (ii) the SEC, (iii) the Federal Reserve Board, (iv) FDIC, (v) any foreign regulatory authority and (vi) any SRO (clauses (i)-(vi), collectively "Regulatory Agencies"), including any material report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for examinations of Company and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2013. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries. There have been no material formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2013.

          (b)   An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, since January 1, 2013 (the "Company SEC Reports") is publicly available. No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company SEC Reports.

        3.6    Financial Statements.

          (a)   The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been, since January 1, 2013, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Ernst & Young LLP has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2016 or in connection with this Agreement and the transactions contemplated hereby or (iii) liabilities that are not material to Company and its Subsidiaries, taken as a whole.

          (c)   The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company. Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Company's outside auditors and the audit committee of Company's Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company's ability to record, process, summarize and report financial information, and (y) to the knowledge of Company, any fraud, whether or not material, that involves management or other employees who have a significant role in Company's internal controls over financial reporting. Copies of any such disclosures were made in writing by management to Company's auditors and audit committee and a copy has been previously made available to Parent. To the knowledge of Company, there is no reason to believe that Company's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, prior to the Closing Date.

          (d)   Since January 1, 2013, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors or employees to the Board of Directors of Company or any committee thereof or to the knowledge of Company, to any director or officer of Company.

        3.7    Broker's Fees.     Neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than Goldman, Sachs & Co. and Sandler O'Neill & Partners, L.P., each pursuant to a letter agreement, true and complete copies of which have been previously provided to Parent.

        3.8    Absence of Certain Changes or Events.

          (a)   Since December 31, 2015, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company.

          (b)   Since December 31, 2015, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, (i) Company and its Subsidiaries have carried on their respective businesses in the ordinary course, and (ii) none of the events specified in Section 5.2 (other than clauses (f), (h), (l), (m), (n)(ii), (r) or (s)) have occurred.

        3.9    Legal and Regulatory Proceedings.

          (a)   There is no suit, action, investigation, claim or proceeding pending, or to Company's knowledge, threatened against or involving it or any of its Subsidiaries or, in their capacities as such, any of the current or former directors or executive officers of it or any of its Subsidiaries (and Company is not aware of any basis for any such suit, action or proceeding) (i) that is brought by a Governmental Entity, (ii) that, individually or in the aggregate, and, in either case, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries' businesses, or, after the Effective Time, the business of Parent and any of its affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement, (iii) that is a class action or, to Company's knowledge, is seeking status as a class action or (iv) that is of a material nature challenging the validity or propriety of this Agreement.

          (b)   There is no injunction, order, judgment, decree or regulatory restriction imposed upon Company or any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent, Surviving Corporation or any of their respective affiliates) that is material to Company and its Subsidiaries, taken as a whole.

        3.10    Taxes and Tax Returns.

          (a)   (i) Each of Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects; (ii) neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return; (iii) all material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; (iv) each of Company and its Subsidiaries has collected or withheld all material Taxes required to have been collected or withheld and to the extent required by applicable law have paid such amounts to the proper governmental authority or other person; (v) neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect; (vi) the federal income Tax Returns of Company and its Subsidiaries for all years up to and including December 31, 2013 have been examined by the Internal Revenue Service (the "IRS") or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (vii) no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Company or any of its Subsidiaries; (viii) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Company and its Subsidiaries or the assets of Company and its Subsidiaries (ix) in the last six years, neither Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Company or any of its Subsidiaries was required to file any material Tax Return that was not filed; (x) Company has made available to Parent true, correct, and complete copies of any private letter ruling requests, technical advice memorandum received, voluntary compliance program statement or similar agreement, closing agreements or gain recognition agreements with respect to material Taxes requested or executed in the last six years; (xi) Company and each of its Subsidiaries has in its respective files all Tax Returns that it is required to retain in respect of withholding and information reporting requirements imposed by the Code (including the requirements of Chapters 3, 4 and 61 of the Code) or any similar foreign, state or local law; (xii) Company and each of its Subsidiaries has systems, processes and procedures in place in order to materially comply with Sections 1471 through 1474 of the Code and any similar provision of foreign law; (xiii) there are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Company or any of its Subsidiaries; (xiv) neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries); (xv) neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (xvi) neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code; (xvii) neither Company nor any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (xviii) at no time during the past five (5) years has Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; (xix) neither Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, (B) installment sale or open transaction disposition made on or prior to the closing date, or (C) prepaid amount received on or prior to the Closing Date, in each of case (A), (B) and (C), outside of the ordinary course of business; and (xx) all Subsidiaries of the Company are members of a consolidated group for U.S. federal income tax purposes for which the Company is the common parent.

          (b)   As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

          (c)   As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity, and any documentation required to be filed with any taxing authority or to be retained by Company or any of its Subsidiaries in respect of information reporting and withholding requirements imposed by the Code or any similar foreign state or local law.

        3.11    Employees.

          (a)   Section 3.11(a) of the Company Disclosure Schedule lists all Company Benefit Plans sponsored or maintained by Company or any Company Subsidiary and all material Company Benefit Plans sponsored or maintained by any Company ERISA Affiliate. For purposes of this Agreement, "Company Benefit Plans" means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation (whether in the form of cash, stock, options, units or other equity or derivative thereof), perquisite, retiree medical or life insurance, and supplemental retirement plans, programs or arrangements, and all fringe, vacation, retention, change in control, employment, consulting, termination, and severance plans, programs, contracts, agreements or arrangements (i) with respect to which Company or any Subsidiary or other entity which together with Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Company

  ERISA Affiliate"), is a party or has any obligation or (ii) that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor (who is a natural person) of Company or any of its Subsidiaries or any Company ERISA Affiliate.

          (b)   Company has heretofore provided to Parent a true and complete copy of each Company Benefit Plan sponsored or maintained by Company or any Company Subsidiary and each material Company Benefit Plan sponsored or maintained by any Company ERISA Affiliate and the following related documents, to the extent applicable: (i) the most recent copy of any summary plan description and all written amendments, modifications or material supplements applicable to such material Company Benefit Plan (and a summary of any material unwritten amendment, modification or supplement applicable to such material Company Benefit Plan), (ii) the annual report (Form 5500), if any, filed with the IRS for the last two completed plan years, (iii) the most recently received IRS determination or opinion letter, if any, relating to such material Company Benefit Plan, and (iv) the most recently prepared actuarial report for such material Company Benefit Plan for each of the last two (2) completed plan years (if applicable).

          (c)   Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, and, to Company's knowledge, no event has occurred which would reasonably be expected to result in any such Company Benefit Plan to fail to comply in any material respect with such requirements and no written notice has been delivered to Company by any Governmental Entity questioning or challenging such compliance. Neither Company nor any of its Subsidiaries has, within the prior three (3) years, taken any action to take material corrective action or make a material filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

          (d)   Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Company Qualified Plans"). The IRS has issued a favorable determination, advisory or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened in writing), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that could reasonably be expected to result in disqualification of any Company Qualified Plan or the related trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (e)   Except as has not resulted in, and would not reasonably be expected to result in, a material liability to the Company and its Subsidiaries taken as a whole, each Company Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2006, been maintained and operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2010, been in documentary and operational compliance with Section 409A of the Code.

          (f)    None of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, (i) contributed to or been obligated to contribute to any plan that (A) is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (B) is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or (C) has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), or (ii) incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

          (g)   Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

          (h)   All material contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period in the prior three (3) years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

          (i)    There are no pending or, to Company's knowledge, material threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Company's knowledge, no set of circumstances exists that may reasonably be likely to give rise to a material claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans.

          (j)    None of Company and its Subsidiaries nor any Company ERISA Affiliate, nor, to Company's knowledge, any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or material penalty imposed under Section 4975 or 4976 of the Code or Section 409 or 502 of ERISA.

          (k)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in or cause an acceleration of the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor (who is a natural person) of Company or any of its Subsidiaries under any Company Benefit Plan, (ii) entitle any employee, officer, director or independent contractor (who is a natural person) of Company or any of its Subsidiaries to severance pay or (iii) result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. Neither Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

          (l)    No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A of the Code.

          (m)  No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code.

          (n)   The Company is in compliance, in all material respects, with all applicable Laws regarding employment, equal employment opportunity and pay, worker classification, labor, leaves, workers' compensation, disability, occupational health and safety, immigration, collective bargaining, secondment, contractors and temporary employees, other employment terms and conditions, plant closings and layoffs (including the WARN Act), withholding and payment of social security and other taxes, and wage and hour matters. There are no pending or, to Company's knowledge, threatened material employment claims or charges, labor grievances or material unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes or other material labor disputes against Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization applicable to employees of Company or any of its Subsidiaries and, to Company's knowledge, there are no organizing efforts by any union seeking to represent any employees of Company or any of its Subsidiaries.

        3.12    Compliance with Applicable Law.

          (a)   Company and each of its Subsidiaries hold, and have at all times since January 1, 2013 held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all material fees and assessments due and payable in connection therewith), and to the knowledge of Company, no suspension or cancellation of any such necessary material license, franchise, permit or authorization is threatened. Company and each of its Subsidiaries have since January 1, 2013 complied with and are not in default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Company or any of its Subsidiaries, including (to the extent applicable to Company or its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, in each case, except for any such non-compliance, default or violation as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company. The PrivateBank and Trust Company ("Company Bank") has a Community Reinvestment Act rating of "satisfactory" or better.

          (b)   Neither Company nor any of the Company Subsidiaries nor, to Company's knowledge, any director, officer, agent, employee or any other person acting on behalf of Company or any of the Company Subsidiaries has (i) used any funds for any unlawful contribution, payment, benefit, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing; (iii) violated or is in violation of any provision of any applicable anti-bribery or anti-corruption laws (collectively, the "Anti-Corruption Laws"), or

  (iv) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iv) of this Section 3.12(b) in connection with the operation of the businesses of Company and its Subsidiaries. Company and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Company and its Subsidiaries with all applicable Anti-Corruption Laws.

          (c)   Company and its Subsidiaries are and since January 1, 2013 have been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where Company and its Subsidiaries conduct business (collectively, the "Anti-Money Laundering Laws"). Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

          (d)   Neither Company nor any of its Subsidiaries nor any director, officer, agent, employee or any other person acting on behalf of Company or any of its Subsidiaries is currently the subject or the target of any sanctions administered or enforced by any the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State (collectively, "Sanctions"), nor is Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions (each, a "Sanctioned Country"). For the past five (5) years, Company and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country. Company and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Company and its Subsidiaries with all applicable Sanctions.

          (e)   Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. None of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

        3.13    Certain Contracts.

          (a)   Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than any Company Benefit Plans, (i) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Company or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice, or intercompany indebtedness) in the principal amount of $1,000,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (v) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties (x) that are material to Company and its Subsidiaries, taken as a whole, or (y) that would be applicable to Parent or any of its Subsidiaries (other than Company or any of its Subsidiaries) after the Closing; or (vi) that is a vendor agreement or joint marketing agreement, including any consulting agreement, data processing, software programming or licensing contract, involving (x) the payment of more than $1,000,000 over the remaining term of the agreement (other than any such contracts which are terminable by Company or any of its Subsidiaries on sixty (60) days' or less notice without any required payment or other conditions, other than the condition of notice) or (y) the payment of more than $1,000,000 payable as a result of the termination of the agreement or the consummation of the Merger. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a "Company Contract," and neither Company nor any of its Subsidiaries has received notice of, and to the Company's knowledge there does not exist, any violation of a Company Contract by any of the other parties thereto which would reasonably be expected to be, either individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole. Section 3.13(a) of the Company Disclosure Schedule sets forth (a) a true, correct and complete list of all acquisitions and sales of businesses made by Company or any of its Subsidiaries within the five (5) year period prior to the date of this Agreement and (ii) a true, correct and complete list of any continuing earn-out obligations arising out of the acquisitions referred to in clause (i).

          (b)   In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company: (i) each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to Company's knowledge, each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Company or any of its Subsidiaries under any such Company Contract.

        3.14    Agreements with Regulatory Agencies.     Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, specific to Company or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a "Company Regulatory Agreement"), nor has Company or any of its Subsidiaries been advised in writing or, to Company's knowledge, orally, since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

        3.15    Risk Management Instruments.     All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements ("Derivative Contracts"), whether entered into for the account of Company, any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance in all material respects with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company's knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder. The financial position of Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in its books and records and the books and records of such Subsidiaries, in each case in accordance with GAAP consistently applied.

        3.16    Environmental Matters.     Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries are in compliance, and since January 1, 2013, have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or legal requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, "Environmental Laws") and have not incurred any liabilities under Environmental Laws. There are no legal, administrative, arbitral or other judicial proceedings, claims or actions, or to the knowledge of Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be likely to result in the imposition, on Company or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against Company. To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation. Company is not subject to any material agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law.

        3.17    Investment Securities.

          (a)   Each of Company and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Company SEC Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities are valued on the books of Company in accordance with GAAP in all material respects.

          (b)   Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures relating to the management of its investment securities portfolio that Company believes are prudent and reasonable in the context of their respective businesses, and Company and its Subsidiaries have, since January 1, 2013, been in compliance with such policies, practices and procedures in all material respects.

        3.18    Properties.     Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Company, Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Company SEC Reports as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Owned Properties"), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Leased Properties" and, collectively with the Owned Properties, the "Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Company, the lessor. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against any Real Property that is material to Company. Other than the Owned Property, neither the Company nor any of its Subsidiaries owns any real property.

        3.19    Intellectual Property.

          (a)   Each item of registered or issued Registered Owned Intellectual Property is subsisting and, to Company's knowledge, valid and enforceable.

          (b)   To the knowledge of Company: (i) Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all material Intellectual Property necessary for the conduct of its business as currently conducted; (ii)(A) the conduct of the respective business of Company and each of its Subsidiaries does not infringe, misappropriate or otherwise violate, and in the three-year period prior to the date of this Agreement has not infringed, misappropriated or otherwise violated, the Intellectual Property rights of any person in any material respect, and (B) neither Company nor any of its Subsidiaries has received in the three-year period prior to the date of this Agreement any written claims alleging that the conduct of its business infringes, misappropriates or otherwise violates the Intellectual Property rights of any person in any material respect; (iii) no person is challenging, infringing, misappropriating or otherwise violating any material right of Company or any of its Subsidiaries with respect to any material Intellectual Property owned by Company or its Subsidiaries; and (iv) neither Company nor any Company Subsidiary has received any written notice of any pending claim with respect to material Intellectual Property.

          (c)   In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company: (i) the computer, information technology and data processing systems, facilities and services used by Company and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the "Systems"), are reasonably sufficient for the conduct of the respective businesses of Company and such Subsidiaries as currently conducted; and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Company and each of its Subsidiaries as currently conducted. To Company's knowledge, in the three-year period prior to the date of this Agreement no third party has gained unauthorized access to any material Systems owned or controlled by Company or any of its Subsidiaries, and Company and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Company and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of Company and each of its Subsidiaries in all material respects.

          (d)   To Company's knowledge, Company and each of its Subsidiaries has in the three-year period prior to the date of this Agreement (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Company's knowledge, in the three-year period prior to the date of this Agreement there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Company, any of its Subsidiaries.

          (e)   For purposes of this Agreement:

              (i)  "Intellectual Property" means trademarks, service marks, brand names, internet domain names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application ("Trademarks"); patents, applications for patents (including divisions, continuations, continuations in part and provisional and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction ("Patents"); trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof ("Copyrights");

             (ii)  "Registered Intellectual Property" means all Trademark registrations and applications for registration (including internet domain name registrations), Copyright registrations and applications for registration, issued Patents and Patent applications; and

            (iii)  "Registered Owned Intellectual Property" means all of the Registered Intellectual Property owned by, or purported to be owned by, filed in the name of or applied for by Company or any of its Subsidiaries.

        3.20    Related Party Transactions.     There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between Company or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person's immediate family members or affiliates) (other than Company Subsidiaries) on the other hand, of the type required to be reported in any Company SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

        3.21    State Takeover Laws.     The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any provisions of the takeover laws of any state, including any "moratorium," "control share," "fair price," "takeover" or "interested shareholder" law (any such laws, "Takeover Statutes").

        3.22    Reorganization.    Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        3.23    Opinion.    Prior to the execution of this Agreement, Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from each of Goldman, Sachs & Co. and Sandler O'Neill & Partners, L.P., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Each such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

        3.24    Company Information.     The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or at the time of the Company Meeting, (b) in the F-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Company incorporated by reference in the Proxy Statement, the F-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement or the F-4.

        3.25    Loan Portfolio.

          (a)   As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which Company or any Company Subsidiary is a creditor which, as of March 31, 2016, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of March 31, 2016, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal stockholder of Company or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.25(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of Company and its Subsidiaries that, as of March 31, 2016, had an outstanding balance of $1,000,000 or more and were classified by Company as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of each such Loan and the aggregate principal amount of such Loans as of such date.

          (b)   Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

          (c)   Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Company and its Subsidiaries has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting and servicing standards of Company and its Subsidiaries and with all applicable federal, state and local laws, regulations and rules. Every Company Subsidiary that services any mortgage Loans complies with the "small servicer" exemption set forth in the regulations of the Bureau of Consumer Financial Protection, 12 C.F.R. § 1026.41(e)(4).

          (d)   Neither Company nor any of its Subsidiaries is bound by an agreement pursuant to which Loans or pools of Loans or participations in Loans have been sold that contains any obligation of Company or any of its Subsidiaries to repurchase such Loans or interests therein. Section 3.25(d) of the Company Disclosure Schedule sets forth a true and correct report regarding the current status of (i) repurchase requests received by Company or any of its Subsidiaries to repurchase any Loan or interests therein, and (ii) Company's and its Subsidiaries' reserves in respect of potential repurchase requests to repurchase any Loan or interests therein.

          (e)   There are no outstanding Loans made by Company or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

          (f)    Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2013, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

        3.26    Insurance.     (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and neither Company nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy; (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies; and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

        3.27    Books and Records.     The books and records of Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies or reflected therein.

        3.28    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties.

          (b)   Company acknowledges and agrees that none of Parent, Holdco or any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO

        Except (i) as disclosed in the disclosure schedule delivered by Parent and Holdco to Company prior to the execution hereof (the "Parent Disclosure Schedule") (provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent or Holdco that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections) or (ii) as disclosed in any Parent SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent and Holdco hereby represent and warrant to Company as follows:

        4.1    Corporate Organization.     Parent validly exists as a Schedule I bank under the Bank Act (Canada) and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. Holdco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Holdco has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and, except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. A true and complete copy of Parent's by-laws, as in effect as of the date of this Agreement, has previously been made available by Parent to Company.

        4.2    Capitalization.

          (a)   The authorized capital stock of Parent consists of an unlimited number of Parent Common Shares without nominal or par value, and an unlimited number of Class A preferred shares and Class B preferred shares, without nominal or par value, which classes of preferred shares may be issued for a maximum aggregate consideration not to exceed C$10 billion (the "Parent Preferred Shares"). As of May 31, 2016 (the "Parent Capitalization Date"), no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding, other than (i) 394,746,840 Parent Common Shares issued and outstanding, (ii) 40,000,000 Parent Preferred Shares issued and outstanding and (iii) 6,798,097 Parent Common Shares reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Parent or Subsidiaries of Parent in effect as of the date of this Agreement (the "Parent Stock Plans"). All the issued and outstanding Parent Common Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the Parent Capitalization Date, no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote were issued or outstanding, no trust preferred or subordinated debt securities of Parent or any Subsidiary of Parent were issued or outstanding and, other than the Parent Stock Plans, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any Parent Common Shares.

          (b)   There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Parent Common Shares or other equity interests of Parent.

        4.3    Authority; No Violation.

          (a)   Each of Parent and Holdco has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of each of Parent and Holdco. The Board of Directors of each of Parent and Holdco has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of such company. No other corporate proceedings on the part of either Parent or Holdco are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Holdco and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of each of Parent and Holdco, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The Parent Common Shares to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and non-assessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

          (b)   Neither the execution and delivery of this Agreement by each of Parent and Holdco, nor the consummation by each of Parent and Holdco of the transactions contemplated hereby, nor compliance by each of Parent and Holdco with any of the terms or provisions hereof, will (i) violate any provision of the organizational documents of Parent or Holdco, as applicable, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Holdco or any of their Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Holdco or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Holdco or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on Parent.

        4.4    Consents and Approvals.     Except for (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act, OSFI under the Bank Act (Canada) and the Illinois Department of Financial and Professional Regulation, Division of Banking under Illinois law, and approval of such applications, filings and notices, the filing with the SEC of the Proxy Statement and the F-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the F-4, (ii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (iii) the filing of any notices or other filings under the HSR Act, (iv) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the Parent Common Shares pursuant to this Agreement and (v) the approval of the listing of such Parent Common Shares on the NYSE and the TSX, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by each of Parent and Holdco of this Agreement or

(B) the consummation by each of Parent and Holdco of the Merger and the other transactions contemplated hereby. As of the date hereof, neither Parent nor Holdco is aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis. No vote or other approval of the shareholders or any other securityholders of Parent is required in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereof (including the issuance of stock consideration) in accordance with the terms hereof, whether by reason of applicable law, the organizational documents of Parent, the rules or requirements of any exchange, or otherwise.

        4.5    Reports.

          (a)   Each of Parent, Holdco and their respective Subsidiaries has timely filed or furnished, as applicable, all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2013 with any Regulatory Agencies, including any material report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for examinations of Parent, Holdco and their respective Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent or Holdco, investigation into the business or operations of Parent, Holdco or any of their respective Subsidiaries since January 1, 2013. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect, there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent, Holdco or any of their respective Subsidiaries.

          (b)   An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2013 (the "Parent SEC Reports") is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or material unresolved issues raised by, the SEC with respect to any of the Parent SEC Reports.

        4.6    Financial Statements.

          (a)   The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with IFRS or Canadian generally accepted accounting principles ("Canadian GAAP"), as applicable, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, since January 1, 2013, and are being maintained in all material respects in accordance with IFRS, Canadian GAAP or GAAP, as applicable, and any other applicable legal and accounting requirements. Ernst & Young LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, none of Parent, Holdco or any of their respective Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report to Shareholders filed with the SEC on Form 6-K for the fiscal quarter ended April 30, 2016 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since April 30, 2016 or in connection with this Agreement and the transactions contemplated hereby or (iii) liabilities that are not material to Parent and its Subsidiaries, taken as a whole.

          (c)   The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent's outside auditors and the audit committee of Parent's Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information, and (y) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting. Copies of any such disclosures were made in writing by management to Parent's auditors and audit committee and a copy has previously been made available to Company. To the knowledge of Parent, there is no reason to believe that Parent's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, prior to the Closing Date.

          (d)   Since January 1, 2013, (i) none of Parent, Holdco or any of their respective Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of

  Parent, Holdco or any of their respective Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent, Holdco or any of their respective Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent, Holdco or any of their respective Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent, Holdco or any of their respective Subsidiaries, whether or not employed by Parent, Holdco or any of their respective Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent, Holdco or any of their respective officers, directors or employees to the Board of Directors of either Parent or Holdco or any committee thereof or to the knowledge of Parent, to any director or officer of Parent or Holdco.

        4.7    Broker's Fees.     None of Parent, Holdco or any of their respective Subsidiaries, nor any of their respective officers or directors, has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than CIBC World Markets Inc. and J.P. Morgan Securities LLC.

        4.8    Absence of Certain Changes or Events.     Since October 31, 2015, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

        4.9    Legal and Regulatory Proceedings.

          (a)   There is no suit, action, investigation, claim or proceeding pending or, to Parent's knowledge, threatened against or involving Parent or Holdco or any of their respective Subsidiaries or, in their capacities as such, any of the current or former directors or executive officers of Parent, Holdco or any of their Subsidiaries (and Parent is not aware of any basis for any such suit, action or proceeding) (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, or (ii) of a material nature challenging the validity or propriety of this Agreement.

          (b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, Holdco, any of their respective Subsidiaries or the assets of Parent, Holdco or any of their respective Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole.

        4.10    Compliance with Applicable Law.

          (a)   Parent, Holdco and each of their respective Subsidiaries hold, and have at all times since January 1, 2013 held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all material fees and assessments due and payable in connection therewith), and to the knowledge of Parent, no suspension or cancellation of any such necessary material license, franchise, permit or authorization is threatened. Parent, Holdco and each of their respective Subsidiaries have since January 1, 2013 complied with and are not in default or violation under any, law, statute, order, rule or regulation of any Governmental Entity applicable to them, including (to the extent applicable to Parent, Holdco or their respective Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act,

  any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, in each case, except for any such non-compliance, default or violation as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

          (b)   Parent, Holdco and their respective Subsidiaries are and since January 1, 2013 have been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all Anti-Money Laundering Laws, except for any such non-compliance as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

        4.11    Reorganization.     Neither Parent nor Holdco has taken any action or is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.12    Parent Information.     The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or at the time of the Company Meeting, (b) the F-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement, the F-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Company or its Subsidiaries for inclusion in the Proxy Statement or the F-4.

        4.13    Financing.     Parent has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

        4.14    Agreements with Regulatory Agencies.     In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, specific to Parent or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a "Parent Regulatory Agreement"), nor has Parent or any of its Subsidiaries been advised in writing or, to Parent's knowledge, orally, since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Parent Regulatory Agreement.

        4.15    Books and Records.     The books and records of Parent and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies or reflected therein.

        4.16    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by each of Parent and Holdco in this Article IV, none of Parent, Holdco or any other person makes any express or implied representation or warranty with respect to Parent, Holdco, their respective Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Parent and Holdco hereby disclaims any such other representations or warranties.

          (b)   Each of Parent and Holdco acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Business of Company Prior to the Effective Time.     During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Parent (such consent not to be unreasonably withheld), (a) Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) each of Parent and Company shall, and shall cause their respective Subsidiaries to, take no action, or, to the extent feasible, fail to prevent an action, that is intended to or would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

        5.2    Company Forbearances.     During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld):

          (a)   other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Company Subsidiary);

          (b)   (i) adjust, split, combine or reclassify any capital stock;

             (ii)  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by Company (and dividend equivalents to the extent provided by the terms of any Company Equity Awards or Deferred Units) at a rate not in excess of $0.01 per share of Company Common Stock, (B) dividends paid by any Company Subsidiary to Company or any of its wholly owned Subsidiaries, (C) any required dividends on the preferred stock of any Company Subsidiary or (D) the withholding or acceptance of shares of Company Common Stock in connection with the vesting, exercise and/or settlement of any Company Equity Award or Deferred Unit, in each case in accordance with past practice and the terms of the applicable award agreements);

            (iii)  grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

            (iv)  issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards (and dividend equivalents thereon, if any);

          (c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;

          (d)   except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Company Subsidiary;

          (e)   other than in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

          (f)    except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any material employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (ii) except as would not in the aggregate result in an increase in costs from the date hereof that would be material to the Company or the Surviving Corporation, enter into any new, adopt, amend (whether in writing or through the interpretation of) or terminate any Company Benefit Plan or any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person) that would be a Company Benefit Plan if in effect on the date hereof, (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant (who is a natural person), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) fund any rabbi trust, (viii) terminate the employment of any member of the Company's Operating Committee or Executive Committee as of the date hereof, other than for cause, or (ix) hire any employee to a position that would be a member of the Company's Operating Committee or Executive Committee;

          (g)   settle any material claim, suit, action or proceeding, except in the ordinary course of business, in an amount and for consideration not in excess of $5,000,000 individually or $10,000,000 in the aggregate or that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation or affect the Merger and the other transactions contemplated hereby;

          (h)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (i)    amend the Company Certificate, Company Bylaws or comparable governing documents of Subsidiaries;

          (j)    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

          (k)   materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise;

          (l)    take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (m)  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

          (n)   (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice and in conformity with Company's ordinary course lending policies and guidelines (including, in each case, with respect to loan amounts, security, collateral, loan terms, single name exposure limits and portfolio mix) in effect as of the date hereof;

          (o)   make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

          (p)   make, or commit to make, any capital expenditures in excess of the amounts specified in the capital expenditure budget made available to Parent prior to the date hereof plus 10%;

          (q)   other than in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or materially change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

          (r)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

          (s)   terminate, or fail to maintain in effect, the material insurance policies of Company and its Subsidiaries, including any policies of directors' and officers' liability insurance, of at least the same coverage and amounts and on terms and conditions not less advantageous to the insured as currently maintained by Company and its Subsidiaries; or

          (t)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

        5.3    Parent and Holdco Forbearances.     During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by law, each of Parent and Holdco shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld):

          (a)   amend the Parent's by-laws or the governing documents of any of its Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock or adversely affect the holders of Company Common Stock relative to holders of Parent Common Shares or that would materially impede Parent's ability to consummate the transactions contemplated by this Agreement;

          (b)   Except as would not (i) reasonably be expected to have a Material Adverse Effect on Parent or (ii) adversely affect the Tax treatment of the Merger with respect to Company's stockholders or the value or the Merger Consideration, merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

          (c)   notwithstanding anything herein to the contrary, take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to (i) prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or (ii) cause the stockholders of Company to recognize gain pursuant to Section 367(a) of the Code (assuming that, in the case of any such holder who would be treated as a "five-percent transferee shareholder" within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, as provided for in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B), and complies with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain), or, except as may be required by applicable law, regulation or policies imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or omit to take, any action where such action or omission is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

          (d)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Regulatory Matters.

          (a)   Parent and Company shall prepare the F-4 and the Proxy Statement promptly and in no event later than thirty (30) days after the date of this Agreement. Parent shall thereupon file the F-4, in which the Proxy Statement will be included as a prospectus, with the SEC. Each of Parent and Company shall use its reasonable best efforts to have the F-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter file the Proxy Statement with the SEC and mail or deliver the Proxy Statement to its stockholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

          (b)   Subject to other provisions of this Agreement, the parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty (40) days after the date of this Agreement, Parent and Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals. Parent and Company shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals). Parent and Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality and subject to applicable laws relating to the exchange of information. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement, and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; provided that each party shall be permitted to respond to inbound telephone calls or other inquiries from any Governmental Entity, and to provide informal status updates to a Governmental Entity, in each case without consulting in advance with the other party; provided, further, that Parent shall be permitted to redact from copies provided to Company of written materials submitted or intended for submission by Parent to OSFI, information relating to the business or operations of Parent to the extent that access to such information is not required for Company to reasonably assess the status of matters relating to consummation of the transactions contemplated by this Agreement, and Parent need not include Company in meetings or conferences, or portions of meetings or conferences, between Parent (or any of its affiliates) and OSFI in which the business or operations of Parent will be discussed with OSFI, provided that if such a discussion is germane to the status of matters relating to the consummation of the transactions contemplated by this Agreement, Parent will promptly inform Company of the occurrence of such a meeting and the general subject discussed and provide Company with summary information conveying the import of the matters discussed.

          (c)   In furtherance and not in limitation of the foregoing, each of Parent and Company shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or Company to take, or commit to take, any action or agree to any condition or restriction that would reasonably be likely to have a material and adverse effect on Parent and its Subsidiaries, taken as a whole, giving effect to the Merger (with such materiality measured on a scale relative to Company and its Subsidiaries, taken as a whole) (a "Materially Burdensome Regulatory Condition").

          (d)   Parent and Company shall, upon request, furnish each other with all information to which they have access concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the F-4 or any other statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each of Parent and Company agrees, as to itself and its Subsidiaries, (i) that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the F-4 will, at the time the F-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statement was made, not misleading. Each of Parent and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the F-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the F-4 or the Proxy Statement.

          (e)   Parent and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

          (f)    Parent shall, and shall cause the Surviving Company to, comply with the "reporting requirements" of Treasury Regulations Section 1.367(a)-3(c)(6).

        6.2    Access to Information.

          (a)   Upon reasonable notice and subject to applicable laws, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems and records, and each shall reasonably cooperate with Parent in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, nondisclosure and similar agreements with service providers), and, during such period, Company shall, and shall cause its Subsidiaries to, make available to Parent such information concerning its business, properties and personnel as Parent may reasonably request. Parent shall use commercially reasonable efforts to minimize any interference with Company's regular business operations during any such access. Upon reasonable notice and subject to applicable laws, Parent shall, and shall cause each of its Subsidiaries to, furnish or otherwise make available to the officers, employees, accountants, counsel, advisors and other representatives of Company such information concerning its businesses as is reasonably relevant to Company and its stockholders in connection with the transactions contemplated by this Agreement. No party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b)   Each party shall hold all information furnished by or on behalf of it or any of its Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated April 25, 2016, by and between Parent and Company (the "Confidentiality Agreement"); provided that, as of the date of this Agreement, Sections 13 and 15 of the Confidentiality Agreement shall terminate and no longer be in effect.

          (c)   No investigation by Parent, Company or their respective representatives pursuant to this Section 6.2 or prior to the date of this Agreement shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either Parent or Company, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        6.3    Company Stockholder Approval.

          (a)   Company shall take, in accordance with applicable law and the Company Certificate and Company Bylaws, all action necessary to convene a meeting of its stockholders (the "Company Meeting") to be held as soon as reasonably practicable after the F-4 is declared effective for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of stockholders to adopt a merger agreement. The Board of Directors of Company shall use its reasonable best efforts to obtain from the stockholders of Company the Requisite Company Vote, including by communicating to its stockholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby. Company shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from stockholders relating to the Requisite Company Vote. However, subject to Sections 8.1 and 8.2, if the Board of Directors of Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that, because of the receipt by Company of an Acquisition Proposal that the Board of Directors of Company concludes in good faith constitutes a Superior Proposal, it would violate its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its stockholders, the Board of Directors of Company may submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Board of Directors of Company may not take any actions under this sentence unless (i) it gives Parent at least four (4) business days' prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Company in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of Company takes into account any amendment or modification to this Agreement proposed in writing by Parent and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

          (b)   Company shall adjourn or postpone the Company Meeting (i) if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (ii) if, on the date of such meeting, Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of Company at the Company Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Company of such obligation. Company shall only be required to adjourn or postpone the Company Meeting twice pursuant to this Section 6.3(b).

        6.4    Legal Conditions to Merger.     Subject in all respects to Section 6.1 of this Agreement, each of Parent and Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

        6.5    Stock Exchange Listing.     Parent shall cause the Parent Common Shares to be issued in the Merger to be approved for listing on the NYSE and the TSX, in each case subject to official notices of issuance, prior to the Effective Time.

        6.6    Employee Benefit Plans.

          (a)   During the period commencing at the Effective Time and ending on October 31, 2018 (the "Continuation Period"), Parent shall cause the Surviving Corporation to provide each employee of Company or any of its Subsidiaries as of the Effective Time who remains employed by Parent or any of its affiliates (including the Surviving Corporation and its Subsidiaries) following the Effective Time (a "Continuing Employee") with (i) an annual base salary or base wage rate that is no less than that provided to such employee by Company and its Subsidiaries immediately prior to the Effective Time, (ii) a total incentive compensation opportunity that is no less than the aggregate total incentive compensation opportunity (whether relating to annual or any other type of incentive compensation) provided to such employee by Company and its Subsidiaries immediately prior to the Effective Time and (iii) employee benefits that are substantially comparable in the aggregate to those provided to such employees by Company and its Subsidiaries immediately prior to the Effective Time. In addition, Parent agrees that, for each Continuing Employee, the terms and conditions of (A) the annual long-term incentive awards granted in respect of calendar year 2016 to be granted in the first quarter of 2017, (B) the 2017 annual short-term incentive award and (C) to the extent applicable, mandatory 2016 annual bonus deferrals, shall, in each case, be consistent with the terms described on Section 6.6(a) of the Company Disclosure Schedule. During the period commencing at the Effective Time and ending on the second anniversary of the Effective Time (the "Severance Continuation Period"), Parent shall continue to maintain or cause to be maintained, without amendment, the Company's severance plan applicable to Continuing Employees immediately prior to the Effective Time which shall include the terms set forth on Section 6.6(a) of the Company Disclosure Schedule (the "Company Severance Plan"), and shall provide, or cause to be provided, to each Continuing Employee whose employment is terminated during the Severance Continuation Period without "cause", as such term is defined or concept is used for purposes of the Company Severance Plan, or who otherwise experiences a severance-qualifying termination under the Company Severance Plan, with the severance benefits specified in the Company Severance Plan.

          (b)   With respect to any employee benefit plans of Parent or its Subsidiaries in which any employees of Company or its Subsidiaries become eligible to participate on or after the Effective Time (the "New Plans"), Parent shall or shall cause the Surviving Corporation to:

              (i)  use commercially reasonable efforts to (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, and (B) provide each such employee and his or her eligible dependents with credit for any co-payments or deductibles paid prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans; and

             (ii)  recognize all service of each such employee with Company and its Subsidiaries (and their respective predecessors, if applicable) for all purposes in any New Plan; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

          (c)   Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto, including any current or former employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        6.7    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present and former director, officer or employee of Company and its Subsidiaries or fiduciaries of Company or any of its Subsidiaries under Company Benefit Plans (in each case, when acting in such capacity) (collectively, the "Company Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of (i) the fact that such person is or was a director, officer or employee of Company or any Company Subsidiary or is or was a fiduciary of Company or any of its Subsidiaries under Company Benefit Plans or (ii) matters, acts or omissions existing or occurring at or prior to the Effective Time, including the transactions contemplated hereby to the same extent as such persons are indemnified as of the date of this Agreement by Company pursuant to the Company Certificate, the Company Bylaws, the governing or organizational documents of any Company Subsidiary and any indemnification agreements in existence as of the date hereof; and Parent shall also cause the Surviving Corporation to advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Company pursuant to the Company Certificate, the Company Bylaws, the governing or organizational documents of any Company Subsidiary and any indemnification agreements in existence as of the date hereof; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

          (b)   Subject to the following sentence, for a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the aggregate annual premium paid as of the date hereof by Company for such insurance (the "Premium Cap"), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Company, in consultation with Parent may (and at the request of Parent, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year "tail" policy under Company's existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap (it being understood that any failure by Company to obtain such a "tail" policy shall not modify or alter in any manner any of the obligations of Parent or the Surviving Corporation under this Section 6.7).

          (c)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation, or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

        6.8    Additional Agreements.     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by any other party, at the expense of the party who makes any such request.

        6.9    Advice of Changes.     Each of Parent and Company shall promptly advise the other of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 6.9, provide a basis for terminating this Agreement or constitute the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying fact, change, event or circumstance would independently result in a failure of the conditions set forth in Article VII to be satisfied or provide a basis for terminating this Agreement or constitute a breach of this Agreement.

        6.10    Acquisition Proposals.

          (a)   Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, "Representatives") not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, prior to receipt of the Requisite Company Vote, in the event Company receives an unsolicited bona fide written Acquisition Proposal and the Board of Directors of Company concludes in good faith that such Acquisition Proposal constitutes or is more likely than not result in a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to or substantially concurrently with providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Company shall have provided notice to Parent of its intention to provide such information, and shall have provided such information to Parent if not previously provided to Parent, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company. Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal. Company will promptly (and in any event within twenty-four (24) hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to result in an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event within twenty-four (24) hours) advise Parent of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Company shall use its reasonable best efforts, subject to applicable law, to (x) enforce any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal, and (y) within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Parent and its affiliates) pursuant to any such confidentiality, standstill or similar agreement. Unless this Agreement is contemporaneously terminated in accordance with its terms, Company shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.10(a)) relating to any Acquisition Proposal).

          (b)   As used in this Agreement, "Acquisition Proposal" shall mean, other than the transactions contemplated by this Agreement, any offer, proposal, inquiry or indication of interest, made by a person (or a group of persons acting in concert within the meaning of Rule 13d-5 of the Exchange Act) relating to (i) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of Company and its Subsidiaries or twenty percent (20%) or more of any class of voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of Company, or (iii) a merger, consolidation, share exchange, other business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of Company, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.

          (c)   As used in this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal that the Board of Directors of Company concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of "Superior Proposal," the references to "20%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority."

          (d)   Nothing contained in this Agreement shall prevent Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

        6.11    Public Announcements.     Company and Parent shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity, (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange or (iv) disclosures by Parent in connection with the offering of securities or capital raising, each of Company and Parent agrees to consult with the other and to obtain the advance approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby; provided that Company shall not be required to comply with such joint communications plan pursuant to this Section 6.11 with respect to communications made relating to an Acquisition Proposal.

        6.12    Change of Method.     Parent may at any time change the method of effecting the transactions contemplated hereby if and to the extent requested by Parent, and Company hereby agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring, including effecting the acquisition of Company by Parent through other affiliates of Parent; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Company's stockholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

        6.13    Restructuring Efforts.     If Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or (ii) adversely affect the Tax treatment of the Merger with respect to Company's stockholders) and/or (in the case of Company) resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.13) to its stockholders for approval or adoption.

        6.14    Takeover Statutes.     No party shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and its respective board of directors will grant such approvals and take such actions within its control as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

        6.15    Exemption from Liability Under Section 16(b).     Prior to the Effective Time, Parent and Company shall each take such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.16    Litigation and Claims.     Each of Parent and Company shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or Company, as applicable, threatened against Parent, Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby. Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        6.17    Company Debt.     Parent will execute and deliver, or cause to be executed and delivered, by or on behalf of Holdco, at or prior to the Effective Time, any supplements, amendments or other instruments required for the due assumption of Company's outstanding fixed and floating rate Junior Subordinated Debentures due 2034, 2035 and 2068 and 7.125% Subordinated Debentures due 2042 (collectively, the "Company Debentures") and (to the extent informed of such requirement by the Company) other agreements to the extent required by the terms of the Company Debentures.

        6.18    Financial Statements and Other Current Information.     As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date hereof, Company will furnish to Parent (a) consolidated financial statements (including balance sheets, statements of operations and shareholders' equity) of Company and any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable law, any reports provided to Company's Board of Directors or any committee thereof relating to the financial performance and risk management of Company or any of its Subsidiaries.

        6.19    Company Dividends.     After the date of this Agreement until the earlier of Closing or termination of this Agreement in accordance with its terms, Company shall coordinate with Parent regarding the record dates and payment dates for dividends in respect of Company Common Stock, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and any Parent Common Shares any such holder receives in exchange therefor in the Merger. Parent agrees that, in the event that a dividend record date with respect to Parent Common Shares is anticipated to occur contemporaneously with the anticipated Closing, the parties shall cooperate to implement the intentions of the parties set forth in this Section 6.19 and to the extent practicable have the Effective Time occur prior to such record date.

        6.20    Corporate Governance.

          (a)   Parent shall take all appropriate action so that, as of the Effective Time, subject to Parent's organizational documents, policies and applicable law and regulation, one (1) individual designated by Company and reasonably acceptable to Parent (the "Company Director") shall be appointed as an independent director of Parent. The Company Director shall thereafter be nominated for election as a director of Parent, subject to the approval of the Board of Directors, at Parent's first annual meeting of shareholders after the Closing Date. Subject to the foregoing, the Company Director, once duly confirmed as a director, shall be given the opportunity to serve on at least one (1) committee of the Board of Directors of Parent, with the applicable committee determination to be as recommended by Parent's Corporate Governance Committee from time to time, for so long as the Company Director is a member of the Board of Directors of Parent.

          (b)   Parent will take all appropriate action so that, as of the Effective Time, subject to Parent's organizational documents, policies and applicable law and regulation, the board of directors of Holdco (and any successor thereto) will be comprised of nine (9) directors, of whom three (3) independent directors and one (1) non-independent director will be individuals designated by Company and reasonably acceptable to Parent, subject to Holdco's organizational documents, policies and applicable law and regulation.

          (c)   Parent will take all appropriate action so that, as of the Effective Time, subject to Parent's organizational documents, policies and applicable law and regulation, the board of directors of Company Bank (and any successor thereto) will be comprised of nine (9) directors, of whom three (3) independent directors and one (1) non-independent director will be individuals designated by Company and reasonably acceptable to Parent, subject to Company Bank's organizational documents, policies and applicable law and regulation.

          (d)   At the Effective Time, Company Bank will be headquartered in Chicago, Illinois and that Holdco and Company Bank will constitute the primary banking, lending and wealth management platform of Parent in the United States.

        6.21    Company Intellectual Property.     No later than thirty (30) days after the date of this Agreement, Company shall provide Parent with a complete and accurate list of all Registered Owned Intellectual Property, in each case listing, as applicable, (i) the name of the applicant/registrant and current owner, (ii) the jurisdiction where the application/registration is located (or, for internet domain names, the applicable registrar), (iii) the application or registration number, and (iv) the filing date, issuance/registration/grant date (other than with respect to internet domain names) and expiration date.

ARTICLE VII

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)   Stockholder Approval. This Agreement shall have been adopted by the stockholders of Company by the Requisite Company Vote.

          (b)   Stock Exchange Listing. The Parent Common Shares that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE and the TSX, in each case subject to official notices of issuance.

          (c)   F-4 Effectiveness. The F-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the F-4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

          (d)   No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

          (e)   Regulatory Approval. (i) (x) All regulatory authorizations, consents, orders or approvals from the Federal Reserve Board, the OSFI and the Illinois Department of Financial and

  Professional Regulation, Division of Banking and under the HSR Act and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the "Requisite Regulatory Approvals"), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

        7.2    Conditions to Obligations of Parent and Holdco.     The obligation of Parent and Holdco to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Company set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Company set forth in Section 3.1, Section 3.2(b), Section 3.2(c), Section 3.3(a) and Section 3.7 (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Company or the Surviving Corporation. Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to the foregoing effect.

          (b)    Performance of Obligations of Company.    Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

          (c)    Federal Tax Opinion.    Parent shall have received an opinion of Mayer Brown LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) that the Merger will not result in gain recognition to the holders of Company Common Stock pursuant to Section 367(a) of the Code (assuming that in the case of any such holder who would be treated as a "five-percent transferee shareholder" within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, as provided for in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B), and complies with the requirements of that agreement and

  Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain). In rendering such opinion, Mayer Brown LLP will be entitled to receive and rely upon customary certificates and representations of officers of Parent, Holdco and Company.

        7.3    Conditions to Obligations of Company.     The obligation of Company to effect the Merger is also subject to the satisfaction, or waiver by Company, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Holdco set forth in Section 4.2(a) and Section 4.8 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1, 4.2(b) and 4.3(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would be reasonably expected to have a Material Adverse Effect on Parent. Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

          (b)    Performance of Obligations of Parent and Holdco.    Each of Parent and Holdco shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate to such effect from each of Parent and Holdco (i) signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent and (ii) signed on behalf of Holdco by the Chief Executive Officer and the Chief Financial Officer of Holdco.

          (c)    Federal Tax Opinion.    Company shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Company, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) that the Merger will not result in gain recognition to the holders of Company Common Stock pursuant to Section 367(a) of the Code (assuming that, in the case of any such holder who would be treated as a "five-percent transferee shareholder" within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, as provided for in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B), and complies with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain). In rendering such opinion, Wachtell, Lipton, Rosen & Katz will be entitled to receive and rely upon customary certificates and representations of officers of Parent, Holdco and Company.

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of Company:

          (a)   by mutual consent of Parent and Company in a written instrument;

          (b)   by either Parent or Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and non-appealable or any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the other transactions contemplated hereby, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c)   by either Parent or Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the "Termination Date"), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d)   by either Parent or Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Parent, or Parent, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured before the earlier of the Termination Date and 60 days following written notice to Company, in the case of a termination by Parent, or Parent, in the case of a termination by Company, or by its nature or timing cannot be cured during such period; or

          (e)   by Parent, if (i) prior to such time as the Requisite Company Vote is obtained, Company or the Board of Directors of Company (A) submits this Agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), or recommends to its stockholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations under Section 6.3 or its obligations under Section 6.10; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of Company recommends that the stockholders of Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

        The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

        8.2    Effect of Termination.

          (a)   In the event of termination of this Agreement by either Parent or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Company, Holdco, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.3(a), 3.7, 4.3(a), 4.7, 6.2(b), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement (which, in the case of Company, shall include the loss to the holders of Company Common Stock of the economic benefits of the Merger, including the loss of premium offered to such holders).

          (b)   (i) In the event that (A) after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of Company or shall have been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Company and thereafter (x) this Agreement is terminated by either Parent or Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained, or (y) this Agreement is terminated by Parent pursuant to Section 8.1(d), and (B) prior to the date that is fifteen (15) months after the date of any applicable termination described in clauses (x) through (y) hereof, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $150,000,000 (the "Termination Fee"); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to "20%" shall instead refer to "50%".

             (ii)  In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e) (or this Agreement is terminated pursuant to Section 8.1(c) but at the time of such termination Parent could have terminated this Agreement pursuant to Section 8.1(e)), then Company shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practical after the date of termination (and, in any event, within three (3) business days thereafter).

          (c)   Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by Company under this Section 8.2 shall be equal to the Termination Fee, and in no event shall Company be obligated to pay the Termination Fee on more than one occasion.

          (d)   Each of Parent and Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against Company for the Termination Fee or any portion thereof, Company shall pay the costs and expenses of Parent (including reasonable attorneys' fees and expenses) in connection with such suit. In addition, if Company fails to pay the amounts payable pursuant to this Section 8.2, then Company shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the "prime rate" (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amount payable by Company pursuant to Section 8.2(b) shall, except in the case of fraud or willful misconduct, be the sole monetary remedy of Parent in the event of a termination of this Agreement specified in such section.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Non-survival of Representations, Warranties and Agreements.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 3.28, Section 4.16 and Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

        9.2    Amendment.     Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Company; provided, however, that after the adoption of this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

        9.3    Extension; Waiver.     At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        9.4    Expenses.    Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and Company, (ii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

        9.5    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  (a)
  if to Company, to:

    PrivateBancorp, Inc.
    120 South LaSalle Street
    Chicago, Illinois 60603
    Attention:    Jennifer Evans, Executive Managing Director, General Counsel and Corporate Secretary
    Facsimile:     312-564-6882
    Email:            jrevans@theprivatebank.com

    With a copy (which shall not constitute notice) to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10011
    Attention:    Edward D. Herlihy and Matthew M. Guest
    Facsimile:     (212) 403-2000
    Email:            EDHerlihy@wlrk.com and MGuest@wlrk.com

    and

  (b)
  if to Parent, to:

    Canadian Imperial Bank of Commerce
    199 Bay Street, 11th Floor
    Toronto, ON M5L 1A2
    Attention:    Robert J. Richardson, Senior Vice President & General Counsel
    Facsimile:     416-368-9826
    Email:            Robert.Richardson@cibc.com

    With a copy (which shall not constitute notice) to:

    Mayer Brown LLP
    1221 Avenue of the Americas
    New York, NY 10020
    Attention:    James B. Carlson and Reb D. Wheeler
    Facsimile:     (212) 849-5515; (212) 849-5914
    Email:            jcarlson@mayerbrown.com and
                          rwheeler@mayerbrown.com

  (c)
  if to Holdco, to:

    CIBC Holdco Inc.
    425 Lexington Ave.
    New York, NY 10017
    Attention:    Achilles Perry, Vice President & General Counsel (U.S.)
    Facsimile:     212-667-8366
    Email:            Achilles.Perry@cibc.com

    With a copy (which shall not constitute notice) to:

    Mayer Brown LLP
    1221 Avenue of the Americas
    New York, NY 10020
    Attention:    James B. Carlson and Reb D. Wheeler
    Facsimile:     (212) 849-5515; (212) 849-5914
    Email:            jcarlson@mayerbrown.com and
                          rwheeler@mayerbrown.com

        9.6    Interpretation.    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to "the date hereof" shall mean the date of this Agreement. As used in this Agreement, the "knowledge" of Company means the actual knowledge of any of the officers of Company listed on Section 9.6 of the Company Disclosure Schedule, and the "knowledge" of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (i) "business day" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Chicago, Illinois or Toronto, Canada are authorized by law or executive order to be closed, (ii) the term "person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an "affiliate" of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term "made available" means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to "dollars" or "$" in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

        9.7    Counterparts.    This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.8    Entire Agreement.     This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        9.9    Governing Law; Jurisdiction.

          (a)   This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

          (b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the "Chosen Courts"), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

        9.10    Waiver of Jury Trial.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

        9.11    Assignment; Third Party Beneficiaries.     Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.7, notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement.

        9.12    Specific Performance.     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, subject to Section 8.2(a) and the last sentence of Section 8.2(d), the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

        9.13    Severability.    Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

        9.14    Delivery by Facsimile or Electronic Transmission.     This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a ".pdf" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CANADIAN IMPERIAL BANK OF COMMERCE
By:	/s/ VICTOR G. DODIG
	Name:	Victor G. Dodig
	Title:	President & Chief Executive Officer
By:	/s/ MICHAEL G. CAPATIDES
	Name:	Michael G. Capatides
	Title:	Senior Executive Vice President, Chief Administrative Officer & General Counsel
PRIVATEBANCORP, INC.
By:	/s/ LARRY D. RICHMAN
	Name:	Larry D. Richman
	Title:	President & Chief Executive Officer
CIBC HOLDCO INC.
By:	/s/ MICHAEL G. CAPATIDES
	Name:	Michael G. Capatides
	Title:	Director

[Signature Page to Agreement and Plan of Merger]

APPENDIX B—OPINION OF GOLDMAN SACHS

PERSONAL AND CONFIDENTIAL

June 29, 2016
Board of Directors
PrivateBancorp, Inc.
120 S. LaSalle Street
Chicago, IL 60603
Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than Canadian Imperial Bank of Commerce ("CIBC") and its affiliates) of the outstanding shares of common stock, without par value (the "Shares"), of PrivateBancorp, Inc. (the "Company") of the Aggregate Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of June 29, 2016 (the "Agreement"), by and among CIBC, CIBC Holdco Inc., a direct, wholly owned subsidiary of CIBC ("Holdco"), and the Company. Pursuant to the Agreement, the Company will be merged with and into Holdco and each outstanding Share will be converted into $18.80 in cash (the "Cash Consideration") and 0.3657 common shares ("CIBC Common Shares") of CIBC (the "Share Consideration," together with the Cash Consideration, the "Aggregate Consideration").

        Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, CIBC, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. We have provided certain financial advisory and/or underwriting services to CIBC and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We may also in the future provide financial advisory and/or underwriting services to the Company, CIBC and their respective affiliates for which our Investment Banking Division may receive compensation.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2015 and annual reports to shareholders and Annual Reports on Form 40-F of CIBC for the five fiscal years ended October 31, 2015; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and certain interim reports to shareholders of CIBC; certain other communications from the Company to its stockholders and from CIBC to its shareholders; certain publicly available research analyst reports for the Company and CIBC; and certain internal financial analyses and forecasts for the Company on a stand-alone basis prepared by its management ("Company Financial Forecasts"), certain financial analyses and forecasts for CIBC on a stand-alone basis reflecting Wall Street analyst consensus estimates for CIBC for 2016 and 2017, as extrapolated by management of the Company for periods thereafter ("CIBC Forecasts"), certain financial analyses and forecasts for the Company as owned by CIBC provided by the Company and comprised of the Company Financial Forecasts and estimates and judgments of the management of the Company with respect to ownership of the Company by CIBC ("Company As-Owned Forecasts") and certain financial analyses and forecasts for the combined Company and CIBC provided by the Company and comprised of the CIBC Forecasts and the Company As-Owned Forecasts, in each case, as approved for our use by the Company (the "Forecasts"), including certain operating synergies and other adjustments anticipated by the management of the Company to result from the Transaction, as approved for our use by the Company (the "Synergies"). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and CIBC and the strategic rationale for, and the potential benefits of, the Transaction and with members of the senior management of CIBC regarding their assessment of the past and current business operations, financial condition and future prospects of the CIBC and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the Shares and CIBC Common Shares; compared certain financial and stock market information for the Company and CIBC with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the banking industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company. We have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or CIBC or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances and marks for losses with respect thereto and, accordingly, we have assumed that such allowances and marks are in the aggregate adequate to cover such losses. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or CIBC or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than CIBC and its affiliates) of Shares, as of the date hereof, of the Aggregate Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Aggregate Consideration to be paid to the holders (other than CIBC and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the CIBC Common Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or CIBC or the ability of the Company or CIBC to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid to the holders (other than CIBC and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.

APPENDIX C—OPINION OF SANDLER O'NEILL

June 29, 2016

Board of Directors
PrivateBancorp, Inc.
120 S. LaSalle Street, Suite 400
Chicago, IL 60603

Ladies and Gentlemen:

        PrivateBancorp, Inc. ("Company"), Canadian Imperial Bank of Commerce ("Parent") and CIBC Holdco Inc. ("Holdco"), a direct, wholly-owned subsidiary of Parent, are proposing to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Company will merge with and into Holdco (the "Merger") with Holdco surviving the Merger. Pursuant to the terms of the Agreement, upon the Effective Time of the Merger, each share of common stock, no par value, of Company issued and outstanding immediately prior to the Effective Time ("Company Common Stock"), except for certain shares of Company Common Stock as specified in the Agreement, shall be converted, in accordance with the procedures set forth in the Agreement, into the right to receive, without interest, (i) 0.3657 common shares of Parent (the "Per Share Stock Consideration"), and (ii) $18.80 in cash (the "Per Share Cash Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement. The Per Share Stock Consideration and the Per Share Cash Consideration are collectively referred to herein as the "Merger Consideration." Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) internal financial projections for Company for the years ending December 31, 2016 through December 31, 2022, as provided by the senior management of Company; (v) financial projections for Parent for the years ending October 31, 2016 through October 31, 2022, as provided by the senior management of Company; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, purchase accounting adjustments, a core deposit intangible asset and cost savings, as well as internal financial projections for Company, as owned by Parent, for the years ending December 31, 2016 through December 31, 2022, as provided by the senior management of Company; (vii) the publicly reported historical price and trading activity for Company Common Stock and Parent common shares, including a comparison of certain stock market information for Company and Parent common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Company and Parent with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of senior management of Parent regarding the business, financial condition, results of operations and prospects of Parent.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Parent, or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Parent or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Parent, or the combined entity after the Merger and we have not reviewed any individual credit files relating to Company or Parent or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for loan losses for both Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections for Company for the years ending December 31, 2016 through December 31, 2022, as provided by the senior management of Company. In addition, in preparing its analyses Sandler O'Neill used financial projections for Parent for the years ending October 31, 2016 through October 31, 2022, as provided by the senior management of Company. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, a core deposit intangible asset and cost savings, as well as internal financial projections for Company, as owned by Parent, for the years ending December 31, 2016 through December31, 2022, as provided by the senior management of Company. With respect to the foregoing information, the management of Company confirmed to us that such information reflected the best currently available projections, estimates and judgment of senior management of the future financial performance of Company and Parent, as applicable, and we assumed that such performance would be achieved. We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in Company's or Parent's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Parent will remain as going concerns for all periods relevant to our analyses.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent or the benefits contemplated by the Merger or any related transaction, and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. We express no opinion as to any of the legal, accounting or tax matters relating to the Merger or any other transactions contemplated in connection therewith.

        Our analyses and opinion are necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or Parent common shares at any time or what the value of Parent common stock will be once it is actually received by the holders of Company Common Stock.

        We will receive a fee for rendering this opinion. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to Company in the two years immediately preceding the date hereof, nor have we provided any investment banking services to Parent in the two years immediately preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company or Parent and their respective affiliates. We may also actively trade the equity and debt securities of Company and Parent or their respective affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or the other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the amount of compensation to be received in the Merger by any Company or Parent officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of Company Common Stock from a financial point of view.

Very truly yours,
/s/ Sandler O'Neill & Partners, L.P.
Sandler O'Neill & Partners, L.P.

APPENDIX D—SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (4)
  In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)
Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)
After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock

  (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Under the Bank Act and CIBC's by-laws, CIBC indemnifies any director of officer of CIBC, any former director of officer of CIBC, and any other person who acts or acted at CIBC's request as a director or officer of or in a similar capacity for another entity, and his or her heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by them in respect of any civil, criminal, administrative, investigative or other proceeding in which they are involved because of that association with CIBC or other entity; provided (i) the person acted honestly and in good faith or in a similar capacity; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believe that their conduct was lawful.

        Under the Bank Act, the indemnified persons referred to above are entitled to indemnity from CIBC in respect of all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the person is subject because of their association with CIBC or another entity, if the person seeking indemnity:

  •
  was not judged by the court or other competent authority to have committed any fault or omitted to do anything they ought to have done; and

  •
  fulfils the conditions set out in (i) and (ii) above.

        CIBC has obtained director's and officer's liability insurance coverage, which, subject to policy terms and limitations, provides coverage for directors and officers of CIBC, acting as directors and officers of CIBC and its subsidiaries, in certain circumstances where CIBC is unable to provide indemnification to such directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.    Exhibits and Financial Statement Schedules

        The following documents are exhibits to the registration statement.

Exhibit No.	Description of Document
2.1	Agreement and Plan of Merger, dated as of June 29, 2016, by and between Canadian Imperial Bank of Commerce, a Canadian chartered bank, PrivateBancorp, Inc., a Delaware corporation, and CIBC Holdco Inc., a Delaware corporation and a direct, wholly owned subsidiary of Canadian Imperial Bank of Commerce (attached as Appendix A to the proxy statement/prospectus contained in this Registration Statement).†
3.1	By-laws of Canadian Imperial Bank of Commerce (incorporated by reference to the Current Report on Form 6-K filed by Canadian Imperial Bank of Commerce with the SEC on April 5, 2016).
5.1	Legal Opinion of Torys LLP as to the validity of the common shares of Canadian Imperial Bank of Commerce being registered.
8.1	Form of Opinion of Mayer Brown LLP as to certain tax matters.*
8.2	Form of Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.*

Exhibit No.	Description of Document
15.1	Letter from Ernst & Young LLP regarding Unaudited Interim Financial Information of PrivateBancorp, Inc.
23.1	Consent of Torys LLP (included in Exhibit 5.1).
23.2	Consent of Mayer Brown LLP (included in Exhibit 8.1).
23.3	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2).
23.4	Consent of Ernst & Young LLP.
23.5	Consent of Ernst & Young LLP.
24.1	Power of Attorney (on signature page).
99.1	Form of proxy for PrivateBancorp, Inc.*
99.2	Consent of Goldman, Sachs & Co.
99.3	Consent of Sandler O'Neill & Partners, L.P.

†
Pursuant to Item 601(b)(2) of Regulation S-K, CIBC agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

*
To be filed by amendment.

Item 22.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by

    Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (a)
  The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (b)
  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Canadian Imperial Bank of Commerce certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form F-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on August 15, 2016.

CANADIAN IMPERIAL BANK OF COMMERCE
By:	/s/ VICTOR G. DODIG Victor G. Dodig President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Victor G. Dodig, Kevin Glass and Michael G. Capatides as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated in the City of Toronto, Providence of Ontario, Canada, on                        , 2016.

SIGNATURE	CAPACITY	DATE

/s/ VICTOR G. DODIG Victor G. Dodig	President, Chief Executive Officer and Director (Principal Executive Officer)	August 15, 2016
/s/ KEVIN GLASS Kevin Glass	Senior Executive Vice-President and Chief Financial Officer (Principal Financial Officer)	August 15, 2016
/s/ DAVID ARNOLD David Arnold	Executive Vice-President, Finance Shared Services and Global Controller (Controller)	August 15, 2016

SIGNATURE	CAPACITY	DATE

/s/ JOHN P. MANLEY John P. Manley	Chair of the Board	August 15, 2016
/s/ BRENT S. BELZBERG Brent S. Belzberg	Director	August 15, 2016
/s/ NANCY E. CALDWELL Nancy E. Caldwell	Director	August 15, 2016
/s/ GARY F. COLTER Gary F. Colter	Director	August 15, 2016
/s/ PATRICK D. DANIEL Patrick D. Daniel	Director	August 15, 2016
/s/ LUC DESJARDINS Luc Desjardins	Director	August 15, 2016
/s/ GORDON D. GIFFIN Gordon D. Giffin	Director	August 15, 2016
/s/ LINDA S. HASENFRATZ Linda S. Hasenfratz	Director	August 15, 2016
/s/ KEVIN J. KELLY Kevin J. Kelly	Director	August 15, 2016
/s/ CHRISTINE E. LARSEN Christine E. Larsen	Director	August 15, 2016
/s/ NICHOLAS D. LE PAN Nicholas D. Le Pan	Director	August 15, 2016

SIGNATURE	CAPACITY	DATE

/s/ JANE L. PEVERETT Jane L. Peverett	Director	August 15, 2016
/s/ KATHARINE B. STEVENSON Katharine B. Stevenson	Director	August 15, 2016
/s/ MARTINE TURCOTTE Martine Turcotte	Director	August 15, 2016
/s/ RONALD W. TYSOE Ronald W. Tysoe	Director	August 15, 2016
/s/ BARRY L. ZUBROW Barry L. Zubrow	Director	August 15, 2016

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Canadian Imperial Bank of Commerce in the United States, on August 15, 2016.

By:	/s/ MICHAEL G. CAPATIDES Michael G. Capatides Authorized Representative in the United States

EXHIBIT INDEX

Exhibit No.	Description of Document
2.1	Agreement and Plan of Merger, dated as of June 29, 2016, by and between Canadian Imperial Bank of Commerce, a Canadian chartered bank, PrivateBancorp, Inc., a Delaware corporation, and CIBC Holdco Inc., a Delaware corporation and a direct, wholly owned subsidiary of Canadian Imperial Bank of Commerce (attached as Appendix A to the proxy statement/prospectus contained in this Registration Statement).†
3.1	By-laws of Canadian Imperial Bank of Commerce (incorporated by reference to the Current Report on Form 6-K filed by Canadian Imperial Bank of Commerce with the SEC on April 5, 2016).
5.1	Legal Opinion of Torys LLP as to the validity of the common shares of Canadian Imperial Bank of Commerce being registered.
8.1	Form of Opinion of Mayer Brown LLP as to certain tax matters.*
8.2	Form of Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.*
15.1	Letter from Ernst & Young LLP regarding Unaudited Interim Financial Information of PrivateBancorp, Inc.
23.1	Consent of Torys LLP (included in Exhibit 5.1).
23.2	Consent of Mayer Brown LLP (included in Exhibit 8.1).
23.3	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2).
23.4	Consent of Ernst & Young LLP.
23.5	Consent of Ernst & Young LLP.
24.1	Power of Attorney (on signature page).
99.1	Form of proxy for PrivateBancorp, Inc.*
99.2	Consent of Goldman, Sachs & Co.
99.3	Consent of Sandler O'Neill & Partners, L.P.

†
Pursuant to Item 601(b)(2) of Regulation S-K, CIBC agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

*
To be filed by amendment.